SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2017
Commission File No. 1-442
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
100 N. Riverside Plaza
Chicago, Illinois 60606-1596

The Boeing Company
Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2017 and 2016 and for the Year Ended December 31, 2017, Supplemental Schedules as of and for the year ended December 31, 2017, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2017 and 2016	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2017	3
Notes to Financial Statements as of December 31, 2017 and 2016 and for the Year Ended December 31, 2017	4
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2017	20
Form 5500, Schedule H, Line 4(a) - Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2017	183
Form 5500, Schedule G, Part III - Schedule of Nonexempt Transactions for the Year Ended December 31, 2017	184
SIGNATURE	185

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefit Plans Committee and
Members of The Boeing Company Voluntary Investment Plan
The Boeing Company
Chicago, Illinois

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Boeing Company Voluntary Investment Plan (the "Plan") as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedules

The supplemental schedules listed in the table of contents have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the 2017 financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 14, 2018

We have served as the auditor of the Plan since at least 1990; however, an earlier year cannot be reliably determined.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2017 AND 2016

(Dollars in millions)	2017	2016
ASSETS:
Investments — interest in Master Trust	$59,573	$49,689

Receivables:
Notes receivable from participants	732	713

NET ASSETS AVAILABLE FOR BENEFITS	$60,305	$50,402
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2017

(Dollars in millions)
ADDITIONS:
Net Master Trust activity	$10,270
Interest income from notes receivable from participants	25
Contributions:
Employer	1,494
Participant	1,842
Total contributions	3,336
Total additions	13,631
DEDUCTIONS — Benefits paid	3,850
NET ADDITIONS BEFORE ASSET TRANSFER	9,781

ASSETS TRANSFERRED FROM ANOTHER PLAN	122

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	50,402
End of year	$60,305
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2017 AND 2016 AND FOR THE YEAR ENDED DECEMBER 31, 2017
(Dollars in millions)

1.	DESCRIPTION OF PLAN
The following description of The Boeing Company Voluntary Investment Plan (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan (“Members”), should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (“IRC”) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings for their retirement. An eligible employee of The Boeing Company (the “Company” or “Boeing”) becomes eligible to participate on the first day of employment.
The Plan includes an auto-enrollment provision for newly-eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (“QDIA”) until changed by the Members. The current QDIA for the Plan is the custom target date funds.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). Effective July 1, 2017, The Northern Trust Company (“NT”) serves as trustee for the Master Trust. Prior to this change, State Street Bank and Trust Company (“SSBT”) served as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation on a pretax, after-tax, Roth, or a combination of those bases, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. Members should refer to the plan document for details.
Members may elect to change contribution percentages to be effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Plan Member. Each Member’s account is credited with the Member’s contributions, employer-matching contributions, Company contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is The Boeing

Employee Stock Ownership Plan Stock Fund (the “Boeing Stock Fund”), as of December 31, 2017 and 2016. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, employer-matching contributions, Company contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance, if applicable.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of one thousand dollars up to a maximum equal to the lesser of fifty thousand dollars or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may have a maximum of two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 3.25% to 9.50% at December 31, 2017, with loans maturing at various dates through January 2038.
Loan repayment is made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect to apply all or a part of his or her account toward the purchase of an annuity contract with payments for a specified number of years, from a provider made available by the Plan administrator in accordance with the procedures established by the Plan administrator. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 70 ½, in accordance with applicable Plan provisions. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is one thousand dollars or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.
Assets Transferred from Another Plan — Effective January 1, 2017, the Aviall, Inc. Employee Savings Plan (“Aviall Plan”) was merged into the Plan. All assets and liabilities of the Aviall Plan were transferred to the Plan. The net assets transferred totaled $122, including $5 of notes receivable from participants.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (“FBRICs”) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:

•
Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•
Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•
Investments in common/collective trust funds are valued based on the year-end unit net asset value (“NAV”). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.

•
Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued based on the pricing methodology stated below for fixed-income securities.

•
Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset-backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (“TBAs”) are valued similarly to fixed-income securities in active markets. TBAs are included in the underlying assets associated with the synthetic GICs, other liabilities or payables for securities purchased on the Master Trust’s statements of net assets available for benefits.

•	Mutual funds, which are registered investment companies, are valued using quoted market prices to represent the NAV at year end.

•
Short-term investments include certificates of deposits, commercial paper, treasury bills, and discounted notes with original maturities greater than three months, but less than one year. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above.

•
Investments in limited partnerships are recorded based upon the NAV provided by the partnerships. There are no unfunded commitments and the Master Trust does not have the ability to make redemption requests from limited partnerships.

•
Other investments include over-the-counter (“OTC”) derivatives, such as options and swap contracts. These derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.

•
Cash and cash equivalents include certificates of deposits, commercial paper, treasury bills, discounted notes with original maturities of three months or less, cash and cash collateral. Cash collateral is related to the collateral posted on derivatives. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan and the terms of the synthetic GICs. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Valuation Controls — Plan management has implemented controls that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The controls consist of a framework that provides for oversight of the fair value methodologies and valuations, as well as validation procedures.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (“EBIC”). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (“CIO”), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of Trust Investments including Risk Management and Trust Operations, Public Markets, and Investment Strategy. The Valuation Committee meets at least quarterly with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:

•	Review and approve annually the valuation practices, including those used by third parties

•	Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement

•	Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period

•	Review and approve annual financial statement disclosures of the investments held in the Master Trust
Common/collective trust funds are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.

3.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the VIP Stable Value Fund (“VIP SVF”), which is managed by Goldman Sachs Asset Management Company LLP (“GSAM”). The VIP SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified bond portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, at a maximum over the duration of the underlying assets, through adjustments to the future interest-crediting rate. Primary variables impacting the future crediting rate of the VIP SVF include crediting rates of the various wrap contracts, current yield and historical investment performance of the underlying assets and broader market interest rates within the wrap contracts, duration of the underlying assets covered by the wrap contracts, the existing difference between market value and contract value of the underlying assets within the wrap contracts, timing and amount of participant contributions and withdrawals made to or from the VIP SVF, percentage of the VIP SVF invested in cash, and VIP SVF expenses, among other factors. The issuer guarantees (subject to the terms, conditions and exceptions in the wrap contracts) that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus earnings, less withdrawals made under the contract and administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets available for benefits, as discussed in Note 2, at contract value in participant-directed investments. There are no reserves against contract value for credit risk of the contract issuers. The fixed-income securities underlying the contracts are valued based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust; NT and SSBT were the custodian for the Master Trust assets as of December 31, 2017 and 2016, respectively. The underlying assets of the synthetic GICs are invested in diversified bond portfolios managed by BlackRock Financial Management, Voya Investment Management Co., J.P. Morgan Investment Management (“JPM”), Pacific Investment Management Company, PGIM, and Western Asset Management Co. In addition to the diversified bond portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPM.
The wrap providers are each contractually obligated to pay the principal and specified interest rate that is guaranteed to the VIP SVF. The respective interest-crediting rates are each based on a formula agreed upon with each issuer; each one may not be less than 0%. Such interest rates are reviewed and reset on a quarterly basis. Synthetic GICs provide prospective crediting interest rates, which are adjusted quarterly based on the interest earnings, fair value, and duration of the underlying diversified bond portfolios. The crediting rate of each contract in any given quarter will reflect market experience from the previous quarter.
Certain events, such as a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrapper contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.

4.	MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets available for benefits is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets available for benefits is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust represented 100% of the Master Trust’s net assets at December 31, 2017 and 2016.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2017, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets as of December 31, 2017 and 2016, are as follows:

	2017	2016
ASSETS:
Investments — at fair value:
Common/collective trusts	$30,351	$23,522
Common and preferred stock	5,080	5,310
Government and agency securities	695	487
Corporate bonds	599	381
Mortgage and asset-backed securities	224	167
Boeing common stock	10,031	5,575
Mutual funds	135	—
Short-term investments	83	112
Other investments	13	18
Total investments — at fair value	47,211	35,572
Investments — at contract value:
Synthetic GICs/VIP SVF	12,510	14,239
Total Master Trust investments	59,721	49,811
Cash and cash equivalents	32	57
Receivables:
Receivables for securities sold	13	392
Accrued investment income	44	73
Other	11	21
Total receivables	68	486
Total assets	59,821	50,354

LIABILITIES:
Payables for securities purchased	195	559
Accrued investment and administration expenses	25	25
Other	28	81
Total liabilities	248	665
NET ASSETS	$59,573	$49,689

Changes in net assets for the Master Trust for the year ended December 31, 2017 are as follows:

Net appreciation of investments	$9,710
Interest income	333
Dividend income	310
Investment income	643
Net investment income	10,353
Amounts received from participating plans	3,680
Deductions:
Amounts paid to participating plans	4,183
Investment and administration expenses	83
Total deductions	4,266

Assets transferred from another plan	117

Increase in net assets	9,884
Beginning of year	49,689
End of year	$59,573

5.	FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Basis of Fair Value Measurement:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2017
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$4,001	$1,079	$—	$—	$5,080
Government and agency securities	—	695	—	—	695
Corporate bonds	—	599	—	—	599
Mortgage and asset-backed securities	—	198	26	—	224
Boeing common stock	10,031	—	—	—	10,031
Mutual funds	135	—	—	—	135
Short-term investments	—	83	—	—	83
Other investments	—	13	—	—	13
Total investments in the fair value hierarchy	14,167	2,667	26	—	16,860
Investments measured at net asset value:
Common/collective trusts	—	—	—	30,351	30,351
Total investments measured at net asset value	—	—	—	30,351	30,351
Total investments — at fair value	14,167	2,667	26	30,351	47,211
Investments measured at contract value:
Synthetic GICs/VIP SVF	—	—	—	12,510	12,510
Cash and cash equivalents	—	1	—	31	32
Receivables:
Receivables for securities sold	—	—	—	13	13
Accrued investment income	—	—	—	44	44
Other	1	10	—	—	11
Total receivables	1	10	—	57	68
Total assets	14,168	2,678	26	42,949	59,821

Investment liabilities:
Payables for securities purchased	—	—	—	195	195
Accrued investment and administration expenses	—	—	—	25	25
Other	2	15	—	11	28
Total liabilities	2	15	—	231	248

NET ASSETS	$14,166	$2,663	$26	$42,718	$59,573

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2016
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,150	$160	$—	$—	$5,310
Government and agency securities	—	487	—	—	487
Corporate bonds	—	381	—	—	381
Mortgage and asset-backed securities	—	135	32	—	167
Boeing common stock	5,575	—	—	—	5,575
Short-term investments	—	112	—	—	112
Other investments	3	15	—	—	18
Total investments in the fair value hierarchy	10,728	1,290	32	—	12,050
Investments measured at net asset value:
Common/collective trusts	—	—	—	23,522	23,522
Total investments measured at net asset value	—	—	—	23,522	23,522
Total investments — at fair value	10,728	1,290	32	23,522	35,572
Investments measured at contract value:
Synthetic GICs/VIP SVF	—	—	—	14,239	14,239
Cash and cash equivalents	—	24	—	33	57
Receivables:
Receivables for securities sold	—	—	—	392	392
Accrued investment income	—	—	—	73	73
Other	1	14	—	6	21
Total receivables	1	14	—	471	486
Total assets	10,729	1,328	32	38,265	50,354

Investment liabilities:
Payables for securities purchased	—	—	—	559	559
Accrued investment and administration expenses	—	—	—	25	25
Other	4	32	—	45	81
Total liabilities	4	32	—	629	665

NET ASSETS	$10,725	$1,296	$32	$37,636	$49,689
*The not leveled items are related to investments using NAV as a practical expedient to estimate fair value, investments measured at contract value, and non-investment assets and liabilities. The amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Master Trust’s statements of net assets.
Total Master Trust investment assets at fair value classified within Level 3 were $26 and $32 as of December 31, 2017 and 2016, respectively, which consists of mortgage and asset-backed securities. Such amounts were 0.04% and 0.06% of net assets in the Master Trust’s statements of net assets available for benefits as of December 31, 2017 and 2016, respectively.
Transfers Between Levels — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets available for benefits. During 2017, $924 of common and preferred stock were reclassified from Level 1 to Level 2 because the closing prices of these securities were adjusted to reflect the fair value.  There were no significant transfers between levels for the year ended December 31, 2016.

6.	DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures on how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust investments are exposed to the following financial instrument risks:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration. A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal. Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities. Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date. A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.

Commodity Risk — Commodity risk is the risk of change in the market value of the underlying commodity due to a change in the price of the commodity. Commodity futures, swaps, and options are generally used to achieve the desired market exposure to commodities. A futures contract is an agreement between two parties to buy and sell a commodity at a set price on a future date. Commodity swaps are agreements involving the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive cash flows, e.g., an exchange of payments based on the price movement for the commodity, with respect to the notional amount of principal. Commodity options give the buyer the right, but not the obligation, to buy one commodity or sell another commodity at a set price on or before a given date.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

As of December 31, 2017 and 2016, the Master Trust has invested in derivative contracts which are reflected on the Master Trust’s statements of net assets available for benefits, as discussed in Note 4, as follows:

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2017
Assets:
Synthetic GICs/VIP SVF*
TBAs	$—	$—	$—	$—	$—	$1	$1
Futures	1	—	—	—	—	—	1
Other investments:
Options	1	—	—	—	—	—	1
Swaps	5	—	—	1	6	—	12
Other receivables:
Forward contracts	—	—	9	—	1	—	10
Futures	—	—	—	—	1	—	1
Total assets	$7	$—	$9	$1	$8	$1	$26
Liabilities:
Synthetic GICs/VIP SVF - Futures*	$2	$—	$—	$—	$—	$—	$2
Other liabilities:
Forward contracts	—	—	9	—	1	—	10
Futures	—	—	—	1	1	—	2
Options	1	—	—	—	—	—	1
Swaps	3	—	—	1	—	—	4
TBAs	—	—	—	—	—	—	—
Total liabilities	$6	$—	$9	$2	$2	$—	$19

December 31, 2016
Assets:
Synthetic GICs/VIP SVF - TBAs*	$—	$—	$—	$—	$—	$4	$4
Other investments:
Options	3	—	1	—	—	—	4
Swaps	9	1	1	3	—	—	14
Other receivables:
Forward contracts	—	—	14	—	—	—	14
Futures	—	—	—	—	1	—	1
Total assets	$12	$1	$16	$3	$1	$4	$37
Liabilities:
Other liabilities:
Forward contracts	$—	$—	$15	$—	$—	$—	$15
Futures	—	—	—	1	—	—	1
Options	3	—	1	—	—	—	4
Swaps	6	2	8	—	—	—	16
Payable for securities purchased:
TBAs	—	—	—	—	—	8	8
Total liabilities	$9	$2	$24	$1	$—	$8	$44
*Synthetic GICs/VIP SVF are stated at contract value on the Master Trust’s statements of net assets available for benefits.

Realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets available for benefits as net appreciation or depreciation in the fair value of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2017, is reflected in the following table:

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
Net gains (losses):
Forward contracts	$—	$—	$8	$—	$—	$—	$8
Futures	(5)	—	—	51	2	—	48
Options	—	—	—	—	—	—	—
Swaps	2	3	6	(8)	7	—	10
TBAs	—	—	—	—	—	17	17
Total net gains (losses)	$(3)	$3	$14	$43	$9	$17	$83
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2017 and 2016. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2017
Forward contracts	$—	$—	$959	$—	$1	$—	$960
Futures	5,631	—	2	371	229	—	6,233
Options	423	—	13	8	3	—	447
Swaps	1,169	35	18	24	1	—	1,247
TBAs	—	—	—	—	—	1,529	1,529
Total	$7,223	$35	$992	$403	$234	$1,529	$10,416
December 31, 2016
Forward contracts	$—	$—	$806	$—	$—	$—	$806
Futures	1,738	—	1	274	181	—	2,194
Options	685	—	31	—	—	—	716
Swaps	765	150	119	3	—	—	1,037
TBAs	—	—	—	—	—	1,980	1,980
Total	$3,188	$150	$957	$277	$181	$1,980	$6,733
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.

2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2017 and 2016, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with an insignificant amount posted in collateral against those positions.

7.	PLAN AMENDMENTS
Effective during 2017 as specified in the Plan provisions, the Plan added an enhanced defined contribution benefit contributed by the Company for certain union Members as specified or permitted in the applicable collective bargaining agreement for each group.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2017 and 2016, to Form 5500:

	2017	2016
Net assets available for benefits per the financial statements	$60,305	$50,402
Amounts allocated to withdrawing Members	(12)	(11)
Net assets available for benefits per Form 5500	$60,293	$50,391
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2017, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$3,850
Amounts allocated to withdrawing Members — December 31, 2017	12
Amounts allocated to withdrawing Members — December 31, 2016	(11)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(8)
Total benefit payments per Form 5500	$3,843
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 90 days of receipt of the last loan payment made, Members failed to repay the loan in full within 30 days after the end of the repayment period, or Members took a full distribution of their net account balance before the loan was paid off for the year ended December 31, 2017.

9.	RELATED-PARTY TRANSACTIONS
Certain Master Trust investments are managed by NT and SSBT. During 2017, NT and SSBT served as the trustees as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.
As of December 31, 2017 and 2016, the Plan held approximately 34 million and 36 million shares of common stock of the Company, respectively, with a cost basis of $3,142 and $2,987, respectively, and recorded dividend income of $196 during the year ended December 31, 2017.
Newport Trust Company (“Newport”, formerly Evercore Trust Company, N.A.), is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Newport with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund. In the event Newport determined to sell or dispose of stock in the Boeing Stock Fund, Newport would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.

10.	NONEXEMPT PARTY-IN-INTEREST TRANSACTIONS
Between January 1, 2002 and December 31, 2014, reportable nonexempt party-in-interest transactions occurred. Plan assets in excess of expenses were paid to the former trustee. This was corrected according to the guiding principles of the Department of Labor’s (“DOL’s”) Voluntary Fiduciary Correction Program (“VFCP”), which involved remitting the total principal amount of three hundred and seventy-six dollars and associated earnings in the amount of four hundred and forty-seven dollars to the Plan on October 31, 2016 and April 10, 2017.
On February 15, 2017, a reportable nonexempt party-in-interest transaction occurred. Employee contributions were not deposited into the Plan in a timely manner. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of one hundred thirty-four thousand five hundred and thirty-seven dollars on February 23, 2017 and associated earnings in the amount of one hundred and nineteen dollars on April 13, 2017 and April 20, 2017.
On January 31, 2017, a reportable nonexempt party-in-interest transaction occurred. Plan assets in excess of expenses were paid to a third-party provider. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of seven dollars and earnings in the amount of less than one dollar on November 17, 2017.
On March 28, 2017, a reportable nonexempt party-in-interest transaction occurred. Employee contributions were not deposited into the Plan in a timely manner. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of two hundred and twelve dollars on April 7, 2017 and associated earnings in the amount of less than one dollar on April 5, 2018.
Between July 27, 2009 and August 16, 2013, reportable nonexempt party-in-interest transactions occurred. Plan assets were inadvertently received by a third-party provider. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of thirteen thousand two hundred and twenty-nine dollars and associated earnings in the amount of one thousand eight hundred and thirteen dollars on September 28, 2016, August 15, 2017, and April 27, 2018.
On July 28, 2010, a reportable nonexempt party-in-interest transaction occurred. Plan assets in excess of expenses were paid to a third-party provider. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of two hundred dollars on February 1, 2018, and associated earnings in the amount of one hundred and eighty-five dollars on May 15, 2018.
On October 16, 2016, a reportable nonexempt party-in-interest transaction occurred. Plan assets were inadvertently received by a third-party provider. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of three hundred and three dollars on November 17, 2017 and associated earnings in the amount of thirty-three dollars to the Plan on May 15, 2018.

11.	TAX STATUS
The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2014.

12.	PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Members and employer contributions, including any income earned, will be distributed to the Members.

*  *  *  *  *  *

SUPPLEMENTAL SCHEDULES

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2017

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
1 800 FLOWERS COM INC CL A COM STK	**	$39,312
1166 AVE OF THE 5.6896% DUE 10-13-2037	**	2,743,048
1ST CMNTY BANCSHARES INC NEV COM	**	53,007
1ST COMWLTH FNCL CORP COM LM	**	133,563
1ST CONSTITUTION BANCORP COM	**	20,867
1ST CTZNS BANCSHARES INC N C CL A	**	299,429
1ST HORIZON NATL CORP COM	**	4,328,534
1ST INDL RLTY TR INC COM	**	171,323
1ST INVS AUTO 3.6% DUE 04-17-2023	**	142,285
1ST SOURCE CORP COM	**	133,812
21ST CENTY FOX 3% DUE 09-15-2022	**	1,329,148
21ST CENTY FOX 3.7% DUE 10-15-2025	**	156,535
21ST CENTY FOX 4.5% DUE 02-15-2021	**	428,053
21ST CENTY FOX 6.15% DUE 02-15-2041	**	73,015
21ST CENTY FOX 6.9% DUE 03-01-2019	**	2,541,862
21ST CENTY FOX 7.25% DUE 05-18-2018	**	101,989
21ST CENTY FOX FIXED 5.65% DUE 08-15-2020	**	216,273
2U INC COM	**	2,301,910
3I GROUP ORD GBP0.738636	**	212,175
3M CO COM	**	12,354,336
5TH 3RD AUTO TR 1.42% DUE 03-16-2020	**	2,357,150
5TH 3RD AUTO TR 1.59% DUE 04-15-2020	**	967,900
5TH 3RD BK CIN OH 1.45% DUE 02-28-2018	**	3,481,043
5TH 3RD BK CIN OH 1.625% DUE 09-27-2019	**	3,311,324
5TH 3RD BK CIN OH 2.25% DUE 06-14-2021	**	594,264
5TH 3RD BK CIN OH 2.3% DUE 03-15-2019	**	588,445
A H BELO CORP COM SER A STK	**	9,346
AAC TECHNOLOGIES HOLDINGS INC	**	684,314
AALBERTS INDS EUR0.25	**	818,118
AAR CORP COM	**	55,006
AAREAL BANK AG NPV	**	1,024,160
AARON'S INC CLASS A	**	294,053
ABB LTD CHF0.12 (REGD)	**	1,674,497
ABBOTT LAB COM	**	21,031,608
ABBOTT LABS 2.35% DUE 11-22-2019	**	7,608,269
ABBOTT LABS 2.55% DUE 03-15-2022	**	197,936
ABBOTT LABS 2.9% DUE 11-30-2021	**	10,641,790
ABBOTT LABS 3.4% DUE 11-30-2023	**	3,346,924
ABBVIE INC 2.3% DUE 05-14-2021	**	4,963,465
ABBVIE INC 2.5% 05-14-2020	**	852,620
ABBVIE INC 2.85% DUE 05-14-2023	**	117,741

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ABBVIE INC 2.9% DUE 11-06-2022	**	24,580,272
ABBVIE INC 3.2% 11-06-2022	**	5,983,026
ABBVIE INC 3.6% 05-14-2025	**	1,763,150
ABBVIE INC COM USD0.01	**	6,916,216
ABBVIE INC FIXED 1.8% DUE 05-14-2018	**	7,375,107
ABBVIE INC FIXED 1.8% DUE 05-14-2018	**	9,945,134
ABERCROMBIE & FITCH CO CL A	**	150,037
ABIOMED INC COM	**	404,993
ABLYNX N.V. NPV	**	989,207
ABM INDS INC COM	**	228,395
ABN AMRO BK N V 2.45% DUE 06-04-2020	**	2,718,441
ABN AMRO BK N V 4.75% DUE 07-28-2025	**	424,600
ABN AMRO GROUP NV DR EACH REP SHS	**	1,589,957
ACACIA RESH CORP COM	**	18,095
ACADIA HEALTHCARE CO INC COM	**	2,114,489
ACADIA RLTY TR COM	**	3,133,869
ACCENTURE PLC SHS CL A NEW	**	27,999,549
ACCESS GROUP INC DEL 2005-A ASSET BKD CTF CL A-3 FLTG 07-25-2034 REG	**	5,800,923
ACCESS NATL CORP COM STK	**	11,470
ACCO BRANDS CORP COM	**	136,298
ACCREDITED MTG LN TR 2004-3 MTG PASSTHRUCTF CL 2A2 10-25-2034 REG	**	1,150,670
ACE INA HLDGS INC 2.3% DUE 11-03-2020	**	3,793,950
ACE INA HLDGS INC 2.7% DUE 03-13-2023	**	1,152,381
ACE INA HLDGS INC 2.875% DUE 11-03-2022	**	3,887,221
ACE INA HLDGS INC 3.35% DUE 05-03-2026	**	40,822
ACE SECS CORP HOME FLTG RT 1.08 DUE 11-25-2034	**	732,865
ACETO CORP COM	**	29,647
ACHAOGEN INC COM	**	487,596
ACHILLION PHARMACEUTICALS INC COM	**	38,399
ACI WORLDWIDE INC COM STK	**	2,761,206
ACORDA THERAPEUTICS INC COM	**	110,274
ACTAVIS FDG SCS 2.45% DUE 06-15-2019	**	264,996
ACTAVIS FDG SCS 3% DUE 03-12-2020	**	7,269,816
ACTAVIS FDG SCS 3.45% DUE 03-15-2022	**	5,801,668
ACTAVIS FDG SCS 3.85% DUE 06-15-2024	**	3,074,229
ACTAVIS FDG SCS FIXED 2.35% DUE 03-12-2018	**	300,238
ACTAVIS FDG SCS GTD NT FLTG RATE DUE 03-12-2020/02-12-2020 REG	**	101,448
ACTAVIS FUNDING SCS FIXED 3.8% DUE 03-15-2025	**	6,098,102
ACTAVIS INC 3.25% DUE 10-01-2022	**	1,484,560
ACTIVISION BLIZZARD INC COM STK	**	5,789,917
ACTUA CORPORATION COM USD0.001	**	97,422
ACTUANT CORP CL A NEW	**	141,123
ACUSHNET HLDGS CORP COM	**	11,109
ACXIOM CORP COM	**	6,623,329
ADAMS RES & ENERGY INC COM NEW COM NEW	**	13,355
ADARO ENERGY TBK IDR100	**	317,297
ADDUS HOMECARE CORP COM STK	**	63,336

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADECCO GROUP AG CHF0.1 (REGD)	**	3,673,479
ADIDAS AG	**	1,575,431
ADIENT PLC ADIENT PLC LTD COM	**	1,885,652
ADOBE SYS INC COM	**	14,736,282
ADR 58 COM INC SPONSORED ADR REPSTG CL A	**	134,194
ADR ALIBABA GROUP HOLDING LTD SPONSORED ADS	**	25,607,407
ADR AMBEV SA SPONSORED ADR	**	4,915,156
ADR ASML HLDG NV NY REG 2012 (POST REV SPLIT)	**	13,892,737
ADR BAIDU INC SPONS REPR 0.10 ORD CLS'A'	**	4,516,740
ADR BANCO BRADESCO S A SPONSORED ADR REPSTG PFD SHS NEW 2004	**	995,062
ADR BANCO SANTANDER BRASIL S A ADS REPSTG 1 UNIT	**	241,402
ADR BANCO SANTANDER CHILE NEW SPONSORED ADR REPSTG COM	**	834,659
ADR COMPANHIA DE SANEAMENTO BASICO DO ESTADO DE SAO PAULO SABESP SPONSORED ADR	**	372,469
ADR COMPANIA CERVECERIAS UNIDAS S A SPONSORED ADR	**	59,900
ADR CTRIP COM INTL LTD ADS	**	327,398
ADR DANONE SPONSORED ADR	**	4,470,412
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	**	95,648
ADR ENEL AMERICAS S A SPONSORED ADR ENERSIS AMERICAS S.A	**	198,848
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	**	8,764,637
ADR GRUPO FINANCIERO SANTANDER MEX S A BDE C V SPONSORED ADR REPSTG SHS SER B	**	98,897
ADR ITAU UNIBANCO HLDG SA SPONSORED ADR REPSTG 500 PFD PFD ADR	**	1,158,651
ADR JD COM INC SPONSORED ADR REPSTG COM CL A	**	579,797
ADR KERING S A ADR	**	6,794,084
ADR KT CORP SPONSORED ADR	**	57,148
ADR LATAM AIRLS GROUP S A SPONSORED ADR	**	122,862
ADR MATERIALISE NV SPONSORED ADS REPSTG SHS	**	593,404
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	**	15,170,008
ADR NETEASE INC SPONSORED ADR ADR EACH REPR 25 COM STK USD0.0001	**	599,387
ADR NEW ORIENTAL ED & TECHNOLOGY GROUP INC SPONSORED ADR REPSTG COM	**	187,812
ADR NICE LTD SPONSORED ADR	**	2,996,266
ADR NOVARTIS AG	**	2,071,629
ADR RECKITT BENCKISER GROUP PLC SPONSORED ADR	**	5,022,556
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	**	1,783,133
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	**	5,250,544
ADR SOCIEDAD QUIMICA Y MINERA DE CHILE SA SPONSORED ADR REPSTG SER B SHS	**	150,028
ADR SPONSORED ADR	**	120,934
ADR TAL ED GROUP ADS REPSTG COM SHS ADR	**	129,595
ADR TATA MTRS LTD SPONSORED ADR	**	122,359
ADR VALE S A ADR	**	822,186
ADR VIPSHOP HLDGS LTD SPONSORED ADR	**	72,254
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNO PAR	**	16,785,780
ADR WEIBO CORP SPONSORED ADR	**	111,633
ADR WNS HLDGS LTD SPONSORED ADR	**	6,597,131
ADTALEM GLOBAL ED INC COM	**	3,959,386
ADTRAN INC COM	**	2,770,881
ADVANCE AUTO PTS 4.5% DUE 12-01-2023	**	26,284
ADVANCE AUTO PTS INC COM	**	1,358,276

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADVANCED DISP SVCS INC DEL COM	**	444,255
ADVANTECH CO LTD TWD10	**	680,540
ADVENTIST HLTH 3.378% DUE 03-01-2023	**	3,914,384
ADVERUM BIOTECHNOLOGIES INC COM	**	14,700
AECOM	**	3,396,662
AEGION CORP 10	**	86,004
AEGON NV COM STK EUR0.12	**	1,082,056
AEON FINANCIAL SERVICE CO LTD NPV	**	750,275
AEON MALL CO LTD NPV	**	31,312
AEP TRANSM CO LLC 3.1% DUE 12-01-2026	**	761,509
AERCAP HOLDINGS N.V. EUR0.01	**	2,972,465
AERCAP IRELAND CAP 3.5% 01-15-2025	**	495,622
AERCAP IRELAND CAP 3.65% DUE 07-21-2027	**	200,902
AERCAP IRELAND CAP 3.95% DUE 02-01-2022	**	1,030,646
AERCAP IRELAND CAP 4.25% DUE 07-01-2020	**	1,660,264
AERCAP IRELAND CAP 4.5% DUE 05-15-2021	**	210,044
AERCAP IRELAND CAP 4.625% DUE 10-30-2020	**	733,797
AEROVIRONMENT INC COM	**	78,736
AETNA INC 2.75% DUE 11-15-2022	**	792,253
AETNA INC NEW 2.2% DUE 03-15-2019	**	964,372
AETNA INC NEW 2.8% DUE 06-15-2023	**	296,238
AETNA INC NEW 6.75% DUE 12-15-2037	**	123,433
AFLAC INC 2.4% DUE 03-16-2020	**	1,000,830
AFRICAN DEV BK GLOBAL MEDIUM TERM SR 02/12/2015 1.375% 02-12-2020 REG	**	14,789,295
AGCO CORP COM	**	613,869
AGEAS NPV	**	1,356,403
AGILYSYS INC COM STK	**	24,904
AGL CAP CORP 3.5% DUE 09-15-2021	**	235,232
AGL CAP CORP 5.875% DUE 03-15-2041	**	31,023
AGL ENERGY NPV	**	572,088
AGREE RLTY CORP COM	**	3,062,943
AGRICULTURAL BANK OF CHINA CMN STK	**	87,439
AGRIUM INC RT 4.125% DUE 03-15-2035	**	10,331
AGRIUM INC 3.5% DUE 06-01-2023	**	641,184
AGRIUM INC 5.25% DUE 01-15-2045	**	244,328
AGRIUM INC 6.75% DUE 01-15-2019	**	287,423
AGRIUM INC COM NPV	**	230,783
AGROFRESH SOLUTIONS INC COM	**	27,558
AIA GROUP LTD NPV	**	14,379,083
AIG GLOBAL FDG SR 2.15% DUE 07-02-2020	**	5,218,373
AIG GLOBAL FDG SR 2.7% DUE 12-15-2021	**	599,693
AIR INDS GROUP INC COM NEW COM NEW	**	1,727
AIR LEASE CORP 2.125% DUE 01-15-2020	**	5,000,033
AIR LEASE CORP 2.625% DUE 07-01-2022	**	7,763,865
AIR LEASE CORP 3% DUE 09-15-2023	**	53,582
AIR LEASE CORP 3.375% DUE 01-15-2019	**	302,906
AIR LEASE CORP 3.625% 12-01-2027	**	74,923

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AIR LEASE CORP CL A CL A	**	700,527
AIR LIQUIDE(L') EUR5.50	**	13,218,450
AIR TRANS SVCS GROUP INC COM STK	**	69,999
AIRASIA BHD MYR0.1	**	457,078
AISIN SEIKI CO NPV	**	1,163,370
AKELIUS RESDNTL 3.375% 23/09/2020	**	389,595
AKER SOLUTIONS ASA	**	327,392
AKSA TRY1	**	625,972
AKZO NOBEL NV EUR2	**	8,646,907
AL ECON SETTLEMENT AUTH BP SETTLEMENT REV 3.163 09-15-2025 BEO TAXABLE	**	808,912
ALABAMA PWR CO 2.45% DUE 03-30-2022	**	79,498
ALABAMA PWR CO 3.375% DUE 10-01-2020	**	307,427
ALABAMA PWR CO 5.125% DUE 02-15-2019	**	25,732
ALAMO GROUP INC COM	**	138,830
ALAMOS GOLD INC COM NPV	**	466,934
ALAMOS GOLD INC NEW COM CL A COM CL A	**	53,382
ALASKA AIR GROUP INC COM	**	2,942,973
ALBA PLC FLT 15/12/2038	**	523,732
ALBANY INTL CORP NEW CL A	**	200,020
ALBEMARLE CORP COM	**	7,201,614
ALBERTA PROV CDA PROVINCIAL 1.25% 01/06/2020	**	392,905
ALEXANDER & BALDWIN INC	**	126,328
ALEXANDRIA REAL 2.75 DUE 01-15-2020	**	401,685
ALEXANDRIA REAL ESTATE EQUITIES INC COM	**	3,026,031
ALEXION PHARMACEUTICALS INC COM	**	5,244,619
ALFA LAVAL AB NPV	**	159,341
ALFRESA HOLDINGS NPV	**	107,989
ALIBABA GROUP HLDG 2.8% DUE 06-06-2023	**	3,280,633
ALICO INC COM	**	21,152
ALLEGHENY TECHNOLOGIES INC COM	**	159,879
ALLEGIANCE BANCSHARES INC COM	**	32,831
ALLEGIANT TRAVEL CO COM	**	3,559,250
ALLEGION US HLDG CO INC 3.2% 10-01-2024	**	988,250
ALLERGAN INC 2.8% DUE 03-15-2023	**	133,540
ALLERGAN PLC. COM STK	**	18,061,849
ALLIANCE ONE INTL INC COM NEW COM NEW	**	18,378
ALLIANZ SE NPV(REGD)(VINKULIERT)	**	2,665,539
ALLIED PROPS REAL TRUST UNITS	**	375,343
ALLSCRIPTS HEALTHCARE SOLUTIONS INC	**	1,943,487
ALLSTATE CORP 6.75% DUE 05-15-2018	**	203,212
ALLY AUTO 1.35% DUE 05-15-2020	**	1,653,939
ALLY AUTO 1.53% DUE 04-15-2019	**	666,349
ALLY AUTO 1.59% DUE 04-15-2020	**	9,148,114
ALLY AUTO 1.81% DUE 06-15-2020	**	8,035,135
ALLY AUTO RECEIVABLES SER 15-1 A3 1.39% 09-16-2019	**	525,796
ALLY AUTO RECEIVABLES TR 2017-2 CL A3 1.78% DUE 08-16-2021	**	2,524,700
ALLY AUTO RECEIVABLES TR 2017-2 CL A4 2.1% 03-15-2022 REG	**	1,294,618

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ALLY AUTO RECEIVABLES TR 2017-4 CL A-3 1.75% 12-15-2021 REG	**	743,999
ALLY AUTO RECEIVABLES TR SER 17-3 CL A4 2.01%03-15-2022	**	3,029,071
ALLY AUTO RECEIVABLES TRUST SER 2017-2 CLS C 2.46% DUE 09-15-2022	**	149,039
ALLY AUTO RECEIVABLES TRUST SER 2017-2 CLS D 2.93% DUE 11-15-2023	**	139,840
ALLY AUTO RECEIVABLES TRUST SR 2017-2 CL B 2.33% DUE 06-15-2022	**	199,076
ALLY FINL INC 3.25% DUE 02-13-2018	**	300,150
ALLY FINL INC 3.5 DUE 01-27-2019 REG	**	201,000
ALLY FINL INC 3.6% DUE 05-21-2018	**	3,911,700
ALLY FINL INC 3.75% DUE 11-18-2019	**	101,260
ALLY FINL INC 4.75% DUE 09-10-2018	**	405,000
ALMOST FAMILY INC COM	**	87,951
ALPHA & OMEGA SEMICONDUCTOR LTD COM STK	**	43,599
ALPHABET INC CAP STK USD0.001 CL C	**	27,543,341
ALPHABET INC CAPITAL STOCK USD0.001 CL A	**	41,048,891
ALTEN NPV	**	1,340,887
ALTERRA FIN LLC 6.25% DUE 09-30-2020	**	744,670
ALTRIA GROUP INC 2.85 DUE 08-09-2022 REG	**	432,822
ALTRIA GROUP INC 4 DUE 01-31-2024 REG	**	2,593,854
ALTRIA GROUP INC 4.75% DUE 05-05-2021	**	3,769,419
ALTRIA GROUP INC 9.25% DUE 08-06-2019	**	4,306,000
ALTRIA GROUP INC COM	**	4,152,920
ALUMINUM CORP CHN 'H'CNY1	**	266,339
ALVIVA HOLDINGS ZAR0.01	**	164,363
AMADA HOLDINGS CO LTD NPV	**	189,033
AMADEUS IT GROUP EUR0.01	**	10,686,921
AMAG PHARMACEUTICALS INC COM STK	**	6,453
AMAZON COM INC 4.8% DUE 12-05-2034	**	6,044,710
AMAZON COM INC COM	**	24,805,628
AMBAC FINL GROUP INC COM	**	63,872
AMC ENTMT HLDGS INC CL A COM CL A COM	**	76,451
AMDOCS ORD GBP0.01	**	5,376,628
AMER MOVIL SAB DE 5% DUE 03-30-2020	**	84,315
AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS	**	801,917
AMER NATL INS CO COM	**	341,786
AMER SPORTS CORP SER'A'NPV	**	1,876,655
AMERCO COM	**	473,521
AMEREN CORP 2.7% DUE 11-15-2020	**	381,254
AMERESCO INC	**	24,682
AMERICAN AIRLS INC 3% DUE 04-15-2030	**	104,555
AMERICAN ASSETS TR INC COM	**	3,161,186
AMERICAN AXLE & MFG HLDGS INC COM	**	188,233
AMERICAN CAMPUS CMNTYS INC COM	**	328,855
AMERICAN EAGLE OUTFITTERS INC NEW COM	**	266,885
AMERICAN EQUITY INVT LIFE HLDG CO COM	**	256,841
AMERICAN EXPRESS CO	**	9,921,069
AMERICAN EXPRESS CO 1.55 BDS DUE 05-22-2018 USD1000 REG	**	5,992,980
AMERICAN EXPRESS CR A/C MASTER SER 2017-1 CL B 2.1% 09-15-2022 REG	**	4,126,789

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERICAN EXPRESS CR A/C MASTER SER 2017-1 CLS A 1.93% 09-15-2022	**	24,037,770
AMERICAN EXPRESS CR ACCOUNT MASTER TR SER 2017-6 CL A 0.0% 05-15-2023	**	5,769,082
AMERICAN EXPRESS CR CORP FLTG RT DUE 11-05-2018	**	7,115,245
AMERICAN EXPRESS CR CORP MEDIUM TERM NTS 2.25% DUE 05-05-2021	**	848,253
AMERICAN EXPRESS CR CORP MEDIUM TERM NTSTRANCHE # TR 00102 VAR RT DUE 03-03-2020	**	5,486,870
AMERICAN EXPRESS CR CORP MEDIUM TERM NTSTRANCHE # TR 00103 2.7% DUE 03-03-2022	**	195,633
AMERICAN EXPRESS CR CORP TRANCHE # TR 00106 1.875% 05-03-2019	**	4,143,281
AMERICAN EXPRESS CREDIT MTN 2.2% DUE 03-03-2020	**	10,119,276
AMERICAN EXPRESS CREDIT 2.25 DUE 08-15-2019 REG	**	551,149
AMERICAN HOMES 4 RENT COMMON STOCK	**	300,802
AMERICAN HONDA FIN CORP MED TERM NTS BOO FLTG RT DUE 11-05-2021	**	500,368
AMERICAN HONDA FIN CORP MED TERM NTS BOOK ENTRY FLTG RT 02-22-2019	**	1,870,293
AMERICAN HONDA FINANCE MEDTERM NTS 2.0% 02-14-2020	**	3,123,914
AMERICAN INTERNATIONAL GROUP INC COM	**	29,932,992
AMERICAN INTL GROUP INC 4.125 DUE 02-15-2024	**	379,320
AMERICAN MUN PWR OHIO INC REV 7.334% 02-15-2028 BEO TAXABLE	**	255,772
AMERICAN NATL BANKSHARES INC COM	**	31,406
AMERICAN PUB ED INC COM STK	**	45,040
AMERICAN RAILCAR INDS INC COM STK	**	85,362
AMERICAN TOWER CORP 3.6% 01-15-2028	**	397,648
AMERICAN VANGUARD CORP COM	**	64,157
AMERICAN WTR WKS CO INC NEW COM	**	3,284,491
AMERICAS CAR-MART INC COM	**	49,338
AMERICREDIT 1.27% DUE 01-08-2020	**	337,765
AMERICREDIT 1.34% DUE 04-08-2020	**	1,836,383
AMERICREDIT 1.6% DUE 07-08-2019	**	77,235
AMERICREDIT 1.81% DUE 10-08-2020	**	878,939
AMERICREDIT 1.83% DUE 05-18-2021	**	3,587,963
AMERICREDIT 1.9% DUE 03-18-2022	**	1,451,419
AMERICREDIT 1.98000001907% DUE 12-20-2021	**	5,478,264
AMERICREDIT 2.69% DUE 06-19-2023	**	625,597
AMERICREDIT AUTOMOBILE RECEIVABLES SER 17-1 CLS B 2.3% DUE 02-18-2022	**	64,885
AMERICREDIT AUTOMOBILE RECEIVABLES SER 17-1 CLS C 2.71% DUE 08-18-2022	**	54,952
AMERICREDIT AUTOMOBILE RECEIVABLES TRUST SER 17-1 CL A2A 1.51% 05-18-2020	**	1,315,722
AMERICREDIT CDA AUTOMOBILE SER 17-1 CLS D 3.13% DUE 01-18-2023	**	78,139
AMERICREDIT FLTG RT 2.115% DUE 11-08-2019	**	1,371,534
AMERIPRISE FINL 4% DUE 10-15-2023	**	159,628
AMERIPRISE FINL 5.3% DUE 03-15-2020	**	297,016
AMERIPRISE FINL INC COM	**	454,010
AMERIS BANCORP COM	**	89,266
AMERN AIRLINES INC 3.7% DUE 10-01-2026	**	216,595
AMERN AIRLS 2013-2 FIXED 4.95% DUE 07-15-2024	**	2,930,651
AMERN AIRLS 2017-1 3.65% DUE 08-15-2030	**	61,308
AMERN CAMPUS 4.125% DUE 07-01-2024	**	1,041,583
AMERN CR ACCEP 2.8599998951% DUE 06-12-2023	**	313,843
AMERN CR ACCEP 3.69000005722% DUE 06-12-2023	**	192,253
AMERN ELEC PWR CO 2.15% DUE 11-13-2020	**	447,903

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERN EXPRESS CO 2.2% DUE 10-30-2020	**	2,499,326
AMERN EXPRESS CO 2.65 DUE 12-02-2022	**	3,263,136
AMERN EXPRESS CO 3.625% DUE 12-05-2024	**	28,810
AMERN EXPRESS CO 8.125% DUE 05-20-2019	**	183,462
AMERN EXPRESS CO FIXED 2.5% DUE 08-01-2022	**	7,631,759
AMERN EXPRESS CR 3.3% DUE 05-03-2027	**	81,182
AMERN EXPRESS CR A/C MASTER TR 2013-2 AST BACKED CTF CL A FLTG RATE 5-17-21REG	**	6,517,368
AMERN EXPRESS CR FLTG RT 2.25947% DUE 05-17-2021	**	3,011,319
AMERN HONDA FIN 2% MTN 11-13-2019	**	5,352,929
AMERN HONDA FIN 2.125% DUE 10-10-2018	**	300,473
AMERN HONDA FIN 2.25% DUE 08-15-2019	**	1,607,399
AMERN HONDA FIN 2.3% DUE 09-09-2026	**	27,449
AMERN HONDA FIN 2.45% DUE 09-24-2020	**	712,313
AMERN HONDA FIN FLTG RT 1.464283% DUE 01-22-2019	**	10,678,966
AMERN INTL GROUP 2.3% DUE 07-16-2019	**	869,348
AMERN INTL GROUP 3.3% DUE 03-01-2021	**	8,330,741
AMERN INTL GROUP 4.875% DUE 06-01-2022	**	777,477
AMERN INTL GROUP INC MEDIUM TERM NTS TRANCHE # TR 00079 5.85 DUE 01-16-2018	**	280,350
AMERN TOWER CORP 2.25% DUE 01-15-2022	**	5,488,276
AMERN TOWER CORP 3.125% DUE 01-15-2027	**	2,984,513
AMERN TOWER CORP 4.4% DUE 02-15-2026	**	841,268
AMERN TOWER CORP 5% DUE 02-15-2024	**	14,981,334
AMERN TOWER CORP 5.05% DUE 09-01-2020	**	848,229
AMERN TOWER CORP FIXED 2.8% DUE 06-01-2020	**	4,139,630
AMERN TOWER CORP FIXED 4% DUE 06-01-2025	**	93,260
AMERN WTR CAP CORP 2.95% DUE 09-01-2027	**	6,333,830
AMERN WTR CAP CORP 3% DUE 12-01-2026	**	152,975
AMERN WTR CAP CORP 4.3% DUE 12-01-2042	**	7,722
AMERN WTR CAP CORP FIXED 3.4% DUE 03-01-2025	**	11,336
AMGEN INC 1.85% DUE 08-19-2021	**	4,874,190
AMGEN INC 2.2 DUE 05-22-2019	**	200,041
AMGEN INC 2.6% DUE 08-19-2026	**	6,774,525
AMGEN INC 2.65% DUE 05-11-2022	**	3,989,236
AMGEN INC 3.45% DUE 10-01-2020	**	3,391,219
AMGEN INC 3.625 BDS DUE 05-15-2022 USD1000	**	496,944
AMGEN INC 3.625% DUE 05-22-2024	**	1,002,624
AMGEN INC 3.875 DUE 11-15-2021	**	2,247,152
AMGEN INC 4.1% DUE 06-15-2021	**	172,348
AMGEN INC 6.15% DUE 06-01-2018	**	330,438
AMGEN INC FLTG RT 1.72981% DUE 05-10-2019	**	2,333,800
AMGEN INC SR NT 5.7 DUE 02-01-2019 BEO	**	25,949
AMKOR TECHNOLOGY INC COM	**	236,436
AMOREPACIFIC GROUP KRW500	**	65,605
AMPCO-PITTSBURG CORP COM	**	12,710
AMPHASTAR PHARMACEUTICALS INC DEL COM	**	64,781
AMPHENOL CORP NEW 2.2% DUE 04-01-2020	**	3,612,061
AMPHENOL CORP NEW CL A	**	2,144,164

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMTECH SYS INC COM PAR $0.01 NEW STK	**	15,105
AMTRUST FINL SVCS INC COM	**	128,654
ANA HOLDINGS INC NPV	**	638,680
ANADARKO PETE CORP 3.45% DUE 07-15-2024	**	129,462
ANADARKO PETE CORP 5.55% DUE 03-15-2026	**	1,492,239
ANADARKO PETE CORP 6.45% DUE 09-15-2036	**	220,466
ANADARKO PETE CORP 8.7% DUE 03-15-2019	**	8,427,343
ANALOG DEVICES INC 3.125% DUE 12-05-2023	**	25,051
ANALOG DEVICES INC COM	**	2,634,754
ANALOGIC CORP COM PAR $0.05	**	1,728,851
ANAPTYSBIO INC COM	**	811,400
ANDEAVOR COM USD0.1666	**	7,054,778
ANDEAVOR LOGISTICS LP & TESORO LOGISTICS3.5% DUE 12-01-2022	**	788,501
ANDERSONS INC COM	**	86,192
ANGIODYNAMICS INC COM STK	**	71,792
ANGLO AMERN CAP 4% DUE 09-11-2027	**	387,394
ANHEUSER BUSCH 5% DUE 04-15-2020	**	1,289,209
ANHEUSER BUSCH 7.75% DUE 01-15-2019	**	396,042
ANHEUSER BUSCH COS 5% DUE 03-01-2019	**	618,818
ANHEUSER BUSCH GTD NT 5.375 DUE 01-15-2020	**	2,837,664
ANHEUSER-BUSCH 1.9% DUE 02-01-2019	**	10,666,959
ANHEUSER-BUSCH 2.2% DUE 08-01-2018	**	600,632
ANHEUSER-BUSCH 2.65% DUE 02-01-2021	**	24,180,733
ANHEUSER-BUSCH 3.3% DUE 02-01-2023	**	3,208,024
ANHEUSER-BUSCH 3.65% DUE 02-01-2026	**	933,940
ANHEUSER-BUSCH 4.7% DUE 02-01-2036	**	167,722
ANHEUSER-BUSCH INBEV FIN INC 2.15 DUE 02-01-2019 REG	**	2,002,296
ANI PHARMACEUTICALS INC COM	**	47,886
ANIKA THERAPEUTICS INC COM STK	**	58,169
ANIXTER INTL INC COM	**	255,740
ANTA SPORTS PRODUC HKD0.10	**	748,036
ANTERO RES CORP COM	**	512,658
ANTHEM INC 2.95% 12-01-2022	**	740,310
ANTHEM INC 3.35% DUE 12-01-2024	**	836,981
ANTHEM INC 3.65% 12-01-2027	**	764,496
ANTHEM INC COM	**	10,417,963
ANTHEM INC FIXED 2.5% 11-21-2020	**	5,680,115
ANTOFAGASTA ORD GBP0.05	**	192,497
AON CORP 5% DUE 09-30-2020	**	5,430,995
AON PLC 3.875% DUE 12-15-2025	**	67,961
AON PLC 4.25% DUE 12-12-2042	**	65,793
AON PLC COM	**	15,723,962
AOZORA BANK NPV	**	171,326
APACHE CORP 3.25 DUE 04-15-2022 REG	**	10,391,902
APACHE CORP 5.1% DUE 09-01-2040	**	95,885
APACHE CORP COM	**	14,405,464
APOGEE ENTERPRISES INC COM	**	83,457

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
APPLE HOSPITALITY REIT INC COM NEW COM NEW	**	256,871
APPLE INC 1.55% DUE 08-04-2021	**	485,761
APPLE INC 1.8% 11-13-2019	**	17,779,958
APPLE INC 1.8% DUE 05-11-2020	**	5,711,219
APPLE INC 1.9% DUE 02-07-2020	**	5,639,984
APPLE INC 2% 11-13-2020	**	6,111,138
APPLE INC 2.1% DUE 05-06-2019	**	696,596
APPLE INC 2.15% DUE 02-09-2022	**	178,646
APPLE INC 2.3% DUE 05-11-2022	**	273,077
APPLE INC 2.4% DUE 05-03-2023	**	148,456
APPLE INC 2.45% DUE 08-04-2026	**	5,674,006
APPLE INC 2.85% DUE 05-06-2021	**	6,055,616
APPLE INC 2.85% DUE 05-11-2024	**	266,187
APPLE INC 2.9% DUE 09-12-2027	**	4,347,882
APPLE INC 3% DUE 02-09-2024	**	179,247
APPLE INC 3.35% DUE 02-09-2027	**	3,892,621
APPLE INC 3.45% DUE 05-06-2024	**	388,883
APPLE INC 3.75% DUE 09-12-2047	**	3,074,397
APPLE INC 3.85% DUE 08-04-2046	**	95,880
APPLE INC BNDS 2.75% DUE 01-13-2025 REG	**	99,130
APPLE INC COM STK	**	21,650,440
APPLIED INDL TECHNOLOGIES INC COM	**	29,079
APPLIED MATERIALS INC COM	**	13,845,801
APPLIED OPTOELECTRONICS INC COM	**	12,859
APT PIPELINES LTD 4.25% DUE 07-15-2027	**	135,565
APTARGROUP INC COM	**	4,831,680
APTEVO THERAPEUTICS INC COM	**	7,602
APTIV PLC COM USD	**	7,822,174
ARC DOCUMENT SOLUTIONS INC COM	**	15,155
ARCA CONTINENTAL SAB DE CV	**	101,433
ARCADIS NV COMSTK	**	612,020
ARCBEST CORP COM USD0.01	**	91,592
ARCH CAP FIN LLC 4.011% DUE 12-15-2026	**	713,170
ARCH CAPITAL GROUP COM STK	**	4,335,448
ARCH COAL INC CL A COM STK	**	175,793
ARCHER-DANIELS-MIDLAND CO COM	**	3,740,426
ARCHROCK INC COM	**	2,347,128
ARCOS DORADOS HOLDINGS INC COM NPV CL 'A'	**	902,768
ARDMORE SHIPPING CORP	**	17,600
ARGAN INC COM	**	52,110
ARGENT SECS INC 2003-W3 ASSET BKD CTF M-1 FLTG 09-25-2033 REG	**	289,127
ARGENT SECS INC FLTG RT 2.46135% DUE 04-25-2034	**	678,288
ARGENT SECS INC FLTG RT 2.61135% DUE 11-25-2034	**	2,599,572
ARGENTINA(REP OF) FRN 04/2022 ARS1	**	51,437
ARGENTINA(REP OF) FRN 22/06/20 ARS1	**	156,673
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	**	189,574
ARI FLEET LEASE TR 2.27999997139% DUE 04-15-2026	**	1,988,626

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ARISTA NETWORKS INC COM	**	15,247,916
ARISTOCRAT LEISURE NPV	**	946,754
ARIZONA PUB SVC CO 2.2% DUE 01-15-2020	**	136,596
ARIZONA PUB SVC CO 4.5% DUE 04-01-2042	**	28,209
ARKEMA EUR10	**	164,790
ARMSTRONG FLOORING INC COM	**	44,669
AROTECH CORP COM NEW STK	**	10,075
ARRIS INTERNATIONAL LTD COM USD0.01	**	5,677,490
ARROW ELECTR INC COM	**	821,308
ARROW ELECTRS INC 3% DUE 03-01-2018	**	265,336
ARROW ELECTRS INC FIXED 3.25% DUE 09-08-2024	**	1,175,862
ARROW ELECTRS INC FIXED 3.875% DUE 01-12-2028	**	17,946
ARROW FINL CORP COM	**	45,120
ARTISAN PARTNERS ASSET MGMT INC CL A CL A	**	1,012,504
ARVIND LTD INR10	**	977,494
ASAHI GROUP HOLDINGS LTD NPV	**	679,383
ASAHI KASEI CORP NPV	**	353,046
ASCENA RETAIL GROUP INC COM	**	38,855
ASCENDAS R/EST INV NPV (REIT)	**	164,609
ASCENT CAP GROUP INC COM SER A STK	**	20,762
ASHFORD HOSPITALITY PRIME INC COM	**	16,210
ASHFORD HOSPITALITY TR INC COM SHS	**	50,589
ASHLAND GLOBAL HLDGS INC COM	**	333,430
ASHMORE GROUP ORD GBP0.0001	**	494,846
ASHOK LEYLAND INR1	**	35,667
ASHTEAD GROUP ORD GBP0.10	**	2,056,653
ASIAN DEV BK GLOBAL NT 1.5% DUE 01-22-2020 REG	**	15,867,891
ASM PACIFIC TECH HKD0.10	**	27,802
ASML HOLDING NV EUR0.09	**	1,382,579
ASPEN INSURANCE HLDGS COM	**	266,336
ASR NEDERLAND NV 10.0% DUE 29/08/2049	**	425,233
ASSOCD BRIT FOODS ORD GBP0.0568	**	692,089
ASSOCTD BANC-CORP COM	**	406,832
ASSURANT INC COM	**	734,418
ASSURED GUARANTY LTD COMMON STK	**	2,560,707
AST BACKED SECS FLTG RT 2.45203% DUE 12-15-2033	**	1,466,482
ASTA FDG INC COM	**	1,154
ASTEC INDS INC COM	**	140,634
ASTELLAS PHARMA NPV	**	2,096,147
ASTRA INTL IDR50	**	41,200
ASTRAZENECA ORD USD0.25	**	974,741
ASTRAZENECA PLC 1.95% DUE 09-18-2019	**	4,392,088
ASTRAZENECA PLC 3.375% DUE 11-16-2025	**	7,218,343
ASTRONICS CORP COM	**	46,115
ASTRONOVA INC COMMON STOCK	**	11,494
ASURE SOFTWARE INC COM	**	13,343
ASX LTD NPV	**	129,509

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AT HOME GROUP INC COM	**	36,650
AT&T INC 1.75% DUE 01-15-2018	**	409,884
AT&T INC 1.8% DUE 09-04-2026	**	729,486
AT&T INC 2.3% DUE 03-11-2019	**	10,811,545
AT&T INC 2.375 DUE 11-27-2018	**	3,911,954
AT&T INC 2.45% DUE 06-30-2020	**	16,661,752
AT&T INC 2.85% DUE 02-14-2023	**	2,284,020
AT&T INC 3% DUE 06-30-2022	**	1,116,980
AT&T INC 3.15% DUE 09-04-2036	**	614,795
AT&T INC 3.4% DUE 05-15-2025	**	16,158,070
AT&T INC 3.4% DUE 08-14-2024	**	8,041,072
AT&T INC 3.8% DUE 03-15-2022	**	2,221,993
AT&T INC 3.875% DUE 08-15-2021	**	41,441
AT&T INC 3.9% DUE 08-14-2027	**	704,677
AT&T INC 3.95% DUE 01-15-2025	**	532,409
AT&T INC 4.125% DUE 02-17-2026	**	3,682,282
AT&T INC 4.25% DUE 03-01-2027	**	1,121,359
AT&T INC 4.45% DUE 04-01-2024	**	740,468
AT&T INC 4.9% DUE 08-14-2037	**	1,974,560
AT&T INC 5.25% DUE 03-01-2037	**	7,720,655
AT&T INC 5.45% DUE 03-01-2047	**	4,339,214
AT&T INC 5.5% DUE 02-01-2018	**	2,029,797
AT&T INC 5.8% DUE 02-15-2019	**	13,055,731
AT&T INC 6.375% DUE 03-01-2041	**	94,368
AT&T INC FLTG RT 2.37152% DUE 01-15-2020	**	402,384
AT&T INC FLTG RT 2.67152% DUE 07-15-2021	**	1,621,926
ATCO LTD CLASS I NON-VOTING COM NPV	**	115,934
ATHENE GLOBAL FDG 2.75% DUE 04-20-2020	**	4,522,278
ATHENE GLOBAL FDG 3% DUE 07-01-2022	**	643,352
ATLANTIC CAP BANCSHARES INC COM MON STOCK	**	41,008
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	**	162,930
ATLAS COPCO AB SER'B'NPV (POST SPLIT)	**	148,452
ATLAS FINANCIAL HLDGS INC COM	**	16,440
ATLASSIAN CORPORATION PLC COM USD0.1 CL A	**	3,414,000
ATMOS ENERGY CORP 4.125% DUE 10-15-2044	**	105,925
ATMOS ENERGY CORP 8.5% DUE 03-15-2019	**	204,244
ATN INTL INC COM	**	113,228
ATOS SE	**	3,030,646
ATRESMEDIA CORP EUR0.75	**	812,533
ATRIUM EURP R/EST NPV (REGD)	**	463,088
AU OPTRONICS CORP TWD10	**	198,400
AUBURN SECS 4 FRN M/BKD 10/2041 GBP 'A2'	**	24,365
AUBURN SECS 5 FRN M/BKD 12/2041 GBP 'A2'	**	556,098
AURIZON HOLDINGS NPV	**	638,465
AUST & NZ BANK GRP NPV	**	2,482,514
AUST & NZ BKG GRP NY MTN 1.5% 01-16-2018	**	249,957

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AUSTRALIA & NEW 2.05% DUE 09-23-2019	**	9,964,550
AUSTRALIA & NEW 2.125% DUE 08-19-2020	**	2,773,023
AUSTRALIA & NEW 2.25% DUE 06-13-2019	**	5,201,353
AUTOCANADA INC COM STK	**	722,792
AUTONATION INC 3.35% DUE 01-15-2021	**	304,369
AUTONATION INC 3.5% 11-15-2024	**	49,455
AUTONATION INC COM	**	488,713
AUTOZONE INC 2.5% DUE 04-15-2021	**	1,077,436
AUTOZONE INC 4% DUE 11-15-2020	**	2,667,323
AV HOMES INC COM	**	34,466
AVALONBAY 2.9% DUE 10-15-2026	**	65,212
AVALONBAY CMNTYS 3.35% DUE 05-15-2027	**	60,464
AVALONBAY CMNTYS 3.45% DUE 06-01-2025	**	819,867
AVALONBAY COMMUNITIES INC 3.625 DUE 10-01-2020 REG	**	5,147,060
AVANGRID INC 3.15% 12-01-2024	**	303,404
AVEXIS INC COM	**	979,651
AVIATION CAP GROUP 7.125% DUE 10-15-2020	**	345,527
AVIS BUDGET RENT 2.5% DUE 07-20-2021	**	3,396,461
AVIS BUDGET RENT 2.63% DUE 12-20-2021	**	4,092,300
AVNET INC COM	**	549,133
AVX CORP COM	**	271,921
AXALTA COATING SYSTEMS LTD COM USD1.00	**	3,019,188
AXCELIS TECHNOLOGIES INC COM NEW COM NEW	**	80,159
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	**	343,728
AXIS SPECIALTY FIN 2.65% DUE 04-01-2019	**	2,491,648
AXIS SPECIALTY FIN 5.875% DUE 06-01-2020	**	899,031
AXT INC COM	**	40,507
AYALA LAND INC PHP1	**	119,087
AYGAZ TRY1	**	309,177
AZBIL CORP NPV	**	1,874,467
AZZ INC COM	**	84,571
B & G FOODS INC COMMON STOCK	**	142,463
B & M EUROPEAN VALUE RETAIL SA ORD GBP0.1	**	822,240
B A T CAP CORP 2.297% DUE 08-14-2020	**	8,244,397
B A T CAP CORP 2.764% DUE 08-15-2022	**	30,502,971
B A T CAP CORP NT FLTG 144A DUE 08-14-2020 BEO	**	502,692
B2R MTG TR 2015-2 3.336% DUE 11-15-2048	**	210,439
BA CR CARD TR 1.36% DUE 09-15-2020	**	4,340,307
BABCOCK & WILCOX ENTERPRISES INC COM	**	37,397
BAE SYSTEMS ORD GBP0.025	**	178,573
BAJAJ AUTO LTD INR10	**	439,540
BAKER HUGHES A GE 2.773% DUE 12-15-2022	**	3,315,833
BAKER HUGHES INC 3.2 DUE 08-15-2021	**	444,296
BALDWIN & LYONS INC CL B	**	29,459
BALFOUR BEATTY GBP0.50	**	546,251
BALT GAS & ELEC CO 2.4% DUE 08-15-2026	**	5,571,730
BALT GAS & ELEC CO 3.35% DUE 07-01-2023	**	343,423

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BALT GAS & ELEC CO 3.5% DUE 08-15-2046	**	25,474
BAMLL COML MTG FLTG RT 2.95945% DUE 12-15-2031	**	8,159,211
BANC AMERICA COML MTG TR SER 2016-UB10 CLS A3 2.903% 06-15-2049	**	9,896,990
BANC CALIF INC COM	**	4,527,513
BANCA CARIGE SPA 3.875% 24/10/2018	**	618,440
BANCFIRST CORP COM	**	104,960
BANCO DE CHILE COM NPV	**	398,965
BANCO NACIONAL DE DESENVOLVIMENTO ECONOMICO E SOCIAL ADJ RT 06-16-2018 BEO	**	142,320
BANCO SANTANDER 2.5% DUE 12-15-2020	**	2,804,380
BANCO SANTANDER EUR0.50(REGD)	**	2,902,590
BANCO SANTANDER SA 3.125% 02-23-2023	**	2,586,769
BANCO SANTANDER SA 3.5% DUE 04-11-2022	**	2,243,226
BANCORP INC DEL COM STK	**	89,483
BANCORPSOUTH BK TUPELO MISS COM	**	102,653
BANDAI NAMCO HOLDINGS INC	**	1,020,864
BANGKOK BANK THB10 (NVDR)	**	96,676
BANK 2017-BNK9 3.47% DUE 11-15-2054	**	3,504,832
BANK AMER CORP 1.95% DUE 05-12-2018	**	292,023
BANK AMER CORP 2.151% DUE 11-09-2020	**	2,695,597
BANK AMER CORP 2.625% DUE 10-19-2020	**	9,176,404
BANK AMER CORP 2.65% DUE 04-01-2019	**	7,677,338
BANK AMER CORP 2.816% DUE 07-21-2023	**	898,242
BANK AMER CORP 3.248% DUE 10-21-2027	**	793,855
BANK AMER CORP 3.3% DUE 01-11-2023	**	4,910,400
BANK AMER CORP 3.419% DUE 12-20-2028	**	8,884,910
BANK AMER CORP 3.5% DUE 04-19-2026	**	4,258,309
BANK AMER CORP 3.593% DUE 07-21-2028	**	8,578,872
BANK AMER CORP 3.705% BNDS 04-24-2028	**	513,197
BANK AMER CORP 3.95% DUE 04-21-2025	**	1,964,824
BANK AMER CORP 4% DUE 01-22-2025	**	5,174,761
BANK AMER CORP 4.45% DUE 03-03-2026	**	1,531,725
BANK AMER CORP 5% DUE 01-21-2044	**	881,825
BANK AMER CORP 5.49% DUE 03-15-2019	**	310,594
BANK AMER CORP 7.625% DUE 06-01-2019	**	371,139
BANK AMER CORP BDS 4 04-01-2024	**	10,380,977
BANK AMER CORP CORP BD 4.125 DUE 01-22-2024 REG	**	4,052,145
BANK AMER CORP FLTG RT 2.328% DUE 10-01-2021	**	428,788
BANK AMER CORP FLTG RT 2.881% DUE 04-24-2023	**	14,110,726
BANK AMER CORP FLTG RT 3.093% DUE 10-01-2025	**	1,197,248
BANK AMER CORP SR NT 2.625% DUE 04-19-2021/04-20-2017	**	6,171,326
BANK AMER MERRILL LYNCH COML MTG TR SER 2016-UB10 CLS ASB 3.019% 06-15-2049	**	2,004,456
BANK CHINA LTD HONG KONG BRH DISC COML PAPER 3/A3 YRS 3&4 03-07-2018	**	25,314,637
BANK MARIN BANCORP COM STK	**	42,432
BANK MONTREAL CHICAGO BRH IAM INSTL CTF DTD 08-17-2017 1.57% 08-16-2018	**	9,636,075
BANK MONTREAL MEDIUM TERM SR NTS BOOK ENTRY 2.1% DUE 12-12-2019	**	3,091,410
BANK MONTREAL MEDIUM TERM SR NTS BOOK EN1.75% DUE 09-11-2019	**	8,723,095
BANK MONTREAL QUE 1.75% DUE 06-15-2021	**	8,010,119

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK MONTREAL QUE SR NT 2.375% DUE 01-25-2019/09-30-2013	**	1,504,442
BANK NEW YORK INC 3.95 DUE 11-18-2025	**	14,936
BANK NEW YORK INC MEDIUM TERM SR NTS BOO 2.6% DUE 08-17-2020	**	15,115
BANK NEW YORK MELLON CORP 3.3% 08-23-2029	**	9,838,850
BANK NEW YORK MELLON CORP COM STK	**	10,688,355
BANK NEW YORK MELLON CORP MEDIUM TERM 2.2% 08-16-2023	**	6,212,630
BANK NOVA SCOTIA 2.45% 09-19-2022	**	395,260
BANK NOVA SCOTIA HOUSTON TEX INSTL DTD 09-22-2017 1.66% C/D DUE 09-21-2018	**	5,082,318
BANK OF AMER CORP 5.00 DUE 05-13-2021	**	522,761
BANK OF AMER CORP MTN 2 DUE 01-11-2018	**	10,500,210
BANK OF AMERICA CORP	**	17,402,040
BANK OF AMERICA CORP 1.75% DUE 06-05-2018	**	699,702
BANK OF AMERICA CORP 2.25% DUE 04-21-2020	**	2,796,954
BANK OF AMERICA CORP 2.6 DUE 01-15-2019	**	1,967,713
BANK OF AMERICA CORP BNDS 4.2 DUE 08-26-2024	**	2,390,471
BANK OF CHINA LTD 'H'CNY1	**	593,909
BANK OF MONTREAL 2.35% 09-11-2022	**	226,248
BANK OF MONTREAL BA 17/01/2018	**	79,760
BANK OF MONTREAL COM NPV	**	1,001,444
BANK OF MONTREAL MEDIUM TERM NTS 1.9% 08-27-2021	**	9,789,340
BANK OF NY MELLON CORP 2.45% DUE 11-27-2020/10-27-2020	**	200,744
BANK OF QUEENSLAND NPV	**	155,952
BANK RAKYAT INDONESIA PERSER	**	478,025
BANK TOKYO MITSUBISHI UFJ LTD N Y BRH 02-23-2017 FLTG RT DUE 02-22-2019	**	6,119,647
BANKUNITED INC	**	241,673
BANNER CORP COM NEW COM NEW	**	2,868,831
BAR HBR BANKSHARES COM	**	41,406
BARCLAYS AFRICA GR ZAR2	**	379,019
BARCLAYS BANK PLC 7% BDS PERP GBP1000	**	284,896
BARCLAYS BK PLC 2.5 02-20-2019	**	4,939,386
BARCLAYS BK PLC 5.14% DUE 10-14-2020	**	1,069,546
BARCLAYS BK PLC 7.625 DUE 11-21-2022	**	6,795,000
BARCLAYS BK PLC MED TERM NTS BOOK ENTRY TRANCHE FLTG RT 08-07-2020	**	2,511,355
BARCLAYS BK PLC NEW YORK BRH INSTL CTF DDTD 12-07-2017 2.0% C/D 12-05-2018	**	11,181,099
BARCLAYS BK PLC NEW YORK BRH INSTL CTF DEP 00027 DTD 08-28-2017 1.94% 09-04-2018	**	3,700,311
BARCLAYS BK PLC NEW YORK BRH INSTL CTF DEP 06-16-2017 FLTG 03-16-2018	**	4,905,003
BARCLAYS BK PLC NEW YORK BRH INSTL CTF DEP 07-17-2017 FLTG 05-17-2018	**	500,563
BARCLAYS BK PLC STEP CPN 7.75% DUE 04-10-2023	**	406,000
BARCLAYS PLC 2.75% DUE 11-08-2019	**	4,078,751
BARCLAYS PLC 2.875% DUE 06-08-2020	**	10,030,390
BARCLAYS PLC 3.2% DUE 08-10-2021	**	1,090,836
BARCLAYS PLC 3.25% DUE 01-12-2021	**	504,802
BARCLAYS PLC 3.65% DUE 03-16-2025	**	2,046,345
BARCLAYS PLC 3.684% DUE 01-10-2023	**	3,876,452
BARCLAYS PLC 4.337% DUE 01-10-2028	**	3,487,832
BARCLAYS PLC 4.375% DUE 01-12-2026	**	13,262,805
BARCLAYS PLC 8.25 DUE 12-31-2049	**	524,125

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BARCLAYS PLC BARCLAYS VAR RT DUE 01-10-2023/01-10-2022	**	7,089,026
BARCLAYS PLC ORD GBP0.25	**	8,615,749
BARNES & NOBLE ED INC COM	**	41,068
BARNES & NOBLE INC COM	**	49,191
BARNES GROUP INC COM	**	343,683
BARRATT DEVELOPMENTS ORD GBP0.10	**	1,589,602
BARRETT BILL CORP COM STK	**	57,856
BARRICK GOLD CORP COM NPV	**	380,330
BARRICK NA FINANCE LLC 4.4% 05-30-2021	**	478,447
BASF - ORD SHS COMSTK	**	2,847,947
BASIC ENERGY SVCS INC NEW COM NEW COM NEW	**	58,182
BASSETT FURNITURE INDS INC COM STK	**	10,152
BAT CAPITAL CORP 144A FRN 08-15-2022	**	8,399,168
BAXALTA INC 2.875% DUE 06-23-2020	**	1,710,980
BAYER AG NPV (REGD)	**	19,134,205
BAYERISCHE MOTOREN WERKE A G COM	**	618,843
BB&T BRH BKG & TR CO GLOBAL BK FLTG RT DUE 05-01-2019 REG	**	6,607,013
BB&T CORP 5.25% DUE 11-01-2019	**	129,338
BB&T CORP SR 2.05 DUE 06-19-2018	**	3,232,677
BB&T CORP SR 2.15% DUE 02-01-2021	**	520,034
BB&T CORP SR 2.45% DUE 01-15-2020	**	7,384,362
BB&T CORP SR MEDIUM TERM NTS BOOK ENTRY 2.625% DUE 06-29-2020	**	2,663,028
BB&T CORP SR MEDIUM TERM NTS BOOK ENTRY TRANCHE # TR 00015 2.25 02-01-2019	**	601,033
BBA AVIATION PLC ORD GBP0.2976 (POST CONS)	**	1,530,364
BBVA(BILB-VIZ-ARG) 6.75%-FRN PERP EUR200000'3'	**	260,406
BBVA(BILB-VIZ-ARG) EUR0.49	**	1,238,864
BCO CREDITO INVERS COM NPV	**	106,038
BCO DE SABADELL EUR0.125	**	106,686
BCO DO BRASIL SA COM NPV	**	812,208
BDO UNIBANK INC PHP10	**	258,177
BEACON ROOFING SUPPLY INC COM	**	8,564,243
BEAR STEARNS ARM FLTG RT 3.242544% DUE 05-25-2034	**	9,554
BEAR STEARNS ASSET BACKED SECS I LLC ASSASSET BKD CTF CL I-A-1A 5.5 25 AUG 2036	**	666,594
BEAR STEARNS AST BACKED SECS I TR 2007 AST BACKED CTF CL I-A-1 08-25-2037 REG	**	661,099
BEAR STEARNS COS 7.25% DUE 02-01-2018	**	9,693,601
BEAR STEARNS SECS I TR 2004-BO1 AST BACKED CTF M-4 FLTG 10-25-34	**	91,791
BECTON DICKINSON & 2.404% DUE 06-05-2020	**	9,702,089
BECTON DICKINSON & 2.675% DUE 12-15-2019	**	2,868,329
BECTON DICKINSON & 3.363% DUE 06-06-2024	**	2,767,711
BECTON DICKINSON & 3.734% DUE 12-15-2024	**	261,170
BECTON DICKINSON & 4.685% DUE 12-15-2044	**	710,772
BECTON DICKINSON & 4.9% DUE 04-15-2018	**	201,589
BED BATH & BEYOND INC COM	**	3,733,572
BEFIMMO SA NPV	**	1,114,384
BEIERSDORF AG EUR1	**	10,397,552
BEIJING CAPITAL INTERNATIONAL AIRPORTS 'H' CNY1	**	411,914
BEIJING ENTERPRISE NPV	**	815,655

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BEIJING JINGNENG CLEAN ENRGY CO LTD REGISTEREDSHARES	**	503,911
BEIJING URBAN CONSTRUCTION COMSTK	**	852,579
BEL FUSE INC CL B CL B	**	49,645
BELDEN INC COM	**	7,681,965
BELMOND LTD COM STOCK	**	113,006
BEMIS CO INC COM	**	24,038
BENCHMARK ELECTRS INC COM	**	148,876
BENDIGO AND ADELAIDE BANK LTD NPV	**	234,533
BENEFICIAL BANCORP INC COM	**	119,641
BERKLEY GP HOLDINGS	**	1,444,476
BERKSHIRE HATHAWAY 1.7% DUE 03-15-2019	**	1,983,564
BERKSHIRE HATHAWAY 2.4% DUE 02-01-2020	**	5,827,086
BERKSHIRE HATHAWAY 3.5% DUE 02-01-2025	**	5,155,140
BERKSHIRE HILLS BANCORP INC COM	**	157,380
BERRY GLOBAL GROUP INC COM USD0.01	**	3,859,841
BEST PACIFIC INTL HKD0.01	**	959,562
BHARAT HEAVY ELECT INR2	**	433,965
BHARAT PETROL CORP INR10	**	568,908
BHARTI INFRATEL LT INR10	**	44,530
BHP BILLITON FIN 5% DUE 09-30-2043	**	140,995
BHP BILLITON LTD NPV	**	1,541,179
BHP BILLITON PLC USD0.50	**	2,404,186
BID CORP LTD NPV	**	205,824
BIG 5 SPORTING GOODS CORP COM	**	17,138
BIG LOTS INC COM	**	497,208
BIGLARI HLDGS INC CL A COM	**	45,998
BIM BIRLESIK MAGAZ TRY1	**	292,802
BIO RAD LABS INC CL A	**	3,938,055
BIOGEN INC 2.9% DUE 09-15-2020	**	202,724
BIOGEN INC 3.625% DUE 09-15-2022	**	140,944
BIOGEN INC COMMON STOCK	**	26,246,027
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	**	6,483,818
BIO-TECHNE CORP COM	**	2,143,923
BJS RESTAURANTS INC COM	**	59,186
BK AMER N A TRANCHE # 2.05% 12-07-2018	**	499,857
BK CENTRAL ASIA IDR62.50	**	303,040
BK HAW CORP COM	**	2,425,310
BK MANDIRI IDR250	**	151,009
BK MONTREAL MEDIUM 1.8% DUE 07-31-2018	**	3,308,087
BK MUT CORP NEW COM STK	**	50,215
BK NEW YORK INC 2.2% DUE 05-15-2019	**	111,148
BK NEW YORK INC MEDIUM TERM SR NTS 2.2 03-04-2019	**	6,440,834
BK NEW YORK INC MEDIUM TERM SR NTS 2.2 03-04-2019	**	1,388,921
BK NEW YORK MELLON 2.5% DUE 04-15-2021	**	2,019,538
BK NEW YORK MELLON CORP 3.442% DUE 02-07-2028/02-07-2027 REG	**	511,073
BK NOVA SCOTIA B C 1.65% DUE 06-14-2019	**	3,899,232
BK NOVA SCOTIA B C 2.05% DUE 06-05-2019	**	2,952,751

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BK NOVA SCOTIA B C 2.05% DUE 10-30-2018	**	14,258,221
BK NOVA SCOTIA B C 2.45% DUE 03-22-2021	**	11,537,460
BK NOVA SCOTIA B C FIXED 2.15% DUE 07-14-2020	**	74,629
BK NOVA SCOTIA B C FLTG RT 2.55152% DUE 01-15-2019	**	5,239,870
BK NOVA SCOTIA GTD 1.875% DUE 04-26-2021	**	25,297,855
BK NOVA SCOTIA GTD 2.125% DUE 09-11-2019	**	8,001,373
BK NY INC MEDIUM TERM SR NTS BEO TRANCHE# TR 00043 4.15 DUE 02-01-2021	**	577,441
BK OF NOVA SCOTIA COM NPV	**	1,613,142
BK OF PHILIP ISLAN PHP10	**	49,647
BK OF TOKYO 3.25% DUE 09-08-2024	**	20,387,832
BLACK BOX CORP DEL COM	**	6,880
BLACK HILLS CORP 2.5% DUE 01-11-2019	**	6,597,937
BLACKBERRY LTD NPV	**	593,312
BLACKHAWK NETWORK HLDGS INC COMMON STOCK	**	153,152
BLACKLINE INC COM	**	1,131,075
BLACKROCK INC 3.375 DUE 06-01-2022	**	77,751
BLACKROCK INC 3.5% DUE 03-18-2024	**	90,426
BLACKROCK INC 5% DUE 12-10-2019	**	615,182
BLACKROCK INC COM STK	**	9,987,036
BLUCORA INC COM	**	83,803
BLUE BUFFALO PET PRODS INC COM	**	367,248
BLUE HILLS BANCORP INC COM	**	57,848
BLUEBIRD BIO INC COM	**	1,280,539
BLUEPRINT MEDICINES CORP COM	**	3,790,936
BLUESCOPE STEEL NPV	**	553,447
BMC STK HLDGS INC COM	**	66,843
BMW US CAP LLC 2.15% DUE 04-06-2020	**	1,993,140
BMW US CAP LLC NT FLTG RATE 144A DUE 09-13-2019 BEO	**	3,557,623
BMW VEH LEASE TR 1.23% DUE 01-22-2019	**	2,046,409
BMW VEH LEASE TR 1.34% DUE 01-22-2019	**	636,834
BMW VEH LEASE TR 1.43% DUE 09-20-2019	**	1,090,356
BMW VEH LEASE TR 1.64% DUE 07-22-2019	**	13,870,233
BMW VEH LEASE TR 1.98% DUE 05-20-2020	**	4,980,003
BMW VEH OWNER TR 1.37% DUE 12-27-2022	**	5,776,790
BNK FINANCIAL GROUP INC	**	149,183
BNP PARIBAS EUR2	**	2,549,835
BNP PARIBAS MEDIUM FIXED 3.8% DUE 01-10-2024	**	3,300,451
BNP PARIBAS SR NON PFD 144A MED 2.95% 05-23-2022	**	4,474,716
BNP PARIBAS US MEDIUM TERMTRANCHE # TR 330 2.7 DUE 08-20-2018	**	3,394,973
BNP PARIBAS US MEDIUM TERM NT PROGRAM LLC MEDIUM TERM SR NTS 2.4 12-12-2018	**	4,605,191
BNZ INTL FDG LTD 2.35% DUE 03-04-2019	**	4,083,933
BNZ INTL FUNDING/LONDON FLTG 144A DUE 02-21-2020	**	2,877,253
BOARDWALK 5.95% DUE 06-01-2026	**	66,927
BOC AVIATION PTE 2.75% DUE 09-18-2022	**	391,511
BOC AVIATION PTE 3.5% DUE 09-18-2027	**	485,146
BOEING CO COM	**	10,031,303,488
BOINGO WIRELESS INC COM STK	**	1,390,995

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BOISE CASCADE CO COM	**	96,199
BOJANGLES INC COM	**	37,949
BOK FINL CORP COM NEW	**	43,298
BOLIDEN AB NPV	**	1,316,548
BOLSA MEXICANA DE COMSTK	**	872,064
BONANZA CREEK ENERGY INC COM NEW COM NEW	**	9,932
BONOS DE TESORERIA 144A BNDS 6.15% 12/08/2032	**	1,978,895
BOOT BARN HLDGS INC COM	**	48,169
BOOZ ALLEN HAMILTON HLDG CORP CL A COM STK	**	10,327,587
BORAL FIN PTY LTD 3.75% 05-01-2028	**	503,706
BOSTON PRIVATE FINL HLDGS INC COM	**	2,822,406
BOUYGUES EUR1	**	371,467
BOX INC CL A CL A	**	2,653,453
BP CAP MKTS AMER 4.2% DUE 06-15-2018	**	303,278
BP CAP MKTS P L C 1.375% DUE 05-10-2018	**	213,673
BP CAP MKTS P L C 1.674% DUE 02-13-2018	**	4,372,920
BP CAP MKTS P L C 1.768% DUE 09-19-2019	**	1,150,637
BP CAP MKTS P L C 2.237% DUE 05-10-2019	**	2,100,700
BP CAP MKTS P L C 3.119% DUE 05-04-2026	**	252,681
BP CAP MKTS P L C 3.216% DUE 11-28-2023	**	1,859,157
BP CAP MKTS P L C 3.245 DUE 05-06-2022	**	2,049,960
BP CAP MKTS P L C 3.506% DUE 03-17-2025	**	2,058,502
BP CAP MKTS P L C 3.814% DUE 02-10-2024	**	215,509
BP CAP MKTS P L C 4.75% DUE 03-10-2019	**	196,928
BP CAPITAL MARKETS PLC 2.315% DUE 02-13-2020	**	5,175,551
BP ORD USD0.25	**	1,222,702
BPCE S A MEDIUM 2.65% DUE 02-03-2021	**	401,128
BPCE S A MEDIUM 2.75% DUE 12-02-2021	**	501,304
BPCE SR NON PFD 3% DUE 05-22-2022	**	11,728,499
BPCE US REG S 2.5 DUE 12-10-2018 REG	**	752,108
BPER BANCA EUR3	**	506,692
BQE CANT VAUDOISE CHF30.00(REGD)	**	422,032
BR MALLS PARTICIPA COM NPV	**	119,274
BRADY CORP CL A	**	4,453,894
BRANCH BANKING & TRUST 2.1% 01-15-2020	**	4,400,073
BRANCH BANKING & TRUST 2.25% 06-01-2020	**	848,584
BRANCH BANKING & TRUST 2.85 DUE 04-01-2021 REG	**	304,117
BRANDYWINE RLTY TR SH BEN INT NEW REIT	**	182,464
BRASKEM S.A. PRF'A' NPV	**	48,331
BRAZIL FEDERATIVE REP GLOBAL BD 5.625% DUE 02-21-2047 REG	**	306,450
BRAZIL(FED REP OF) 10% T-NTS 1/1/2021 BRL1000	**	1,040,403
BRENNTAG AG NPV	**	153,725
BRFKREDIT A/S 2% 01/10/2047	**	790,863
BRIDGE BANCORP INC COM STK	**	65,240
BRIDGEPOINT ED INC COM	**	30,635
BRIGGS & STRATTON CORP CAP	**	117,006
BRIGHT HORIZONS FA COM USD0.001	**	6,768,000

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BRIGHTHOUSE FINL 3.7% DUE 06-22-2027	**	12,588,403
BRINKS CO COM	**	3,935
BRISTOL MYERS SQUIBB CO COM	**	10,782,706
BRISTOW GROUP INC COM	**	61,315
BRIT 5.95% DUE 01-15-2018	**	1,126,505
BRIT SKY 2.625% DUE 09-16-2019	**	15,801,706
BRIT TELECOM 2.35 DUE 02-14-2019	**	3,073,251
BRITISH AMERICAN TOBACCO ORD GBP0.25	**	1,116,007
BRITISH LAND CO ORD GBP0.25	**	150,024
BRITISH TELECOMMUNICATIONS P L C NT STEPUP 12-15-2030 12-12-2000	**	224,110
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	2,311,919
BRIXMOR PPTY GROUP INC COM	**	334,555
BROADCOM CORP / 2.375% DUE 01-15-2020	**	6,903,990
BROADCOM CORP / 3% DUE 01-15-2022	**	9,993,631
BROADCOM CORP / 3.125% DUE 01-15-2025	**	955,965
BROADCOM CORP / 3.625% DUE 01-15-2024	**	4,022,287
BROADCOM CORP / 3.875% 144A 01-15-2027	**	492,023
BROADCOM LIMITED COM NPV	**	5,142,367
BROADRIDGE FINL SOLUTIONS INC COM STK	**	4,710,160
BROADSOFT INC COM	**	2,149,939
BROADWIND ENERGY INC COM NEW COM NEW	**	3,884
BROOKDALE SR LIVING INC COM STK	**	174,367
BROOKFIELD ASSET LIMITED VTG SHARES CLASS A	**	568,534
BROOKFIELD FIN INC FIXED 4.7% 09-20-2047	**	45,063
BROOKLINE BANCORP INC DEL COM BROOKLINE BANCORP INC +	**	112,648
BROOKS AUTOMATION INC COM	**	161,345
BROTHER INDUSTRIES NPV	**	1,251,711
BROWN & BROWN INC COM	**	1,167,216
BRUNEL INTERNATIONAL NV COMMON STOCK	**	204,104
BRUNSWICK CORP COM	**	3,641,483
BRYN MAWR BK CORP COM STK	**	81,770
BSB BANCORP INC MD COM USD0.01	**	11,583
BSTN PPTYS LTD 3.125% DUE 09-01-2023	**	120,945
BSTN PPTYS LTD 3.2% DUE 01-15-2025	**	265,153
BSTN PPTYS LTD 4.125% DUE 05-15-2021	**	731,609
BSTN SCIENTIFIC 2.85% DUE 05-15-2020	**	1,481,654
BSTN SCIENTIFIC 4.125% DUE 10-01-2023	**	3,035,740
BSTN SCIENTIFIC 6% DUE 01-15-2020	**	5,317,747
BT GROUP ORD GBP0.05	**	3,059,690
BUCKEYE PARTNERS L 2.65 DUE 11-15-2018	**	285,824
BUCKEYE PARTNERS L 4.35% DUE 10-15-2024	**	137,759
BUCKEYE PARTNERS L 6.05% DUE 01-15-2018	**	560,687
BUILD-A-BEAR WORKSHOP INC COM STK	**	18,915
BUMRUNGRAD HOPTL THB1(NVDR)	**	55,081
BUNGE LTD FIN CORP FIXED 3% DUE 09-25-2022	**	469,477
BUONI POLIENNALI DEL TES 2.8% 01/03/2067	**	103,934
BUONI POLOENNALI DEL TES 3.45% 01/03/2048	**	811,351

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BURBERRY GROUP ORD GBP0.0005	**	1,335,167
BURL NORTHN SANTA 3% DUE 03-15-2023	**	4,721,990
BURL NORTHN SANTA 3.45% DUE 09-15-2021	**	237,641
BURL NORTHN SANTA 4.1% DUE 06-01-2021	**	157,917
BURL NORTHN SANTA 5.75% DUE 03-15-2018	**	1,284,578
BURL NORTHN SANTA 5.75% DUE 05-01-2040	**	104,243
BURL NORTHN SANTA FIXED 3.25% DUE 06-15-2027	**	153,442
BURLINGTON NORTHERN SANTA FE LLC 4.125% DEB SNR 06-15-2047 USD	**	5,478,610
BURLINGTON NORTHN SANTA 4.55 09-01-2044	**	1,007,554
BURSA MALAYSIA BHD MYR0.50	**	421,063
BUY TO OPEN REPO W/BANK OF A 1.8% FROM 12-29-2017 TO 01-02-2018	**	79,600,000
BUY TO OPEN REPO W/JPMORGAN 1.57% FROM 12-27-2017 TO 01-03-2018	**	75,000,000
BUY TO OPEN REPO W/JPMORGAN 1.7% FROM 12-29-2017 TO 01-05-2018	**	75,000,000
BUY TO OPEN REPO W/MERRILL L 1.5% FROM 01-02-2018 TO 01-03-2018	**	25,000,000
BUY TO OPEN REPO W/MERRILL L 1.67% FROM 12-29-2017 TO 01-02-2018	**	25,000,000
BUY TO OPEN REPO W/RBC CAPIT 1.58% FROM 12-28-2017 TO 01-04-2018	**	75,000,000
BUZZI UNICEM SPA EUR0.60	**	857,922
BWX TECHNOLOGIES INC COM	**	4,294,790
C & F FINL CORP CMT-COM	**	23,780
CA INC 3.6% DUE 08-15-2022	**	1,840,143
CA ST TAXABLE-VAR PURP 6.2 DUE 03-01-2019 BEO TAXABLE	**	524,210
CABELAS CR CARD 1.78% DUE 06-15-2022	**	9,747,827
CABOT CORP COM	**	269,456
CABOT MICROELECTRONICS CORP COM	**	1,824,682
CABOT OIL & GAS CORP COM	**	285,113
CACI INTL INC CL A CL A	**	265,097
CADILA HEALTHCARE INR1	**	52,723
CAI INTL INC COM	**	60,945
CAIRN HOMES PLC ORD EUR0.001	**	1,019,567
CAIXABANK SA 5%-FR SUB EMTN 14/11/23 EUR	**	1,373,101
CALATLANTIC GROUP INC COM	**	553,693
CALAVO GROWERS INC COM	**	4,332,843
CALERES INC COM	**	140,683
CALGON CARBON CORP COM	**	109,163
CALIFORNIA ST 2.367% 04-01-2022 BEO TAXABLE	**	7,805,257
CALIFORNIA ST 6.2% 10-01-2019 BEO TAXABLE	**	1,929,150
CALIFORNIA ST 6.65 03-01-2022 BEO TAXABLE	**	12,146,212
CALIFORNIA ST 7.95 03-01-2036 BEO TAXABLE	**	11,167
CALIFORNIA ST UNIV REV 3.199% 11-01-2027BEO TAXABLE	**	1,451,030
CALIFORNIA ST UNIV REV 3.299% 11-01-2028BEO TAXABLE	**	1,494,519
CALIX NETWORKS INC COMMON STOCK	**	23,883
CALL SWAPTION USD CITIUS33 3MLIBOR/6M 2.0% European 317U302P2 12-19-2018	**	110,254
CALL SWAPTION USD CSFPGB2L 3MLIBOR/6M 1.85% European 317U245P2 11-30-2018	**	88,424
CALL SWAPTION USD DEUTGB2L 3MLIBOR/6M 2.15% European 317U799L1 06-15-2018	**	2,179
CALL SWAPTION USD MSCSUS33 3MLIBOR/6M 1.65% European 317U540M1 11-15-2018	**	4,402
CALL SWAPTION USD MSCSUS33 3MLIBOR/6M 2.54% European 317U899N6 03-21-2018	**	6,653
CALL SWAPTION USD NGFPUS33 3MLIBOR/6M 2.15% European 317U796L4 06-15-2018	**	726

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CALLAWAY GOLF CO COM	**	1,903,353
CALLON PETE CO DEL COM	**	1,901,439
CALPINE CORP COM NEW STK	**	3,443,467
CALTEX AUSTRALIA NPV	**	501,727
CAMBREX CORP COM	**	2,985,840
CAMDEN NATL CORP COM	**	73,728
CANADA HOUSING TRUST 2.9% DUE 15/06/2024	**	663,343
CANADA HSG TR NO 1 CDA HSG TR SER 48 2.4% 144A 15/12/2022	**	1,938,963
CANADA(GOVT OF) 3% DEB 01/12/2036 CAD1000	**	102,295
CANADA(GOVT OF) I/L 1.5% BDS 01/12/44 CAD1000	**	555,680
CANADIAN IMP BANK COM NPV	**	1,892,257
CANADIAN IMPERIAL BK COMM N Y BRH C/D 09-22-2017 1.66% DUE 10-15-2018	**	7,420,184
CANADIAN NATL RY CO COM	**	13,602,353
CANADIAN TIRE LTD CLASS'A'CUM NON-VTG COM NPV	**	549,669
CANFOR CORP COM NPV	**	1,295,375
CANON INC NPV	**	160,173
CANTEL MEDICAL CORP COM	**	2,467,851
CAP 1 BK USA NATL 8.8% DUE 07-15-2019	**	600,570
CAP 1 FINL CORP 3.2% DUE 02-05-2025	**	366,381
CAP 1 FINL CORP 4.2% DUE 10-29-2025	**	138,891
CAP 1 FINL CORP FIXED 3.05% DUE 03-09-2022	**	3,091,511
CAP 1 MULTI-ASSET 1.33% DUE 06-15-2022	**	3,950,332
CAP 1 MULTI-ASSET 1.66% DUE 06-17-2024	**	9,748,380
CAP 1 MULTI-ASSET 1.82% DUE 09-15-2022	**	3,779,560
CAP 1 MULTI-ASSET 2% DUE 01-17-2023	**	15,409,427
CAP 1 MULTI-ASSET 2.08% DUE 03-15-2023	**	21,195,090
CAP 1 MULTI-ASSET FLTG RT 2.00945% DUE 02-15-2022	**	401,894
CAP 1 NATL ASSN 1.85% DUE 09-13-2019	**	990,357
CAP 1 NATL ASSN 2.25% DUE 09-13-2021	**	2,525,933
CAP 1 NATL ASSN 2.35% DUE 01-31-2020	**	672,968
CAP 1 NATL ASSN 2.35% DUE 08-17-2018	**	500,781
CAP AUTO 1.54% DUE 08-20-2020	**	1,166,958
CAP AUTO 1.62% DUE 03-20-2019	**	63,876
CAP AUTO 1.73% DUE 04-20-2020	**	1,686,756
CAP AUTO 1.94% DUE 01-21-2020	**	2,620,264
CAP AUTO 2.02% DUE 08-20-2021	**	766,918
CAP CY BK GROUP INC COM	**	42,324
CAPCOM CO LTD NPV	**	627,764
CAPGEMINI EUR8	**	1,665,212
CAPITAL ONE BK USA NATL ASSN GLEN ALLEN 2.15 DUE 11-21-2018	**	665,017
CAPITAL ONE FINL CORP COM	**	17,974,190
CAPITAL ONE NA 2.95 DUE 07-23-2021	**	7,901,792
CAPITALAND MALL TRUST	**	174,111
CAPITOL FED FINL INC COM .	**	210,282
CARA OPERATIONS LT SUB-VTG NPV	**	818,405
CARBO CERAMICS INC COM	**	15,647
CARDINAL HLTH INC 1.948% DUE 06-14-2019	**	496,926

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CARDINAL HLTH INC 1.95% DUE 06-15-2018	**	117,933
CARDINAL HLTH INC 2.616% DUE 06-15-2022	**	4,090,478
CARDINAL HLTH INC 3.75% DUE 09-15-2025	**	52,944
CARDINAL HLTH INC 4.625% DUE 12-15-2020	**	532,440
CARDTRONICS PLC CARDTRONICS PLC	**	48,448
CARE COM INC COM	**	502,991
CAREER EDUCATION C COM USD0.01	**	19,098
CARLISLE COMPANIES INC COM	**	170,475
CARLISLE COS INC 3.5% 12-01-2024	**	125,988
CARLSBERG SER'B'DKK20	**	4,382,299
CARMAX AUTO OWNER 1.16% DUE 06-17-2019	**	195,540
CARMAX AUTO OWNER 1.25% DUE 11-15-2019	**	288,257
CARMAX AUTO OWNER 1.39% DUE 05-17-2021	**	2,096,974
CARMAX AUTO OWNER 1.53999996185% DUE 02-18-2020	**	7,841,100
CARMAX AUTO OWNER 1.56% DUE 11-16-2020	**	3,922,113
CARMAX AUTO OWNER 1.61% DUE 11-16-2020	**	1,228,545
CARMAX AUTO OWNER 1.63% DUE 05-15-2020	**	2,777,437
CARMAX AUTO OWNER 1.68% DUE 09-15-2021	**	4,803,143
CARMAX AUTO OWNER 2.26999998093% DUE 09-15-2022	**	2,389,846
CARMAX AUTO OWNER 2.41% DUE 12-15-2022	**	868,008
CARMAX AUTO OWNER 2.6% DUE 02-15-2023	**	327,261
CARMAX AUTO OWNER 3.39% DUE 10-16-2023	**	668,614
CARMAX AUTO OWNER FIXED 1.97% DUE 04-15-2022	**	915,024
CARMAX AUTO OWNER TR 2017-3 ASSET NT CL A-2A 1.64% DUE 09-15-2020	**	3,629,743
CARMAX AUTO OWNER TR 2017-3 CL A4 2.22%11-15-2022	**	2,684,810
CARMAX AUTO OWNER TR 2017-4 CL A-3 2.11% 10-17-2022 REG	**	452,765
CARMAX AUTO OWNER TRUST SER 16-4 CL A3 1.4% 08-15-2021	**	1,518,536
CARMAX AUTO OWNER TRUST SER 17-1 CL A3 2.06% 11-15-2021	**	2,025,331
CAROLINA FINANCIAL CORP COM USD0.001	**	69,136
CARPENTER TECHNOLOGY CORP COM	**	2,468,681
CARRIAGE SERVICES INC COM	**	47,435
CARRIZO OIL & GAS INC COM	**	67,330
CARROLS RESTAURANT GROUP INC COM	**	42,343
CARS COM INC COM	**	211,397
CARTER INC FORMERLY CARTER HLDGS INC TO 09/13/2003 COM	**	3,127,349
CASCADIAN THERAPEUTICS INC COM NEW COM NEW	**	21,142
CASTELLUM AB NPV	**	2,054,899
CATCHER TECHNOLOGY TWD10	**	219,490
CATERPILLAR FINANCIAL SERVICES LTD 2.1% DUE 01-10-2020	**	24,948
CATERPILLAR FINL 2.55% DUE 11-29-2022	**	249,200
CATERPILLAR FINL FLTG RT 1.77738% DUE 09-04-2020	**	5,082,318

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CATERPILLAR FINL SVCS CORP 7.05 10-01-2018	**	259,650
CATERPILLAR FINL SVCS CORP MEDIUM TERM N7.15 DUE 02-15-2019	**	73,918
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTS-BOOK ENTRY 2.1% DUE 06-09-2019	**	650,315
CATERPILLAR FINL SVCS CORP MEDIUM TERM N2.25% DUE 12-01-2019	**	4,375,868
CATERPILLAR FINL SVCS CORP MEDIUM TERM N2.85 DUE 06-01-2022 REG	**	120,504
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00880 1.35% DUE 05-18-2019	**	524,813
CATERPILLAR INC 3.9% DUE 05-27-2021	**	2,376,684
CATHAY FINL HLDG TWD10	**	84,273
CATO CORP NEW CL A CL A	**	40,787
CAVCO INDS INC DEL COM STK	**	3,634,779
C-BASS SER 2006-CB2 TR MTG LN ASSET-BKD CTF CL AF-4 12-25-2036 REG	**	497,434
CBIZ INC COM	**	95,512
CBL & ASSOC PPTYS INC COM	**	63,817
CBOE GLOBAL MKTS 1.95% DUE 06-28-2019	**	695,575
CBS CORP 4% DUE 01-15-2026	**	29,638
CBS CORP NEW 3.7% DUE 08-15-2024	**	160,521
CBS CORP NEW 4.3% DUE 02-15-2021	**	240,317
CBS CORP NEW CL B	**	7,015,100
CBS CORP NEW FIXED 4.9% DUE 08-15-2044	**	11,561
CC HLDGS GS V LLC 3.849% DUE 04-15-2023	**	619,013
CCL INDUSTRIES INC CLASS'B'NON VTG COM NPV	**	149,447
CCY SWP AUD 3MLIBOR/ BBSW BNPAFRPP 05/10/2027 CCS092719	**	421
CCY SWP AUD 3MLIBOR/ BBSW MSCSUS33 06/10/2027 CCS280918	**	349
CD 2016-CD2 MTG TR 3.348% DUE 11-10-2049	**	3,082,923
CD 2016-CD2 MTG TR FLTG RT 3.526% DUE 11-10-2049	**	1,930,437
CD MTG TR SR 2017-CD5 CL AAB 3.22% 08-10-2050	**	6,003,136
CDN IMPERIAL BK 1.6% DUE 09-06-2019	**	624,497
CDN IMPERIAL BK 2.55% DUE 06-16-2022	**	297,965
CDN IMPERIAL BK FIXED 2.1% DUE 10-05-2020	**	496,148
CDN NAT RES LTD 3.8% DUE 04-15-2024	**	25,746
CDN NAT RES LTD 6.45% DUE 06-30-2033	**	97,836
CDN NATL RAILWAYS COM NPV	**	224,598
CDN NATL RY CO 5.55% DUE 03-01-2019	**	3,301,101
CDN NATL RY CO 6.8% DUE 07-15-2018	**	630,847
CDN PAC RY CO NEW 4.5% DUE 01-15-2022	**	85,195
CDN PAC RY CO NEW 6.5% DUE 05-15-2018	**	243,931
CDN PAC RY CO NEW 7.125% DUE 10-15-2031	**	123,144
CDN PAC RY CO NEW 7.25% DUE 05-15-2019	**	3,112,302
CDP FINL INC 4.4% DUE 11-25-2019	**	2,598,175
CDS / STS CSFPGB2L 01-17-2047 SWPC02TU6	**	9,628
CDS / STS DEUTGB2L 01-17-2047 SWPC03XW5	**	5,349

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CDS / STS GSILGB2X 10-17-2057 SWPC0ATK0	**	3,908
CDS BARCGB33 09-20-2019 SWPC05DU6	**	9,594
CDS BARCGB33 12-20-2021 SWPC0DZO9	**	3,522
CDS BNPAFRPP 12-20-2019 SWPC07UE9	**	38,490
CDS BOFAUS6NGFX 06-20-2022 SWPC0FSQ7	**	1,543
CDS CHASUS33 06-20-2023 SWPC0G4U2	**	1,352
CDS GSILGB2X 12-20-2021 SWPC0E270	**	1,521
CDS ICE_CSFBUS 12-20-2020 SWPC0FIV7	**	14,979
CDS ICE_CSFBUS 12-20-2020 SWPC0FJI5	**	5,732
CDS ICE_CSFBUS 12-20-2022 SWPC0GCR0	**	6,724
CDS ICE_CSFBUS 12-20-2023 SWPC0E7Z3	**	37,067
CDS ICE_CSFBUS 12-20-2023 SWPC0EOD3	**	85,570
CDS ICE_CSFBUS 20/06/2022 SWPC0F0Z7	**	2,983
CDS ICE_CSFBUS 20/12/2026 SWPC0EM03	**	3,212
CDS MRMDUS33 03-20-2018 SWPC0GA19	**	1,123
CDS MRMDUS33 03-20-2020 SWPC08PD5	**	11,345
CECO ENVIRONMENTAL CORP COM	**	22,695
CEDAR REALTY TRUST INC	**	33,653
CELADON GROUP INC COM	**	15,744
CELGENE CORP 2.25% DUE 05-15-2019	**	359,510
CELGENE CORP 2.875% DUE 08-15-2020	**	1,152,643
CELGENE CORP 3.25% DUE 08-15-2022	**	66,029
CELGENE CORP 3.55% DUE 08-15-2022	**	267,808
CELGENE CORP 3.625% DUE 05-15-2024	**	424,747
CELGENE CORP 3.875% DUE 08-15-2025	**	1,842,455
CELGENE CORP 3.95% DUE 10-15-2020	**	82,841
CELGENE CORP COM	**	32,421,626
CELLDEX THERAPEUTICS INC NEW COM STK	**	27,326
CELLTRION INC KRW1000	**	397,019
CENOVUS ENERGY INC 5.7% DUE 10-15-2019	**	851,958
CENOVUS ENERGY INC 6.75% DUE 11-15-2039	**	11,975
CENT EUROPEAN MEDIA ENTERPRISES LTD NEW COM STK	**	46,500
CENT GARDEN & PET CO CL A	**	139,150
CENTENE CORP DEL COM	**	377,594
CENTERPOINT ENERGY 2.4% DUE 09-01-2026	**	2,239,282
CENTERPOINT ENERGY 2.5% DUE 09-01-2022	**	1,482,354
CENTERPOINT ENERGY 5.85 DUE 01-15-2041	**	102,068
CENTERPOINT ENERGY RES CORP DEL SR NT 4.5 1-15-2021	**	360,831
CENTERSTATE BANK CORP	**	3,243,524
CENTRAL GARDEN & PET CO COM	**	44,408
CENTRAL PAC FINL CORP COM NEW	**	110,073

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CENTRAL VY CMNTY BANCORP COM STK	**	30,270
CENTURY ALUM CO COM	**	125,185
CENTURY CMNTYS INC COM	**	98,338
CENTY BANCORP INC MASS CL A NON VTG	**	32,083
CEVA INC COM	**	3,596,331
CF INDS INC 3.45% DUE 06-01-2023	**	488,194
CF JPMCB LIQUIDITY FD	**	439,346,946
CGI GROUP INC 'A'SUB-VTG NPV	**	329,576
CHAILEASE HOLDING TWD10	**	37,789
CHALLENGER LTD NPV	**	1,851,285
CHARLES RIV LABORATORIES INTL INC COM	**	6,561,746
CHARLES SCHWAB CORP 1.5% DUE 03-10-2018	**	4,761,722
CHARLES SCHWAB CORP 5.0% 12-31-2049	**	702,660
CHART INDS INC COM PAR $0.01 COM PAR $0.01	**	1,552,331
CHARTER 3.579% DUE 07-23-2020	**	9,096,464
CHARTER 4.464% DUE 07-23-2022	**	12,608,873
CHARTER 4.908% DUE 07-23-2025	**	1,562,882
CHARTER 6.384% DUE 10-23-2035	**	1,401,150
CHARTER COMMUNICATIONS INC NEW CL A CL A	**	6,323,103
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.2% DUE 03-15-2028 BEO	**	1,816,403
CHARTER FINL CORP MD COM	**	18,733
CHARTER HALL RETAIL REIT NPV	**	684,867
CHASE ISSUANCE TR SER 2016-A2 CLS A 1.37% 06-15-2021	**	3,614,975
CHASE ISSUANCE TR 1.27% DUE 07-15-2021	**	2,668,232
CHASE ISSUANCE TR 1.49% DUE 07-15-2022	**	21,621,226
CHASE ISSUANCE TR 1.58% DUE 08-16-2021	**	1,239,673
CHASE ISSUANCE TR CHASESERIES 2016-3 NT CL A FLTG 06-15-2023 REG	**	10,517,822
CHASE ISSUANCE TR FIXED 1.84% DUE 04-15-2022	**	10,272,592
CHATHAM LODGING TR COM	**	36,871
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	**	6,296,366
CHEESECAKE FACTORY INC COM	**	25,535
CHEFS' WAREHOUSE HOLDINGS IN	**	44,116
CHEGG INC COM	**	2,272,070
CHEMICAL FINL CORP COM	**	1,928,770
CHEMUNG FINL CORP COM	**	24,579
CHES LODGING TR SH BEN INT	**	102,725
CHES UTILS CORP COM	**	3,342,695
CHEVRON CORP 1.991% 03-03-2020	**	14,663,915
CHEVRON CORP 4.95% DUE 03-03-2019	**	511,572
CHEVRON CORP COM	**	7,907,000
CHEVRON CORP NEW 1.365% DUE 03-02-2018	**	4,946,684

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHEVRON CORP NEW 1.686% DUE 02-28-2019	**	5,171,767
CHEVRON CORP NEW 1.718% DUE 06-24-2018	**	299,999
CHEVRON CORP NEW 1.79% DUE 11-16-2018	**	3,049,193
CHEVRON CORP NEW 1.961% DUE 03-03-2020	**	498,242
CHEVRON CORP NEW 2.1% DUE 05-16-2021	**	4,840,052
CHEVRON CORP NEW 2.419% DUE 11-17-2020	**	189,136
CHEVRON CORP NEW 2.895% DUE 03-03-2024	**	410,616
CHEVRON CORP NEW 2.954% DUE 05-16-2026	**	2,259,268
CHGO ILL TRAN AUTH SALES & TRANSFER T 6.899 DUE 12-01-2040 REG	**	542,356
CHGO ILL TRAN AUTH SALES & TRANSFER T 6.899 DUE 12-01-2040 REG TAXABLE	**	677,945
CHICAGO BRDG & IRON CO N V COM NV	**	99,035
CHICAGO ILL 7.375% 01-01-2033 BEO TAXABLE	**	2,082,564
CHICAGO ILL 7.75% 01-01-2042 BEO TAXABLE	**	3,443,139
CHICAGO ILL TRAN AUTH SALES TAX RCPTS REV 6.2% 12-01-2040 BEO TAXABLE	**	13,019
CHICOS FAS INC COM	**	120,367
CHILDRENS PL INC NEW COM	**	5,023,005
CHIMERIX INC COM	**	19,918
CHINA AIRLINES TWD10	**	306,306
CHINA BLUECHEMICAL LTD H SHS	**	223,537
CHINA COMM SERVICE 'H'CNY1	**	241,988
CHINA CONSTRUCTION BANK'H'CNY1	**	1,490,187
CHINA DEV FIN HLDG TWD10	**	57,176
CHINA EVERBRIGHT INTERNATIONAL LTD	**	64,235
CHINA EVERGRANDE GROUP ( LOCAL 3333)	**	386,791
CHINA LIFE INS TWD10	**	227,476
CHINA MEDICAL SYS USD0.005	**	41,927
CHINA MENGNIU DAIR HKD0.1	**	210,974
CHINA MERCHANTS BK COM STK	**	37,783
CHINA MOBILE LTD NPV	**	2,326,791
CHINA OVERSEAS LAND & INVESTMNT HKD0.10	**	360,274
CHINA RES PWR HLDG NPV	**	70,710
CHINA RESOURCES LAND HKD0.10	**	287,652
CHINA TRAD CHINESE NPV	**	440,390
CHINA TRAVEL INTL NPV	**	890,719
CHINA VANKE CO COM STK	**	177,101
CHIPBOND TECHNOLO TWD10	**	308,436
CHIYODA CORP NPV	**	931,858
CHONGQING RURAL CO CNY1 H SHARE	**	298,642
CHRISTOPHER & BANKS CORP COM	**	4,555
CHUBB CORP 5.75% DUE 05-15-2018	**	669,051
CHUBB LTD ORD CHF24.15	**	17,378,218
CHUGOKU ELEC PWR 2.701% 16/03/2020	**	803,980
CHURCH & DWIGHT INC SR NT FLTG RATE DUE 01-25-2019 REG	**	3,049,391
CHUYS HOLDINGS INC COM USD0.01	**	56,128
CIE DE ST-GOBAIN EUR4	**	2,295,597
CIELO SA COM NPV	**	45,191

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CIENA CORP COM NEW	**	178,993
CIGNA CORP 4 DUE 02-15-2022	**	3,822,354
CIGNA CORP 4.375% DUE 12-15-2020	**	989,996
CIGNA CORPORATION	**	6,082,139
CIMAREX ENERGY CO COM	**	4,374,303
CIMB GROUP HOLDINGS BERHAD MYR1	**	84,034
CIMC ENRIC HLDG LT HKD0.01	**	199,771
CIMIC GROUP LIMITED NPV	**	2,931,459
CIN FINL CORP 6.92% DUE 05-15-2028	**	103,293
CINCINNATI BELL INC NEW COM NEW COM NEW	**	1,990,028
CINEMARK HLDGS INC COM	**	170,096
CINTAS CORP NO 2 2.9% DUE 04-01-2022	**	1,533,610
CINTAS CORP NO 2 3.7% DUE 04-01-2027	**	1,623,219
CIRCOR INTL INC COM	**	74,821
CIRRUS LOGIC INC COM	**	163,411
CISCO SYS INC 2.2% DUE 02-28-2021	**	1,345,718
CISCO SYS INC 2.45% DUE 06-15-2020	**	251,636
CISCO SYS INC 3.625% DUE 03-04-2024	**	379,253
CISCO SYS INC 4.45% DUE 01-15-2020	**	26,144
CISCO SYS INC SR NT 4.95 DUE 02-15-2019 REG	**	740,256
CIT GROUP INC NEW 5.375 DUE 05-15-2020	**	105,625
CIT GROUP INC NEW COM NEW COM NEW	**	466,848
CIT HOME EQUITY LN TR 2002-1 ASSET BKD CTF CL AF-5 02-25-2033 BEO	**	396,193
CITI TRENDS INC COM ORD USD1	**	56,519
CITIBANK CR CARD 1.73% DUE 04-09-2020	**	2,200,000
CITIBANK CR CARD 1.75% DUE 11-19-2021	**	28,287,874
CITIBANK CR CARD 1.8% DUE 09-20-2021	**	2,536,957
CITIBANK CR CARD 2.15% DUE 07-15-2021	**	20,562,280
CITIBANK CR CARD ISSUANCE TR 2.88 01-23-2023 REG	**	8,698,443
CITIBANK CR CARD ISSUANCE TR SR 2017-A3 CL-A3 0.0% DUE 04-07-2022	**	3,875,672
CITIBANK N A 1.85% 09-18-2019	**	8,131,569
CITIBANK N A 1.85% 09-18-2019	**	596,310
CITIBANK N A FLTG RT 2.04878% DUE 06-12-2020	**	4,873,943
CITIBANK NA FIXED 2% DUE 03-20-2019	**	7,111,688
CITIBANK NA FIXED 2% DUE 03-20-2019	**	4,461,373
CITIC TEL INT HLDGS HKD0.10	**	351,074
CITIGROUP COML MTG 2.29200005531% DUE 02-10-2049	**	6,540,138
CITIGROUP COML MTG 2.687% DUE 02-10-2048	**	6,021,060
CITIGROUP COML MTG 2.71000003815% DUE 08-10-2049	**	8,908,947
CITIGROUP COML MTG 3.061% DUE 02-10-2048	**	1,913,139
CITIGROUP COML MTG 3.65400004387% DUE 12-10-2049	**	3,827,069
CITIGROUP COML MTG FLTG RT 0% DUE 07-15-2017	**	1,300,823
CITIGROUP COML MTG FLTG RT 3.72% DUE 12-10-2049	**	1,950,967
CITIGROUP INC 1.7% DUE 04-27-2018	**	4,520,498
CITIGROUP INC 1.75% DUE 05-01-2018	**	1,298,916
CITIGROUP INC 1.8% DUE 02-05-2018	**	1,244,869
CITIGROUP INC 2.05% DUE 12-07-2018	**	7,076,590

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CITIGROUP INC 2.4% DUE 02-18-2020	**	928,912
CITIGROUP INC 2.45% DUE 01-10-2020	**	6,943,199
CITIGROUP INC 2.5% DUE 09-26-2018	**	4,763,618
CITIGROUP INC 2.7% DUE 10-27-2022	**	4,699,251
CITIGROUP INC 2.75% DUE 04-25-2022	**	3,991,908
CITIGROUP INC 2.876% DUE 07-24-2023	**	4,149,104
CITIGROUP INC 2.9% DUE 12-08-2021	**	4,746,029
CITIGROUP INC 3.2% DUE 10-21-2026	**	327,422
CITIGROUP INC 3.4% DUE 05-01-2026	**	10,472,179
CITIGROUP INC 3.5% DUE 05-15-2023	**	5,822,319
CITIGROUP INC 3.668% DUE 07-24-2028	**	5,904,675
CITIGROUP INC 3.7% DUE 01-12-2026	**	6,763,881
CITIGROUP INC 4.125% DUE 07-25-2028	**	190,671
CITIGROUP INC 4.3% DUE 11-20-2026	**	1,286,237
CITIGROUP INC 4.4% DUE 06-10-2025	**	1,952,738
CITIGROUP INC 4.45% DUE 09-29-2027	**	7,490,324
CITIGROUP INC 4.5% DUE 01-14-2022	**	542,519
CITIGROUP INC 4.6% DUE 03-09-2026	**	436,331
CITIGROUP INC 4.65% DUE 07-30-2045	**	390,392
CITIGROUP INC 5.5% DUE 09-13-2025	**	2,647,376
CITIGROUP INC 8.5% DUE 05-22-2019	**	920,824
CITIGROUP INC COM NEW COM NEW	**	44,921,912
CITIGROUP INC FLTG RT 2.44532% DUE 06-07-2019	**	1,209,456
CITIGROUP INC FLTG RT 2.57122% DUE 08-02-2021	**	611,182
CITIGROUP INC FRN 04-27-2018	**	1,802,387
CITIGROUP MTG LN FLTG RT 2.53635% DUE 11-25-2034	**	751,658
CITIZENS & NORTHN CORP COM	**	22,896
CITIZENS BK MEDIUM 2.55% DUE 05-13-2021	**	1,270,281
CITIZENS BK MEDIUM TERM NTS BOOK ENTRY NT 2.5% DUE 03-14-2019/02-14-2019	**	300,710
CITIZENS FINL FLTG RT 5.158% DUE 06-29-2023	**	4,163,134
CITIZENS FINL GROUP INC COM	**	10,280,902
CITIZENS HLDG CO MISS COM US1747151025 ISIN	**	14,237
CITIZENS INC CL A	**	36,912
CITY HLDG CO COM	**	80,694
CIVEO CORP CDA COM	**	31,305
CK ASSET HOLDINGS LTD	**	1,576,836
CK HUTCHISON INTL 2.25% DUE 09-29-2020	**	230,733
CK INFRASTRUCTURE HKD1	**	77,218
CLEAN ENERGY FUELS CORP COM	**	24,455
CLEAN HBRS INC COM	**	3,158,776
CLEARFIELD INC COM	**	13,475
CLEARWATER PAPER CORP COM STK	**	88,394
CLEV ELEC ILLUM CO 8.875% DUE 11-15-2018	**	343,365
CLICKS GROUP LTD ZAR0.01	**	1,026,400
CLIFTON BANCORP INC COM	**	47,316
CLOUD PEAK ENERGY INC COM	**	51,406
CLOUDERA INC COM	**	1,328,208

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CLP HOLDINGS LTD NPV	**	132,958
CMD SWP BNPAFRPP 02-15-2018 SWU0398Z0	**	3,815
CMD SWP BNPAFRPP 02-15-2018 SWU0398Z0	**	1,369
CMD SWP BNPAFRPP 02-15-2018 SWU0H9588	**	281,927
CMD SWP BNPAFRPP 02-15-2018 SWU0H9596	**	522,024
CMD SWP BNPAFRPP 02-15-2018 SWU0H9604	**	231,346
CMD SWP CHASUS33 02-15-2018 SWU0H9398	**	6,077
CMD SWP CHASUS33 02-15-2018 SWU0H9448	**	347,941
CMD SWP CHASUS33 02-15-2018 SWU0H9455	**	733,283
CMD SWP CHASUS33 02-15-2018 SWU0H9489	**	94,197
CMD SWP CHASUS33 02-15-2018 SWU0H9513	**	714
CMD SWP CHASUS33 02-15-2018 SWU0H9513	**	26
CMD SWP CIBCUS33 02-15-2018 SWU0H9190	**	31,016
CMD SWP CITIUS33 02-15-2018 SWU0H9646	**	641,799
CMD SWP CITIUS33 02-15-2018 SWU0H9661	**	47,935
CMD SWP GSILGB2X 02-15-2018 SWU0H9059	**	307,885
CMD SWP GSILGB2X 02-15-2018 SWU0H9083	**	5,244
CMD SWP GSILGB2X 02-15-2018 SWU0H9083	**	3,815
CMD SWP GSILGB2X 02-15-2018 SWU0H9083	**	1,369
CMD SWP GSILGB2X 02-15-2018 SWU0H9125	**	1,159,532
CMD SWP GSILGB2X 02-15-2018 SWU0H9125	**	51,278
CMD SWP GSILGB2X 02-15-2018 SWU0H9125	**	15,754
CMD SWP GSILGB2X 02-15-2018 SWU0H9125	**	53,166
CMD SWP GSILGB2X 02-15-2018 SWU0H9125	**	12,704
CMD SWP GSILGB2X 02-15-2018 SWU0H9125	**	27,773
CMD SWP GSILGB2X 02-15-2018 SWU0H9737	**	119,224
CMD SWP GSILGB2X 02-15-2018 SWU0H9737	**	17,234
CMD SWP MACQAU2S 02-15-2018 SWU0H9075	**	95,150
CMD SWP MACQAU2S 02-15-2018 SWU0H9349	**	1,033,352
CMD SWP MLILGB3L 02-15-2018 SWU0H9018	**	134,893
CMD SWP MLILGB3L 02-15-2018 SWU0H9026	**	199,980
CME GROUP INC 3% DUE 09-15-2022	**	112,176
CME GROUP INC COM STK	**	15,065,496
CME_IRS CME_CSFBUS CAD P 1.85%/R 3M CDOR 15/09/2027 SWU00LO05	**	192,406
CME_IRS CME_CSFBUS CAD P 2.2%/R 3M CDOR 16/06/2026 SWU00FMI1	**	17,040
CME_IRS CME_CSFBUS CAD P 2.3%/R 3M CDOR 15/12/2025 SWU00CZV5	**	6,778
CME_IRS CME_CSFBUS JPY P .3%/R 6M LIBOR 20/09/2027 SWU00LCI9	**	37,985
CME_IRS CME_CSFBUS JPY P 6M LIBOR/R .15% 22/03/2018 SWU00DZI2	**	2,316
CME_IRS CME_CSFBUS JPY P 6M LIBOR/R .25% 18/09/2020 SWU00DZH4	**	7,969
CME_IRS CME_CSFBUS JPY P 6M LIBOR/R 1.25% 17/06/2035 SWU00BPW6	**	68,259
CME_IRS CME_CSFBUS NZD P 3M NFIX3/R 2.5% 11/07/2019 SWU00MA99	**	54,571
CME_IRS CME_CSFBUS PLN P 6M WIBOR/R 3.0% 21/03/2028 SWU00ML63	**	35
CME_IRS CME_CSFBUS USD P 1.25%/R 3M LIBOR 06/21/2019 SWU00JR72	**	218,981
CME_IRS CME_CSFBUS USD P 1.45%/R 3M LIBOR 06/28/2021 SWU00ISZ1	**	91,759
CME_IRS CME_CSFBUS USD P 1.5%/R 3M LIBOR 06/15/2019 SWU00H8N2	**	158,171
CME_IRS CME_CSFBUS USD P 1.5%/R 3M LIBOR 06/21/2027 SWU00KLL4	**	933,093
CME_IRS CME_CSFBUS USD P 1.68%/R 3M LIBOR 12/21/2026 SWU00INA1	**	203,965

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CME_IRS CME_CSFBUS USD P 1.72%/R 1D FEDL 09/19/2018 SWU00NOK7	**	315
CME_IRS CME_CSFBUS USD P 1.75%/R 3M LIBOR 06/21/2047 SWU00KLP5	**	538,145
CME_IRS CME_CSFBUS USD P 1.75%/R 3M LIBOR 12/21/2026 SWU00INA1	**	88,908
CME_IRS CME_CSFBUS USD P 1.85%/R 3M LIBOR 03/14/2020 SWU00M439	**	352,611
CME_IRS CME_CSFBUS USD P 1.85%/R 3M LIBOR 07/27/2026 SWU00JC37	**	19,117
CME_IRS CME_CSFBUS USD P 2.0%/R 3M LIBOR 04/01/2020 SWU00MZ27	**	153,059
CME_IRS CME_CSFBUS USD P 2.0%/R 3M LIBOR 12/16/2020 SWU00D7N2	**	12,300
CME_IRS CME_CSFBUS USD P 2.1%/R 3M LIBOR 07/01/2041 SWU00IUR6	**	133,723
CME_IRS CME_CSFBUS USD P 2.22%/R 3M LIBOR 09/16/2025 SWU00E7V2	**	2,627
CME_IRS CME_CSFBUS USD P 2.25%/R 3M LIBOR 12/20/2022 SWU00LT67	**	417
CME_IRS CME_CSFBUS USD P 2.25%/R 3M LIBOR 12/21/2046 SWU00INI4	**	62,690
CME_IRS CME_CSFBUS USD P 2.25%/R 3M LIBOR 12/21/2046 SWU00INI4	**	20,897
CME_IRS CME_CSFBUS USD P 2.3%/R 3M LIBOR 04/27/2026 SWU00I172	**	15,362
CME_IRS CME_CSFBUS USD P 2.4%/R 3M LIBOR 03/16/2026 SWU00HB08	**	13,002
CME_IRS CME_CSFBUS USD P 2.5%/R 3M LIBOR 06/15/2046 SWU00FLJ0	**	80,925
CME_IRS CME_CSFBUS USD P 3M LIBOR/R 1.94% 09/19/2018 FRA001838	**	1,359
CME_IRS CME_CSFBUS USD P 3M LIBOR/R 2.68% 10/25/2023 SWU00L7Y0	**	14,647
CME_IRS CME_CSFBUS ZAR P 3M JIBAR/R 7.5% 15/03/2019 SWU00JQX6	**	3,772
CME_IRS CME_CSFBUS ZAR P 3M JIBAR/R 7.75% 15/03/2022 SWU00JTL9	**	72,827
CME_IRS CME_CSFBUS ZAR P 3M JIBAR/R 8.25% 15/03/2022 SWU00K8T2	**	19,280
CME_IRS CME_CSFBUS ZAR P 7.75%/R 3M JIBAR 22/03/2028 SWU00MM62	**	8,814
CME_ZCS CME_CSFBUS BRL P 1D BZDIO/R 8.35% 02/01/2020 SWU00NES1	**	56,216
CME_ZCS CME_CSFBUS BRL P 1D BZDIO/R 8.35% 02/01/2020 SWU00NES1	**	13,883
CMNTY HLTH SYS INC NEW COM	**	59,857
CMO ADJBL RATE MTG TR DUE 09-25-2035 BEO	**	1,008,892
CMO ALTERNATIVE LN TR 2006-OA9 MTG CL 2A-1A 0 DUE 07-25-2036 REG	**	133,623
CMO AMERN HOME MTG INVT TR 2005-2 MTG BKD NT CL IV-A-1 VAR 09-25-45	**	134,626
CMO BANK 2017-BNK7 COML MTG PASS THRU CTF CL A-5 3.435% 09-15-2060	**	2,075,961
CMO BANK OF AMER MERRILL LYNCH COML MTG TR 2 3.366% DUE 02-15-2050 BEO	**	3,073,110
CMO BANK SER 2017-BNK9 CL A-2 2.766% 11-15-2054 REG	**	8,897,099
CMO BANK SR 2017-BNK6 A-SB 3.289% 07-15-2060	**	1,984,720
CMO BEAR STEARNS ALT-A TR 2006-8 MTG PASSTHRU CTF CL III-A-1 01-25-2037 REG	**	195,244
CMO BEAR STEARNS ALT-A TR SER 2005-4 CL II-3A-2 DUE 05-25-2035 REG	**	1,226,118
CMO BEAR STEARNS ARM TR 2000-2 MTG PASS THRU CTF CL A-1 VAR RATE 11-25-2030 BEO	**	20,581
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-1DUE 02-25-2033/04-25-2006 BEO	**	2,851
CMO BEAR STEARNS ARM TR 2004-10 MTG DUE 01-25-2035	**	65,172
CMO BEAR STEARNS ARM TR DUE 02-25-2034 REG	**	367,909
CMO BEAR STEARNS ARM TR SER 2005-2 CL A-1 FLT RT DUE 03-25-2035 BEO	**	1,817,787
CMO BEAR STEARNS ARM TR SER 2005-2 CL A-2 FLT RT DUE 03-25-2035 BEO	**	15,345
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 DUE 12-25-2046 REG	**	2,529,174
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 MTG PASSTHRU CTF CL I-A-1 VAR DUE	**	75,572
CMO CHASE MTG FIN TR SER 2007-A1 PASSTHRU CTF CL 1-A1 4.366 03-25-37 REG	**	66,381
CMO CITIGROUP COML MTG TR 2015-GC33 COML CTF CL A-4 3.778 DUE 09-10-2058 REG	**	1,908,272
CMO CITIGROUP COML MTG TR 2016-C3 COML MTG CTF CL A-3 2.86% 11-15-2049	**	6,899,837
CMO CITIGROUP COML MTG TR 2017-B1 COML MTG CTF CL A-AB 3.243% 08-15-2050	**	2,030,516
CMO CITIGROUP COML MTG TR 2017-P7 COML MTG CTF CL B VAR RT 04-15-2050	**	1,189,887
CMO CITIGROUP COML MTG TR 2017-P8 CL A-4 3.465% 09-15-2050	**	1,920,073

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO CITIGROUP COML MTG TR SR 2012-GC8 CL AAB 2.608% DUE 09-10-2045	**	8,827,815
CMO CITIGROUP COMMERCIAL MORTGAGE TRUST SR 17-C4 CL A2 3.19% 10-12-2050	**	5,820,504
CMO CITIGROUP MTG LN TR SER 2005-6 CL A1FLT RT DUE 09-25-2035 BEO	**	22,068
CMO CITIGRP COMMERICAL MTG CITIGROUP COML MTG TR 3.127 DUE 04-15-2049 REG	**	10,956,920
CMO COMM 2012-CCRE1 MTG TR CTF CL A-3 3.391% DUE 05-15-2045 REG	**	4,849,161
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL A-4 4.046 DUE 10-10-2046 REG	**	10,726,947
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL B 4.762% DUE 10-10-2046 REG	**	274,237
CMO COMM 2013-CCRE8 MTG TR COML MTG PASSTHRU CTF CL A-4 3.334 6-10-2046	**	933,113
CMO COMM 2013-LC13 MTG TR CL A-2 3.009 DUE 08-10-2046	**	4,854,773
CMO COMM 2014-CCRE18 MTG TR SER 2014-CR18 CL A-SB 3.452 DUE 7-15-47	**	4,112,108
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-4 3.378% DUE 12-10-2047 REG	**	8,498,237
CMO COMM 2015-LC23 MTG TR CL A-SB 3.598% DUE 10-10-2053 REG	**	16,147,534
CMO COMM MORTGAGE TRUST SER 2015-DC1 CL A2 2.87% 02-10-2048	**	5,465,350
CMO COMM MTG TR SER 2014-CR15 CL A-2 2.928 02-10-2047	**	3,980,502
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORPSER 2004-8 CL 6A1 4.5 DUE 12-25-2019 REG	**	56,353
CMO CSAIL 2015-C4 COML MTG TRUST SR 2015-C4 CL-ASB 3.6167% DUE 11-11-2048	**	2,591,543
CMO CSAIL 2016-C5 COML MTG TR CL A-SB 3.5325% DUE 11-15-2048 REG	**	10,312,650
CMO CSAIL COML MTG TR SER 2016-C7 CL A3 2.6082% 11-15-2049	**	4,341,836
CMO CWALT INC 2004-J7 MTG PASSTHRU CTF CL 2-A-1 FLT RT DUE 09-25-2034	**	2,920
CMO CWMBS INC SER 2005-11 CL 3-A-1 FLT RT DUE 04-25-2035 REG	**	849,931
CMO CWMBS INC SER 2005-11 CL 3-A-3 FLT RT DUE 04-25-2035 REG	**	106,956
CMO DBJPM 2016-C1 MTG TR CL A-SB 3.038% DUE 05-10-2049 REG	**	3,424,827
CMO GS MORTGAGE SECURITIES TRUST SER 15-GC28 FLTG RT 02-10-2048 REG	**	1,309,930
CMO GS MTG SECS CORP 2003-2F CL IIIA-1 6% DUE 03-25-2032 BEO	**	2,524
CMO GS MTG SECS TR 2010-C2 3.849 DUE 12-10-2043 BEO	**	8,854
CMO GS MTG SECS TR 2011-GC5 MTG PASS THRU CTF CL D 144A DUE 08-10-2044 BEO	**	548,400
CMO GS MTG SECS TR 2013-GCJ12 CL AAB VARRT DUE 06-10-2046 BEO	**	8,162,361
CMO GS MTG SECS TR 2013-GCJ16 COML MTG PASSTHRU CTF CL B 5.161 DUE 11-01-2046	**	547,798
CMO GS MTG SECS TR 2014-GC18 COML MTG PASS THRU CTF CL A-2 0 DUE 1-10-47 REG	**	1,296,253
CMO GS MTG SECS TR 2015-GS1 CL A-AB 3.553% DUE 11-10-2048 REG	**	12,934,088
CMO GS MTG SECS TR 2017-GS7 COML MTG PASSTHRU CTF CL A-4 0 DUE 08-10-2050 REG	**	8,301,859
CMO HARBORVIEW MTG LN TR 2003-1 CL A FLTG RT 05-19-2033	**	12,522
CMO HARBORVIEW MTG LN TR 2005-4 MTG PASSTHRU CTF CL 4-A DUE 07-19-2035 REG	**	386,255
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	**	763,403
CMO HOMESTAR MTG ACCEP CORP SER 2004-4 CL A3 FLT RT DUE 09-25-2034 BEO	**	73,205
CMO J P MORGAN MTG TR 2004-A3 CL 1-A-1 DUE 07-25-2034 REG	**	346,628
CMO J P MORGAN MTG TR 2005-A1 MTG PASSTHRU CTF CL 6-T-1 DUE 02-25-2035 REG	**	260,614
CMO J P MORGN CHASE COML MTG SECS TR 2013-C CL A-4 2.8754 DUE 12-15-2047 REG	**	3,568,183
CMO JOHN DEERE OWNER TR 2014 ASSET BACKED NT CL A-3 .92% DUE 04-16-2018 REG	**	—
CMO JPMBB COML MTG SECS TR 2013-C15 COM MTG PASSTH CTF CL B 4.9267 11-15-2045	**	2,506,138
CMO JPMBB COML MTG SECS TR 2013-C17 COMLMTG PASSTHRU CTF CL B DUE 01-15-2047 REG	**	317,160
CMO JPMBB COML MTG SECS TR 2015-C28 COML CTF A-2 2.7733 DUE 10-15-2048 REG	**	7,449,994
CMO JPMBB COML MTG SECS TR 2015-C30 COMLMTG PASSTHRU CTF CL B DUE 07-15-2048 REG	**	3,133,329
CMO JPMBB COML MTG SECS TR 2015-C31 FLTG RT 08-15-2048	**	347,232
CMO JPMBB COML MTG SECS TR SER 2013-C17 CL A-2 3.0032 DUE 01-15-2047	**	1,167,028
CMO JPMBB COML MTG SER 15-C32 CL A4 3.3293% DUE 11-15-2048 REG	**	5,101,010
CMO JPMBB COMM MTG SECS TST SER 2015-C31 CL A3 3.8014% 08-15-2048	**	7,095,014

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO JPMCC COML MTG SECS TR 2017 CL A-3 3.3422% DUE 03-15-2050 REG	**	4,058,372
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	1,843,150
CMO JPMCC COML MTG SECS TR SER 2016-JP3 CL A5 2.8704% 08-15-2049	**	2,249,497
CMO JPMDB COML MTG SECS SR 2017-C7 CL A-5 3.4092% DUE 10-15-2050	**	4,830,096
CMO JPMDB COML MTG SECS TR 2017-C7 CL A-3 10-15-2050	**	9,540,119
CMO LB-UBS COML MTG TR 2008-C1 MTG PASSTHRU CTF CL A-2 DUE 04-15-2041 REG	**	637,914
CMO MASTR ADJ RATE MTGS TR 2003-6 MTG PASSTHRU CTF CL 3-A-1 DUE 12-25-2033 REG	**	578,350
CMO MASTR ALTERNATIVE LN TR 2004-8 MTG PASSTHRU CTF CL 7-A-1 5 DUE 09-25-2019	**	31,694
CMO MELLON RESDNTL FDG CORP 2000-TBC2 MTG PASSTHRU CTF CL A-1 VAR 05-25-30	**	336,894
CMO MERRILL LYNCH MTG INVS INC 2004-A CLA-1 FLTG DUE 04-25-2029 REG	**	10,761
CMO MERRILL LYNCH MTG INVS INC DUE 10-25-2035 REG	**	293,042
CMO MERRILL LYNCH MTG INVS INC SER 2003-C CL A1 6-25-28	**	195,839
CMO MERRILL LYNCH MTG INVS INC SER 2005-A5 CL A3 DUE 06-25-2035 REG	**	6,830,918
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR DUE 05-15-2046 REG	**	313,349
CMO MORGAN STANLEY BK AMER MERRILL SER 2015-C26 CL ASB 3.323% 11-15-2048	**	10,256,330
CMO MORGAN STANLEY BK AMER MERRILL LYN TR COML MTG CTF CL A-SB 3.654 04-15-47	**	3,107,973
CMO MORGAN STANLEY BK AMER MERRILL SER 2014-C14 CL A2 2.916 DUE 01-15-2047 REG	**	10,988,989
CMO MORGAN STANLEY BK AMER MERRILL TR 2017-C33 CL A-3 3.295% 05-15-2050	**	7,838,571
CMO MORGAN STANLEY CAP I TR 2011-C3 COMLMTG CTF CL A-3 4.054 DUE 7-15-49	**	140,420
CMO MORGAN STANLEY CAP I TR SER 2016-UBS12 CL A4 3.596% 12-15-2049	**	1,927,903
CMO MORGAN STANLEY MTG LN TR 2004-2AR DUE 01-25-2035 REG	**	119,247
CMO MORGAN STANLEY MTG LN TR 2005-6AR MTG CL 1-A-1 FLTG RT 11-25-2035	**	11,029
CMO MORTGAGEIT TR 2005-2 MTG BKD NT CL 1-A-1 ADJ RATE DUE 05-25-2035 REG	**	1,254,479
CMO PRIME MTG TR 2005-2 MTG PASSTHRU CTFI-A-1 4.75% DUE 07-25-2020 REG	**	57,723
CMO RALI SER 2006-QO7 TR MTG AST BKD PASSTHRU CTF CL III-A-2 DUE 9-25-46 REG	**	107,063
CMO RBSGC MTG LN TR 2007-B MTG PASSTHRU CTF CL 1A4 DUE 01-25-2037 REG	**	718,138
CMO RESDNTL AST MTG PRODS GMACM 2005-AR43-A-1 5.11453 DUE 07-19-2035 REG	**	1,629,298
CMO RESDNTL FDG MTG SECS I INC MTG PASS 2003-S9 CL A-1 6.5 03-25-2032 REG	**	2,932
CMO SEQUOIA MTG TR 2004-1 2004-3 MTG PASSTHRU CTF CL A-1 VAR RT 04-20-34 REG	**	11,411
CMO SEQUOIA MTG TR 2004-1 2005-2 MTG PASSTHRU CTF A-2 DUE 03-20-2035 REG	**	438,959
CMO SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20B CL 1 DUE 02-01-2025 REG	**	623,761
CMO STRUCTU ASST MTG INVTS II INC 2004-AR1 FLT MTG PASS CTF CL IA1 3-19-34	**	163,756
CMO STRUCTURED ASSET MTG INVTS II INC 2003-AR4 CL A-1 DUE 01-19-2034 REG	**	702,214
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 2-A1 DUE 04-25-2034 REG	**	460,721
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 3-A2 DUE 04-25-2034 REG	**	15,599
CMO STRUCTURED AST MTG INVTS II INC DUE 05-19-2035 REG	**	6,660,031
CMO STRUCTURED AST MTG INVTS II INC DUE 07-19-2035 REG	**	1,239,333
CMO STRUCTURED AST MTG INVTS II TR 2006-AR5 CL 2-A-1 DUE 06-25-2036 REG	**	1,750,565
CMO STRUCTURED AST SECS CORP 2004-1 MTG PASSTHRU CTF CL 4-A1 DUE 02-25-2034 REG	**	10,112
CMO STRUCTURED AST SECS CORP FOR FUTURE IS 2003-31A CL 2-A7 10-25-2033 REG	**	2,143,220
CMO STRUCTURED AST SECS CORP FOR FUTURE IS DUE 06-25-2033 REG	**	210,221
CMO STRUCTURED AST SECS CORP FOR FUTURE IS SER 2003-34A CL 3-A3 4.7 11-25-33 REG	**	755,884
CMO STRUCTURED AST SECS CORP SER 2003-22A CL 3-A 4.42 DUE 6-25-2033 REG	**	216,677
CMO UBS COML MTG TR 2012-C1 COML MTG PASSTHRU CTF CL A-3 3.4 05-10-2045	**	9,917,880
CMO UBS COML MTG TR 2017-C3 COML MTG PASS THRU CTF CL A-S 3.739% 08-15-2050	**	6,974,706
CMO UBS COML MTG TR SER 2017-C3 CL ASB 3.215% 08-15-2050	**	5,111,995
CMO UBS-BARCLAYS COML MTG TR 2012-C2 CTFCL A-4 3.525% DUE 05-10-2063 REG	**	4,676,797

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO UBS-BARCLAYS COML MTG TR SER 2012-C4CL A-AB 2.4589 12-10-2045	**	3,170,062
CMO WAMU MTG PASS THRU CTFS SER 2006 AR13 CL 2A FLTG RATE DUE 10-25-2046 REG	**	374,864
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1A VAR DUE 01-25-2045 REG	**	2,338,341
CMO WAMU MTG PASS-THRU CTFS 2005-AR8 CTFCL 2-A-1A DUE 07-25-2045 REG	**	153,022
CMO WAMU MTG PASS-THRU CTFS TR 2002-AR2 MTG PASSTHRU CTF CL A VAR DUE 02-27-2034	**	1,900,749
CMO WASHINGTON MUT MTG SECS CORP 2003-MS2 CL III-A-1 5 DUE 03-25-2018 BEO	**	3,641
CMO WELLS FARGO COML MTG SER 15-NXS3 CL ASB 3.371% 09-15-2057	**	2,893,735
CMO WELLS FARGO COML MTG SER 2017-C39 CL ASB 3.212% 09-15-2050	**	2,533,235
CMO WELLS FARGO COML MTG TR 2016-C37 COML MTG CL A-3 3.704 12-15-2049	**	3,841,270
CMO WELLS FARGO COML MTG TR SER 2015-C29 CTF CL A-2 2.552% DUE 06-15-2048	**	6,312,720
CMO WELLS FARGO COML MTG TR SER 2016-C35 CL C 4.176% 07-15-2048	**	2,003,088
CMO WELLS FARGO COML MTG TRUST SR 2017-C38 CL A-2 3.043% DUE 07-15-2050	**	3,552,755
CMO WELLS FARGO MTG BACKED SECS 2006-AR10 TR CL III-A-1 0 DUE 07-25-36	**	11,601
CMO WELLS FARGO MTG BACKED SECS 2004-EE TR SER 2004-EE CL-2A1 DUE 12-25-2034 REG	**	487,418
CMO WELLS FARGO MTG BKD SECS 2004-AA TR MTG PTHRU CTF CL A-1 VAR 12-25-34 REG	**	453,241
CMO WFRBS COML MTG TR 2014-C19 COML MTG PASSTHRU CTF CL B 4.723 DUE 03-15-2047	**	315,138
CMO WFRBS COML MTG TR 2014-C23 COML MTG PASSTHRU CTF CL B DUE 10-14-2057 REG	**	5,365,764
CMO WFRBS COML MTG TR 2014-C23 COML MTG PASSTHRU CTF CL C DUE 10-15-2057 REG	**	1,594,671
CMOMORGAN STANLEY BK AMER MERRILL SER 2016-C31 CL A-SB 2.952% 12-15-2025	**	3,510,997
CMS ENERGY CORP 3.45% 08-15-2027	**	121,061
CMS ENERGY CORP COM	**	3,454,981
CNA FINL CORP 3.95% DUE 05-15-2024	**	66,609
CNA FINL CORP 4.5% DUE 03-01-2026	**	87,274
CNA FINL CORP 6.95% DUE 01-15-2018	**	175,273
CNB FINL CORP PA COM	**	37,654
CNH EQUIP SER 17-C CL A3 2.3% 02-15-2023	**	10,066,689
CNH EQUIP TR 1.63% DUE 08-15-2021	**	558,122
CNH EQUIP TR 2.07% DUE 05-16-2022	**	1,790,840
CNH EQUIP TR FIXED 1.86% DUE 09-15-2022	**	7,581,134
CNH EQUIP TR SR 17-B CL A4 2.17% 04-17-2023	**	1,437,650
CNH INDUSTRIAL NV COM STK	**	12,254,635
CNO FINL GROUP INC COM	**	3,024,031
CNOOC FIN 2015 2.625% DUE 05-05-2020	**	448,878
CNOOC LTD HKD0.02	**	471,276
CNP ASSURANCES EUR1.00	**	1,028,253
CNSMR PORTFOLIO SVCS DEL	**	10,209
CNX RESOURCES CORPORATION COM	**	316,930
COBIZ FINL INC COM STK	**	3,460,429
COCA-COLA HBC AG ORD (CDI)	**	2,935,914
CODORUS VY BANCORP INC COM	**	19,743
COEUR MNG INC COM NEW COM NEW	**	88,583
COGENT COMMUNICATIONS HLDGS INC	**	1,814,718
COGNEX CORP COM	**	1,656,335
COGNIZANT TECH SOLUTIONS CORP CL A	**	2,602,173
COHERENT INC COM	**	4,719,565
COHU INC COM	**	56,236
COLFAX CORP COM US .01	**	392,912

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COLTV SHORT TERM INVT FD	**	86,484,480
COLUMBIA BKG SYS INC COM	**	271,283
COLUMBIA PIPELN 3.3% DUE 06-01-2020	**	354,999
COLUMBIA PPTY TR INC COM NEW STK	**	161,384
COLUMBIA SPORTSWEAR CO COM	**	1,510,989
COLUMBUS MCKINNON CORP N Y COM	**	109,705
COM ALCOA CORPORATION COM USD0.01	**	724,767
COM HEM HLDG AB NPV	**	861,139
COMCAST CORP 3.0% 02-01-2024	**	603,971
COMCAST CORP NEW 3.15% DUE 02-15-2028	**	24,377,663
COMCAST CORP NEW 3.375 DUE 02-15-2025	**	102,675
COMCAST CORP NEW 4.2% DUE 08-15-2034	**	160,273
COMCAST CORP NEW 5.7% DUE 07-01-2019	**	105,263
COMCAST CORP NEW 5.875% DUE 02-15-2018	**	1,613,279
COMCAST CORP NEW FIXED 3.999% DUE 11-01-2049	**	572,428
COMCAST CORP NEW-CL A	**	24,933,969
COMERICA BK DALLAS 2.5% DUE 06-02-2020	**	299,604
COMERICA INC 2.125 05-23-2019	**	4,131,068
COML METALS CO COM	**	225,075
COMM MTG TRUST SER 2015-CR24 CL A-4 3.432% 8-10-2048	**	7,708,478
COMM 2012-CCRE4 1.801% DUE 10-15-2045	**	794,972
COMM 2012-LC4 MTG TR CTF CL A-4 3.288 12-10-2044	**	758,488
COMM 2013-CCRE12 4.3% DUE 10-10-2046	**	308,026
COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL C VAR RATE DUE 10-10-2046	**	123,688
COMM 2013-LC6 MTG 2.666% DUE 01-10-2046	**	3,489,896
COMM 2014-CCRE14 MTG TR SER 2014-CR14 CL A-2 3.147 02-10-2047 REG	**	1,179,840
COMM 2014-CCRE17 3.012% DUE 05-10-2047	**	2,727,105
COMM 2014-CR21 MTG TR MTG PASS THRU CTF CL A-2 3.095% DUE 12-10-2047	**	11,947,314
COMM 2014-UBS4 MTG 2.963% DUE 08-10-2047	**	18,171,891
COMM 2014-UBS6 MTG SER 2014-UBS6 CL A-2 2.935% 12-10-2047 REG	**	3,823,321
COMM 2015-CCRE22 FIXED 2.856% DUE 03-10-2048	**	5,049,530
COMM 2015-CCRE23 MTG TR 2015-CR23 CL A-SB 3.257% DUE 05-10-2048	**	2,866,220
COMM 2015-CCRE26 3.373% DUE 10-10-2048	**	2,681,676
COMM MORTGAGE TRUST SR 2013-CR9 CL A-SB 3.834 DUE 07-10-2045 REG	**	14,468,840
COMM SER 2015-DC1 CL A-SB 3.142% 02-10-2048	**	1,118,146
COMMERCIAL VEH GROUP INC COM	**	20,674
COMMERZBANK AG NPV	**	547,426
COMMERZBANK FIN.&C 4.25% SNR 04/06/18 EUR1000	**	611,333
COMMONWEALTH EDISON CO 2.95% 08-15-2027	**	2,372,815
COMMSCOPE HLDG CO INC COM	**	3,442,530
COMMUNITY BK SYS INC COM	**	235,748
COMMUNITY TR BANCORP INC COM	**	82,048
COMPAL ELECTRONIC TWD10	**	132,889
COMPASS GROUP ORD GBP0.1105	**	12,241,834
COMPUGROUP MEDICAL NPV	**	1,085,496
COMPUTER TASK GROUP INC COM	**	6,273
COMPUTERSHARE LTD NPV	**	55,855

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COMTECH TELECOMMUNICATIONS CORP COM NEW COM NEW	**	59,901
COMWLTH BK 2.3% DUE 03-12-2020	**	4,452,559
COMWLTH BK 2.5% DUE 09-20-2018	**	3,805,332
COMWLTH BK 2.55% DUE 03-15-2021	**	600,238
COMWLTH EDISON CO 4% DUE 08-01-2020	**	191,908
COMWLTH EDISON CO 5.8% DUE 03-15-2018	**	700,159
CONCERT PHARMACEUTICALS INC COM	**	11,124
CONCHO RES INC 3.75% DUE 10-01-2027	**	1,858,960
CONCHO RES INC COM STK	**	6,643,930
CONDUENT INC COM	**	3,161,268
CONMED CORP COM	**	2,921,702
CONNECTONE BANCORP INC NEW COM	**	89,765
CONNS INC COM	**	76,504
CONOCO INC 6.95% DUE 04-15-2029	**	183,877
CONOCOPHILLIPS CO 2.2% DUE 05-15-2020	**	299,327
CONOCOPHILLIPS CO 2.4 DUE 12-15-2022	**	889,536
CONOCOPHILLIPS GTD NT 6.5 DUE 02-15-2039REG	**	167,932
CONS EDISON CO N Y 3.875% DUE 06-15-2047	**	94,124
CONS EDISON CO N Y 4.2% DUE 03-15-2042	**	130,296
CONS WTR CO LTD COM	**	18,081
CONSOL ENERGY INC NEW COM	**	106,954
CONSOLIDATED COMMUNICATIONS HLDGS INC COM STK	**	63,120
CONSOLIDATED TOMOKA LD CO COM STK	**	39,053
CONSTELLATION 2.25% 11-06-2020	**	2,893,209
CONSTELLATION 4.75% DUE 11-15-2024	**	126,017
CONSTELLATION 4.75% DUE 12-01-2025	**	27,466
CONSTELLATION 5.15% DUE 12-01-2020	**	85,186
CONSTELLATION BRANDS INC CL A CL A	**	5,758,364
CONSTELLATION SOFT COM STK NPV	**	1,566,673
CONSUMERS ENERGY 2.85 DUE 05-15-2022	**	444,331
CONSUMERS ENERGY 5.65% DUE 04-15-2020	**	32,298
CONTACT ENERGY NPV	**	732,366
CONTANGO OIL & GAS CO COM NEW COM NEW	**	15,491
CONTINENTAL AIRLS PASS THRU TR 2007-1A 5.983% DUE 04-19-2023	**	1,512,862
CONTINENTAL BLDG PRODS INC COM	**	3,729,031
CONTL AIRLINES 2012-A 4.15% 04-11-2024	**	268,471
CONTL AIRLS INC 4% DUE 04-29-2026	**	265,986
CONTL AIRLS INC 5.5% DUE 10-29-2020	**	981,409
CONTROL4 CORP COM	**	25,891
CONVENANT TRANSN GROUP INC CL A	**	35,338
CONVIVIALITY PLC ORD GBP0.0002	**	179,298
COOP GRP HLDG 2011 5.625% GTD SNR 08/07/20 GBP	**	746,549
COOPER COS INC COM NEW COM NEW	**	2,064,631
COOPER TIRE & RUBBER CO COM, NO PAR	**	217,403
COOPERATIEVE 2.75% DUE 01-10-2022	**	4,808,413
COOPERATIEVE CENTRALE RAIFFEISEN BOERENL10-23-2017 1.72% CD 10-19-2018	**	2,259,599
COOPERATIEVE CENTRALE RAIFFEISEN BOERENL2.25 DUE 01-14-2019	**	6,816,320

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COOPERATIEVE RABOBANK UA 4.625% DUE 12-01-2023 REG	**	535,977
COOPER-STANDARD HOLDING COM	**	1,231,003
COPA HOLDINGS SA COM STK	**	215,837
COPPER MTN MNG COMMON STOCK	**	97,812
CORCEPT THERAPEUTICS INC OC-COM CORCEPT THERAPEUTICS	**	629,608
CORE LABORATORIES NV NLG0.03	**	2,421,055
CORE MOLDING TECHNOLOGIES INC COM STK	**	17,794
CORE-MARK HLDG CO INC COM	**	67,392
CORNERSTONE ONDEMAND INC COM	**	2,331,780
CORNING INC COM	**	18,415,779
CORP OFFICE PPTYS TR COM	**	176,572
CORPORACION ANDINA DE FOMENTO NT 2% DUE 05-10-2019 REG	**	3,049,259
CORPORACION ANDINA DE FOMENTO NT 2.125% DUE 09-27-2021 REG	**	5,676,593
CORPORACION ANDINA DE FOMENTO NT 2.75% DUE 01-06-2023 REG	**	519,146
CORPORACION ANDINA DE FOMENTO SR NT 2.2%DUE 07-18-2020 REG	**	173,635
COSTAMARE INC COM STK	**	40,967
COSTAR GROUP INC COM	**	7,032,370
COSTCO WHOLESALE CORP NEW COM	**	9,253,886
COTIVITI HLDGS INC COM	**	1,735,443
COTT CORP QUE COM STK	**	1,127,332
COTY INC COM CL A COM CL A	**	3,720,405
COUNTRY GARDEN HLD HKD0.10	**	151,921
COUNTRYWIDE AST-BACKED CERTIFICATES SER 2007-13 RATE 02-25-2036 REG	**	3,850,341
COUPA SOFTWARE INC COM	**	1,300,313
COUSINS PPTYS INC COM	**	221,269
COVENTRY HLTH CARE 5.45% DUE 06-15-2021	**	4,952,744
COVESTRO AG NPV	**	5,387,014
COVIDIEN INTL FINANCE SA 4.2 DUE 6-15-2020	**	209,037
COWEN INC COM USD0.01 CL A	**	31,409
CPS AUTO 1.53% DUE 07-15-2019	**	18,650
CPS AUTO 3.95% DUE 03-15-2023	**	188,734
CR ACCEP AUTO LN 2.15% DUE 04-15-2024	**	1,795,269
CR ACCEP AUTO LN 2.4% DUE 02-15-2023	**	2,895,591
CR ACCEP AUTO LN 3.02% DUE 04-15-2026	**	485,069
CR AGRICOLE S A 4.125% DUE 01-10-2027	**	519,158
CR AGRICOLE S A FLTG RT 2.50606% DUE 06-10-2020	**	13,184,886
CR AGRICOLE S A STEP CPN 8.125% DUE 09-19-2033	**	518,925
CR AGRICOLE SA 8.125 09-19-2033	**	1,971,915
CR SUISSE AG NEW 1.7% DUE 04-27-2018	**	2,797,917
CR SUISSE AG NEW 2.3% DUE 05-28-2019	**	3,071,564
CR SUISSE AG NEW 3% DUE 10-29-2021	**	5,051,305
CR SUISSE AG NEW 5.3% DUE 08-13-2019	**	4,880,096
CR SUISSE AG TRANCHE # TR 00006 4.375 DUE 08-05-2020	**	4,411,347
CR SUISSE GROUP 3.125% DUE 12-10-2020	**	5,110,731
CR SUISSE GROUP 3.75% DUE 03-26-2025	**	6,632,516
CR SUISSE GROUP 3.8% DUE 06-09-2023	**	257,824

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CR SUISSE GROUP 4.55% DUE 04-17-2026	**	14,240,097
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	6,568,380
CR SUISSE N Y BRH FORMERLY CR S SUB 6 DUE 02-15-2018 BEO	**	939,237
CRA INTL INC COM	**	48,591
CRAFT BREW ALLIANCE INC COM	**	35,424
CRANE CO COM	**	1,860,148
CRAY INC COM NEW STK	**	110,231
CREDICORP LTD COM STK	**	228,173
CREDIT AGRICOLE CORP & INVT BK CTF DEP 06-07-2017 VAR 06-03-2019	**	5,397,422
CREDIT AGRICOLE S A TRANCHE # TR 00013 VAR DTD 04/15/2014 DUE 04-15-2019 BEO	**	1,208,705
CREDIT AGRICOLE S A UNDATED DEEPLY FIXEDTO 144A FLTG RATE NT 8.375 15 AUG 39	**	3,215,500
CREDIT SUISSE AG N Y BRH CTF DEP 09-13-2017 1.75% 03-12-2019	**	15,246,954
CREDIT SUISSE GROUP AG 6.5% 08/08/2023	**	672,825
CREDITO REAL, S.A.B.DE C.V., SOFOM, E.R.	**	510,142
CREE INC COM	**	399,292
CRESCENT POINT EN COM NPV	**	46,640
CREW ENERGY INC COM NPV	**	125,623
CROCS INC COM	**	91,501
CROSS CTRY HEALTHCARE INC COM	**	48,845
CROWN CASTLE INTL 2.25% DUE 09-01-2021	**	3,632,673
CROWN CASTLE INTL 3.4% DUE 02-15-2021	**	5,493,245
CROWN CASTLE INTL 4% DUE 03-01-2027	**	68,503
CROWN CASTLE INTL 4.875% DUE 04-15-2022	**	4,289,456
CROWN CASTLE INTL 5.25% DUE 01-15-2023	**	54,747
CROWN CASTLE INTL CORP NEW COM	**	32,660,252
CROWN HLDGS INC COM	**	4,032,450
CROWN RESORTS LIMITED	**	588,743
CRYOLIFE INC COM	**	70,223
CSAIL 2016-C6 COML 2.66190004349% DUE 01-15-2049	**	6,005,910
CSAIL 2016-C6 COML 2.8233% DUE 01-15-2049	**	2,252,935
CSAIL 2016-C6 COML 2.95989990234% DUE 01-15-2049	**	12,209,604
CSMC TR 2016-BDWN FLTG RT 6.05947% DUE 02-15-2029	**	1,768,782
CSPC PHARMACEUTICAL GROUP LTD HKD0.10	**	633,603
CSRA INC COM	**	2,790,638
CSS INDS INC COM	**	21,513
CSW INDUSTRIALS INC COM	**	58,816
CSX CORP 3.7 11-01-2023	**	155,618
CTBC FINANCIAL HOLDING CO COM STK	**	436,511
CTS CORP COM	**	66,409
CUBESMART	**	1,978,677
CUBIC CORP COM	**	151,030
CULP INC COM	**	41,205
CUMMINS INC	**	18,511,872
CURRENCY OPTION CALL DEUTGB2L USD/JPY 120 European 04-17-2020 31750C4X5	**	20,185
CURTISS WRIGHT CORP COM	**	191,670
CUSTOMERS BANCORP INC COM	**	78,282
CVB FINL CORP COM	**	2,147,141

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CVC CORDATUS LOA 4 FRN CLO 01/2028 EUR 'A'	**	1,440,949
CVR ENERGY INC COM STK	**	141,214
CVS CAREMARK CORP 4 DUE 12-05-2023	**	3,119,145
CVS HEALTH CORP 2.25% DUE 12-05-2018	**	505,669
CVS HEALTH CORP 2.75% DUE 12-01-2022	**	3,260,625
CVS HEALTH CORP 2.8% DUE 07-20-2020	**	13,039,096
CVS HEALTH CORP 3.875% DUE 07-20-2025	**	6,028,853
CVS HEALTH CORP 4.125% DUE 05-15-2021	**	259,741
CVS HEALTH CORP COM	**	3,942,333
CWABS ASSET-BACKED CTFS TR 2007-4 CTF CL A-4W FLTG RT DUE 04-25-2047 REG	**	11,166,067
CWABS INC 2004-6 ASSET BKD CTF CL 1-A-1 FLTG RATE 12-25-2034 REG	**	3,619,782
CWABS INC COUNTRYWIDE 12-25-2031 BEO	**	173,196
CWABS INC FLTG RT 2.06135% DUE 10-25-2034	**	9,106,215
CYBEROPTICS CORP COM	**	8,445
CYFROWY POLSAT SA PLN0.04	**	85,244
CYRUSONE INC COM	**	45,183
CZECH(REP OF) 0.95% BDS 15/05/30 CZK10000	**	131,670
D R HORTON INC 2.55% 12-01-2020	**	399,402
D R HORTON INC 3.75 DUE 03-01-2019	**	608,063
D R HORTON INC SR NT 4.375 09-15-2022	**	315,958
D&L INDUSTRIES PHP1	**	855,307
DAH SING FINANCIAL NPV	**	1,473,897
DAICEL CORPORATION INDS NPV	**	149,110
DAIICHIKOSHO CO NPV	**	1,282,353
DAIKIN INDUSTRIES NPV	**	6,856,436
DAIMLER AG ORD NPV(REGD)	**	176,078
DAIMLER FIN N AMER 2% DUE 08-03-2018	**	300,035
DAIMLER FIN N AMER 2.2% DUE 05-05-2020	**	298,297
DAIMLER FIN N AMER 2.25% DUE 09-03-2019	**	199,414
DAIMLER FIN N AMER 2.85% DUE 01-06-2022	**	1,405,996
DAIMLER FIN NORTH AMER LLC NT FLTG 144A DUE 10-30-2019 BEO	**	4,101,431
DAIMLER FIN NORTH AMER LLC NT FLTG RATE 144A DUE 11-05-2018 BEO	**	2,131,524
DAIRY CREST GROUP ORD GBP0.25	**	1,151,924
DAITO TRUST CONST NPV	**	264,870
DAIWA HOUSE INDS NPV	**	257,451
DAIWA OFFICE INVESTMENT CORP REIT	**	933,340
DAIWA SECS GROUP 3.129% DUE 04-19-2022	**	887,348
DAKTRONICS INC COM	**	40,099
DANA INC COM	**	4,100,801
DANAHER CORP COM	**	11,325,711
DANONE 1.691% DUE 10-30-2019	**	4,307,571
DANONE 2.077% DUE 11-02-2021	**	2,934,603
DANONE EUR0.25	**	8,325,122
DANSKE BANK A/S DKK10	**	839,960
DARDEN RESTAURANTS 3.85% DUE 05-01-2027	**	120,257
DARLING INGREDIENTS INC COMSTK	**	3,004,123
DASSAULT SYSTEMES EUR0.50	**	4,149,797

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DAVE & BUSTERS ENTMT INC COM	**	2,579,749
DAWSON GEOPHYSICAL CO NEW COM	**	7,172
DBS GROUP HLDGS NPV	**	6,852,512
DBV TECHNOLOGIES SPON ADR EACH REPR ORD	**	364,080
DCC ORD EUR0.25	**	195,047
DCT INDL TR INC	**	299,778
DDR CORP 3.9% DUE 08-15-2024	**	50,371
DDR CORP COM	**	161,988
DE LONGHI EUR3	**	1,178,698
DEAN FOODS CO NEW COM NEW COM USD0.01 (POST REV SPLIT)	**	104,271
DECKERS OUTDOOR CORP COM	**	233,929
DEERE & CO 2.6% DUE 06-08-2022	**	800,883
DEERE & CO 4.375% DUE 10-16-2019	**	371,608
DEERE JOHN CAP 2.8% DUE 03-06-2023	**	1,003,902
DEERE JOHN CAP CORP 1.7 01-15-2020	**	722,883
DEERE JOHN CAP CORP 2.25 DUE 04-17-2019	**	881,056
DEERE JOHN CAP CORP BOOK ENTRY TRANCHE #TR 00386 1.3 03-12-2018	**	264,785
DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOK1.95 DUE 03-04-2019	**	484,516
DEL FRISCOS RESTAURANT GROUP INC COM	**	41,541
DEL TACO RESTAURANTS INC NEW COM USD 0.0001	**	59,424
DELEK US HLDGS INC NEW COM	**	333,991
DELMARVA PWR & LT 3.5% DUE 11-15-2023	**	723,275
DELPHI TECHNOLOGIES PLC COM USD0.01 WI	**	1,612,718
DELTA 2012-1A PASS 4.75% DUE 11-07-2021	**	515,542
DELTA AIR LINES 3.625% DUE 03-15-2022	**	1,637,818
DELTA AIR LINES 6.821% DUE 02-10-2024	**	1,677,389
DELTA AIR LINES 7.75% DUE 06-17-2021	**	163,643
DELTA AIR LINES FIXED 2.875% DUE 03-13-2020	**	1,181,819
DELTA AIR LINES INC DEL 2.6% 12-04-2020 REG	**	5,869,494
DELTA ELECTRONICS THB1(ALIEN MKT)	**	672,039
DELTA ELECTRONICS THB1(NVDR)	**	52,757
DENBURY RES INC HLDG CO COM NEW	**	53,018
DENSO CORP NPV	**	9,337,995
DENTSPLY SIRONA INC COM	**	20,844,609
DEPOMED INC COM	**	49,234
DEPY TR & CLEARING 4.875% DUE 12-29-2049	**	780,000
DESTINATION MATERNITY CORP COM STK	**	2,738
DETOUR GOLD CORPOR COM NPV	**	530,308
DETROIT EDISON CO 3.9% DUE 06-01-2021	**	297,443
DETROIT EDISON CO GEN & REF MTG 2012 SERA 2.65 DUE 06-15-2022	**	280,307
DEUTSCHE BANK MEX CBFI (FIBRA UNO ADMINISTR)	**	108,276
DEUTSCHE BK AG 1.875% DUE 02-13-2018	**	3,413,488
DEUTSCHE BK AG 3.125% DUE 01-13-2021	**	2,172,722
DEUTSCHE BK AG 3.375% DUE 05-12-2021	**	2,450,396
DEUTSCHE BK AG 3.7% DUE 05-30-2024	**	67,450
DEUTSCHE BK AG FRANKFURT SR NT 4.25% DUE10-14-2021	**	3,537,241
DEUTSCHE BOERSE AG NPV(REGD)	**	444,768

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DEUTSCHE LUFTHANSA ORD NPV (REGD)(VINK)	**	2,272,181
DEUTSCHE PFAND AG 1.625% PFBRF 30/08/2019 USD	**	197,800
DEUTSCHE POST AG NPV(REGD)	**	243,085
DEUTZ AG NPV	**	1,246,791
DEVELOPERS DIVERSIFIED REALTY CORP 3.5 DUE 01-15-2021	**	203,026
DEVELOPMENT BK JAPAN NT 144A 1.625% DUE 09-01-2021 BEO	**	14,752,907
DEVON ENERGY CORP 3.25% DUE 05-15-2022	**	13,912,176
DEVON ENERGY CORP 4% DUE 07-15-2021	**	2,572,167
DEVON ENERGY CORP 5.85% DUE 12-15-2025	**	1,155,998
DEVON FING CORP U 7.875% DUE 09-30-2031	**	61,776
DEXIA CR LOC MEDIUM TERM NT 144A 2.25% DUE 02-18-2020 BEO	**	3,491,968
DEXIA CR LOC NT 144A 1.875% DUE 09-15-2021 BEO	**	4,541,492
DEXIA CREDIT LOCAL 2.0% DUE 22/01/2021	**	767,250
DEXUS PROPERTY GROUP NPV	**	112,533
DHI GROUP INC COM	**	7,089
DHT HOLDINGS INC SHS NEW	**	30,174
DIAGEO CAP PLC GTD NT 4.828 DUE 07-15-2020	**	3,485,594
DIAGEO INVT CORP 2.875% DUE 05-11-2022	**	121,806
DIAGEO ORD PLC	**	9,319,083
DIAGEO PLC SPONSORED ADR NEW	**	11,074,039
DIAMOND 1 FIN CORP 3.48% DUE 06-01-2019	**	19,059,808
DIAMOND 1 FIN CORP 4.42% DUE 06-15-2021	**	3,073,956
DIAMOND OFFSHORE DRILLING INC COM	**	226,129
DIAMONDROCK HOSPITALITY CO COM STK	**	137,478
DICKS SPORTING GOODS INC OC-COM OC-COM	**	175,257
DIGI INTL INC COM	**	32,155
DIGIRAD CORP COM	**	5,825
DIGITAL RLTY TR LP 3.95% DUE 07-01-2022	**	626,799
DIGITAL RLTY TR LP FIXED 3.7% 08-15-2027	**	25,182
DILLARDS INC CL A COM	**	227,710
DIME CMNTY BANCSHARES INC COM	**	101,922
DINEEQUITY INC COM STK	**	43,273
DIODES INC COM	**	156,682
DIPLOMAT PHARMACY INC COM	**	54,891
DISCO CORPORATION NPV	**	220,223
DISCOVER BANK 2% DUE 02-21-2018	**	6,500,449
DISCOVER BK NEW 3.1% DUE 06-04-2020	**	344,035
DISCOVER BK NEW 4.2% DUE 08-08-2023	**	2,625,305
DISCOVER BK NEW 8.7% DUE 11-18-2019	**	404,643
DISCOVER BK NEW CASTLE DEL 3.200 DUE 08-09-2021	**	608,662
DISCOVER CARD 1.45% DUE 03-15-2021	**	2,232,973
DISCOVER CARD 1.67% DUE 01-18-2022	**	994,341
DISCOVER CARD 1.9% DUE 10-17-2022	**	16,695,624
DISCOVER CARD 2.12% DUE 12-15-2021	**	5,372,572
DISCOVER CARD 2.19% DUE 04-17-2023	**	17,087,072
DISCOVER CARD EXECUTION NT TR 2017-5 DISCOVERSERIES NT CL A 12-15-2026 REG	**	9,225,904
DISCOVER FINL SVCS 3.75% DUE 03-04-2025	**	991,503

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DISCOVER FINL SVCS 3.85% DUE 11-21-2022	**	1,779,012
DISCOVER FINL SVCS COM STK	**	12,661,032
DISCOVERY 3.95% DUE 03-20-2028	**	1,651,129
DISCOVERY 6.35% DUE 06-01-2040	**	94,111
DISCOVERY COMMUNIC 3.3 BDS DUE 05-15-2022	**	1,974,349
DISCOVERY COMMUNICATIONS INC NEW COM SERA STK	**	15,283,302
DISCOVERY COMMUNICATIONS INC NEW COM SERC COM SER C	**	5,796,346
DISCOVERY COMMUNICATIONS LLC 2.2% DUE 09-20-2019	**	2,496,413
DISCOVERY COMMUNICATIONS LLC 2.95% 03-20-2023	**	593,806
DISH DBS CORP 4.25% DUE 04-01-2018	**	702,625
DISNEY WALT CO NEW 2.75 DUE 08-16-2021	**	629,335
DISNEY WALT CO NEW 4.125 DUE 06-01-2044	**	55,079
DISNEY WALT COMPANY 2.55 DUE 02-15-2022	**	150,789
DMC GLOBAL INC COM	**	30,812
DNB NOR 2.25% DUE 03-28-2022	**	398,786
DOLLAR GEN CORP NEW COM	**	16,098,822
DOLLARAMA INC COM STK NPV	**	1,885,051
DOMINION ENERGY INC FORMERLY 2.579% 07-01-2020	**	8,223,436
DOMINION ENERGY INC FORMERLY DOMINION R 2017 SR NT SER D FLTG RATE 06-01-2019	**	8,758,958
DOMINION GAS HLDGS 2.5% DUE 12-15-2019	**	200,314
DOMINION GAS HLDGS 2.8% DUE 11-15-2020	**	1,573,995
DOMINION RES INC 1.6% DUE 08-15-2019	**	1,325,255
DOMINION RES INC 1.875% DUE 01-15-2019	**	2,589,080
DOMINION RES INC 1.875% DUE 01-15-2019	**	4,985,005
DOMINION RES INC 1.9% DUE 06-15-2018	**	849,913
DOMINION RES INC 2.75 DUE 09-15-2022	**	118,970
DOMINION RES INC 2.85% DUE 08-15-2026	**	598,759
DOMINION RES INC 6.4% DUE 06-15-2018	**	1,102,284
DOMINOS PIZZA INC COM	**	3,066,443
DOMTAR CORP COM NEW COM NEW	**	298,903
DON QUIJOTE HOLDINGS CO LTD	**	674,526
DONEGAL GROUP INC CL A NEW CLA	**	37,230
DORIAN LPG LIMITED COM USD0.01	**	45,036
DORMAN PRODS INC COM	**	210,260
DOUGLAS EMMETT INC COM REIT	**	65,121
DOW CHEM CO 4.125 DUE 11-15-2021	**	267,376
DOW CHEM CO 4.25% DUE 11-15-2020	**	5,098,624
DOW CHEM CO 8.55 DUE 05-15-2019	**	584,917
DOW CHEMICAL CO 3% DUE 11-15-2022	**	1,040,486
DOWA HOLDINGS CO LTD	**	825,163
DOWDUPONT INC COM USD0.01	**	3,601,239
DR AUTO 1.82% DUE 06-15-2020	**	852,337
DR AUTO 1.85% DUE 04-15-2020	**	1,016,397
DR AUTO 2.75% DUE 09-15-2023	**	303,429
DR AUTO 4.18% DUE 03-15-2024	**	229,027
DR PEPPER SNAPPLE 2.55% DUE 09-15-2026	**	50,243
DR PEPPER SNAPPLE GROUP 2 DUE 01-15-2020	**	322,458

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DRIL-QUIP INC COM	**	196,906
DRIVE AUTO RECEIVABLES TR 2017-3 CL B 2.3% 05-17-2021 REG	**	1,167,311
DRIVE AUTO RECEIVABLES TR SER 17-1 CL D 3.84% 03-15-2023	**	221,378
DRIVE AUTO RECEIVABLES TR SER 2017-3 CL A2A 1.65% 08-15-2019	**	1,198,205
DRIVE AUTO RECEIVABLES TRUST SR 17-1 CL C 2.84% 04-15-2022	**	191,845
DRIVE AUTO RECEIVABLES TRUST SR 2017-1 CL A2A 1.67% DUE 05-15-2019	**	909,462
DRIVE SHACK INC COM	**	16,037
DRM FUNDING INC SER 2015-1 CL A FLT RT 01-20-2020 BEO	**	5,101,183
DSP GROUPS INC COM	**	28,188
DST SYS INC COM	**	115,388
DSW INC CL A CL A	**	166,035
DT AUTO OWNER TR 2.02% DUE 08-17-2020	**	42,951
DT AUTO OWNER TR 3.77% DUE 10-17-2022	**	112,687
DTE ENERGY CO 2.4% DUE 12-01-2019	**	6,699,519
DU PONT E I DE 2.2% DUE 05-01-2020	**	1,258,890
DU PONT E I DE 4.625% DUE 01-15-2020	**	959,328
DU PONT E I DE NEMOURS & CO NT 2.8 2-15-23	**	523,838
DUCOMMUN INC DEL COM	**	46,288
DUFRY AG CHF5 (REGD)	**	802,670
DUKE ENERGY 2.5% DUE 03-15-2023	**	3,766,051
DUKE ENERGY CAROLINAS DTD 06/07/2010 4.3DUE 06-15-2020	**	157,109
DUKE ENERGY CORP 2.1% DUE 06-15-2018	**	400,111
DUKE ENERGY CORP 2.4% DUE 08-15-2022	**	4,833,866
DUKE ENERGY CORP 2.65% DUE 09-01-2026	**	1,327,063
DUKE ENERGY CORP 3.15% DUE 08-15-2027	**	546,024
DUKE ENERGY CORP 5.05% DUE 09-15-2019	**	334,395
DUKE ENERGY CORP NEW 3.95 DUE 10-15-2023	**	13,016,342
DUKE ENERGY CORP NEW COM NEW COM NEW	**	12,002,665
DUKE ENERGY FLA 3.2% DUE 01-15-2027	**	7,188,019
DUKE ENERGY IND 1ST MTG BD SER PPP 3.75 DUE 07-15-2020	**	1,026,811
DUKE ENERGY PROGRESS LLC FLTG DUE 09-08-2020	**	3,390,923
DXC TECHNOLOGY CO COM	**	3,006,432
DXC TECHNOLOGY CO FIXED 4.25% DUE 04-15-2024	**	65,623
DXC TECHNOLOGY CO SR NT FLTG 3-01-2021	**	1,854,527
DXP ENTERPRISES INC COM NEW STK	**	32,350
DYNEGY INC NEW DEL COM	**	171,967
E L F BEAUTY INC COM	**	3,505,414
E TRADE FINL CORP 3.8% DUE 08-24-2027	**	21,928
E TRADE FINL CORP FORMERLY E TRADE GROUPINC TO 10/01/2003 COM NEW COM NEW	**	722,334
E.ON SE NPV	**	2,141,943
E.SUN FINL HLDGS TWD10	**	312,256
EAGLE BANCORP INC MD COM	**	103,525
EAGLE MATLS INC COM	**	3,039,612
EAST WEST BANCORP INC COM	**	4,523,258
EASTERLY GOVERNMENT PROPERTI COMMON STOCK	**	38,412
EASTMAN CHEM CO 2.7% DUE 01-15-2020	**	5,283,857
EASTMAN CHEM CO 3.8% DUE 03-15-2025	**	3,643,845

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EASTN CO COM	**	10,460
EATON CORP OHIO 2.75% DUE 11-02-2022	**	4,091,934
EATON CORP PLC COM USD0.50	**	8,948,199
EBAY INC 4 DUE 07-15-2042	**	106,192
EBAY INC COM USD0.001	**	23,810,317
EBAY INC FIXED 2.15% DUE 06-05-2020	**	3,098,088
ECHO GLOBAL LOGISTICS INC COM	**	80,640
ECHOSTAR CORPORATION	**	263,979
ECLIPSE RES CORP COM	**	57,713
ECOLAB INC 1.55% 01-12-2018	**	4,999,445
ECOLAB INC 4.35% DUE 12-08-2021	**	1,303,901
ECOPETROL S A 5.875% DUE 05-28-2045	**	306,300
EDGEWELL PERS CARE CO COM	**	137,844
EDISON INTL 2.125% 04-15-2020 REG	**	2,081,594
EDISON INTL FIXED 2.4% DUE 09-15-2022	**	2,215,942
EDUCATION RLTY TR INC COM NEW COM NEW	**	3,162,460
EDWARDS LIFESCIENCES CORP COM	**	355,487
EIFFAGE EUR4	**	622,633
EL PASO ENERGY CORP MEDIUM TERM NTS BOOK TR 4 7.8 8-1-31	**	773,897
EL POLLO LOCO HLDGS INC COM	**	44,322
ELBIT SYS LTD	**	1,466,190
ELDORADO RESORTS INC COM USD0.00001	**	80,190
ELECTR ARTS COM	**	16,716,517
ELECTR ARTS INC 3.7% DUE 03-01-2021	**	1,938,451
ELECTRO SCIENTIFIC INDS INC COM	**	92,149
ELECTROLUX AB SER'B'NPV (POST SPLIT)	**	1,778,004
ELECTRONICS FOR IMAGING INC COM	**	116,555
ELEMENTIS ORD GBP0.05	**	1,324,373
ELLIE MAE INC COM STK	**	1,760,733
ELLIS PERRY INTL INC COM	**	40,239
EMAAR PROPERTIES AED1	**	52,963
EMC INS GROUP INC COM	**	61,741
EMCOR GROUP INC COM	**	3,100,859
EMERA US FIN LP 2.15% DUE 06-15-2019	**	3,237,358
EMERA US FIN LP 2.7% DUE 06-15-2021	**	498,782
EMERA US FIN LP 3.55% DUE 06-15-2026	**	1,153,295
EMERALD BAY S.A. 0% NTS 19/10/2020 EUR1	**	543,506
EMERGENT BIOSOLUTIONS INC COM	**	166,688
EMERSON ELEC CO 5% DUE 04-15-2019	**	279,204
EMIRATES TELECOMMUNICATIONS GROUP COMPA NY PJSC ETISALAT GROUP	**	45,612
EMPIRE ST RLTY TR INC CL A CL A	**	163,049
EMPLOYERS HLDGS INC COM	**	153,491
ENBRIDGE ENERGY 4.375% DUE 10-15-2020	**	5,288,896
ENBRIDGE INC 2.9% 07-15-2022	**	2,479,898
ENBRIDGE INC 4.25% DUE 12-01-2026	**	181,940
ENBRIDGE INC SR NT FLTG RATE DUE 06-15-2020 REG	**	1,110,217
ENCANA CORP 6.5% DUE 05-15-2019	**	78,806

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENCANA CORP 6.5% DUE 08-15-2034	**	123,572
ENCORE CAP GROUP INC COM	**	117,754
ENCORE WIRE CORP COM	**	89,759
ENDESA SA EUR1.2	**	1,943,408
ENDO INTL LTD COM STK	**	160,503
ENDOCYTE INC COM	**	15,793
ENEL CHILE SA COM NPV	**	57,292
ENEL SPA EUR1	**	1,573,024
ENERGY RECOVERY INC COM	**	583,791
ENERGY TRANSFER 2.5% DUE 06-15-2018	**	3,400,062
ENERGY TRANSFER 3.6% DUE 02-01-2023	**	181,191
ENERGY TRANSFER 4.05% DUE 03-15-2025	**	390,708
ENERGY TRANSFER 4.65% DUE 06-01-2021	**	3,073,396
ENERGY TRANSFER 4.75% DUE 01-15-2026	**	15,562
ENERGY TRANSFER FIXED 6.125% DUE 12-15-2045	**	434,367
ENERGY TRANSFER PARTNERS 6.7% 07-01-2018	**	613,250
ENERGY TRANSFER PARTNERS L P ENERGY TRANSFER PARTNERS 6.625% DUE 10-15-2036	**	57,596
ENERGY TRANSFER SR NT 9 DUE 04-15-2019	**	431,604
ENERSYS COM	**	126,935
ENGIE COMSTK	**	8,517,096
ENGILITY HLDGS INC NEW COM	**	114,984
ENI SPA EUR1	**	6,955,132
ENLINK MIDSTREAM 2.7% DUE 04-01-2019	**	399,642
ENLINK MIDSTREAM 4.15% DUE 06-01-2025	**	50,522
ENLINK MIDSTREAM LLC COM UNIT REPSTG LTD LIABILITY CO INTS	**	214,086
ENNIS INC COM	**	55,299
ENNOCONN CORPORATI TWD10	**	1,282,690
ENOVA INTL INC COM	**	65,649
ENSCO PLC SHS CLASS A COM	**	208,410
ENSIGN GROUP INC COM STK	**	58,342
ENSTAR GROUP LIMITED COM	**	258,968
ENTERCOM MUNICATIONS CORP CL A CL A	**	21,740
ENTERGY ARK INC 3.05% DUE 06-01-2023	**	54,199
ENTERGY CORP 5.125 DUE 09-15-2020	**	2,509,135
ENTERGY GULF STS 5.59% DUE 10-01-2024	**	461,797
ENTERGY GULF STS 6% DUE 05-01-2018	**	202,641
ENTERGY LA LLC 2.4% DUE 10-01-2026	**	75,730
ENTERGY LA LLC 3.12% 09-01-2027	**	94,758
ENTERGY LA LLC 5.4% DUE 11-01-2024	**	1,364,490
ENTERGY LA LLC 6.5% DUE 09-01-2018	**	205,844
ENTERPRISE BANCORP INC MASS CDT-COM CDT-COM	**	19,953
ENTERPRISE FINL SVCS CORP COM STK	**	58,695
ENTERPRISE FLEET 1.74000000954% DUE 02-22-2022	**	4,143,308
ENTERPRISE PRODS 3.35% DUE 03-15-2023	**	1,723,308
ENTERPRISE PRODS 3.75% DUE 02-15-2025	**	335,106
ENTERPRISE PRODS 3.9% DUE 02-15-2024	**	533,505
ENTERPRISE PRODS 6.5% DUE 01-31-2019	**	2,535,100

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENTERPRISE PRODS FIXED 1.65% DUE 05-07-2018	**	3,974,388
ENTERPRISE PRODS FIXED 1.65% DUE 05-07-2018	**	4,863,503
ENTERPRISE PRODS OPER DTD 05-20-2010 5.2DUE 09-01-2020	**	2,596,285
ENTERPRISE PRODS OPER LLC 3.7% 02-15-2026	**	55,293
ENTRAVISION COMMUNICATIONS CORP CL A CL A	**	53,525
ENVISION HEALTHCARE CORP COM	**	343,872
EOG RES INC 2.45 DUE 04-01-2020	**	351,001
EOG RES INC 2.625 DUE 03-15-2023	**	138,394
EOG RES INC 3.15% DUE 04-01-2025	**	1,494,425
EOG RES INC 4.1% DUE 02-01-2021	**	667,313
EOG RES INC 4.15% DUE 01-15-2026	**	787,582
EOG RES INC 4.4% DUE 06-01-2020	**	5,087,282
EOG RES INC 5.625% DUE 06-01-2019	**	277,267
EOG RESOURCES INC COM	**	18,032,301
EP ENERGY CORP CL A CL A	**	689
EPLUS INC COM	**	52,640
EPR PPTYS 4.5% DUE 06-01-2027	**	133,757
EPR PPTYS COM SH BEN INT COM SH BEN INT	**	235,067
EQT CORP 4.875% DUE 11-15-2021	**	849,753
EQT CORP COM	**	3,063,434
EQT CORP FIXED 2.5% DUE 10-01-2020	**	839,110
EQT MIDSTREAM 4.125% DUE 12-01-2026	**	1,294,562
EQUIFAX INC 3.25% DUE 06-01-2026	**	76,511
EQUIFAX INC COM	**	4,833,423
EQUINIX INC COM PAR $0.001	**	13,648,267
EQUITY BANCSHARES INC COM CL A COM CL A	**	27,620
EQUITY COMMONWEALTH USD0.01( BNF INT)	**	3,000,506
ERA GROUP INC COM USD0.01	**	35,497
ERAC USA FIN LLC 2.6% DUE 12-01-2021	**	296,159
ERICSSON	**	17,304,540
ERICSSON SER'B'NPV	**	328,565
ERP OPER LTD 2.375% DUE 07-01-2019	**	321,807
ERP OPER LTD 2.85% DUE 11-01-2026	**	15,521
ERP OPERATING LP 4.625 DUE 12-15-2021 REG	**	471,305
ESCALADE INC COM	**	15,129
ESCO TECHNOLOGIES INC	**	160,566
ESPERION THERAPEUTICS INC NEW COM	**	51,224
ESSA BANCORP INC COM STK	**	19,274
ESSENDANT INC	**	35,152
ESSILOR INTL EUR0.18	**	3,958,107
ESSITY AB SER'B'NPV	**	5,046,068
ESTEE LAUDER COMPANIES INC CL A USD0.01	**	8,201,890
ESTEE LAUDER COS 3.15% DUE 03-15-2027	**	65,448
ESTERLINE TECHNOLOGIES CORP COM STK	**	201,839
ETHAN ALLEN INTERIORS INC COM	**	82,082
ETSY INC COM	**	917,428
EUROCOMMERCIAL EUR0.50	**	792,130

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EURONAV NPV	**	841,968
EUROPEAN BK RECON & DEV EURO NTS BOOK ENTRY 1 DUE 06-15-2018	**	14,946,810
EUROPEAN INVT BK 1.875 03-15-2019	**	8,759,678
EUROPEAN INVT BK GLOBAL NT 1.625% DUE 12-15-2020 REG	**	12,802,530
EUROPEAN INVT BK GLOBAL NT 1.75% DUE 05-15-2020 REG	**	1,172,837
EUROPEAN INVT BK NT 1.25% DUE 12-16-2019REG	**	7,089,530
EUROSAIL-UK 07-3BL FRN M/BKD 06/2045 EUR(VAR)	**	69,787
EUROSAIL-UK 2007-3BL PLC NO MIN REGD NOTES FLTG RT REG-S 13/06/2045	**	93,038
EUTELSAT COMMUNICA EUR1	**	434,831
EVA AIRWAYS TWD10	**	38,318
EVANS BANCORP INC COM NEW COM NEW	**	21,243
EVERCORE INC	**	2,039,940
EVERGREEN MARINE C TWD10	**	223,831
EVOLENT HEALTH INC CL A CL A	**	68,659
EXACT SCIENCES CORP COM	**	2,431,026
EXACTECH INC COM	**	70,961
EXELON CORP 3.95% DUE 06-15-2025	**	104,213
EXELON CORP JR SUB NT STEP UP 06-01-202205-01-2022	**	295,539
EXELON GENERATION 5.75% DUE 10-01-2041	**	54,792
EXELON GENERATION CO LLC 2.95% DUE 01-15-2020	**	2,980,016
EXELON GENERATION CO LLC 3.4% 03-15-2022	**	147,437
EXELON GENERATION CO LLC 4.25 06-15-2022	**	120,676
EXETER AUTOMOBILE 1.84% DUE 11-16-2020	**	1,214,135
EXETER AUTOMOBILE 2.05% DUE 12-15-2021	**	881,388
EXETER AUTOMOBILE 2.84% DUE 08-16-2021	**	83,892
EXLSERVICE COM INC COM STK	**	14,424
EXPEDIA INC DEL 3.8% DUE 02-15-2028	**	120,788
EXPEDIA INC DEL 7.456% DUE 08-15-2018	**	412,548
EXPERIAN ORD USD0.10	**	5,179,282
EXPORT IMPORT BK KOREA NT 4% DUE 01-29-2021 REG	**	411,847
EXPRESS INC COM	**	98,496
EXPRESS SCRIPTS 2.6% 11-30-2020	**	3,816,470
EXPRESS SCRIPTS 3.05% 11-30-2022	**	299,490
EXPRESS SCRIPTS 3.4% DUE 03-01-2027	**	1,678,045
EXPRESS SCRIPTS HLDG CO COM	**	4,694,483
EXTERRAN CORP COM	**	1,645,727
EXXARO RESOURCES ZAR0.01	**	1,502,690
EXXON MOBIL CORP 1.708% DUE 03-01-2019	**	5,227,749
EXXON MOBIL CORP 2.222% DUE 03-01-2021	**	2,210,043
EXXON MOBIL CORP 3.043% DUE 03-01-2026	**	1,980,114
EXXON MOBIL CORP COM	**	7,587,654
EZCORP INC CL A NON VTG CL A NON VTG	**	75,384
F N B CORP PA COM	**	3,876,800
FABRINET COM USD0.01	**	94,136
FACEBOOK INC COM USD0.000006 CL 'A'	**	47,340,159
FACTSET RESH SYS INC COM STK	**	152,473
FANNIE MAE 1997-89 CL-ZA 7.0% DUE 12-20-2027	**	204,804

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FANNIE MAE BNDS 2.0% 10-05-2022	**	3,041,543
FANNIE MAE SER 1994-43 CL PK 6.35% 02-25-2024	**	145,273
FANNIEMAE-ACES SR 2015-M8 CL AB 2.829% 01-25-2025	**	6,114,103
FANUC CORP NPV	**	7,377,579
FARMERS CAP BK CORP COM	**	27,605
FARMERS NATL BANC CORP COM	**	40,002
FARO TECHNOLOGIES INC COM	**	272,506
FBL FINL GROUP INC CL A CL A	**	153,091
FBR SECURITIZATION FLTG RT 2.30135% DUE 11-25-2035	**	25,794
FCB FINL HLDGS INC CL A CL A	**	168,250
FED HOME LN MTG CORP G14239 4 DUE 09-01-2026	**	153,062
FEDERAL AGRIC MTG CORP CL C	**	72,137
FEDERAL AGRIC MTG CORP DISC NTS FED BOOKDISC NT DUE 01-02-2018	**	3,566,000
FEDERAL HOME LN BK CONS DISC NTS 01-22-2018	**	7,264,184
FEDERAL HOME LN BKS 1.25 DUE 06-08-2018	**	2,431,569
FEDERAL HOME LN BKS CONS BD 1.75 DUE 12-14-2018	**	3,496,178
FEDERAL HOME LN BKS CONS BD 2 DUE 09-14-2018 REG	**	801,337
FEDERAL HOME LN MTG CORP 2014-DN1 CL M2 FLT RT 02-25-2024 REG	**	14,439,422
FEDERAL HOME LN MTG CORP BNDS 1.875% DUE 11-17-2020 REG	**	1,790,566
FEDERAL HOME LN MTG CORP MULTICLASS MTG 4 11-15-2039	**	843,298
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-25 CL EF VAR 04-25-2038 REG	**	2,274,177
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-6 CL BF VAR 02-25-2038 REG	**	1,088,387
FEDERAL HOME LN MTG CORP MULTICLASS SR 2410 CL PF VAR 02-15-2032 REG	**	1,054,203
FEDERAL HOME LN MTG CORP MULTICLASS SR 3055 CL CF VAR 10-15-2035 REG	**	486,468
FEDERAL HOME LN MTG CORP MULTICLASS SR 3150 CL FA VAR 05-15-2036 REG	**	2,337,839
FEDERAL HOME LN MTG CORP MULTICLASS VAR SR 2012-17 CL FG 03-25-2042 REG	**	3,610,200
FEDERAL HOME LN MTG CORP POOL #2B0646 FLTG RT DUE 07-01-2042 BEO	**	265,249
FEDERAL HOME LN MTG CORP POOL #41-0792 3.444% 02-01-2030 BEO	**	24,025
FEDERAL HOME LN MTG CORP POOL #53-8275 9% 12-01-2019 BEO	**	68
FEDERAL HOME LN MTG CORP POOL #54-7356 9% 03-01-2020 BEO	**	87
FEDERAL HOME LN MTG CORP POOL #55-5330 10% 10-01-2019 BEO	**	396
FEDERAL HOME LN MTG CORP POOL #84-6004 3.702% 12-01-2024 BEO	**	11,556
FEDERAL HOME LN MTG CORP POOL #84-6313 FLTG RT 3.553% 02-01-2026 BEO	**	785
FEDERAL HOME LN MTG CORP POOL #849407 3.301% 09-01-2037 BEO	**	487,204
FEDERAL HOME LN MTG CORP POOL #84-9790 FLTG RT DUE 03-01-2045	**	8,290,890
FEDERAL HOME LN MTG CORP POOL #A01672 9.5% 09-01-2019 BEO	**	1,495
FEDERAL HOME LN MTG CORP POOL #A17092 6%12-01-2033 BEO	**	8,868
FEDERAL HOME LN MTG CORP POOL #A39803 5.5% 11-01-2035 BEO	**	320,217
FEDERAL HOME LN MTG CORP POOL #A47038 5%09-01-2035 BEO	**	123,543
FEDERAL HOME LN MTG CORP POOL #A62378 6%06-01-2037 BEO	**	42,799
FEDERAL HOME LN MTG CORP POOL #A63809 6%08-01-2037 BEO	**	80,272
FEDERAL HOME LN MTG CORP POOL #A69654 6%12-01-2037 BEO	**	33,633
FEDERAL HOME LN MTG CORP POOL #A71410 6%01-01-2038 BEO	**	821
FEDERAL HOME LN MTG CORP POOL #A75218 6%04-01-2038 BEO	**	70,449
FEDERAL HOME LN MTG CORP POOL #A85726 5%04-01-2039 BEO	**	131,866
FEDERAL HOME LN MTG CORP POOL #A9-0826 4.5% 01-01-2040 BEO	**	426,437
FEDERAL HOME LN MTG CORP POOL #A9-1235 4.5% 02-01-2040 BEO	**	328,399

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #A93318 5%08-01-2040 BEO	**	719,010
FEDERAL HOME LN MTG CORP POOL #A9-3625 5% 08-01-2040 BEO	**	431,360
FEDERAL HOME LN MTG CORP POOL #A9-3652 5% 09-01-2040 BEO	**	220,979
FEDERAL HOME LN MTG CORP POOL #A9-3713 5% 09-01-2040 BEO	**	545,967
FEDERAL HOME LN MTG CORP POOL #A9-4069 5% 09-01-2040 BEO	**	172,524
FEDERAL HOME LN MTG CORP POOL #A9-4113 5% 10-01-2040 BEO	**	251,647
FEDERAL HOME LN MTG CORP POOL #A94132 5%09-01-2040 BEO	**	35,951
FEDERAL HOME LN MTG CORP POOL #A94898 4.5% 11-01-2040 BEO	**	324,251
FEDERAL HOME LN MTG CORP POOL #A95085 4%11-01-2040 BEO	**	505,849
FEDERAL HOME LN MTG CORP POOL #A9-5519 4.5% 12-01-2040 BEO	**	120,910
FEDERAL HOME LN MTG CORP POOL #A95561 4%12-01-2040 BEO	**	763,200
FEDERAL HOME LN MTG CORP POOL #A95575 4%12-01-2040 BEO	**	567,912
FEDERAL HOME LN MTG CORP POOL #A97040 4%02-01-2041 BEO	**	525,559
FEDERAL HOME LN MTG CORP POOL #C03517 4.5% 09-01-2040 BEO	**	351,684
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	3,236,287
FEDERAL HOME LN MTG CORP POOL #C03545 5%08-01-2040 BEO	**	549,363
FEDERAL HOME LN MTG CORP POOL #C03613 4%11-01-2040 BEO	**	519,359
FEDERAL HOME LN MTG CORP POOL #C03792 3.5% 04-01-2042 BEO	**	1,694,588
FEDERAL HOME LN MTG CORP POOL #C0-4240 3.5% 09-01-2042 BEO	**	648,687
FEDERAL HOME LN MTG CORP POOL #C04422 3%12-01-2042 BEO	**	760,470
FEDERAL HOME LN MTG CORP POOL #C09022 3%01-01-2043 BEO	**	3,811,575
FEDERAL HOME LN MTG CORP POOL #C09055 4%12-01-2043 BEO	**	822,655
FEDERAL HOME LN MTG CORP POOL #C1-0542 7% 06-01-2028 BEO	**	8,678
FEDERAL HOME LN MTG CORP POOL #C1-2585 7% 07-01-2028 BEO	**	834
FEDERAL HOME LN MTG CORP POOL #C1-4084 7% 08-01-2028 BEO	**	11,452
FEDERAL HOME LN MTG CORP POOL #C91161 5%02-01-2028 BEO	**	18,604
FEDERAL HOME LN MTG CORP POOL #C91589 3.5% 11-01-2032 BEO	**	511,755
FEDERAL HOME LN MTG CORP POOL #D64290 7%10-01-2025 BEO	**	12,921
FEDERAL HOME LN MTG CORP POOL #D6-7104 7.5% 01-01-2026 BEO	**	68,609
FEDERAL HOME LN MTG CORP POOL #D7-0703 7% 04-01-2026 BEO	**	12,306
FEDERAL HOME LN MTG CORP POOL #D75342 8%10-01-2026 BEO	**	711
FEDERAL HOME LN MTG CORP POOL #D7-5558 8% 10-01-2026 BEO	**	1,087
FEDERAL HOME LN MTG CORP POOL #D7-5787 8% 11-01-2026 BEO	**	2,717
FEDERAL HOME LN MTG CORP POOL #D7-7163 7.5% 01-01-2027 BEO	**	5,541
FEDERAL HOME LN MTG CORP POOL #D7-7260 7.5% 01-01-2027 BEO	**	4,422
FEDERAL HOME LN MTG CORP POOL #D7-7490 7.5% 01-01-2027 BEO	**	437
FEDERAL HOME LN MTG CORP POOL #D7-7541 7.5% 01-01-2027 BEO	**	7,808
FEDERAL HOME LN MTG CORP POOL #D8-0177 7% 05-01-2027 BEO	**	9,222
FEDERAL HOME LN MTG CORP POOL #D98914 4%01-01-2032 BEO	**	131,295
FEDERAL HOME LN MTG CORP POOL #E04113 2.5% 11-01-2027 BEO	**	1,194,077
FEDERAL HOME LN MTG CORP POOL #E99733 6%09-01-2018 BEO	**	1,458
FEDERAL HOME LN MTG CORP POOL #G0-0552 8.5% 03-01-2023 BEO	**	7,009
FEDERAL HOME LN MTG CORP POOL #G0-0561 9.5% 06-01-2025 BEO	**	1,262
FEDERAL HOME LN MTG CORP POOL #G0-0627 8% 06-01-2025 BEO	**	5,566
FEDERAL HOME LN MTG CORP POOL #G0-0704 7% 12-01-2026 BEO	**	8,483
FEDERAL HOME LN MTG CORP POOL #G01665 5.5% 03-01-2034 BEO	**	482,527
FEDERAL HOME LN MTG CORP POOL #G02031 5.5% 02-01-2036 BEO	**	144,954

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G02427 5.5% 12-01-2036 BEO	**	434,424
FEDERAL HOME LN MTG CORP POOL #G03073 5.5% 07-01-2037 BEO	**	238,042
FEDERAL HOME LN MTG CORP POOL #G03233 6%08-01-2037 BEO	**	7,954
FEDERAL HOME LN MTG CORP POOL #G03600 7%11-01-2037 BEO	**	81,574
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	**	131,537
FEDERAL HOME LN MTG CORP POOL #G03812 5.5% 02-01-2038 BEO	**	162,905
FEDERAL HOME LN MTG CORP POOL #G03819 6%01-01-2038 BEO	**	56,835
FEDERAL HOME LN MTG CORP POOL #G04448 5.5% 07-01-2038 BEO	**	69,622
FEDERAL HOME LN MTG CORP POOL #G04585 5.5% 02-01-2038 BEO	**	120,945
FEDERAL HOME LN MTG CORP POOL #G04588 5.5% 08-01-2038 BEO	**	73,836
FEDERAL HOME LN MTG CORP POOL #G04636 5%12-01-2035 BEO	**	59,649
FEDERAL HOME LN MTG CORP POOL #G04688 5.5% 09-01-2038 BEO	**	66,597
FEDERAL HOME LN MTG CORP POOL #G05179 5.5% 01-01-2039 BEO	**	81,726
FEDERAL HOME LN MTG CORP POOL #G05527 4%07-01-2039 BEO	**	61,568
FEDERAL HOME LN MTG CORP POOL #G05676 4%11-01-2039 BEO	**	1,009,520
FEDERAL HOME LN MTG CORP POOL #G05726 5%08-01-2039 BEO	**	253,063
FEDERAL HOME LN MTG CORP POOL #G05741 4.5% 12-01-2039 BEO	**	545,934
FEDERAL HOME LN MTG CORP POOL #G0-5927 4.5% 07-01-2040 BEO	**	1,149,818
FEDERAL HOME LN MTG CORP POOL #G06021 5.5% 01-01-2040 BEO	**	194,998
FEDERAL HOME LN MTG CORP POOL #G06087 5%09-01-2040 BEO	**	52,497
FEDERAL HOME LN MTG CORP POOL #G06172 5.5% 12-01-2038 BEO	**	461,984
FEDERAL HOME LN MTG CORP POOL #G06601 4.5% 12-01-2040 BEO	**	2,158,477
FEDERAL HOME LN MTG CORP POOL #G06669 6.5% 09-01-2039 BEO	**	222,887
FEDERAL HOME LN MTG CORP POOL #G06875 5.5% 12-01-2038 BEO	**	1,625,728
FEDERAL HOME LN MTG CORP POOL #G07032 3%06-01-2042 BEO	**	1,231,379
FEDERAL HOME LN MTG CORP POOL #G07129 3.5% 09-01-2042 BEO	**	1,042,942
FEDERAL HOME LN MTG CORP POOL #G07434 3.5% 07-01-2043 BEO	**	2,029,267
FEDERAL HOME LN MTG CORP POOL #G08273 5.5% 06-01-2038 BEO	**	46,719
FEDERAL HOME LN MTG CORP POOL #G08368 4.5% 10-01-2039 BEO	**	521,425
FEDERAL HOME LN MTG CORP POOL #G08457 4.5% 08-01-2041 BEO	**	1,009,681
FEDERAL HOME LN MTG CORP POOL #G08521 3%01-01-2043 BEO	**	649,537
FEDERAL HOME LN MTG CORP POOL #G08540 3%08-01-2043 BEO	**	1,043,642
FEDERAL HOME LN MTG CORP POOL #G08567 4%01-01-2044 BEO	**	1,751,161
FEDERAL HOME LN MTG CORP POOL #G08624 4%01-01-2045 BEO	**	2,572,735
FEDERAL HOME LN MTG CORP POOL #G08653 3%07-01-2045 BEO	**	2,447,041
FEDERAL HOME LN MTG CORP POOL #G08672 4%10-01-2045 BEO	**	1,739,150
FEDERAL HOME LN MTG CORP POOL #G08681 3.5% 12-01-2045 BEO	**	5,746,090
FEDERAL HOME LN MTG CORP POOL #G0-8732 3% 11-01-2046 BEO	**	4,825,139
FEDERAL HOME LN MTG CORP POOL #G0-8741 3% 01-01-2047 BEO	**	14,874,035
FEDERAL HOME LN MTG CORP POOL #G0-8771 4% 07-01-2047 BEO	**	15,822,683
FEDERAL HOME LN MTG CORP POOL #G08793 4%12-01-2047 BEO	**	28,095,759
FEDERAL HOME LN MTG CORP POOL #G11557 6%03-01-2019 BEO	**	7
FEDERAL HOME LN MTG CORP POOL #G11634 5.5% 11-01-2019 BEO	**	1,770
FEDERAL HOME LN MTG CORP POOL #G11652 6%01-01-2020 BEO	**	25,414
FEDERAL HOME LN MTG CORP POOL #G12467 6%11-01-2021 BEO	**	156,896
FEDERAL HOME LN MTG CORP POOL #G12978 5.5% 12-01-2022 BEO	**	173,564
FEDERAL HOME LN MTG CORP POOL #G13300 4.5% 05-01-2023 BEO	**	55,150

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G13825 4%05-01-2025 BEO	**	1,259,988
FEDERAL HOME LN MTG CORP POOL #G13868 4.5% 07-01-2025 BEO	**	303,532
FEDERAL HOME LN MTG CORP POOL #G14171 6%10-01-2024 BEO	**	134,277
FEDERAL HOME LN MTG CORP POOL #G14375 4%07-01-2026 BEO	**	713,915
FEDERAL HOME LN MTG CORP POOL #G14492 4%10-01-2025 BEO	**	390,004
FEDERAL HOME LN MTG CORP POOL #G1-4956 2.5% 05-01-2028 BEO	**	1,117,113
FEDERAL HOME LN MTG CORP POOL #G16177 2%01-01-2032 BEO	**	802,664
FEDERAL HOME LN MTG CORP POOL #G18401 3.5% 09-01-2026 BEO	**	138,371
FEDERAL HOME LN MTG CORP POOL #G18475 2.5% 08-01-2028 BEO	**	269,729
FEDERAL HOME LN MTG CORP POOL #G20028 7.5% 12-01-2036 BEO	**	1,115,650
FEDERAL HOME LN MTG CORP POOL #G30591 6%02-01-2028 BEO	**	73,635
FEDERAL HOME LN MTG CORP POOL #J0-6009 5% 10-01-2020 BEO	**	83,978
FEDERAL HOME LN MTG CORP POOL #J0-9212 5% 01-01-2024 BEO	**	50,962
FEDERAL HOME LN MTG CORP POOL #J12439 4.5% 06-01-2025 BEO	**	458,088
FEDERAL HOME LN MTG CORP POOL #J14494 4%02-01-2026 BEO	**	937,414
FEDERAL HOME LN MTG CORP POOL #J1-5658 4% 06-01-2026 BEO	**	282,118
FEDERAL HOME LN MTG CORP POOL #J1-5719 4% 06-01-2026 BEO	**	757,953
FEDERAL HOME LN MTG CORP POOL #J15974 4%06-01-2026 BEO	**	269,148
FEDERAL HOME LN MTG CORP POOL #J16059 4%07-01-2026 BEO	**	151,088
FEDERAL HOME LN MTG CORP POOL #J1-8912 FIXED 2.5% 04-01-2027 BEO	**	480,375
FEDERAL HOME LN MTG CORP POOL #J2-3929 2.5% 05-01-2028 BEO	**	2,595,573
FEDERAL HOME LN MTG CORP POOL #J2-5735 3% 09-01-2028 BEO	**	594,898
FEDERAL HOME LN MTG CORP POOL #J27464 3.5% 02-01-2029 BEO	**	1,152,493
FEDERAL HOME LN MTG CORP POOL #Q04673 4%11-01-2041 BEO	**	959,621
FEDERAL HOME LN MTG CORP POOL #Q04674 4%12-01-2041 BEO	**	71,357
FEDERAL HOME LN MTG CORP POOL #Q1-0448 3.5% 08-01-2042 BEO	**	598,015
FEDERAL HOME LN MTG CORP POOL #Q19853 3.5% 06-01-2043 BEO	**	988,056
FEDERAL HOME LN MTG CORP POOL #Q2-0402 3% 07-01-2043 BEO	**	200,633
FEDERAL HOME LN MTG CORP POOL #Q20416 3%07-01-2043 BEO	**	401,587
FEDERAL HOME LN MTG CORP POOL #Q2-0983 3% 08-01-2043 BEO	**	336,753
FEDERAL HOME LN MTG CORP POOL #Q2-1694 3% 08-01-2043 BEO	**	238,063
FEDERAL HOME LN MTG CORP POOL #Q2-5702 4.5% 04-01-2044 BEO	**	756,089
FEDERAL HOME LN MTG CORP POOL #Q2-5703 4.5% 04-01-2044 BEO	**	758,993
FEDERAL HOME LN MTG CORP POOL #Q2-5705 4.5% 04-01-2044 BEO	**	476,329
FEDERAL HOME LN MTG CORP POOL #Q2-5712 4.5% 04-01-2044 BEO	**	510,359
FEDERAL HOME LN MTG CORP POOL #Q2-5850 4.5% 04-01-2044 BEO	**	326,134
FEDERAL HOME LN MTG CORP POOL #Q2-5851 4.5% 04-01-2044 BEO	**	79,451
FEDERAL HOME LN MTG CORP POOL #Q2-5852 4.5% 04-01-2044 BEO	**	546,832
FEDERAL HOME LN MTG CORP POOL #Q2-5853 4.5% 04-01-2044 BEO	**	577,957
FEDERAL HOME LN MTG CORP POOL #Q29920 4.5% 11-01-2044 BEO	**	62,668
FEDERAL HOME LN MTG CORP POOL #S0-6297 3.5% 09-15-2042 BEO	**	219,576
FEDERAL HOME LN MTG CORP POOL #U8-0439 3.5% 07-01-2033 BEO	**	581,922
FEDERAL HOME LN MTG CORP POOL #U90245 3.5% 10-01-2042 BEO	**	679,978
FEDERAL HOME LN MTG CORP POOL #U9-0690 3.5 DUE 06-01-2042	**	255,968
FEDERAL HOME LN MTG CORP POOL #U92272 4.5% 12-01-2043 BEO	**	704,750
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	5,915,834

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #U99084 4.5% 02-01-2044 BEO	**	4,830,515
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	1,787,304
FEDERAL HOME LN MTG CORP POOL #U99114 3.5% 02-01-2044 BEO	**	299,978
FEDERAL HOME LN MTG CORP PREASSIGN 001011.5% 01-17-2020	**	8,914,842
FEDERAL HOME LN MTG CORP Q15062 3 DUE 02-01-2043	**	2,434,670
FEDERAL HOME LN MTG CORP REMIC SER 3439 CL CY 4.5 04-15-2023	**	233,483
FEDERAL HOME LN MTG CORP REMIC SER 4042 CL EB 6.5 08-15-2039	**	1,507,955
FEDERAL HOME LN MTG CORP SER 004305 CL KA 3 03-15-2038	**	1,134,208
FEDERAL HOME LN MTG CORP SER 004638 CL FA FLTG 07-15-2040	**	300,285
FEDERAL HOME LN MTG CORP SER 14-HQ1 CL M2 DUE 08-25-2024 BEO	**	1,363,446
FEDERAL HOME LN MTG CORP SER 2595 CL DC 5 04-15-2023	**	97,013
FEDERAL HOME LN MTG CORP SER 2638 CL JG 5.0% 02-15-2033	**	224,852
FEDERAL HOME LN MTG CORP SER 3221 CL FW 09-15-2036	**	1,342,709
FEDERAL HOME LN MTG CORP SER 3231 CL FA FRN 10-15-2036	**	817,699
FEDERAL HOME LN MTG CORP SER 3361 CL PF FRN 08-15-2035	**	3,276,190
FEDERAL HOME LN MTG CORP SER 3404 CL FB FRN 01-15-2038	**	2,150,442
FEDERAL HOME LN MTG CORP SER 3616 CL FG FRN 03-15-2032	**	819,936
FEDERAL HOME LN MTG CORP SER 3680 CL MA 4.5% DUE 07-15-2039	**	342,593
FEDERAL HOME LN MTG CORP SER 3786 CL NA 4.5 DUE 07-15-2040 REG	**	1,519,438
FEDERAL HOME LN MTG CORP SER 3843 CL GH 3.75 10-15-2039	**	826,648
FEDERAL HOME LN MTG CORP SER 3925 CL DE 2.0% 07-15-2040	**	1,308,162
FEDERAL HOME LN MTG CORP SER 4229 CL MA 3.5 05-15-2041 REG	**	1,994,836
FEDERAL HOME LN MTG CORP SER 4239 CL AB RT 4.0% DUE 12-15-2039	**	7,037,029
FEDERAL HOME LN MTG CORP SER 4462 CL KA 3.5% DUE 01-15-2045	**	12,455,601
FEDERAL HOME LN MTG CORP SER 4559 CL AF FLTG 03-15-2042 REG	**	2,035,377
FEDERAL HOME LN MTG CORP SER 4637 CL WF FLTG RT 07-15-2041	**	6,504,865
FEDERAL HOME LN MTG CORP SER 4678 CL AF FLTG RT 12-15-2042	**	6,635,346
FEDERAL HOME LN MTG CORP SER K020 CL A2 2.373 05-25-2040	**	4,170,269
FEDERAL HOME LN MTG CORP SER K043 CL A-2 3.062% 12-25-2024	**	9,738,384
FEDERAL HOME LN MTG CORP SER KJ18 CL A2 3.065% 08-25-2022	**	2,674,040
FEDERAL HOME LN MTG CORP TRANCHE 2.864% SER KJ13 CL A2 08-25-2022	**	369,410
FEDERAL HOME LN MTG CORP TRANCHE VAR RT 11-25-2027	**	410,655
FEDERAL HOME LOAN MORTGAGE CORP SER 3609 CL FA FLTG RT 12-15-2039 REG	**	6,382,240
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AB2 2.254% 07-25-2026	**	6,459,082
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AL 2.944% 07-25-2039	**	1,715,671
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M12 CL AB1 BNDS 1.931% 09-25-2026	**	3,133,811
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M12 CL AB2 2.362% 09-25-2026	**	7,055,844
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0210 4.5% 12-01-2040 BEO	**	1,263,034
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0864 4% 12-01-2040 BEO	**	22,765
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0943 4% DUE 12-01-2040 BEO	**	896,964
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1115 4.5% 01-01-2041 BEO	**	2,285,750
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1266 4% 01-01-2041 BEO	**	497,132
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1508 4.5% 12-01-2040 BEO	**	1,406,499
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1559 4% 12-01-2040 BEO	**	1,048,728
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1560 4% 01-01-2041 BEO	**	1,346,732
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1565 4.5% 12-01-2040 BEO	**	549,475
FEDERAL NATL MTG ASSN GTD MTG POOL #AH2442 4% 01-01-2041 BEO	**	52,907

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AH3203 4% DUE 01-01-2041 BEO	**	230,132
FEDERAL NATL MTG ASSN GTD MTG POOL #AH4404 4% 01-01-2041 BEO	**	1,651,414
FEDERAL NATL MTG ASSN GTD MTG POOL #AH5098 4% DUE 01-01-2041 BEO	**	29,572
FEDERAL NATL MTG ASSN GTD MTG POOL #AH6958 ADJ RT DUE 02-01-2041 BEO	**	227,255
FEDERAL NATL MTG ASSN GTD MTG POOL #AI0511 5% 04-01-2041 BEO	**	93,235
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1051 4% DUE 06-01-2026 REG	**	350,498
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1863 5% 05-01-2041 BEO	**	184,857
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1892 5% 05-01-2041 BEO	**	890,610
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2433 5% 05-01-2041 BEO	**	245,872
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2443 5% 05-01-2041 BEO	**	145,349
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2462 5% 05-01-2041 BEO	**	166,679
FEDERAL NATL MTG ASSN GTD MTG POOL #AI4261 5% 06-01-2041 BEO	**	132,808
FEDERAL NATL MTG ASSN GTD MTG POOL #AI7778 4% 07-01-2041 BEO	**	14,731
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8382 3.5% 09-01-2026 BEO	**	327,615
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8630 4% 07-01-2042 BEO	**	86,731
FEDERAL NATL MTG ASSN GTD MTG POOL #AI9940 5% 09-01-2041 BEO	**	747,323
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ1884 FIXED 3.5% 02-01-2042 BEO	**	744,424
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ2288 4% 09-01-2041 BEO	**	536,796
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ4051 4% 10-01-2041 BEO	**	9,415
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9317 4% 01-01-2042 BEO	**	1,878,152
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9982 3.5% 08-01-2042 BEO	**	3,563,413
FEDERAL NATL MTG ASSN GTD MTG POOL #AK0968 3% 02-01-2027 BEO	**	610,285
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1140 3% 02-01-2027 BEO	**	381,944
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1608 3% 01-01-2027 BEO	**	403,649
FEDERAL NATL MTG ASSN GTD MTG POOL #AK3107 4% 02-01-2042 BEO	**	239,541
FEDERAL NATL MTG ASSN GTD MTG POOL #AK5551 FIXED 4% 04-01-2042 BEO	**	6,477,323
FEDERAL NATL MTG ASSN GTD MTG POOL #AK6966 3% 03-01-2027 BEO	**	634,277
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0007 5% 12-01-2034 BEO	**	777,266
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0009 5.5% 12-01-2034 BEO	**	773,816
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0215 4.5% 04-01-2041 BEO	**	1,450,314
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0379 8% 12-01-2036 BEO	**	210,362
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0476 5% 11-01-2040 BEO	**	670,850
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0484 5.5% DUE 05-01-2040 BEO	**	276,664
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0533 ADJ RT DUE 07-01-2041 BEO	**	770,496
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0998 4.5% 10-01-2041 BEO	**	699,241
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1051 4.5% 09-01-2041 BEO	**	492,121
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1469 7% DUE 02-01-2039 BEO	**	802,146
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1470 7% DUE 04-01-2037 BEO	**	376,877
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1945 3.5% 06-01-2042 BEO	**	497,810
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2151 3.5% 03-01-2042 BEO	**	1,039,483
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2171 4% 06-01-2042 BEO	**	451,501
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2382 4% 02-01-2042 BEO	**	928,306
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2389 3.5% 09-01-2042 BEO	**	1,221,779
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3626 4% 09-01-2042 BEO	**	21,658
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4324 6.5% 05-01-2040 BEO	**	2,976,819
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4465 3% 07-01-2028 BEO	**	1,815,925
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	1,066,147

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5540 4.5% 07-01-2044 BEO	**	525,596
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5548 3.494% DUE 05-01-2038 BEO	**	434,209
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5674 4.5% 08-01-2044 BEO	**	2,438,218
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5760 4% 09-01-2043 BEO	**	55,444
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6308 5% 08-01-2038 BEO	**	2,727,564
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6851 2.5% 10-01-2043 BEO	**	774,343
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7204 5% 10-01-2043 BEO	**	123,494
FEDERAL NATL MTG ASSN SR 2011-59 CL NZ 5.5 DUE 07-25-2041	**	3,736,078
FEDERAL RLTY INVT TR 2.55% 01-15-2021	**	342,230
FEDERAL SIGNAL CORP COM	**	121,484
FEDERATED NATL HLDG CO COM	**	26,529
FEDEX CORP 3.3% DUE 03-15-2027	**	156,040
FEDEX CORP COM	**	25,855,588
FERGUSON PLC ORD GBP0.108030303	**	467,852
FHLB BD 5.5 07-15-2036	**	12,754,838
FHLB DISC NT 01-05-2018 0% DISC NTS 05/01/2018 USD	**	3,299,192
FHLB DISC NT 01-10-2018 0% DISC NTS 10/01/2018 USD	**	3,468,531
FHLB DISC NT 01-17-2018 0% DISC NTS 17/01/2018 USD	**	5,546,434
FHLB DISC NT 02-07-2018 0% DISC NTS 07/02/2018 USD	**	31,927,800
FHLB DISC NT 02-09-2018 0% DISC NTS 09/02/2018 USD	**	10,355,555
FHLB DISC NT 02-14-2018	**	14,119,495
FHLB FEDERAL HOME LOAN BANK .875% DUE 06-29-2018 REG .875 06-29-2018	**	2,241,664
FHLB TRANCHE 00070 .875 03-19-2018	**	5,993,688
FHLB TRANCHE 00110 1 09-26-2019	**	4,923,400
FHLB TRANCHE 00611 1.25 01-16-2019	**	4,769,842
FHLMC 0 09-30-2020	**	1,581,722
FHLMC CMO SER 2248 CL FB FLTG DUE 09-15-2030 REG	**	5,836
FHLMC FEDERAL HOME LN MTG CORP .875% 10-12-2018 .875 10-12-2018	**	1,191,690
FHLMC FREDDIE MAC .875% 07-19-2019 .875 07-19-2019	**	1,968,728
FHLMC GOLD #A53630 A53630 6 10-01-2036	**	105,851
FHLMC GOLD #G00473 7.5% DUE 05-01-2026	**	194
FHLMC GOLD 3% MBS 01/06/2029 USD'V6-0564' V60564 3 06-01-2029	**	1,135,765
FHLMC GOLD A47999 5 08-01-2035	**	543,756
FHLMC GOLD A62077 6 06-01-2037	**	36,399
FHLMC GOLD A9-5825 4.0% DUE 12-01-2040	**	640,137
FHLMC GOLD A95831 4.5 12-01-2040	**	1,092,680
FHLMC GOLD C00371 7 09-01-2024	**	1,152
FHLMC GOLD C00522 7.0% 05-01-2027	**	7,764
FHLMC GOLD C00632 7 07-01-2028	**	6,677
FHLMC GOLD C00987 7.5 05-01-2030	**	1,386
FHLMC GOLD C01116 7.5 01-01-2031	**	29,664
FHLMC GOLD C04272 3 10-01-2042	**	1,929,598
FHLMC GOLD C80373 7.5% 01-01-2026	**	268
FHLMC GOLD C80379 7.0% 02-01-2026	**	8,606
FHLMC GOLD C80407 7.0% 06-01-2026	**	812
FHLMC GOLD C9-1908 3 01-01-2037	**	1,132,221
FHLMC GOLD G02408 5.5 12-01-2036	**	214,344

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD G06506 4 12-01-2040	**	1,988,989
FHLMC GOLD G06507 4 02-01-2041	**	338,685
FHLMC GOLD G07335 7 03-01-2039	**	623,109
FHLMC GOLD G0-7388 3.5 05-01-2043	**	2,044,453
FHLMC GOLD G07509 6.5 09-01-2039	**	487,940
FHLMC GOLD G08372 4.5 11-01-2039	**	516,531
FHLMC GOLD G08553 3 10-01-2043	**	123,933
FHLMC GOLD G13492 5 02-01-2024	**	130,850
FHLMC GOLD GROUP #C00636 7.5 MTG PARTN CTF DUE 07-01-2028 REG	**	18,435
FHLMC GOLD GROUP C26742 6 05-01-2029	**	731
FHLMC GOLD GROUP D93618 6.5 07-01-2019	**	4,865
FHLMC GOLD J16432 3.5 08-01-2026	**	258,358
FHLMC GOLD J23935 3 05-01-2028	**	517,192
FHLMC GOLD J2-7964 3 04-01-2029	**	614,738
FHLMC GOLD J2-8196 3 05-01-2029	**	3,601,518
FHLMC GOLD J2-9007 3 08-01-2029	**	656,833
FHLMC GOLD J35097 2.5 08-01-2031	**	884,131
FHLMC GOLD POOL #G00280 9.5% 12-01-2022	**	466
FHLMC GOLD POOL #G00675 7.5% DUE 03-01-2027	**	10,263
FHLMC GOLD POOL #G00869 7.5% DUE 01-01-2028	**	12,267
FHLMC GOLD POOL #Q11288 3.5 09-01-2042	**	501,946
FHLMC GOLD POOL #Q1-1788 3 DUE 10-01-2042	**	306,672
FHLMC GOLD POOL #Q12052 Q12052 3.5 10-01-2042	**	594,489
FHLMC GOLD POOL C00984 8 05-01-2030	**	1,476
FHLMC GOLD POOL G0-0529 7.5% DUE 08-01-2026	**	1,779
FHLMC GOLD POOL G01091 7 12-01-2029	**	26,822
FHLMC GOLD POOL G11410 4.0% 07-01-2018	**	72,112
FHLMC GOLD POOL J12398 FLTG RT 4.5% DUE 06-01-2025	**	300,671
FHLMC GOLD POOL# U91254 4 DUE 04-01-2043	**	1,129,310
FHLMC GOLD POOL#Q17792 3.5 DUE 05-01-2043	**	2,710,872
FHLMC GOLD Q08998 3.5 06-01-2042	**	1,201,066
FHLMC GOLD Q12520 3 10-01-2042	**	143,907
FHLMC GOLD Q14326 2.5 01-01-2043	**	806,586
FHLMC GOLD Q45458 4 08-01-2046	**	480,250
FHLMC GOLD Q48338 4.5 05-01-2047	**	272,256
FHLMC GOLD U90291 4 10-01-2042	**	359,252
FHLMC GOLD U90316 4 10-01-2042	**	2,565,968
FHLMC GOLD U91619 4 06-01-2043	**	1,131,620
FHLMC GOLD U95137 4 08-01-2043	**	704,834
FHLMC GOLD V60298 3.0% 10-01-2028	**	599,392
FHLMC GOLD V60869 2.5 07-01-2030	**	2,290,949
FHLMC GOLDPOOL #Q10241 3.5 08-01-2042	**	477,153
FHLMC GROUP #360077 9.00 MTG PARTN CTF DUE 8-1-19 REG	**	27
FHLMC GROUP #C00098 8.00 MTG PARTN CTF DUE 2-1-2022 REG	**	2,862
FHLMC GROUP #C00516 8.0 MTG PARTN CTF DUE 05-01-2027 REG	**	5,855
FHLMC GROUP #G00144 10.0 MTG PARTN CTF DUE 03-01-2021 REG	**	1,321
FHLMC GROUP #G00825 7.0 MTG PARTN CTF DUE 11-01-2027 REG	**	590

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS 0 12-31-2040	**	10,336,150
FHLMC MULTICLASS 2.375% DUE 04-25-2023 REG	**	3,318,810
FHLMC MULTICLASS 2005-S001 CTF CL 2A2 VAR RATE 09-25-2045	**	632,731
FHLMC MULTICLASS FHLMC #80-0146 10-15-2037	**	6,872,340
FHLMC MULTICLASS FR CMO 25/10/20 USD1000'A-2' K010 4.333 10-25-2020	**	10,504,430
FHLMC MULTICLASS FREDDIE MAC SER 2017-SR01 CL A3G 3.089% 11-25-2027	**	3,837,768
FHLMC MULTICLASS FREDDIE MAC STRUCTURED 12-25-2020	**	839,663
FHLMC MULTICLASS PREASSIGN 00208 5 02-15-2018	**	3,314
FHLMC MULTICLASS PREASSIGN 00343 08-25-2031	**	7,241
FHLMC MULTICLASS SER 004305 CL A 3.5 06-15-2048	**	2,297,309
FHLMC MULTICLASS SER 004579 CL FD 01-15-2038	**	742,528
FHLMC MULTICLASS SER 004582 CL PA 3 11-15-2045	**	20,582,183
FHLMC MULTICLASS SER 004735 CL BA 3 04-15-2047	**	4,987,405
FHLMC MULTICLASS SER 15-DNA2 CL M-2 FLTG RT 12-25-2027	**	3,364,053
FHLMC MULTICLASS SER 2012-154 CLS PW 10-25-2042	**	687,765
FHLMC MULTICLASS SER 2113 CL MW 6.5 01-15-2029	**	162,952
FHLMC MULTICLASS SER 2135 CL OH 6.5 03-15-2029	**	140,028
FHLMC MULTICLASS SER 2175 CL TH 6 07-15-2029	**	156,722
FHLMC MULTICLASS SER 2319 CL PZ 6.5 05-15-2031	**	367,560
FHLMC MULTICLASS SER 2338 CL ZC 6.5 07-15-2031	**	214,124
FHLMC MULTICLASS SER 2430 CL WF 6.5 03-15-2032 REG	**	76,636
FHLMC MULTICLASS SER 2649 CL KA 4.5 07-15-2018	**	22,183
FHLMC MULTICLASS SER 2707 CL QE 4.5 11-15-2018	**	71,748
FHLMC MULTICLASS SER 2764 CL UE 5 10-15-2032	**	49,722
FHLMC MULTICLASS SER 2812 CL FL FRN 02-15-2023	**	112,860
FHLMC MULTICLASS SER 2980 CL QA 6 05-15-2035	**	102,758
FHLMC MULTICLASS SER 3005 CL ED 5 07-15-2025	**	82,105
FHLMC MULTICLASS SER 3117 CL FE FLT RT 02-15-2036	**	781,602
FHLMC MULTICLASS SER 3187 CL Z 5 07-15-2036	**	153,238
FHLMC MULTICLASS SER 3209 CL EG 4.5 08-15-2020	**	202,351
FHLMC MULTICLASS SER 3397 CL FC FLTG 12-15-2037	**	12,824
FHLMC MULTICLASS SER 3564 CL AL FLT RT 08-15-2036	**	611,725
FHLMC MULTICLASS SER 3578 CL VZ 5.5 08-15-2036	**	734,432
FHLMC MULTICLASS SER 3648 CL CY 4.5% DUE 03-15-2030	**	220,253
FHLMC MULTICLASS SER 3649 CL BW 4 03-15-2025	**	212,686
FHLMC MULTICLASS SER 3653 CL HJ 5 04-15-2040	**	240,895
FHLMC MULTICLASS SER 3662 CL PJ 5 DUE 04-15-2040	**	192,614
FHLMC MULTICLASS SER 3677 CL PB 4.5 DUE 05-15-2040 REG	**	262,693
FHLMC MULTICLASS SER 3786 CL P 4 01-15-2041	**	11,002,567
FHLMC MULTICLASS SER 3857 CL LH 2.5% 01-15-2040	**	1,727,009
FHLMC MULTICLASS SER 3910 CL CU 4.0% DUE03-15-2041 REG	**	186,587
FHLMC MULTICLASS SER 4016 CL CA 2% 07-15-2041	**	1,112,286
FHLMC MULTICLASS SER 4118 CL PD 1.5 05-15-2042	**	559,425
FHLMC MULTICLASS SER 4219 CL JA 3.5 08-15-2039	**	371,550
FHLMC MULTICLASS SER 4227 CL VA 3.5 DUE 10-15-2037 REG	**	1,621,418
FHLMC MULTICLASS SER 4318 CL MA 3.0% DUE09-15-2039 REG	**	1,870,675
FHLMC MULTICLASS SER 4331 CL EA 4 03-15-2043	**	1,726,043

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 4631 CL AE 3.5 05-15-2044	**	12,267,054
FHLMC MULTICLASS SER 4650 CL CA 3.5% DUE 05-15-2043 REG	**	13,058,501
FHLMC MULTICLASS SER 4651 CL LA 3.5% DUE 04-15-2042 REG	**	19,463,640
FHLMC MULTICLASS SER T-21 CL A 10-25-2029	**	182,735
FHLMC MULTICLASS SER T-34 CL A1V 07-25-2031	**	3,958,123
FHLMC MULTICLASS SER T-61 CL 1A1 FLT RT 07-25-2044	**	801,503
FHLMC MULTICLASS SERIES K725 CLASS AM 3.104% DUE 05-25-2023 REG	**	602,602
FHLMC MULTICLASS SR 4569 CL JA FLTG 3.0% 03-15-2042	**	8,276,511
FHLMC MULTICLASS TRANCHE 00045 2.952 02-25-2027	**	2,727,525
FHLMC MULTICLASS TRANCHE 00216 11-25-2025	**	5,705,859
FHLMC MULTICLASS TRANCHE 00544 2.2 07-25-2025	**	4,614,953
FHLMC MULTICLASS TRANCHE 00627 3.243 04-25-2027	**	184,471
FHLMC MULTICLASS TRANCHE 00628 3.326 05-25-2027	**	136,553
FHLMC MULTICLASS TRANCHE 00673 1.78 07-25-2019	**	4,856,769
FHLMC MULTICLASS TRANCHE 00704 2.272 01-25-2023	**	6,161,723
FHLMC MULTICLASS TRANCHE 00868 09-25-2022	**	326,271
FHLMC MULTICLASS TRANCHE 00871 2.995 12-25-2025	**	4,571,501
FHLMC MULTICLASS TRANCHE 00878 3.08999991417 08-25-2022	**	3,644,902
FHLMC MULTICLASS TRANCHE 1.418 05-25-2021	**	596,405
FHLMC MULTICLASS TRANCHE 2.158 10-25-2021	**	7,128,226
FHLMC MULTICLASS TRANCHE 2.72 07-25-2026	**	372,398
FHLMC MULTICLASS TRANCHE 2.838 09-25-2022	**	191,723
FHLMC MULTICLASSSER 3613 CL HJ 5.5 DUE 12-15-2039 REG	**	670,651
FHLMC POOL #1B8062 ADJ RT 03-01-2041	**	203,945
FHLMC POOL #1G1381 ADJ RT 12-01-2036	**	43,940
FHLMC POOL #1J1467 ADJ RT 12-01-2036	**	137,718
FHLMC POOL #1J-1492 ADJ RT 11-01-2036	**	61,832
FHLMC POOL #2B4296 ADJ RT 06-01-2045	**	3,621,916
FHLMC POOL #549820 9 09-01-2020	**	132
FHLMC POOL #C00650 7 09-01-2028	**	4,152
FHLMC POOL #K041 3.17100000381 10-25-2024	**	15,490,635
FHLMC POOL #Q25818 4.5 04-01-2044	**	3,252,722
FHLMC POOL #Q25819 4.5 04-01-2044	**	3,412,673
FHLMC POOL 555152 9.0% DUE 07-01-2020	**	61
FHLMC POOL 846661 ADJ RT DUE 02-01-2029	**	1,060
FHLMC SER 3645 CL KP 5 02-15-2040	**	786,230
FIAT CHRYSLER 4.5% DUE 04-15-2020	**	718,095
FIAT CHRYSLER AUTOMOBILES NV	**	609,790
FID NATL 2.25% DUE 08-15-2021	**	2,610,234
FID NATL 2.85% DUE 10-15-2018	**	7,001,234
FID NATL 3.625% DUE 10-15-2020	**	1,169,264
FID SOUTHN CORP NEW COM STK	**	67,362
FIDELITY NATL FINANCIAL 5.5 DUE 09-01-2022 BEO	**	2,537,401
FIDELITY NATL FINL INC NEW FORMERLY FIDELITY COMMON STOCK	**	2,959,363
FIDELITY NATL INFORMATION SVCS INC COM STK	**	12,319,956
FIDESSA GROUP ORD GBP0.10	**	432,339
FIESTA RESTAURANT GROUP INC COM	**	59,508

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FIFTH THIRD BANCORP 3.5 BNDS DUE 03-15-2022	**	2,058,978
FIFTH THIRD BK 2.375 04-25-2019	**	300,868
FIFTH THIRD BK CINCINNATI OHIO 2.15% 08-20-2018	**	5,156,031
FIFTH THIRD BK TRANCHE # SR 00035 FLTG DUE 10-30-2020	**	6,403,721
FINANCIAL ENGINES INC COM	**	85,022
FINANCIAL INSTNS INC COM	**	66,088
FINECOBANK SPA EUR0.33	**	648,198
FINISAR CORPORATION COMMON STOCK	**	220,798
FINISH LINE INC CL A	**	58,076
FINNING INTL INC COM NPV	**	169,948
FINNVERA PLC SR NT 144A 2.375% DUE 06-04-2025 BEO	**	386,744
FIREEYE INC COM	**	2,948,829
FIRST AMERN FINL CORP COM STK	**	3,503,453
FIRST BANCORP INC ME COM	**	30,688
FIRST BANCORP N C COM	**	93,572
FIRST BANCORP P R COM NEW COM NEW	**	127,857
FIRST BANCSHARES INC MISS COM	**	24,214
FIRST BK WILLIAMSTOWN NEW JERSEY COM	**	14,044
FIRST BUSEY CORP COM NEW COM NEW	**	114,970
FIRST BUSINESS FINL SVCS INC WIS COM STK	**	18,138
FIRST CONN BANCORP INC MD COM	**	42,886
FIRST DEFIANCE FINANCIAL CORP COM STK USD0.01	**	53,269
FIRST FINL BANCORP OHIO COM	**	156,651
FIRST FINL CORP IND COM	**	60,406
FIRST FINL HLDG CO TWD10	**	714,331
FIRST FINL NORTHWEST INC COM STK	**	23,839
FIRST INTERNET BANCORP COM STK	**	30,177
FIRST INTERSTATE BANCSYS/MT	**	146,183
FIRST LONG IS CORP COM	**	31,350
FIRST MERCHANTS CORP COM	**	176,231
FIRST MIDWEST BANCORP INC DEL COM	**	248,696
FIRST NORTHWEST BANCORP COM	**	11,410
FIRSTCASH INC COM	**	187,781
FIRSTENERGY CORP 2.85% 07-15-2022	**	5,162,636
FIRSTENERGY CORP 4.25 DUE 03-15-2023	**	5,023,838
FIRSTENERGY CORP 7.375% DUE 11-15-2031	**	1,348,701
FISERV INC COM	**	6,400,193
FITBIT INC CL A CL A	**	53,080
FIVE STAR SENIOR LIVING INC COM USD0.01	**	6,752
FL PWR & LT CO 3.125% DUE 12-01-2025	**	7,625,970
FL PWR & LT CO 3.25% DUE 06-01-2024	**	190,185
FL PWR & LT CO 3.8% DUE 12-15-2042	**	125,820
FLAGSHIP CR AUTO 2.05% DUE 11-15-2020	**	1,000,029
FLAGSHIP CR AUTO 2.83% DUE 03-15-2023	**	105,268
FLAGSHIP CR AUTO 2.96000003815% DUE 07-15-2023	**	274,763
FLAGSHIP CR AUTO 3.61999988556% DUE 07-15-2023	**	159,520
FLAGSTAR BANCORP INC COM PAR$.001	**	227,102

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FLEETCOR TECHNOLOGIES INC COM	**	8,079,174
FLEXSTEEL INDS INC COM	**	44,160
FLEXTRONICS INTL 4.625% DUE 02-15-2020	**	412,892
FLIR SYS INC COM	**	5,217,477
FLOOR & DECOR HLDGS INC CL A CL A	**	3,363,253
FLORIDA PWR & LT CO NT SER FLTG RATE 11-06-2020G	**	6,098,781
FLORIDA PWR CORP 5.65% DUE 06-15-2018	**	289,823
FLORIDA ST TPK AUTH TPK REV 6.8% 07-01-2039 BEO TAXABLE	**	2,456,446
FLOTEK INDS INC DEL COM	**	18,761
FLUOR CORP NEW COM	**	5,371,600
FLUSHING FINL CORP COM	**	84,563
FMR BROS CO DEL	**	63,753
FNMA 1.125% 07-20-2018	**	2,747,115
FNMA 2.625% 09-06-2024	**	1,438,907
FNMA . POOL #AO6482 ADJ RT DUE 07-01-2042 BEO	**	60,242
FNMA 2004-W1 CL-2A1 6.5% DUE 12-25-2043	**	156,712
FNMA 2009-W1 CL-A 6 12-25-2049	**	114,899
FNMA 99-6 PB 6 03-25-2019	**	27,511
FNMA AR9203 3.5 DUE 03-01-2043	**	1,539,989
FNMA AT0238 2.5 DUE 03-01-2043	**	867,069
FNMA CMO SER 2002-86 CL PG 6 09-25-2032 BEO	**	174,814
FNMA DTD 11/03/2000 6.625 11-15-2030	**	3,368,103
FNMA FANNIE MAE 2.125 04-24-2026	**	7,623,429
FNMA FANNIE MAE 5 03-25-2021	**	289,369
FNMA FN BF0145 POOL #BF0145 3.5% DUE 03-01-2057 REG	**	12,545,150
FNMA FNMA 11-25-2046	**	3,714,154
FNMA FNMA 3.726 06-25-2021	**	4,402,829
FNMA FR CMO 25/10/2037 USD1000 A7 10-25-2037	**	37,157
FNMA POOL #100168 9.5% 01-15-2021 BEO	**	571
FNMA POOL #108489 9% 11-01-2020 BEO	**	6,713
FNMA POOL #190353 5% 08-01-2034 BEO	**	8,733
FNMA POOL #190357 5% 03-01-2035 BEO	**	6,608
FNMA POOL #190360 5% 08-01-2035 BEO	**	5,246
FNMA POOL #190377 5% 11-01-2036 BEO	**	215,144
FNMA POOL #190533 7% 01-01-2024 BEO	**	1,989
FNMA POOL #242136 7% 10-01-2023 BEO	**	344
FNMA POOL #245442 7.0 GTD MTG PASS THRU CTF DUE 11-01-2023 REG	**	2,153
FNMA POOL #252210 6.5% DUE 02-01-2019 REG	**	5,786
FNMA POOL #253153 7% DUE 02-01-2020 REG	**	3,242
FNMA POOL #253947 8% DUE 08-01-2031 REG	**	33,909
FNMA POOL #254223 7.5% DUE 02-01-2032 REG	**	364
FNMA POOL #254793 5% 07-01-2033 BEO	**	167,312
FNMA POOL #256901 6.5% 09-01-2037 BEO	**	9,140
FNMA POOL #256937 6.5% 10-01-2037 BEO	**	18,020
FNMA POOL #257239 5.5% 06-01-2028 BEO	**	116,223
FNMA POOL #267989 7.0 GTD MTG PASS THRU CTF DUE 02-01-2024 REG	**	2,409
FNMA POOL #274621 7% 03-01-2024 BEO	**	1,036

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #312206 FLTG RT 3.095% 06-01-2025 BEO	**	35,196
FNMA POOL #313499 10% DUE 10-01-2018 REG	**	1,099
FNMA POOL #313947 7% 01-01-2028 BEO	**	1,395
FNMA POOL #330089 8% 04-01-2025 BEO	**	22,797
FNMA POOL #330126 3.132% 08-01-2025 BEO	**	40,816
FNMA POOL #331427 ADJ RT DUE 11-01-2025 REG	**	13,912
FNMA POOL #347547 ADJ RT DUE 08-01-2026 BEO	**	177
FNMA POOL #347633 3.224% 07-01-2026 BEO	**	15,539
FNMA POOL #362968 ADJ RT DUE 01-01-2026 REG	**	37,020
FNMA POOL #369996 7.5% DUE 01-01-2027 REG	**	3,079
FNMA POOL #371049 7.5% 02-01-2027 BEO	**	11,996
FNMA POOL #371073 7.5% 02-01-2027 BEO	**	6,329
FNMA POOL #371871 7.5% 02-01-2027 BEO	**	6,210
FNMA POOL #377038 7.5% 04-01-2027 BEO	**	10,379
FNMA POOL #396434 7.5% 11-01-2027 BEO	**	463
FNMA POOL #396439 7.5% 11-01-2027 BEO	**	7,401
FNMA POOL #397256 7.5% 10-01-2027 BEO	**	667
FNMA POOL #398754 7.5% 09-01-2027 BEO	**	5,234
FNMA POOL #401788 7.5 GTD MTG PASS THRU CTF DUE 10-01-2027 REG	**	852
FNMA POOL #468559 4.01% DUE 08-01-2021 BEO	**	378,274
FNMA POOL #479545 7% DUE 08-01-2029 REG	**	555
FNMA POOL #492745 7% 05-01-2029 BEO	**	8,033
FNMA POOL #50305 9.5% 05-01-2020 BEO	**	653
FNMA POOL #503573 7% DUE 10-01-2029 REG	**	2,509
FNMA POOL #50402 9% 02-01-2021 BEO	**	179
FNMA POOL #50415 9.00 GTD MTG PASS THRU CTF DUE 03-01-2021 REG	**	218
FNMA POOL #507521 7% 08-01-2029 BEO	**	5,029
FNMA POOL #50795 7% 09-01-2023 BEO	**	1,069
FNMA POOL #509436 7% DUE 10-01-2029 REG	**	7,653
FNMA POOL #50947 7% 12-01-2023 BEO	**	13,167
FNMA POOL #50966 7% 01-01-2024 BEO	**	5,070
FNMA POOL #509662 7% DUE 08-01-2029 REG	**	459
FNMA POOL #50993 7% DUE 02-01-2024 REG	**	3,754
FNMA POOL #511103 7% DUE 08-01-2029 REG	**	6,963
FNMA POOL #511384 7% 09-01-2029 BEO	**	1,752
FNMA POOL #514267 7% DUE 09-01-2029 REG	**	2,445
FNMA POOL #515518 7% DUE 10-01-2029 REG	**	3,453
FNMA POOL #517511 7% DUE 10-01-2029 REG	**	3,474
FNMA POOL #523486 8% DUE 08-01-2030 REG	**	1,011
FNMA POOL #533757 8% 06-01-2030 BEO	**	11,032
FNMA POOL #534194 8% DUE 04-01-2030 REG	**	3,144
FNMA POOL #545204 ADJ RT DUE 05-01-2036 REG	**	33,006
FNMA POOL #545278 7.5% DUE 11-01-2031 REG	**	69,051
FNMA POOL #554482 7.5% 10-01-2030 BEO	**	69,271
FNMA POOL #555743 5% 09-01-2033 BEO	**	201,904
FNMA POOL #569972 7.5% DUE 03-01-2031 REG	**	21,256
FNMA POOL #572675 7.5% DUE 04-01-2031 REG	**	45,732

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #593848 8% 07-01-2031 BEO	**	20,628
FNMA POOL #602065 7% DUE 09-01-2031 REG	**	64,319
FNMA POOL #604576 6.5% 09-01-2021 BEO	**	3,310
FNMA POOL #60680 ADJ RT DUE 02-01-2028 REG	**	15,074
FNMA POOL #609504 7% DUE 10-01-2031 REG	**	93,155
FNMA POOL #649952 6.5% 06-01-2032 BEO	**	286
FNMA POOL #725162 6% 02-01-2034 BEO	**	48,505
FNMA POOL #725229 6% 03-01-2034 BEO	**	133,593
FNMA POOL #725946 5.5% 11-01-2034 BEO	**	113,496
FNMA POOL #735061 6% 11-01-2034 BEO	**	1,295,766
FNMA POOL #735208 6% DUE 10-01-2019 REG	**	8,678
FNMA POOL #735382 5% 04-01-2035 BEO	**	875,000
FNMA POOL #735439 6% 09-01-2019 BEO	**	9,373
FNMA POOL #735500 5.5% 05-01-2035 BEO	**	1,205,151
FNMA POOL #735501 6% 05-01-2035 BEO	**	316,924
FNMA POOL #735503 6% 04-01-2035 BEO	**	346,606
FNMA POOL #735561 FLTG DUE 04-01-2034	**	71,971
FNMA POOL #735580 5% 06-01-2035 BEO	**	410,450
FNMA POOL #735676 5% 07-01-2035 BEO	**	271,959
FNMA POOL #735893 5% 10-01-2035 BEO	**	114,880
FNMA POOL #735989 5.5% 02-01-2035 BEO	**	1,722,696
FNMA POOL #745000 6% 10-01-2035 BEO	**	64,997
FNMA POOL #745140 5% 11-01-2035 BEO	**	1,538,992
FNMA POOL #745327 6% DUE 03-01-2036 REG	**	167,890
FNMA POOL #745412 5.5% 12-01-2035 BEO	**	885,090
FNMA POOL #745885 6% 10-01-2036 BEO	**	568,642
FNMA POOL #745948 6.5% DUE 10-01-2036 BEO	**	62,195
FNMA POOL #745959 5.5% 11-01-2036 BEO	**	395,993
FNMA POOL #758777 6.5% 04-01-2028 BEO	**	294
FNMA POOL #811569 6% 06-01-2021 BEO	**	13,471
FNMA POOL #813599 ADJ RT DUE 01-01-2036 BEO	**	201,553
FNMA POOL #825480 FLTG RT 06-01-2035	**	36,227
FNMA POOL #827601 5.5% 08-01-2019 BEO	**	1,429
FNMA POOL #831561 6.5% 05-01-2036 BEO	**	49,708
FNMA POOL #833600 6.5% DUE 11-01-2035 REG	**	10,498
FNMA POOL #836464 ADJ RT DUE 10-01-2035 BEO	**	98,075
FNMA POOL #836852 ADJ RT DUE 10-01-2035 BEO	**	463,652
FNMA POOL #843823 ADJ RT DUE 11-01-2035 BEO	**	434,855
FNMA POOL #843997 3.044% 11-01-2035 BEO	**	155,780
FNMA POOL #844052 4.065 11-01-2035 BEO	**	14,805
FNMA POOL #844148 3.057% 11-01-2035 BEO	**	16,777
FNMA POOL #844237 ADJ RT DUE 11-01-2035 BEO	**	15,069
FNMA POOL #844789 2.962% 11-01-2035 BEO	**	18,340
FNMA POOL #866888 ADJ RT DUE 01-01-2036 BEO	**	141,315
FNMA POOL #872021 6% 06-01-2021 BEO	**	19,682
FNMA POOL #879067 ADJ RT DUE 04-01-2036 BEO	**	1,039,897

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #879394 5% DUE 02-01-2021 REG	**	27,472
FNMA POOL #880870 6.5% 03-01-2036 BEO	**	13,602
FNMA POOL #884729 3.422% 08-01-2036 BEO	**	154,979
FNMA POOL #884773 ADJ RT DUE 10-01-2036 BEO	**	78,221
FNMA POOL #888365 6% 04-01-2022 BEO	**	23,079
FNMA POOL #888366 7% 04-01-2037 BEO	**	211,230
FNMA POOL #888560 6 11-01-2035 BEO	**	660,353
FNMA POOL #888601 5.5% 06-01-2020 BEO	**	27,361
FNMA POOL #888637 6% 09-01-2037 BEO	**	95,182
FNMA POOL #888832 6.5% 11-01-2037 BEO	**	26,898
FNMA POOL #888890 6.5% DUE 10-01-2037 BEO	**	183,249
FNMA POOL #888893 5.5% 08-01-2037 BEO	**	42,610
FNMA POOL #889072 6.5% 12-01-2037 BEO	**	197,650
FNMA POOL #889117 5% 10-01-2035 BEO	**	567,968
FNMA POOL #889190 6% 03-01-2038 BEO	**	82,469
FNMA POOL #889579 6% DUE 05-01-2038 REG	**	1,250,767
FNMA POOL #890116 7% 02-01-2023 BEO	**	232,988
FNMA POOL #890236 4.5% 08-01-2040 BEO	**	102,379
FNMA POOL #890248 6% 08-01-2037 BEO	**	1,347,654
FNMA POOL #890268 6.5% 10-01-2038 BEO	**	297,012
FNMA POOL #890604 4.5% 10-01-2044 BEO	**	3,205,407
FNMA POOL #891654 6.5% DUE 06-01-2036 REG	**	103,407
FNMA POOL #902425 ADJ RT DUE 11-01-2036	**	40,457
FNMA POOL #903261 6% 10-01-2036 BEO	**	95,600
FNMA POOL #906666 6.5% 12-01-2036 BEO	**	8,253
FNMA POOL #908172 6.5% DUE 01-01-2037 REG	**	1,170
FNMA POOL #914875 6.5% DUE 04-01-2037 REG	**	187,897
FNMA POOL #918653 6% 06-01-2037 BEO	**	96,920
FNMA POOL #924874 7% 10-01-2037 BEO	**	37,179
FNMA POOL #928746 6.5% DUE 09-01-2037 REG	**	8,691
FNMA POOL #928938 7% 12-01-2037 BEO	**	40,261
FNMA POOL #929298 5% 03-01-2038 BEO	**	184,715
FNMA POOL #930719 4.5% 03-01-2019 BEO	**	3,856
FNMA POOL #931307 4.5% 06-01-2039 BEO	**	423,063
FNMA POOL #931991 4.5% 09-01-2039 BEO	**	701,231
FNMA POOL #932058 4.5% 10-01-2039 BEO	**	569,162
FNMA POOL #932426 4.5% 01-01-2040 BEO	**	1,487,199
FNMA POOL #932495 4.5% 02-01-2040 BEO	**	146,240
FNMA POOL #932669 4.5% 03-01-2040 BEO	**	11,243
FNMA POOL #932850 4% 12-01-2040 BEO	**	293,956
FNMA POOL #933409 5% 03-01-2038 BEO	**	205,992

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #933638 ADJ RT DUE 08-01-2038 BEO	**	91,249
FNMA POOL #934648 7% DUE 11-01-2038 BEO	**	182,178
FNMA POOL #942798 6.5% DUE 08-01-2037 REG	**	63,298
FNMA POOL #943699 6.5% DUE 08-01-2037 REG	**	86,566
FNMA POOL #946065 6.5% 09-01-2037 BEO	**	17,627
FNMA POOL #948849 6% 08-01-2037 BEO	**	376,030
FNMA POOL #955183 7% 11-01-2037 BEO	**	67,302
FNMA POOL #955762 6.5% 10-01-2037 BEO	**	3,881
FNMA POOL #958830 4.64% 06-01-2019 BEO	**	178,055
FNMA POOL #962062 5% 03-01-2038 BEO	**	254,034
FNMA POOL #962444 5% DUE 04-01-2038 BEO	**	139,949
FNMA POOL #968066 6% 10-01-2022 BEO	**	61,013
FNMA POOL #968252 7% 02-01-2038 BEO	**	14,262
FNMA POOL #971053 4.5% 02-01-2039 BEO	**	55,926
FNMA POOL #972242 6.5% 03-01-2038 BEO	**	2,442
FNMA POOL #972571 5% 03-01-2038 BEO	**	29,407
FNMA POOL #972572 5% DUE 03-01-2038 REG	**	11,339
FNMA POOL #973161 6.5% 02-01-2038 BEO	**	106,737
FNMA POOL #974156 7% 02-01-2038 BEO	**	38,431
FNMA POOL #975184 5% 03-01-2038 BEO	**	107,460
FNMA POOL #975441 5% DUE 03-01-2038 REG	**	61,097
FNMA POOL #975454 5% 03-01-2038 BEO	**	67,149
FNMA POOL #979973 5% 09-01-2036 BEO	**	15,988
FNMA POOL #984632 ADJ RT DUE 06-01-2038 BEO	**	1,304,439
FNMA POOL #985626 6% 04-01-2033 BEO	**	322,548
FNMA POOL #985867 7% DUE 08-01-2038 BEO	**	8,157
FNMA POOL #987325 ADJ RT DUE 09-01-2038 BEO	**	701,558
FNMA POOL #987891 7% 09-01-2038 BEO	**	1,778
FNMA POOL #991549 7% 11-01-2038 BEO	**	43,063
FNMA POOL #992249 7% 11-01-2038 BEO	**	8,789
FNMA POOL #992262 5% 01-01-2039 BEO	**	22,384
FNMA POOL #995072 5.5% 08-01-2038 BEO	**	312,507
FNMA POOL #995149 6.5% 10-01-2038 BEO	**	197,452
FNMA POOL #995381 6% 01-01-2024 BEO	**	109,473
FNMA POOL #995899 6% 02-01-2038 BEO	**	141,039
FNMA POOL #999999 1.871% 04-25-2026 BEO	**	5,001,068
FNMA POOL #999999 1.99000000954% 03-25-2026 BEO	**	2,878,673
FNMA POOL #999999 2.09699988365% 01-25-2025 BEO	**	1,621,719
FNMA POOL #999999 2.38323998451% 10-25-2025 BEO	**	2,099,603
FNMA POOL #AA0472 4% 03-01-2039 BEO	**	161,333
FNMA POOL #AA2700 5% 01-01-2039 BEO	**	5,562

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AB1228 5% 07-01-2040 BEO	**	43,245
FNMA POOL #AB2801 3.5% 04-01-2026 BEO	**	550,825
FNMA POOL #AB3701 4.5% 10-01-2041 BEO	**	877,442
FNMA POOL #AB4058 4% 12-01-2041 BEO	**	677,613
FNMA POOL #AB4590 3.5% DUE 03-01-2042 BEO	**	752,338
FNMA POOL #AB4689 3.5% 03-01-2042 BEO	**	1,001,059
FNMA POOL #AB4698 4% 03-01-2042 BEO	**	318,367
FNMA POOL #AB4941 3.5% 04-01-2042 BEO	**	3,385,607
FNMA POOL #AB4955 4% 04-01-2042 BEO	**	507,262
FNMA POOL #AB5236 3% 05-01-2027 BEO	**	485,060
FNMA POOL #AB5546 3.5% DUE 06-01-2042 BEO	**	819,673
FNMA POOL #AB5593 3.5% 07-01-2042 BEO	**	467,046
FNMA POOL #AB6136 2.5% 09-01-2027 BEO	**	2,699,997
FNMA POOL #AB6229 3.5% 09-01-2042 BEO	**	2,255,361
FNMA POOL #AB6238 3.5% 09-01-2042 BEO	**	562,258
FNMA POOL #AB6390 3% 10-01-2042 BEO	**	332,767
FNMA POOL #AB6694 3% 10-01-2042 BEO	**	647,829
FNMA POOL #AB6832 3.5% 11-01-2042 BEO	**	1,773,738
FNMA POOL #AB7059 2.5% 11-01-2042 BEO	**	3,700,195
FNMA POOL #AB7272 3 12-01-2042 REG	**	1,201,909
FNMA POOL #AB7410 3% 12-01-2042 BEO	**	3,286,207
FNMA POOL #AB7426 3% 12-01-2042 BEO	**	942,844
FNMA POOL #AB7568 3% 01-01-2043 BEO	**	1,415,692
FNMA POOL #AB7570 3% 01-01-2043 BEO	**	2,316,033
FNMA POOL #AB7716 2.5% 01-01-2028 BEO	**	263,658
FNMA POOL #AB7728 2.5% 01-01-2043 BEO	**	375,283
FNMA POOL #AB7741 3% 01-01-2043 BEO	**	1,934,590
FNMA POOL #AB8464 2.5% 02-01-2043 BEO	**	335,180
FNMA POOL #AB8465 2.5% 02-01-2043 BEO	**	579,696
FNMA POOL #AB8925 3% DUE 04-01-2043 BEO	**	101,034
FNMA POOL #AB9136 2.5% 04-01-2043 BEO	**	1,524,277
FNMA POOL #AB9347 3% 05-01-2043 BEO	**	1,984,711
FNMA POOL #AB9361 3.5% DUE 05-01-2043 BEO	**	629,180
FNMA POOL #AB9461 3% 05-01-2043 BEO	**	2,533,049
FNMA POOL #AB9516 2.5% 05-01-2028 BEO	**	279,999
FNMA POOL #AB9615 4% 06-01-2033 BEO	**	353,313
FNMA POOL #AB9663 3% 06-01-2043 BEO	**	226,270
FNMA POOL #AB9825 2.5% 07-01-2028 BEO	**	111,552
FNMA POOL #AB9980 3.5% 07-01-2043 BEO	**	716,529
FNMA POOL #AC1889 4% 09-01-2039 BEO	**	313,852
FNMA POOL #AC2953 4.5% 09-01-2039 BEO	**	145,624

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	1,267,274
FNMA POOL #AC9526 5.5% DUE 01-01-2040 BEO	**	872,785
FNMA POOL #AD0217 6% 08-01-2037 BEO	**	87,766
FNMA POOL #AD0249 5.5% 04-01-2037 BEO	**	545,110
FNMA POOL #AD0296 FLTG 12-01-2036	**	227,018
FNMA POOL #AD0329 6.5 DUE 09-01-2028 BEO	**	78,260
FNMA POOL #AD0452 6% 04-01-2021 BEO	**	284,990
FNMA POOL #AD0471 5.5% 01-01-2024 BEO	**	217,861
FNMA POOL #AD0752 7% 01-01-2039 BEO	**	103,257
FNMA POOL #AD0979 7.5% 10-01-2035 BEO	**	167,776
FNMA POOL #AD4178 4.5% 06-01-2040 BEO	**	999,234
FNMA POOL #AD6510 5% 05-01-2040 BEO	**	18,546
FNMA POOL #AD9143 4.5% 08-01-2040 BEO	**	39,124
FNMA POOL #AD9153 4.5% 08-01-2040 BEO	**	267,041
FNMA POOL #AD9713 5% 08-01-2040 BEO	**	129,464
FNMA POOL #AE0081 6% 07-01-2024 BEO	**	179,421
FNMA POOL #AE0113 4% 07-01-2040 BEO	**	460,032
FNMA POOL #AE0478 4% 11-01-2040 BEO	**	7,569
FNMA POOL #AE0521 6% 08-01-2037 BEO	**	898,690
FNMA POOL #AE0654 3.777% DUE 12-01-2040 BEO	**	3,200,948
FNMA POOL #AE0758 7% 02-01-2039 BEO	**	829,399
FNMA POOL #AE0967 3.5% 06-01-2039 BEO	**	890,372
FNMA POOL #AE1807 4% 10-01-2040 BEO	**	13,266
FNMA POOL #AE1840 5% 08-01-2040 BEO	**	38,787
FNMA POOL #AE1862 5% 08-01-2040 BEO	**	297,582
FNMA POOL #AE3505 3.5% 01-01-2026 BEO	**	203,684
FNMA POOL #AE4456 4% 02-01-2041 BEO	**	111,054
FNMA POOL #AE4664 4% 10-01-2040 BEO	**	130,688
FNMA POOL #AE6090 4% 10-01-2040 BEO	**	323,872
FNMA POOL #AE6191 4% 11-01-2040 BEO	**	54,166
FNMA POOL #AE7283 4% 10-01-2040 BEO	**	17,123
FNMA POOL #AE7314 4% 11-01-2040 BEO	**	2,735
FNMA POOL #AE8446 4% 11-01-2040 BEO	**	4,186
FNMA POOL #AE9387 4% 12-01-2040 BEO	**	2,963
FNMA POOL #AH2683 4% 01-01-2041 BEO	**	1,596,379
FNMA POOL #AL8558 6% 07-01-2041 BEO	**	440,234
FNMA POOL #AM1990 2.33% DUE 01-01-2023 BEO	**	417,716
FNMA POOL #AM2674 2.61% DUE 03-01-2023 BEO	**	608,789
FNMA POOL #AM2711 2.57% DUE 03-01-2023 BEO	**	419,620
FNMA POOL #AM4066 3.59% 08-01-2023 BEO	**	945,371
FNMA POOL #AM4764 3.44% DUE 11-01-2023 BEO	**	656,275

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AM5079 3.45 DUE 01-01-2024 BEO	**	707,350
FNMA POOL #AM5473 3.76% 03-01-2024 BEO	**	927,546
FNMA POOL #AM5612 3.42% DUE 05-01-2024 REG	**	783,201
FNMA POOL #AM7514 3.07% DUE 02-01-2025 BEO	**	1,174,055
FNMA POOL #AM8674 2.81% 04-01-2025 BEO	**	171,330
FNMA POOL #AN0360 3.95% DUE 12-01-2045 BEO	**	4,829,656
FNMA POOL #AN2670 2.305% DUE 11-01-2026 BEO	**	354,584
FNMA POOL #AN2689 2.2% 10-01-2026	**	955,522
FNMA POOL #AN4000 3% DUE 12-01-2026 BEO	**	1,012,662
FNMA POOL #AN4439 2.93% DUE 01-01-2027 BEO	**	365,205
FNMA POOL #AN7895 3.55% DUE 12-01-2027 BEO	**	4,790,848
FNMA POOL #AN7904 3.44% 12-01-2027	**	3,679,664
FNMA POOL #AO0454 3.5% 08-01-2042 BEO	**	619,193
FNMA POOL #AO0527 3% 05-01-2027 BEO	**	401,354
FNMA POOL #AO4135 3.5% 06-01-2042 BEO	**	1,740,324
FNMA POOL #AO4688 3% DUE 07-01-2043 BEO	**	2,969,086
FNMA POOL #AO6757 4% 06-01-2042 BEO	**	331,928
FNMA POOL #AO7348 4% 08-01-2042 BEO	**	435,544
FNMA POOL #AP0006 ADJ RT DUE 07-01-2042 BEO	**	367,259
FNMA POOL #AP0645 3.5% 07-01-2032 BEO	**	109,041
FNMA POOL #AP2611 3.5% 09-01-2042 BEO	**	553,554
FNMA POOL #AP3308 3.5% 09-01-2042 BEO	**	515,899
FNMA POOL #AP3902 3% 10-01-2042 BEO	**	483,623
FNMA POOL #AP4710 3.5% 08-01-2042 BEO	**	1,200,717
FNMA POOL #AP5143 3% 09-01-2042 BEO	**	625,716
FNMA POOL #AP6027 3% 04-01-2043 BEO	**	633,101
FNMA POOL #AP6032 3% 04-01-2043 BEO	**	675,327
FNMA POOL #AP6053 2.5% 07-01-2028 BEO	**	191,910
FNMA POOL #AP6054 3% 07-01-2043 BEO	**	63,577
FNMA POOL #AP7126 2.5% 10-01-2027 BEO	**	459,103
FNMA POOL #AP8057 3.5% 09-01-2042 BEO	**	655,147
FNMA POOL #AP8903 3.5% 10-01-2042 BEO	**	576,620
FNMA POOL #AP9539 3% DUE 10-01-2042 BEO	**	321,265
FNMA POOL #AP9766 4% 10-01-2042 BEO	**	1,810,832
FNMA POOL #AQ0556 3% 11-01-2042 BEO	**	2,292,003
FNMA POOL #AQ1534 3.5% 10-01-2032 BEO	**	309,990
FNMA POOL #AQ1607 3.5% 11-01-2032 BEO	**	256,062
FNMA POOL #AQ1802 3.5% 10-01-2042 BEO	**	414,932
FNMA POOL #AQ5971 3% 12-01-2042 BEO	**	691,858
FNMA POOL #AQ7192 3% DUE 07-01-2043 REG	**	114,936
FNMA POOL #AQ8359 3% 01-01-2043 BEO	**	634,133

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AQ8653 2.5% 12-01-2042 BEO	**	519,863
FNMA POOL #AQ9990 2.5% 02-01-2043 BEO	**	1,260,121
FNMA POOL #AR2602 2.5% DUE 02-01-2043 BEO	**	497,982
FNMA POOL #AR2638 3.5% 02-01-2043 BEO	**	633,928
FNMA POOL #AR3368 2.5% DUE 02-01-2028 REG	**	228,837
FNMA POOL #AR4343 3% 06-01-2043 BEO	**	421,679
FNMA POOL #AR4473 2.5% 03-01-2028 BEO	**	1,667,615
FNMA POOL #AR7182 2.5% 03-01-2043 BEO	**	536,722
FNMA POOL #AR7213 2.5% 05-01-2043 BEO	**	628,848
FNMA POOL #AR7214 3% DUE 06-01-2043 REG	**	2,600,213
FNMA POOL #AR7399 3% 06-01-2043 BEO	**	172,918
FNMA POOL #AR7961 3.5% DUE 03-01-2033 REG	**	282,105
FNMA POOL #AR7970 2.5% DUE 03-01-2043 REG	**	566,678
FNMA POOL #AR8600 2.5% DUE 07-01-2043 REG	**	641,769
FNMA POOL #AR8749 3% 03-01-2043 BEO	**	2,700,201
FNMA POOL #AS0047 2.5% 07-01-2028 BEO	**	700,160
FNMA POOL #AS0070 4% DUE 08-01-2043 REG	**	658,728
FNMA POOL #AS0302 3% 08-01-2043 BEO	**	133,539
FNMA POOL #AS0522 3.5% 09-01-2043 BEO	**	293,827
FNMA POOL #AS0838 5% 10-01-2043 BEO	**	252,626
FNMA POOL #AS1364 3% 12-01-2043 BEO	**	120,151
FNMA POOL #AS1774 4% 02-01-2044 BEO	**	250,059
FNMA POOL #AS2117 4.0% 04-01-2044	**	11,758
FNMA POOL #AS2369 3.5% 05-01-2029 BEO	**	1,650,402
FNMA POOL #AS3282 3% 10-01-2043 BEO	**	257,362
FNMA POOL #AS3293 4% 09-01-2044 BEO	**	1,299,854
FNMA POOL #AS4271 4.5% 01-01-2045 BEO	**	300,029
FNMA POOL #AS4302 4% 01-01-2045 BEO	**	1,376,732
FNMA POOL #AS4354 4.5% 01-01-2045 BEO	**	2,212,611
FNMA POOL #AS4427 4.5% 02-01-2045 BEO	**	1,970,610
FNMA POOL #AS4431 4.5% 02-01-2045 BEO	**	1,136,629
FNMA POOL #AS5068 3.5% 06-01-2045 BEO	**	196,679
FNMA POOL #AS5103 3% 06-01-2030 BEO	**	4,890,786
FNMA POOL #AS5133 3.5% 06-01-2045 BEO	**	3,461,020
FNMA POOL #AS5598 4% 08-01-2045 BEO	**	1,605,807
FNMA POOL #AS5722 3.5% 09-01-2045 BEO	**	17,423,959
FNMA POOL #AS6065 3.5% 10-01-2045 BEO	**	458,770
FNMA POOL #AS6067 3.5% 10-01-2045 BEO	**	22,339,429
FNMA POOL #AS6286 4% 12-01-2045 BEO	**	3,377,418
FNMA POOL #AS6304 4% DUE 12-01-2045 BEO	**	5,095,562
FNMA POOL #AS6315 4% 12-01-2045 BEO	**	211,415

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AS6328 3.5% 12-01-2045 BEO	**	5,255,526
FNMA POOL #AS6386 3% 12-01-2045 BEO	**	396,461
FNMA POOL #AS6395 3.5% 12-01-2045 BEO	**	250,840
FNMA POOL #AS6452 3.5% 01-01-2046 BEO	**	869,834
FNMA POOL #AS6489 4% DUE 01-01-2046 BEO	**	2,546,112
FNMA POOL #AS6534 3.5% 01-01-2046 BEO	**	8,766,123
FNMA POOL #AS7125 2.5% 05-01-2046 BEO	**	1,301,833
FNMA POOL #AS7530 2.5% 07-01-2046 BEO	**	1,970,967
FNMA POOL #AS7693 2% DUE 08-01-2031 BEO	**	2,068,606
FNMA POOL #AS7877 2.5% 09-01-2046 BEO	**	2,077,049
FNMA POOL #AS8143 4% 10-01-2046 BEO	**	472,841
FNMA POOL #AS8249 3% 11-01-2036 BEO	**	4,101,680
FNMA POOL #AS8386 2.5% 11-01-2031 BEO	**	1,224,492
FNMA POOL #AS9453 4% 04-01-2047 BEO	**	13,690,395
FNMA POOL #AS9588 4% 05-01-2047 BEO	**	8,090,563
FNMA POOL #AT0162 2.5% DUE 03-01-2043 REG	**	566,607
FNMA POOL #AT0333 2.5% DUE 04-01-2043 REG	**	791,130
FNMA POOL #AT0874 POOL #AT0874 3% DUE 07-01-2043 REG	**	122,842
FNMA POOL #AT1572 3% DUE 05-01-2043 REG	**	2,653,813
FNMA POOL #AT2008 2.5% DUE 04-01-2043 REG	**	615,284
FNMA POOL #AT2043 3% DUE 04-01-2043 REG	**	68,163
FNMA POOL #AT2722 3% DUE 05-01-2043 REG	**	1,218,435
FNMA POOL #AT2725 3% 05-01-2043 BEO	**	13,283,645
FNMA POOL #AT2894 2.5% DUE 05-01-2028 REG	**	282,639
FNMA POOL #AT3179 3% 05-01-2043 BEO	**	647,448
FNMA POOL #AT3487 3.5% DUE 04-01-2043 REG	**	2,342,142
FNMA POOL #AT5198 2.5 DUE 05-01-2043 REG	**	459,758
FNMA POOL #AT5612 2.5% 04-01-2043 BEO	**	674,108
FNMA POOL #AT5690 3% 06-01-2043 BEO	**	73,338
FNMA POOL #AT5803 3% 06-01-2043 BEO	**	110,695
FNMA POOL #AT5907 4% 06-01-2043 BEO	**	1,147,023
FNMA POOL #AT5915 4 DUE 06-01-2043 REG	**	408,789
FNMA POOL #AT5994 3% 05-01-2043 BEO	**	242,199
FNMA POOL #AT6656 2.5% 05-01-2043 BEO	**	549,042
FNMA POOL #AT6764 3% 07-01-2043 BEO	**	72,329
FNMA POOL #AT7213 2.5% DUE 06-01-2028 BEO	**	96,921
FNMA POOL #AT7620 3% DUE 06-01-2043 REG	**	1,890,393
FNMA POOL #AT8000 3% 06-01-2043 BEO	**	138,023
FNMA POOL #AT8326 3% DUE 06-01-2043 BEO	**	2,390,665
FNMA POOL #AT8419 3 DUE 06-01-2043 REG	**	351,233
FNMA POOL #AT8489 3% DUE 08-01-2043 REG	**	2,852,100

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AT8968 2.5% 07-01-2028 BEO	**	198,490
FNMA POOL #AT9250 3% 07-01-2043 BEO	**	2,428,699
FNMA POOL #AT9311 FIXED 2.5% 07-01-2028 BEO	**	138,066
FNMA POOL #AT9521 2.5% 07-01-2028 BEO	**	329,600
FNMA POOL #AU0317 3% 06-01-2043 BEO	**	232,335
FNMA POOL #AU0923 3.5% 07-01-2043 BEO	**	755,054
FNMA POOL #AU1130 2.5% 09-01-2043 BEO	**	464,642
FNMA POOL #AU1629 3% DUE 07-01-2043 REG	**	188,343
FNMA POOL #AU1632 3% DUE 07-01-2043 REG	**	4,724,040
FNMA POOL #AU1811 2.5% 08-01-2028 BEO	**	153,568
FNMA POOL #AU1888 2.5% 06-01-2028 BEO	**	1,035,598
FNMA POOL #AU2032 3% 07-01-2043 BEO	**	190,233
FNMA POOL #AU3034 2.5% 08-01-2028 BEO	**	69,368
FNMA POOL #AU3176 3% DUE 08-01-2043 REG	**	198,216
FNMA POOL #AU3191 2.5% DUE 08-01-2028 REG	**	373,144
FNMA POOL #AU3195 3% 08-01-2043 BEO	**	176,787
FNMA POOL #AU3334 2.5% DUE 07-01-2028 REG	**	334,844
FNMA POOL #AU3732 2.5% 08-01-2043 BEO	**	1,394,246
FNMA POOL #AU3736 3% DUE 08-01-2043 REG	**	4,661,762
FNMA POOL #AU3789 2.5% DUE 08-01-2028 REG	**	223,891
FNMA POOL #AU3811 3% DUE 08-01-2043 REG	**	143,087
FNMA POOL #AU4278 2.5% 09-01-2043 BEO	**	438,483
FNMA POOL #AU4585 3% 08-01-2043 BEO	**	166,052
FNMA POOL #AU5161 3 DUE 08-01-2043 REG	**	3,251,905
FNMA POOL #AU5190 2.5% 08-01-2028 BEO	**	294,270
FNMA POOL #AU5202 3% 08-01-2043 BEO	**	138,252
FNMA POOL #AU5904 3.5% 09-01-2033 BEO	**	626,034
FNMA POOL #AU8066 3% 09-01-2043 BEO	**	180,846
FNMA POOL #AV0702 4% 12-01-2043 BEO	**	413,368
FNMA POOL #AV0802 2.5% 08-01-2028 BEO	**	42,335
FNMA POOL #AV2425 4% 02-01-2045 BEO	**	344,345
FNMA POOL #AV4486 4.5% 01-01-2044 BEO	**	279,049
FNMA POOL #AV4502 4.5% 01-01-2044 BEO	**	264,428
FNMA POOL #AV4736 4% 12-01-2043 BEO	**	385,929
FNMA POOL #AV5425 4.5% 01-01-2044 BEO	**	1,935,864
FNMA POOL #AV5667 4% 01-01-2044 BEO	**	289,222
FNMA POOL #AV5730 4.5% 04-01-2044 BEO	**	732,144
FNMA POOL #AV5731 4.5% 04-01-2044 BEO	**	397,040
FNMA POOL #AV5732 4.5% 04-01-2044 BEO	**	267,718
FNMA POOL #AV5733 4.5% 04-01-2044 BEO	**	316,043
FNMA POOL #AV5734 4.5% 04-01-2044 BEO	**	481,978

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AV7116 4.5% 03-01-2044 BEO	**	310,034
FNMA POOL #AV8492 4.5% 02-01-2044 BEO	**	550,633
FNMA POOL #AV9290 4.5% 02-01-2044 BEO	**	955,434
FNMA POOL #AW3146 4% 06-01-2044 BEO	**	605,551
FNMA POOL #AW9504 3% 01-01-2045 BEO	**	144,494
FNMA POOL #AX1348 4% 10-01-2044 BEO	**	42,400
FNMA POOL #AX3719 3.5% 07-01-2027 BEO	**	853,081
FNMA POOL #AX4277 3% 01-01-2045 BEO	**	1,215,745
FNMA POOL #AX4883 3% 12-01-2044 BEO	**	3,554,035
FNMA POOL #AX4927 3% DUE 12-01-2044 BEO	**	344,202
FNMA POOL #AX6579 3% 01-01-2045 BEO	**	143,677
FNMA POOL #AX7578 3% 01-01-2045 BEO	**	178,640
FNMA POOL #AX9603 3% 03-01-2045 BEO	**	371,618
FNMA POOL #AY1022 3% 05-01-2045 BEO	**	1,645,734
FNMA POOL #AY1363 4% 04-01-2045 BEO	**	614,213
FNMA POOL #AY1377 4% DUE 04-01-2045 REG	**	505,649
FNMA POOL #AY3913 3.5% 02-01-2045 BEO	**	669,957
FNMA POOL #AY4156 3% 03-01-2045 BEO	**	207,187
FNMA POOL #AY4869 4% 06-01-2045 BEO	**	679,052
FNMA POOL #AY5484 4% 12-01-2044 BEO	**	12,594
FNMA POOL #AY9434 4% 12-01-2045 BEO	**	227,059
FNMA POOL #AZ0711 3.5% 02-01-2046 BEO	**	158,279
FNMA POOL #AZ3743 3.5% 11-01-2045 BEO	**	2,137,684
FNMA POOL #AZ3926 4% 10-01-2045 BEO	**	18,786
FNMA POOL #AZ4234 3% 06-01-2030 BEO	**	5,688,969
FNMA POOL #AZ4775 3.5% 10-01-2045 BEO	**	10,918,737
FNMA POOL #AZ5713 4% 09-01-2045 BEO	**	2,381,144
FNMA POOL #AZ7353 3.5% 11-01-2045 BEO	**	986,853
FNMA POOL #BA3779 4% 01-01-2046 BEO	**	27,748
FNMA POOL #BA4766 4% 01-01-2046 BEO	**	671,320
FNMA POOL #BA4780 4% 01-01-2046 BEO	**	12,019,278
FNMA POOL #BA4801 4% 02-01-2046 BEO	**	2,741,844
FNMA POOL #BA5330 4% 11-01-2045 BEO	**	42,516
FNMA POOL #BA5827 3% 11-01-2030 BEO	**	813,292
FNMA POOL #BA6018 3% 01-01-2046 BEO	**	38,484
FNMA POOL #BA6555 3% 01-01-2046 BEO	**	52,670
FNMA POOL #BA6798 4% 01-01-2046 BEO	**	658,560
FNMA POOL #BA6824 3% 02-01-2046 BEO	**	779,929
FNMA POOL #BA6924 3% 02-01-2046 BEO	**	93,319
FNMA POOL #BC1104 3% 02-01-2046 BEO	**	677,720
FNMA POOL #BC3020 3% 02-01-2046 BEO	**	842,532

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BC3883 4% DUE 03-01-2046 BEO	**	1,717,302
FNMA POOL #BD5388 2.5% 08-01-2031 BEO	**	363,064
FNMA POOL #BE0146 2.5% 10-01-2031 BEO	**	1,116,508
FNMA POOL #BE9806 4.5% 03-01-2047 BEO	**	801,054
FNMA POOL #BE9838 4.5% 03-01-2047 BEO	**	803,995
FNMA POOL #BE9839 4.5% 04-01-2047 BEO	**	803,543
FNMA POOL #BF0133 4% 08-01-2056 BEO	**	19,275,163
FNMA POOL #BH2623 4% 08-01-2047 BEO	**	39,533,488
FNMA POOL #BH6197 4% 07-01-2047 BEO	**	879,353
FNMA POOL #BH6198 4% 07-01-2047 BEO	**	1,347,129
FNMA POOL #BH6199 4% 07-01-2047 BEO	**	1,560,829
FNMA POOL #FNAT5995 3 DUE 05-01-2043 REG	**	149,120
FNMA POOL #MA0006 4% 03-01-2039 BEO	**	17,930
FNMA POOL #MA0214 5% 10-01-2029 BEO	**	549,456
FNMA POOL #MA0243 5% 11-01-2029 BEO	**	406,736
FNMA POOL #MA0295 5% 01-01-2030 BEO	**	247,814
FNMA POOL #MA0320 5% 02-01-2030 BEO	**	152,682
FNMA POOL #MA0583 4% 12-01-2040 BEO	**	6,955
FNMA POOL #MA0706 4.5% 04-01-2031 BEO	**	226,571
FNMA POOL #MA0734 4.5% DUE 05-01-2031 BEO	**	717,628
FNMA POOL #MA0776 4.5% DUE 06-01-2031 BEO	**	714,681
FNMA POOL #MA0816 4.5% 08-01-2031 BEO	**	545,003
FNMA POOL #MA0833 3% DUE 08-01-2021 BEO	**	81,224
FNMA POOL #MA0913 4.5% 11-01-2031 BEO	**	497,025
FNMA POOL #MA0939 4.5% 12-01-2031 BEO	**	584,622
FNMA POOL #MA0968 4.5% 12-01-2031 BEO	**	113,496
FNMA POOL #MA1044 3% DUE 04-01-2042 BEO	**	193,555
FNMA POOL #MA1125 4 07-01-2042 BEO	**	494,903
FNMA POOL #MA1146 4% 08-01-2042 BEO	**	5,141,125
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	710,057
FNMA POOL #MA1213 3.5% DUE 10-01-2042 BEO	**	323,066
FNMA POOL #MA1221 4.5% 09-01-2042 BEO	**	116,476
FNMA POOL #MA1253 4% 11-01-2042 BEO	**	1,403,508
FNMA POOL #MA1272 3% 12-01-2042 BEO	**	1,386,945
FNMA POOL #MA1373 3.5% 03-01-2043 BEO	**	757,289
FNMA POOL #MA1412 2.5% 04-01-2043 BEO	**	611,488
FNMA POOL #MA1458 3% 06-01-2043 BEO	**	1,206,911
FNMA POOL #MA1463 3.5% 06-01-2043 BEO	**	1,778,056
FNMA POOL #MA1493 2.5% 06-01-2043 BEO	**	400,138
FNMA POOL #MA1508 3.5% 07-01-2043 BEO	**	481,584
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	653,019

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA1546 3.5% DUE 08-01-2043 BEO	**	630,256
FNMA POOL #MA1547 4% 08-01-2043 BEO	**	458,293
FNMA POOL #MA1582 3.5% DUE 09-01-2043 BEO	**	3,157,443
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	1,781,921
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	1,710,184
FNMA POOL #MA1664 4.5% 11-01-2043 BEO	**	928,276
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	1,417,720
FNMA POOL #MA1728 5% 11-01-2033 BEO	**	198,622
FNMA POOL #MA2189 3% 02-01-2045 BEO	**	76,553
FNMA POOL #MA2516 3% 01-01-2046 BEO	**	1,303,919
FNMA POOL AT3389 3 DUE 08-01-2043 REG	**	694,418
FNMA POOL AU4346 3.5 DUE 07-01-2043 REG	**	1,272,053
FNMA PREASSIGN 00800 5.5 03-25-2033	**	86,732
FNMA REMIC 2004-40 CL-FY FRN 05-25-2034	**	1,778,487
FNMA REMIC SER 2015-M7 CLS A2 2.59% 12-25-2024	**	1,266,627
FNMA REMIC SER 2003-W1 CL IA-1 6.5 12-25-2042	**	132,754
FNMA REMIC SER 2003-W15 CL 1A1 6.5 07-25-2043	**	104,422
FNMA REMIC SER 2005-70 CL NA 5.5 08-25-2035	**	47,465
FNMA REMIC SER 2007-73 CL A1 FLT RT 07-25-2037	**	499,897
FNMA REMIC SER 2013-9 CL CB 5.50 04-25-2042	**	4,217,244
FNMA REMIC SER 2013-90 CL A 4.0% 11-25-2038	**	1,530,275
FNMA REMIC SER 2014-M1 CL A2 FLTG RT 07-25-2023	**	541,048
FNMA REMIC SER 2015-M12 CL A1 2.331% 04-25-2025	**	5,297,532
FNMA REMIC SER 2015-M42 CLS ABV2 .369% 07-25-2022	**	1,213,922
FNMA REMIC SER 2017-30 CL E 3.0% 07-25-2043 REG	**	16,970,351
FNMA REMIC TR 1994-29 CL Z 6.5 02-25-2024	**	39,177
FNMA REMIC TR 2001-81 CL-HE 6.5 01-25-2032	**	599,726
FNMA REMIC TR 2003-92 CL-PE 4.5 09-25-2018	**	28,623
FNMA REMIC TR 2004-38 CL-FK FLTG RATE 05-25-2034	**	277,187
FNMA REMIC TR 2004-80 CL-WB 4 11-25-2019	**	83,960
FNMA REMIC TR 2004-W1 CL-1A7 5.681 11-25-2043	**	363,586
FNMA REMIC TR 2005-64 CL-PL 5.5% 07-25-2035	**	1,019,089
FNMA REMIC TR 2006-30 CL-KF VAR RATE 05-25-2036	**	105,606
FNMA REMIC TR 2006-48 CL-TF VAR RATE 06-25-2036	**	42,771
FNMA REMIC TR 2006-9 CL-KZ 6 03-25-2036	**	233,112
FNMA REMIC TR 2007-100 CL-YF FLT RATE DUE 10-25-2037	**	589,762
FNMA REMIC TR 2009-104 CL-FA VAR RATE 12-25-2039	**	356,000
FNMA REMIC TR 2009-29 CL-LA VAR RATE 05-25-2039	**	1,156,416
FNMA REMIC TR 2009-62 CL-HJ 6 05-25-2039	**	340,700
FNMA REMIC TR 2009-87 CL-NF VAR RATE 11-25-2039	**	1,077,827
FNMA REMIC TR 2010-107 CL-KF FLTG RATE 03-25-2036	**	429,910

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2010-134 CL-KZ PRIN ONLY 4.5 12-25-2040	**	1,337,215
FNMA REMIC TR 2013-130 CL-FB VAR RATE 01-25-2044	**	212,512
FNMA REMIC TR 2013-62 CL-QA 3 06-25-2037	**	3,155,039
FNMA REMIC TR 2015-M1 CL-AB2 2.465 09-25-2024	**	4,540,245
FNMA REMIC TR 2016-100 CL-WF VAR RATE 01-25-2047	**	10,840,661
FNMA REMIC TR 2016-31 CL-UP 3 08-25-2044	**	8,865,911
FNMA REMIC TR 2016-84 CL-DF VAR RATE 11-25-2046	**	5,751,810
FNMA REMIC TR 2016-97 CL-CF VAR RATE 12-25-2056	**	1,505,029
FNMA REMIC TR 2017-30 CL-G 3.0% DUE 07-25-2040 REG	**	15,781,670
FNMA REMIC TR SER 1994-15 CL ZK 5.5 GTD MTG PASS THRU CTF DUE 02-25-2024 REG	**	389,370
FNMA REMIC TR SER 2013-12 CL-P 1.75% DUE 11-25-2041 REG	**	5,995,066
FNMA SER 17-M3 CL A1 FLTG RT DUE 12-25-2026 REG	**	3,783,951
FNMA SER 2010-54 CL FT FRN 04-25-2037	**	3,018,794
FNMA SER 2010-64 CL DM 05/01/2010 5 06/25/2040	**	379,102
FNMA SER 2011-15 CL AB 9.75 08-25-2019	**	17,186
FNMA SER 2012-28 CL B 6.5 06-25-2039	**	158,143
FNMA SER 2013-23 CL-NH 2% 03-25-2028	**	1,060,116
FNMA SER 2013-9 CL BC 6.5 07-25-2042	**	2,469,745
FNMA SER 2013-M7 CL A2 2.28 12-27-2022	**	334,792
FNMA SER 2014-23 CL PA 3.5 08-25-2036	**	1,548,183
FNMA SER 2014-M13 CL AB-2 2.951% 08-25-2024	**	10,287,986
FNMA SER 2017-M12 CL A2 FLTG RT 06-25-2027	**	387,423
FNMA SER 2017-M5 CL A2 3.303% 04-25-2029	**	242,571
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	498,563
FNMA SER 3877 CL FA VAR RT 11-15-2040	**	2,143,517
FNMA SERIES 2010-111 CLASS-AE 5.5 04-25-2038	**	3,467
FNMA SERIES 2013-96 CLASS YA 3.5 09-25-2038	**	319,428
FNMA SR 2010-110 CL AE 9.75 11-25-2018	**	57,417
FNMA SR 2017-M7 CL A2 VAR RT 02-25-2027	**	223,254
FNMA TRANCHE 00689 1.875 09-24-2026	**	5,307,046
FNMA TRANCHE 00743 3.5 10-25-2037	**	1,192,919
FNMA TRANCHE 02-25-2026	**	5,004,141
FNMA TRANCHE 05-25-2027	**	389,556
FNMA TRANCHE 12-25-2026	**	523,305
FNMA TRANCHE 2 01-05-2022	**	8,960,585
FNMA TRANCHE 2.15656 10-25-2023	**	3,189,703
FNMA TRANCHE 2.375 04-25-2026	**	6,128,237
FNMA TRANCHE 2.654 12-25-2026	**	14,469,777
FNMA TRANCHE 3 01-25-2046	**	428,006
FNMA TRANCHE 3 11-25-2044	**	5,301,341
FNMA TRANCHE 3.5 08-25-2042	**	9,711,441

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA TRANCHE 3.5 10-25-2042	**	2,780,256
FNMA TRUST 2004 W-2 CL 2A-2 7 02-25-2044	**	44,677
FNMA VAR 07-25-2024	**	1,210,904
FOOT LOCKER INC COM	**	1,560,729
FORBO HLDGS AG CHF28(REGD)	**	708,735
FORD CR AUTO LEASE 1.56% DUE 11-15-2019	**	5,189,934
FORD CR AUTO LEASE 1.88% DUE 04-15-2020	**	2,927,287
FORD CR AUTO LEASE 2.02% DUE 06-15-2020	**	695,236
FORD CR AUTO OWNER 1.08% DUE 03-15-2019	**	583,295
FORD CR AUTO OWNER 1.33% DUE 10-15-2020	**	464,809
FORD CR AUTO OWNER 1.4% DUE 02-15-2022	**	3,662,700
FORD CR AUTO OWNER 1.52% DUE 08-15-2021	**	6,693,803
FORD CR AUTO OWNER 1.8% DUE 09-15-2020	**	10,163,819
FORD CR AUTO OWNER 1.87% DUE 09-15-2022	**	2,570,581
FORD CR AUTO OWNER 2.01% DUE 03-15-2022	**	6,520,825
FORD CR AUTO OWNER 2.31% DUE 04-15-2026	**	1,922,830
FORD CR AUTO OWNER 2.36% DUE 03-15-2029	**	13,377,528
FORD CR AUTO OWNER FIXED 1.33% DUE 12-15-2019	**	6,135,124
FORD CR AUTO OWNER FLTG RT 2.03% DUE 12-15-2027	**	10,249,782
FORD CR AUTO OWNER FLTG RT 2.31% DUE 08-15-2027	**	9,857,215
FORD CR AUTO OWNER TR 2015-B CL A3 1.16% DUE 11-15-2019	**	1,650,710
FORD CR FLOORPLAN 2.39% DUE 08-15-2022	**	17,577,606
FORD CR FLOORPLAN FLTG RT 2.17947% DUE 07-15-2021	**	1,712,075
FORD CR FLOORPLAN MASTER OWNER TR A 2014-2 NT CL A 02-15-2021 REG	**	6,888,326
FORD MOTOR CREDIT CO LLC 2.145% DUE 01-09-2018	**	940,019
FORD MOTOR CREDIT CO LLC 5 DUE 05-15-2018	**	464,682
FORD MTR CO DEL 6.625% DUE 10-01-2028	**	782,839
FORD MTR CR CO LLC 4.134% DUE 08-04-2025	**	5,227,972
FORD MTR CR CO LLC 1.897% DUE 08-12-2019	**	1,801,337
FORD MTR CR CO LLC 2.021% DUE 05-03-2019	**	995,466
FORD MTR CR CO LLC 2.262% DUE 03-28-2019	**	475,285
FORD MTR CR CO LLC 2.375% DUE 01-16-2018	**	1,224,151
FORD MTR CR CO LLC 2.551% DUE 10-05-2018	**	238,691
FORD MTR CR CO LLC 2.597% DUE 11-04-2019	**	16,705,919
FORD MTR CR CO LLC 2.681% DUE 01-09-2020	**	15,853,146
FORD MTR CR CO LLC 2.875% DUE 10-01-2018	**	704,120
FORD MTR CR CO LLC 3.2% DUE 01-15-2021	**	2,737,792
FORD MTR CR CO LLC 3.219% DUE 01-09-2022	**	2,515,403
FORD MTR CR CO LLC 3.339% DUE 03-28-2022	**	1,173,433
FORD MTR CR CO LLC 3.81% DUE 01-09-2024	**	408,344
FORD MTR CR CO LLC 4.25% DUE 09-20-2022	**	3,670,069

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FORD MTR CR CO LLC 5.75% DUE 02-01-2021	**	2,556,788
FORD MTR CR CO LLC 5.875 DUE 08-02-2021	**	1,229,879
FORD MTR CR CO LLC 8.125% DUE 01-15-2020	**	24,192,561
FORD MTR CR CO LLC FIXED 2.343% DUE 11-02-2020	**	891,460
FORD MTR CR CO LLC NT 2.943% DUE 01-08-2019	**	3,330,668
FORD OTOMOTIV SAN TRY1	**	203,036
FOREST CITY RLTY TR INC COM CL A COM CL A	**	335,496
FORESTAR GROUP INC COM	**	11,198
FORMFACTOR INC COM STK	**	862,628
FORMOSA CHEM&FIBRE TWD10	**	311,297
FORTINET INC COM	**	73,181
FORTIS INC 3.055% DUE 10-04-2026	**	48,277
FORTIVE CORP FIXED 1.8% DUE 06-15-2019	**	2,486,919
FORTRESS REIT LIMI B SHS NPV	**	70,571
FORTUM OYJ EUR3.40	**	145,631
FORTUNE BRANDS HOME & SEC INC 3.0% DUE 06-15-2020	**	302,707
FORUM ENERGY TECH COM USD0.01	**	180,364
FORWARD AIR CORP COM	**	22,976
FOSSIL GROUP INC COM	**	20,008
FOSTER L B CO CL A	**	27,829
FOUNDATION MEDICINE INC COM	**	2,695,196
FRANCE TELECOM SA 4.125% DUE 09-14-2021	**	1,056,860
FRANCE(GOVT OF) 0% TB 31/01/18 EUR1	**	444,575
FRANCE(GOVT OF) 2% BDS 25/05/2048 EUR1	**	634,481
FRANCE(GOVT OF) 3.25% SNR 25/05/2045 EUR1	**	162,078
FRANCE(GOVT OF) IDX/LKD SNR 25/07/2024 EUR1	**	2,261,260
FRANCESCAS HLDGS CORP COM M STOCK	**	15,717
FRANKLIN COVEY CO COM	**	29,776
FRANKLIN ELEC INC COM	**	211,691
FRANKLIN FINL NETWORK INC COM	**	49,650
FRANKLIN STR PPTYS CORP COM	**	66,051
FRANKS INTERNATIONAL NVRY5H0 EUR0.01	**	15,195
FREDDIE MAC SER 4102 CL CE 1.5% 11-15-2040	**	1,120,507
FREDS INC CL A	**	13,697
FREEPORT-MCMORAN 4% DUE 11-14-2021	**	1,110,000
FREIGHTCAR AMER INC COM	**	29,326
FREMF 2013-KF02 MTG TR POOL #999999 FLTGRT 4.16925% 12-25-2045 BEO	**	226,580
FREMF 2015-K45 MTG FLTG RT 3.59078001976% DUE 04-25-2048	**	575,121
FRESENIUS MEDICAL CARE NPV	**	119,215
FRESENIUS SE&KGAA NPV	**	513,194

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FRESH DEL MONTE PRODUCE INC COM STK	**	268,716
FRKLN RES INC COM	**	3,256,509
FRONTIER COMMUNICATIONS CORP COM NEW COMNEW	**	48,503
FRP HLDGS INC COM	**	40,799
FRUTAROM INDUSTRIE ILS1	**	2,763,095
FS BANCORP INC COM USD0.01	**	11,460
FTD COS INC COM	**	18,823
FTI CONSULTING INC COM	**	177,683
FU SHOU YUAN INTERNATIONAL	**	767,021
FUBON FINANCIAL HL TWD10	**	268,811
FUJI ELECTRIC HOLINDGS CO Y50	**	248,285
FUJIFILM HOLDINGS CORP NPV	**	138,838
FUJITSU Y50	**	1,907,121
FULLER H B CO COM	**	243,331
FULLSHARE HOLDINGS HKD0.01	**	46,033
FULTON FINL CORP PA COM	**	333,925
FUT CALL APR 18 NYM NAT GAS E 3000	**	24,975
FUT CALL APR 18 NYM NAT GAS E 3020	**	4,365
FUT CALL APR 18 NYM NAT GAS E 3050	**	4,000
FUT CALL DEC 17 NYM WTI APO 6600	**	20
FUT CALL DEC 18 NTM WTIBRNTSP 200	**	110
FUT CALL MAR 18 NYM NG 1M CSH 500	**	23,560
FUT NATURAL GAS CSO MAR18C 1	**	13,640
FUT PUT MAR 18 EURO DOLLARS 9825	**	59,325
FUTUREFUEL CORP COM STK	**	77,284
G4S PLC ORD 25P	**	542,564
GAIL INDIA LTD INR10	**	490,221
GAIN CAP HLDGS INC COM	**	36,900
GALAXY ENTERTAINME NPV	**	175,821
GAMESTOP CORP NEW CL A	**	195,027
GAMING & LEISURE PPTYS INC COM	**	267,473
GANNETT CO INC COM	**	148,491
GAP INC COM	**	569,585
GARTNER INC COM	**	6,268,335
GASLOG LTD	**	186,121
GATX CORP COM	**	150,800
GATX CORP FLTG 11-05-2021	**	100,734
GAZPROM PJSC SPON ADR-EACH REPR 2 ORD SHS	**	420,212
GCL POLY ENERGY COMSTK	**	173,417
GE CAP CR CARD MASTER NT 1.85 2012-7 ASSET BACKED NT CL A DUE 09-15-2022	**	13,782,390
GE CAP CR CARD MASTER NT TR 1.35 DUE 03-15-2021	**	1,198,866
GE CAP CR CARD MASTER NT TR SER 2012-7 ASSET BACKED NT CL B 2.21 09-15-2022	**	696,863
GE CAP INTL FDG CO 2.342% DUE 11-15-2020	**	6,831,355
GE CAP INTL FDG CO 4.418% DUE 11-15-2035	**	444,808
GE COML MTG CORP FLTG RT 5.48299980164% DUE 12-10-2049	**	329,426
GEDEON RICHTER PLC HUF100	**	74,877
GEDI GRUPPO EDITOR EUR0.15	**	5,946

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GEELY AUTOMOBILE H HKD0.02	**	2,534,229
GEN DYNAMICS CORP 2.25% DUE 11-15-2022	**	883,442
GEN ELEC CAP CORP 4.625 DUE 01-07-2021 REG	**	84,868
GEN ELEC CAP CORP 5.3% DUE 02-11-2021	**	3,850,535
GEN ELEC CAP CORP 5.5% DUE 01-08-2020	**	955,603
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00818 6.875 DUE 01-10-2039	**	475,527
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00849 4.65 DUE 10-17-2021	**	177,645
GEN MOTORS FINL CO 4.3750 09-25-2021	**	2,629,725
GEN MOTORS FINL CO 3.2% DUE 07-06-2021	**	302,928
GEN MTRS CO COM	**	15,100,716
GEN MTRS FINL CO 2.35% DUE 10-04-2019	**	2,462,738
GEN MTRS FINL CO 2.4% DUE 05-09-2019	**	3,876,942
GEN MTRS FINL CO 3.1% DUE 01-15-2019	**	3,966,114
GEN MTRS FINL CO 3.15% DUE 06-30-2022	**	1,144,109
GEN MTRS FINL CO 3.45% DUE 01-14-2022	**	1,343,894
GEN MTRS FINL CO 3.7% DUE 05-09-2023	**	2,458,014
GEN MTRS FINL CO 3.7% DUE 11-24-2020	**	5,132,915
GEN MTRS FINL CO 4% DUE 01-15-2025	**	51,374
GEN MTRS FINL CO 4% DUE 10-06-2026	**	8,230,880
GEN MTRS FINL CO 5.25% DUE 03-01-2026	**	4,733,821
GEN MTRS FINL CO 6.75% DUE 06-01-2018	**	4,847,518
GEN MTRS FINL CO FIXED 4.35% DUE 01-17-2027	**	52,002
GENERAL CABLE CORP DEL NEW COM	**	9,975
GENERAL COMMUNICATION INC CL A CL A	**	45,536
GENERAL ELEC CAP CORP 2.1 DUE 12-11-2019	**	116,667
GENERAL ELEC CAP CORP MEDIUM TERM NTS 3.1 DUE 01-09-2023	**	9,709,796
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY 5.55% DUE 05-04-2020	**	454,866
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.375% DUE 09-16-2020	**	5,962,224
GENERAL ELEC CAP CORP MEDIUM TERM NTS 2.2% DUE 01-09-2020	**	1,475,493
GENERAL ELEC CO 4.125% DUE 10-09-2042	**	130,950
GENERAL ELEC CO 4.5% DUE 03-11-2044	**	1,118,848
GENERAL INTERFACE TWD10	**	387,105
GENERAL MILLS INC COM	**	12,887,393
GENERAL MLS INC 3.15% DUE 12-15-2021	**	117,228
GENERAL MLS INC 5.65% DUE 02-15-2019	**	207,549
GENERAL MOTORS FINL CO 2.4% DUE 04-10-2018 BEO	**	1,527,065
GENERAL MOTORS FINL CO BNDS 3.5% 11-07-2024	**	74,847
GENERAL MTRS CO 3.5% DUE 10-02-2018	**	2,222,884
GENERAL MTRS CO 6.6% DUE 04-01-2036	**	450,804
GENERAL MTRS CO 6.75% DUE 04-01-2046	**	62,953
GENERAL MTRS FINL CO INC 2.45% 11-06-2020	**	942,855
GENERAL MTRS FINL CO INC 2.65% 04-13-2020	**	4,761,004
GENERAL MTRS FINL CO INC 3.15% 01-15-2020	**	8,532,287
GENERAL MTRS FINL CO INC 3.95% 04-13-2024	**	118,391
GENERAL MTRS FINL CO INC FLTG DUE 01-14-2022 REG	**	102,428
GENERAL MTRS FINL CO INC NT FLTG RATE DUE 10-04-2019 REG	**	303,943
GENERALITAT DE CAT 4.75% SNR 04/06/18 EUR1000	**	243,887

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GENERALITAT DE CAT 4.95% SNR 11/02/20 EUR1000	**	897,695
GENERALITAT DE CATALUNYA 4.9% EMTN 15/09/21	**	127,278
GENESCO INC COM	**	76,603
GENESEE & WYO INC CL A CL A	**	6,639,852
GENTEX CORP COM	**	296,443
GENTHERM INC COM NPV	**	76,073
GENTING BHD MYR0.10	**	136,255
GENTING HONG KONG USD0.10	**	105,639
GENTING MALAYSIA B MYR0.10	**	84,838
GENTING SINGAPORE PLC USD0.10	**	1,861,027
GENWORTH FINL INC COM CL A COM CL A	**	64,924
GEORGE WESTON COM NPV	**	143,055
GEORGIA PWR CO 2% DUE 03-30-2020	**	3,735,748
GEORGIA PWR CO 2% DUE 09-08-2020	**	3,221,373
GEORGIA PWR CO 2.85% DUE 05-15-2022	**	701,110
GEOSPACE TECHNOLOGIES CORP COM	**	21,167
GERMANY(FED REP) 4% SNR 04/01/2018 EUR0.01	**	156,147
GERMANY(FED REP) IDX/LKD SNR 15/04/2020 EUR	**	43,223
GETTY RLTY CORP NEW COM	**	50,382
GGERMAN AMERN BANCORP INC COM STK	**	49,921
GIBRALTAR INDS INC COM	**	104,841
G-III APPAREL GROUP LTD COM	**	1,280,231
GILEAD SCIENCES 1.85% DUE 09-04-2018	**	400,016
GILEAD SCIENCES 1.85% DUE 09-20-2019	**	3,575,084
GILEAD SCIENCES 2.05% DUE 04-01-2019	**	4,119,913
GILEAD SCIENCES 2.35% DUE 02-01-2020	**	6,339,518
GILEAD SCIENCES 2.5% DUE 09-01-2023	**	256,678
GILEAD SCIENCES 2.55% DUE 09-01-2020	**	302,666
GILEAD SCIENCES 3.25% DUE 09-01-2022	**	10,292
GILEAD SCIENCES 3.5% DUE 02-01-2025	**	4,607,406
GILEAD SCIENCES 4.5% DUE 04-01-2021	**	1,156,203
GILEAD SCIENCES INC SR NT FLTG RATE 03-20-2019	**	2,939,613
GKN ORD GBP0.10	**	342,061
GLACIER BANCORP INC NEW COM	**	3,733,778
GLADSTONE COML CORP COM STK	**	31,169
GLATFELTER	**	92,299
GLAXOSMITHKLINE ORD GBP0.25	**	1,252,229
GLENCORE FDG LLC 3% DUE 10-27-2022	**	643,663
GLENCORE FDG LLC 4% DUE 03-27-2027	**	4,879,527
GLOBAL EAGLE ENTERTAINMENT INC	**	11,519
GLOBAL INDEMNITY LIMITED CAYMAN LTD	**	55,971
GLOBAL NET LEASE INC COM NEW COMN STOCK	**	56,019
GLOBAL PMTS INC COM	**	6,114,640
GM FINL AUTO 1.61% DUE 12-20-2019	**	1,107,304
GM FINL AUTOMOBILE 1.62% DUE 09-20-2019	**	1,991,214
GM FINL AUTOMOBILE 1.78% DUE 05-20-2020	**	647,566
GM FINL AUTOMOBILE 2.00999999046% DUE 11-20-2020	**	394,536

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GM FINL AUTOMOBILE 2.06% DUE 05-20-2020	**	2,282,500
GM FINL AUTOMOBILE 2.11999988556% DUE 09-20-2021	**	399,091
GM FINL AUTOMOBILE 2.26% DUE 08-20-2020	**	1,881,481
GMAT 2013-1 TR STEP CPN 3.9669% DUE 11-25-2043	**	18,638
GMO INTERNET INC NPV	**	1,097,456
GMS INC COM	**	90,825
GNMA 2.3% DUE 11-16-2051	**	2,898,983
GNMA 2.35% DUE 07-16-2056	**	4,611,348
GNMA 2.4% DUE 01-16-2056	**	2,423,579
GNMA 2.4% DUE 06-16-2046	**	4,597,786
GNMA 2.5% DUE 09-16-2056	**	1,266,313
GNMA 2.5% DUE 10-16-2057	**	2,681,558
GNMA 2002-31 REMIC TR CL FW FLTG 06-16-2031	**	14,613
GNMA 2009-076 REMIC PASSTHRU MX CL CF 09-16-2039	**	1,116,848
GNMA 2009-096 REMIC PASSTHRU FT 10-20-2039	**	923,400
GNMA 2010-H22 REMIC PASSTHRU CTF CL FE FLTG RATE 05-20-2059	**	2,540,592
GNMA 2011-048 REMIC PASSTHRU CTF CL QA 5 DUE 08-16-2039	**	216,714
GNMA 2011-H09 CL AF VAR 03-20-2061	**	2,321,984
GNMA 2012-059 REMIC PASSTHRU CTF CL F 05-20-2042	**	596,268
GNMA 2013-88 REMIC CL WA VAR RT DUE 06-20-2030 REG	**	964,528
GNMA 2013-H04 REMIC PASSTHRU CTF CL BA 1.65 DUE 02-20-2063	**	276,264
GNMA 2013-H05 REMIC PASSTHRU CL FB FLTG RT 02-20-2062	**	127,875
GNMA 2014-H10 CL FA FLTG RT DUE04-20-2064	**	1,425,637
GNMA 2015-021 REMIC PASSTHRU CTF CL MX-AF 07-16-2048	**	1,110,886
GNMA 2015-H31 REMIC PASSTHRU SEC CL FT 11-20-2065	**	2,429,706
GNMA 2015-H32 REMIC PASSTHRU CTF CL FH 12-20-2065	**	348,054
GNMA 2016-H10 REMIC PASSTHRU CTF CL FJ 04-20-2066	**	87,033
GNMA 2016-H11 REMIC PASSTHRU CTF CL FE 04-20-2066	**	2,607,336
GNMA 2016-H13 REMIC PASS THRU SECS CL FT05-20-2066	**	589,550
GNMA 2016-H26 REMIC PASSTHRU SECS CL MX-FC 12-20-2066	**	122,111
GNMA 2017-H03 CL FB FLTG 06-20-2066	**	5,756,467
GNMA 2017-H10 REMIC PASSTHRU SECS CL FB FLTG RT 04-20-2067 REG	**	1,320,492
GNMA 2017-H14 CL FD FLTG 06-20-2067	**	1,146,816
GNMA 2017-H14 REMIC PASSTHRU CTF CL FB 06-20-2067	**	1,678,893
GNMA 2017-H14 REMIC PASSTHRU CTF CL FE 06-20-2067	**	3,050,095
GNMA 2017-H14 REMIC PASSTHRU CTF CL FG 06-20-2067	**	1,646,363
GNMA 2017-H16 REMIC PASSTHRU CTF CL FG FLTG 07-20-2067 REG	**	30,352,136
GNMA 2017-H16 REMIC PASSTHRU CTF CL FH 07-20-2067	**	31,480,806
GNMA 4% DUE 04-16-2041	**	564,693
GNMA 5% DUE 03-16-2034	**	335,069
GNMA 5% DUE 07-16-2033	**	175,470
GNMA 5.5% DUE 08-20-2033	**	229,572
GNMA 5.5% DUE 11-20-2037	**	109,278
GNMA 6% DUE 12-20-2039	**	33,069
GNMA 6.5% DUE 08-16-2042	**	704,784
GNMA CL 2007-035 CL TE 6 DUE 06-20-2037	**	71,135
GNMA FIXED 2.3% DUE 02-16-2053	**	2,069,522

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA FIXED 2.35% DUE 05-16-2053	**	1,828,433
GNMA FIXED 3.5% DUE 02-20-2045	**	307,126
GNMA FLTG RT 1.70938% DUE 10-20-2060	**	5,591,641
GNMA FLTG RT 1.87938% DUE 04-20-2061	**	7,197,112
GNMA MTG PASS THRU CTF CL FM 02-20-2066	**	590,627
GNMA POOL #300672 SER 2022 8.5% DUE 04-15-2022 BEO	**	5,401
GNMA POOL #315855 SER 2022 8.5% DUE 01-15-2022 REG	**	1,145
GNMA POOL #322562 8.5% DUE 04-15-2022 REG	**	8,500
GNMA POOL #3529 5% 03-20-2034 BEO	**	3,586
GNMA POOL #4028 6% 09-20-2037 BEO	**	55,287
GNMA POOL #4041 7% 10-20-2037 BEO	**	305,212
GNMA POOL #4073 6% 01-20-2038 BEO	**	121,415
GNMA POOL #4222 6% 08-20-2038 BEO	**	55,814
GNMA POOL #4245 6% 09-20-2038 BEO	**	675,717
GNMA POOL #4247 7% 09-20-2038 BEO	**	220,602
GNMA POOL #4371 6% 02-20-2039 BEO	**	11,481
GNMA POOL #438506 SER 2027 7% DUE 01-15-2027 REG	**	7,312
GNMA POOL #4423 4.5% 04-20-2039 BEO	**	6,283
GNMA POOL #4447 5% 05-20-2039 BEO	**	115,938
GNMA POOL #4520 5% 08-20-2039 BEO	**	576,104
GNMA POOL #4543 6% 09-20-2039 BEO	**	46,457
GNMA POOL #4602 6% 12-20-2039 BEO	**	11,533
GNMA POOL #4617 4.5% 01-20-2040 BEO	**	484,527
GNMA POOL #4717 6% 06-20-2040 BEO	**	26,289
GNMA POOL #4746 4.5% 07-20-2040 BEO	**	241,403
GNMA POOL #476784 SER 2028 7% DUE 08-15-2028 REG	**	6,835
GNMA POOL #4772 5% 08-20-2040 BEO	**	377,964
GNMA POOL #4774 6% 08-20-2040 BEO	**	401,308
GNMA POOL #4800 4% 09-20-2040 BEO	**	582,568
GNMA POOL #4801 4.5% 09-20-2040 BEO	**	21,133
GNMA POOL #4802 5% 09-20-2040 BEO	**	303,733
GNMA POOL #4833 4% 10-20-2040 BEO	**	1,922,836
GNMA POOL #4834 4.5% 10-20-2040 BEO	**	72,655
GNMA POOL #4855 5% 11-20-2040 BEO	**	1,395,324
GNMA POOL #4883 4.5% 12-20-2040 BEO	**	361,961
GNMA POOL #4905 6% 12-20-2040 BEO	**	525,428
GNMA POOL #4923 4.5% 01-20-2041 BEO	**	481,510
GNMA POOL #4945 4% 02-20-2041 BEO	**	307,847
GNMA POOL #497630 SER 2029 6% DUE 02-15-2029 REG	**	4,309
GNMA POOL #4978 4.5% 03-20-2041 BEO	**	7,796,067
GNMA POOL #4979 5% 03-20-2041 BEO	**	686,266
GNMA POOL #498387 SER 2029 6% DUE 02-15-2029 REG	**	3,068
GNMA POOL #4984 5.5% 03-20-2041 BEO	**	686,486
GNMA POOL #4991 6% 03-20-2041 BEO	**	165,927
GNMA POOL #5016 4% 04-20-2041 BEO	**	258,445
GNMA POOL #5017 4.5% 04-20-2041 BEO	**	683,268
GNMA POOL #5018 5% 04-20-2041 BEO	**	494,816

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #5019 6% 04-20-2041 BEO	**	95,169
GNMA POOL #5115 4.5% 07-20-2041 BEO	**	107,687
GNMA POOL #5140 4.5% 08-20-2041 BEO	**	995,061
GNMA POOL #5189 6% 09-20-2041 BEO	**	232,593
GNMA POOL #521330 5% 05-15-2035 BEO	**	216,594
GNMA POOL #523278 SER 2031 6% DUE 07-15-2031 REG	**	32,747
GNMA POOL #5240 6% 11-20-2041 BEO	**	258,052
GNMA POOL #5259 4% 12-20-2041 BEO	**	146,239
GNMA POOL #5269 6% 12-20-2041 BEO	**	23,095
GNMA POOL #5280 4% 01-20-2042 BEO	**	222,601
GNMA POOL #5305 4% 02-20-2042 BEO	**	1,364,080
GNMA POOL #543812 SER 2031 6% DUE 02-15-2031 REG	**	12,123
GNMA POOL #586373 5% DUE 02-15-2035 REG	**	5,916
GNMA POOL #594106 SER 2033 4.5% DUE 09-15-2033 BEO	**	78,675
GNMA POOL #595611 SER 2035 5% DUE 01-15-2035 BEO	**	4,113
GNMA POOL #603692 5% 06-15-2034 BEO	**	5,506
GNMA POOL #604497 5% 07-15-2033 BEO	**	9,790
GNMA POOL #607451 SER 2034 5% DUE 01-15-2034 REG	**	32,618
GNMA POOL #607465 5% DUE 02-15-2034 REG	**	54,246
GNMA POOL #610410 SER 2033 5% DUE 08-15-2033 BEO	**	12,984
GNMA POOL #615656 5% 10-15-2033 BEO	**	6,712
GNMA POOL #623871 5.0% 06-15-2034	**	7,570
GNMA POOL #633701 5.0% 09-15-2033	**	15,421
GNMA POOL #636484 5.0% 03-15-2035	**	18,783
GNMA POOL #637746 5.0% 12-15-2034	**	5,691
GNMA POOL #638222 5% 12-15-2034 BEO	**	6,442
GNMA POOL #643362 5% 10-15-2035 BEO	**	8,077
GNMA POOL #668014 3% 11-15-2044 BEO	**	3,956,668
GNMA POOL #672676 SER 2038 5.5% DUE 04-15-2038 BEO	**	129,899
GNMA POOL #676754 SER 2038 5.5% DUE 03-15-2038 REG	**	243,283
GNMA POOL #687179 SER 2038 5.5% DUE 04-15-2038 REG	**	188,429
GNMA POOL #687835 6% 08-15-2038 BEO	**	83,895
GNMA POOL #688043 6% 11-15-2038 BEO	**	139,080
GNMA POOL #690922 5.5% 06-15-2038 BEO	**	95,773
GNMA POOL #697586 5.5% 11-15-2038 BEO	**	6,327
GNMA POOL #711379 SER 2038 5.5% DUE 07-15-2038 REG	**	2,180
GNMA POOL #723344 4% 09-15-2039 BEO	**	531,142
GNMA POOL #723430 4.5% 11-15-2039 BEO	**	190,314
GNMA POOL #726480 5% 11-15-2039 BEO	**	1,576,718
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	**	176,798
GNMA POOL #733627 5% 05-15-2040 BEO	**	354,655
GNMA POOL #736520 SER 2040 4.5% DUE 04-15-2040 REG	**	932,753
GNMA POOL #737111 FIXED 4.5% 04-15-2040 BEO	**	508,736
GNMA POOL #738108 4.5% 03-15-2041 BEO	**	560,938
GNMA POOL #745243 4% 07-15-2040 BEO	**	583,158
GNMA POOL #771561 4.0% 08-15-2041	**	264,787
GNMA POOL #780049 SER 2021 9.5 DUE 11-15-2021 REG	**	1,572

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #780151 SER 2021 9 DUE 12-15-2021 REG	**	9,417
GNMA POOL #780345 SER 2021 9.5% DUE 12-15-2021 REG	**	1,690
GNMA POOL #781804 6% 09-15-2034 BEO	**	291,512
GNMA POOL #781847 6% 12-15-2034 BEO	**	218,320
GNMA POOL #781885 SER 2035 5% DUE 03-15-2035 REG	**	15,541
GNMA POOL #781902 6% 02-15-2035 BEO	**	224,966
GNMA POOL #781958 5% 07-15-2035 BEO	**	17,035
GNMA POOL #782382 5.5% 08-15-2038 BEO	**	45,863
GNMA POOL #782436 6% 10-15-2038 BEO	**	118,093
GNMA POOL #782716 SER 2039 5% DUE 07-15-2039 REG	**	173,672
GNMA POOL #782838 SER 2019 4.5% DUE 07-15-2019 REG	**	35,913
GNMA POOL #783867 SER 2036 6% DUE 08-15-2036 BEO	**	758,279
GNMA POOL #799706 SER 2042 3.5% DUE 09-15-2042 BEO	**	140,815
GNMA POOL #999999 2% 05-16-2049 BEO	**	2,856,339
GNMA POOL #999999 2.20000004768% 04-16-2057 BEO	**	3,101,838
GNMA POOL #AA5821 3 DUE 11-15-2042 REG	**	1,211,555
GNMA POOL #AB3031 SER 2042 3% DUE 10-15-2042 REG	**	284,291
GNMA POOL #AB9323 SER 2042 3.5% DUE 09-15-2042 BEO	**	143,683
GNMA POOL #AC3752 3 DUE 12-15-2042 REG	**	515,460
GNMA POOL #AD1034 3% DUE 07-15-2043 REG	**	676,342
GNMA POOL #AD2413 3.5% DUE 05-15-2043 REG	**	317,601
GNMA POOL #AD2414 3.5 DUE 05-15-2043 REG	**	294,812
GNMA POOL #AD4102 SER 2043 3 DUE 07-15-2043 REG	**	1,565,133
GNMA POOL #AE7691 3 DUE 08-15-2043 REG	**	2,561,095
GNMA POOL #AE8109 SER 2044 3.5% DUE 01-15-2044 BEO	**	688,611
GNMA POOL #AF5807 SER 2044 3.5% DUE 01-15-2044 BEO	**	69,282
GNMA POOL #AI6888 3% 05-15-2045 BEO	**	2,213,793
GNMA POOL #AK6718 3% 01-15-2045 BEO	**	222,069
GNMA POOL #AK7285 3% 03-15-2045 BEO	**	532,682
GNMA POOL #AK7286 3% 03-15-2045 BEO	**	1,968,708
GNMA POOL #AK7329 3% 04-15-2045 BEO	**	4,975,562
GNMA POOL #AK8997 SER 2045 3% DUE 07-15-2045 BEO	**	2,848,479
GNMA POOL #AL1539 3% 05-15-2045 BEO	**	2,129,318
GNMA POOL #AL4608 SER 2045 3% DUE 03-15-2045 BEO	**	2,935,894
GNMA POOL #AL8635 SER 2045 3% DUE 03-15-2045 BEO	**	1,775,225
GNMA POOL #AM4099 3% 04-15-2045 BEO	**	2,584,783
GNMA POOL #AM8643 3% 05-15-2045 BEO	**	2,780,339
GNMA POOL #AM8646 3% 05-15-2045 BEO	**	1,958,354
GNMA POOL #AN5715 3% 06-15-2045 BEO	**	667,121
GNMA POOL #AN5721 3% 06-15-2045 BEO	**	280,125
GNMA POOL #AN5726 SER 2045 3% DUE 06-15-2045 BEO	**	9,082,338
GNMA POOL #AN5733 3% 06-15-2045 BEO	**	403,418
GNMA POOL #AN5734 SER 2045 3% DUE 06-15-2045 BEO	**	4,293,687
GNMA POOL #MA0318 3.5% 08-20-2042 BEO	**	2,929,354
GNMA POOL #MA1376 4% 10-20-2043 BEO	**	752,523
GNMA POOL #MA1377 4.5% 10-20-2043 BEO	**	1,230,943
GNMA POOL #MA1448 3.5% 11-20-2043 BEO	**	21,327

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #MA1997 4.5% 06-20-2044 BEO	**	925,510
GNMA POOL #MA2072 3% 07-20-2044 BEO	**	571,258
GNMA POOL #MA2149 4% 08-20-2044 BEO	**	514,601
GNMA POOL #MA2303 3.5% 10-20-2044 BEO	**	1,603,394
GNMA POOL #MA2446 4% 12-20-2044 BEO	**	916,312
GNMA POOL #MA2753 3% 04-20-2045 BEO	**	841,730
GNMA POOL #MA2825 3% 05-20-2045 BEO	**	750,736
GNMA POOL #MA2960 3% 07-20-2045 BEO	**	1,417,312
GNMA POOL #MA3037 5% 08-20-2045 BEO	**	469,236
GNMA POOL #MA3243 3% 11-20-2045 BEO	**	464,499
GNMA POOL #MA3245 4% 11-20-2045 BEO	**	1,060,491
GNMA POOL #MA3311 4% 12-20-2045 BEO	**	1,891,513
GNMA POOL #MA3663 3.5% 05-20-2046 BEO	**	950,654
GNMA POOL #MA3737 4% 06-20-2046 BEO	**	2,665,294
GNMA POOL #MA3803 3.5% 07-20-2046 BEO	**	10,147,112
GNMA POOL #MA3939 4.5% 09-20-2046 BEO	**	884,609
GNMA POOL #MA4070 4% 11-20-2046 BEO	**	917,733
GNMA POOL #MA4071 4.5% 11-20-2046 BEO	**	2,211,524
GNMA POOL #MA4125 2.5% 12-20-2046 BEO	**	1,463,623
GNMA POOL #MA4127 3.5% 12-20-2046 BEO	**	2,520,281
GNMA POOL #MA4195 3% 01-20-2047 BEO	**	1,861,569
GNMA POOL #MA4261 3% 02-20-2047 BEO	**	4,712,688
GNMA POOL #MA4263 4% 02-20-2047 BEO	**	1,426,955
GNMA POOL #MA4836 3% 11-20-2047 BEO	**	22,467,726
GNMA POOL AE7613 SER 2043 3 DUE 07-15-2043 REG	**	353,132
GNMA REMIC 2015-H30 CL FD FLT RT 10-20-2065	**	4,942,077
GNMA REMIC SR 2017-H12 CL FL VAR RT 05-20-2067	**	30,543,797
GNMA SER 2017-H01 CL FC FLTG 12-20-2066	**	1,996,273
GNMA SER 2010-H010 CL FC FLTG RT DUE 05-20-2060	**	3,187,673
GNMA SER 2014-054 CL AC 2.87422 DUE 02-16-2049	**	1,862,494
GNMA SER 2015-H11 CL FC FLTG RT 5-20-2065	**	2,078,516
GNMA SER 2015-H20 CL FB FLT RT 08-20-2065	**	501,478
GNMA SER 2017-051 CL AB 2.35% 04-16-2057	**	4,258,976
GNMA SER 2017-H07 CL FG FLTG RT DUE 02-20-2067 REG	**	8,342,203
GNMA SR 2006-38 CL FZ FLTG DUE 09-16-2035	**	1,105,885
GNMAII POOL #004224 SER 2038 7 DUE 08-20-2038 REG	**	304,215
GNMAII POOL #2958 SER 2030 8% DUE 08-20-2030 REG	**	14,400
GNMAII POOL #3879 SER 2036 6% DUE 07-20-2036 REG	**	2,287
GNMAII POOL #4040 SER 2037 6.5% DUE 10-20-2037 REG	**	17,199
GNMAII POOL #4060 SER 2037 6% DUE 12-20-2037 REG	**	57,850
GNMAII POOL #4099 SER 2038 6% DUE 03-20-2038 REG	**	25,170
GNMAII POOL #4195 SER 2038 6% DUE 07-20-2038 REG	**	8,909
GNMAII POOL #4268 SER 2038 6% DUE 10-20-2038 REG	**	6,495
GNMAII POOL #4291 SER 2038 6% DUE 11-20-2038 REG	**	334,942
GNMAII POOL #4696 SER 2040 4.5% DUE 05-20-2040 REG	**	1,039,975
GNMAII POOL #4697 SER 2040 5% DUE 05-20-2040 REG	**	230,735
GNMAII POOL #4747 SER 2040 5% DUE 07-20-2040 BEO	**	1,340,302

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #4837 SER 2040 6% DUE 10-20-2040 BEO	**	92,716
GNMAII POOL #4922 SER 2041 4% DUE 01-20-2041 BEO	**	403,215
GNMAII POOL #5063 SER 2041 6% DUE 05-20-2041 BEO	**	129,703
GNMAII POOL #5082 SER 2041 4.5% DUE 06-20-2041 BEO	**	450,085
GNMAII POOL #5326 SER 2027 3% DUE 03-20-2027 BEO	**	303,074
GNMAII POOL #783368 SER 2041 4.5% DUE 07-20-2041 BEO	**	1,486,084
GNMAII POOL #783637 SER 2042 3% DUE 06-20-2042 REG	**	131,482
GNMAII POOL #80012 SER 2026 ADJ RT 11-20-2026	**	15,963
GNMAII POOL #80106 2.75% DUE 08-20-2027 REG	**	18,661
GNMAII POOL #80397 SER 2030 ADJ RT 04-20-2030	**	2,803
GNMAII POOL #8358 ADJ RT 01-20-2024	**	11,853
GNMAII POOL #8399 SER 2024 ADJ RT 04-20-2024	**	11,040
GNMAII POOL #8744 SER 2025 ADJ RT 11-20-2025	**	32,687
GNMAII POOL #8770 SER 2025 ADJ RT 12-20-2025	**	33,262
GNMAII POOL #8781 SER 2026 ADJ RT 01-20-2026	**	857
GNMAII POOL #8788 SER 2026 2% DUE 01-20-2026 REG	**	8,188
GNMAII POOL #MA0023 SER 2042 4% DUE 04-20-2042 REG	**	434,345
GNMAII POOL #MA0317 3 DUE 08-20-2012 REG	**	1,511,169
GNMAII POOL #MA0391 SER 2042 3% DUE 09-20-2042 REG	**	1,911,144
GNMAII POOL #MA0392 SER 2042 3.5 DUE 09-20-2042 REG	**	2,161,633
GNMAII POOL #MA0462 3.5 DUE 10-20-2042 REG	**	3,005,021
GNMAII POOL #MA0463 4 DUE 10-20-2042 REG	**	1,905,083
GNMAII POOL #MA0624 3 12-20-2042 REG	**	712,184
GNMAII POOL #MA0626 4 DUE 11-20-2042 REG	**	917,928
GNMAII POOL #MA0698 3 01-20-2043 REG	**	1,029,957
GNMAII POOL #MA0933 SER 2043 3% DUE 04-20-2043 REG	**	883,722
GNMAII POOL #MA1012 SER 2043 3.5% DUE 05-20-2043 REG	**	2,304,383
GNMAII POOL #MA2678 SER 2045 3.5% DUE 03-20-2045 REG	**	1,936,718
GNMAII POOL #MA2754 SER 2045 3.5% DUE 04-20-2045 REG	**	5,601,976
GNMAII POOL #MA3172 SER 2045 3% DUE 10-20-2045 REG	**	2,432,858
GNMAII POOL #MA3174 SER 2045 4% DUE 10-20-2045 REG	**	1,332,880
GNMAII POOL #MA3662 SER 2046 3% DUE 05-20-2046 REG	**	4,688,731
GNMAII POOL #MA4003 SER 2046 3% DUE 10-20-2046 REG	**	6,440,576
GNMAII POOL #MA4322 SER 2047 4% DUE 03-20-2047 REG	**	4,987,188
GNMAII POOL #MA4653 4% DUE 08-20-2047 REG	**	9,948,037
GODREJ CONSUMER PR INR1	**	61,510
GOLD RESOURCE CORP COM	**	22,999
GOLDCORP INC NEW 3.625% DUE 06-09-2021	**	15,876,319
GOLDCREST CO LTD NPV	**	254,404
GOLDEN OCEAN GROUP LTD COM USD0.0 (POST REV SPLIT)	**	8,688
GOLDFIELD CORP COM	**	14,323
GOLDMAN SACHS 2.3% DUE 12-13-2019	**	11,452,643
GOLDMAN SACHS 2.35% DUE 11-15-2021	**	8,371,132
GOLDMAN SACHS 2.6% DUE 04-23-2020	**	3,094,209
GOLDMAN SACHS 2.625% DUE 01-31-2019	**	12,797,407
GOLDMAN SACHS 2.625% DUE 01-31-2019	**	557,398
GOLDMAN SACHS 2.875% DUE 02-25-2021	**	821,026

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOLDMAN SACHS 2.876% DUE 10-31-2022	**	299,140
GOLDMAN SACHS 3% DUE 04-26-2022	**	10,651,591
GOLDMAN SACHS 3.5% DUE 11-16-2026	**	1,750,186
GOLDMAN SACHS 3.75% DUE 02-25-2026	**	872,177
GOLDMAN SACHS 3.85% DUE 01-26-2027	**	8,115,724
GOLDMAN SACHS 3.85% DUE 07-08-2024	**	7,307,546
GOLDMAN SACHS 4% DUE 03-03-2024	**	28,977,164
GOLDMAN SACHS 4.25% DUE 10-21-2025	**	1,201,900
GOLDMAN SACHS 4.75% DUE 10-21-2045	**	607,122
GOLDMAN SACHS 5.15% DUE 05-22-2045	**	301,508
GOLDMAN SACHS 5.25% DUE 07-27-2021	**	7,402,293
GOLDMAN SACHS 5.75% DUE 01-24-2022	**	7,778,449
GOLDMAN SACHS 6 DUE 06-15-2020	**	10,428,328
GOLDMAN SACHS 6.15% DUE 04-01-2018	**	24,838,680
GOLDMAN SACHS 6.75% DUE 10-01-2037	**	321,274
GOLDMAN SACHS CAP II GTD FIXED TO FLTG NORMAL PPS DUE 06-01-2043/06-01-2012 REG	**	5,304
GOLDMAN SACHS FLTG RT 2.78849% DUE 09-15-2020	**	407,574
GOLDMAN SACHS FLTG RT 3.691% DUE 06-05-2028	**	7,557,712
GOLDMAN SACHS GROUP INC 2.908% 06-05-2023 REG	**	2,920,452
GOLDMAN SACHS GROUP INC 5.95 DUE 01-18-2018	**	10,316,243
GOLDMAN SACHS GROUP INC 6 45 05 01 6.45 DUE 05-01-2036 BEO	**	116,045
GOLDMAN SACHS GROUP INC 7.5 02-15-2019 MTN1	**	4,346,762
GOLDMAN SACHS GROUP INC COM	**	44,576,121
GOLDMAN SACHS GROUP INC FRN 10-28-2027	**	211,484
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS BOOK ENTRY NT 5.375% DUE 03-15-2020	**	5,761,839
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS TRANCHE # TR 00590 VAR RT DUE 11-15-2018	**	2,414,851
GOLDMAN SACHS GROUP INC SR NT 2.375 01-22-2018	**	785,160
GOLDMAN SACHS GROUP INC SR NT 3.625 01-22-2023	**	619,819
GOODMAN GROUP NPV	**	177,150
GOODYEAR TIRE & RUBBER CO COM	**	672,985
GORMAN RUPP CO COM	**	88,668
GOVERNMENT NATIONAL MORTGAGE ASSOC POOL #646853 5.5% 08-15-2035 BEO	**	5,490
GOVERNMENT NATL MTG SER 2015-H14 CL FA FLTG RT 06-20-2065	**	3,300,444
GOVERNMENT PPTYS INCOME TR 4.0% 07-15-2022	**	236,420
GOVERNMENT PPTYS INCOME TR COM SHS BEN INT COM SHS BEN INT	**	76,626
GOVT PPTYS INC TR 3.75% DUE 08-15-2019	**	292,437
GP STRATEGIES CORP COM STK	**	40,414
GPE BRUXELLES LAM NPV	**	120,021
GPT GROUP NPV (STAPLED SECURITIES)	**	136,635
GRAHAM CORP COM STK	**	10,465
GRAHAM HLDGS CO COM	**	285,875
GRAMERCY PPTY TR COM NEW COM NEW	**	164,732
GRAND CANYON ED INC COM STK	**	4,613,481
GRANITE CONST INC COM	**	176,589
GRASIM INDUSTRIES COMMON STOCK	**	749,820
GRAY T.V INC COM CL B	**	97,653
GREAT HALL MG NO.1 FR MTN M/BKD 03/39 EUR'A2B'	**	696,688

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GREAT HALL MG NO.1 FRN M/BKD 06/2038 EUR'A2B'	**	775,482
GREAT HALL MTGS NO 1 PLC 2007-02 ASSET BACKED NT CL AC 144A 18 JUN 2039	**	812,544
GREAT LAKES DREDGE & DOCK CORP NEW COM	**	33,210
GREAT SOUTHN BANCORP INC COM	**	68,798
GREAT WALL MOTOR 'H'CNY1	**	339,836
GREAT WEST LIFECO COM NPV	**	134,467
GREAT WESTN BANCORP INC COM	**	202,582
GREEN BANCORP INC COM	**	2,228,981
GREEN BRICK PARTNERS INC COM	**	49,494
GREEN DOT CORP COM STK	**	190,422
GREEN PLAINS INC COM STK	**	59,059
GREEN TREE FINL 6.78% DUE 10-15-2027	**	2,199,831
GREENHILL & CO INC COM	**	36,524
GREENLIGHT CAPITAL RE LTD CLASS A	**	61,808
GREENPOINT MTG FDG TR 2006-OH1 MTG PASSTHRU CTF CL A-1 FLTG 01-25-2037 REG	**	1,959,396
GREIF INC	**	99,864
GREIF INC.	**	136,608
GRIFFON CORP COM	**	14,245
GROUP 1 AUTOMOTIVE INC COM	**	167,276
GROWTHPOINT PROPS NPV	**	162,876
GRUBHUB INC COM	**	3,062,988
GRUMA, S.A.B DE C.V	**	467,790
GRUPO FINANCIERO BANORTE S A B DE C V	**	781,493
GS MTG SECS CORP SER 2004-AR1 CL A2B FLTRT 06-25-2034 REG	**	2,235,938
GS MTG SECS TR 3.033% DUE 11-10-2046	**	5,546,331
GS MTG SECS TR 3.36400008202% DUE 11-10-2047	**	8,501,732
GS MTG SECS TR 3.469% DUE 11-10-2050	**	1,892,403
GS MTG SECS TR 3.482 DUE 01-10-2045	**	4,053,765
GS MTG SECS TR 3.707% DUE 08-10-2044	**	8,015,314
GSI TECHNOLOGY INC COM	**	17,377
GTD BD 2.25% DUE 02-24-2020 REG	**	2,190,452
GUANGZHOU AUTOMOBILE GROUP COMPANY LTD COMMON STOCK	**	288,006
GUARANTY BANCORP DEL COM NEW COM NEW	**	34,673
GUDANG GARAM TBK IDR500	**	133,414
GUESS INC COM	**	128,035
GUIDEWIRE SOFTWARE INC COM USD0.0001	**	2,212,948
GUJARAT STATE PETR INR10(DEMAT)	**	1,683,967
GULF IS FABRICATION INC COM	**	20,634
GULF SOUTH PIPELINE CO LP 4 DUE 06-15-2022 BEO	**	308,104
GULFPORT ENERGY CORP COM NEW COM NEW	**	217,839
H&R REAL ESTATE IN STAPLED UT(1 REIT UT&1 FIN	**	137,320
HABIT RESTAURANTS INC COM CL A COM CL A	**	13,370
HAEMONETICS CORP MASS COM	**	190,735
HAIER ELECTRONICS HKD0.10	**	859,404
HAITIAN INTL HLDGS HKD0.10	**	366,697
HAITONG INTL COMSTK	**	1,078,485
HALCON RES CORP COM PAR$ NEW COM PAR$ NEW	**	1,685,090

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HALLADOR ENERGY COMPANY COM STK	**	8,459
HALLIBURTON CO 2% DUE 08-01-2018	**	5,499,933
HALLIBURTON CO 3.25% DUE 11-15-2021	**	2,312,249
HALLIBURTON CO 3.5% DUE 08-01-2023	**	179,972
HALLIBURTON CO 3.8% DUE 11-15-2025	**	1,673,218
HALLIBURTON CO COM	**	9,010,553
HALLMARK FINL SVCS INC COM NEW COM NEW	**	20,307
HALYARD HEALTH INC COM	**	261,194
HAMILTON BEACH BRANDS HLDG CO COM CL B	**	15,799
HAMILTON BEACH BRANDS HLDG CO COM USD0.01 CL A WI	**	15,799
HAMMERSON ORD GBP0.25	**	161,051
HANA FINANCIAL GRP KRW5000	**	745,315
HANCOCK HLDG CO COM	**	4,114,440
HANESBRANDS INC COM STK	**	4,117,137
HANMI FINL CORP COM NEW COM NEW	**	96,422
HANOVER INS GROUP INC COM	**	3,734,921
HANWHA CHEMICAL CORP KRW5000	**	349,179
HANWHA CORP KRW5000	**	438,992
HANWHA LIFE INSURANCE CO LTD	**	83,984
HARDINGE INC COM	**	19,632
HARLEY DAVIDSON 2.4% DUE 09-15-2019	**	99,890
HARLEY DAVIDSON 2.55% DUE 06-09-2022	**	4,673,407
HARLEY DAVIDSON COM USD0.01	**	6,039,965
HARLEY-DAVIDSON 1.67% DUE 08-15-2022	**	6,001,145
HARLEY-DAVIDSON MOTORCYCLE TR SER 2015-A3 CLS A3 03-16-2020	**	684,965
HARMONIC INC COM	**	51,080
HARRIS CORP DEL 1.999% DUE 04-27-2018	**	1,223,720
HARRIS CORP DEL NT FLTG RATE 04-30-2020	**	299,999
HARTE-HANKS INC COM (NEW)	**	5,446
HARTFORD FINL SVCS 5.5% DUE 03-30-2020	**	2,446,041
HARTFORD FINL SVCS 6.3% DUE 03-15-2018	**	5,150,463
HARVARD BIOSCIENCE INC COM	**	10,824
HASBRO INC 3.5% DUE 09-15-2027	**	40,069
HASBRO INC COM	**	1,744,815
HASHEMITE KINGDOM JORDAN GOVT GTD NT 3/A2 3% DUE 06-30-2025 BEO	**	1,363,600
HAULOTTE GROUP EUR0.13	**	703,752
HAVERTY FURNITURE COS INC COM STK	**	39,456
HAWAIIAN HOLDINGS INC COM	**	100,263
HAWAIIAN TELCOM HOLDCO INC COM	**	34,779
HAWKINS INC COM	**	36,080
HAYNES INTL INC COM NEW COM NEW	**	42,562
HCI GROUP INC COM NPV	**	32,442
HCL TECHNOLOGIES INR2	**	287,891
HCP INC 3.75% DUE 02-01-2019	**	101,203
HCP INC 3.875% DUE 08-15-2024	**	366,430
HD SUPPLY HLDGS INC. COM	**	1,770,247
HEALTHCARE RLTY TR	**	3,353,103

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HEALTHCARE SVCS GROUP INC COM	**	832,502
HEALTHCARE TR AMER INC CL A NEW CL A NEW	**	348,764
HEALTHSTREAM INC COM STK ISIN# US42222N1037	**	66,770
HEARTLAND FINL USA INC COM STK	**	104,457
HECLA MNG CO COM	**	184,581
HEIDRICK & STRUGGLES INTL INC COM	**	64,100
HELEN TROY LTD COM STK	**	210,910
HELIX ENERGY SOLUTIONS GROUP INC COM STK	**	1,321,566
HELMERICH & PAYNE INC COM	**	2,418,829
HEMISPHERE MEDIA GROUP INC CL A CL A	**	14,207
HENDERSON LAND DEVELOPMENT HKD2	**	1,488,670
HENGAN INTL HKD0.10	**	38,826
HERITAGE COMM CORP COM STK	**	63,777
HERITAGE CRYSTAL CLEAN INC COM STK	**	53,179
HERITAGE FINL CORP WASH COM	**	94,710
HERITAGE INS HLDGS INC COM	**	63,034
HERMES INTL NPV	**	1,031,256
HERO FDG 2017-2 FIXED 3.28% DUE 09-20-2048	**	345,361
HERO MOTOCORP LTD INR2	**	881,426
HERSHA HOSPITALITY TR PRIORITY SHS BEN INT CL A NEW PRTY SHS BEN INT CL A NEW	**	39,063
HERTZ GLOBAL HLDGS INC NEW COM	**	162,059
HERTZ VEH FING II 2.32% DUE 03-25-2020	**	7,076,116
HERTZ VEH FING LLC 1.83% DUE 08-25-2019	**	1,298,187
HESKA CORP COM RESTRICTED NEW STOCK	**	960,515
HESS CORP COM STK	**	16,054,354
HEWLETT PACKARD CO 4.3% DUE 06-01-2021	**	854,482
HEWLETT PACKARD CO 4.65% DUE 12-09-2021	**	254,036
HEWLETT PACKARD ENTERPRISE CO COM	**	29,804,180
HEWLETT PACKARD ENTERPRISE CO STEP-UP DUE 10-15-2020	**	3,425,452
HEWLETT PACKARD STEP CPN 2.85% DUE 10-05-2018	**	1,527,325
HEXPOL NPV (POST SPLIT) B	**	751,483
HIBBETT SPORTS INC COM STK	**	50,592
HIGHWOODS PPTYS INC COM	**	5,719,993
HIKARI TSUSHIN INC NPV	**	129,341
HILL INTL INC COM	**	17,876
HILL-ROM HLDGS INC COM STK	**	3,040,677
HILLTOP HLDGS INC COM STK	**	243,776
HILTON GRAND VACATIONS INC COM	**	2,395,345
HILTON WORLDWIDE HOLDINGS INC. TERM LOANDUE 10-26-2023 BEO	**	362,471
HINDALCO INDS INR1	**	236,062
HINDUSTAN PETROL INR10	**	544,020
HINDUSTAN UNILEVER INR1	**	262,478
HITACHI HIGH-TECH NPV	**	1,328,763
HITACHI NPV	**	3,890,410
HITACHI TRANSPORT NPV	**	944,059
HIWIN TECH CORP TWD10	**	150,811
HLTH CARE REIT INC 2.25% DUE 03-15-2018	**	200,077

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HLTH CARE REIT INC 3.75% DUE 03-15-2023	**	119,170
HLTH CARE REIT INC 4% DUE 06-01-2025	**	87,894
HMS HLDGS CORP COM	**	107,683
HNI CORP COM	**	90,485
HOCHTIEF AG NPV	**	675,913
HOGY MEDICAL CO NPV	**	795,017
HOLLYFRONTIER CORP COM	**	877,860
HOME BANCORP INC COM STK	**	30,989
HOME BANCSHARES INC COM	**	3,080,579
HOME DEPOT INC 2.125% DUE 09-15-2026	**	52,431
HOME DEPOT INC 2.625% DUE 06-01-2022	**	135,753
HOME DEPOT INC 3.75 BDS DUE 02-15-2024/09-10-2013 USD2000 REG	**	595,694
HOME DEPOT INC COM	**	12,242,690
HOME PRODUCT CENTE THB1(NVDR)	**	34,858
HOMESTREET INC INC	**	89,716
HOMETRUST BANCSHARES INC COM	**	55,414
HON HAI PRECISION TWD10	**	1,922,970
HONDA AUTO 1.01% DUE 10-18-2018	**	514,962
HONDA AUTO 1.16% DUE 05-18-2020	**	3,209,468
HONDA AUTO 1.36% DUE 01-18-2023	**	3,451,355
HONDA AUTO 1.8% DUE 01-21-2020	**	8,219,667
HONDA AUTO 2.21% DUE 03-21-2024	**	5,103,508
HONDA AUTO RECEIVABLES 2017-2 OWNER CL A4 1.87% 09-15-2023	**	1,682,131
HONDA AUTO RECEIVABLES 2017-3 CL A-3 1.79% 09-20-2021	**	10,872,881
HONEYWELL INTL INC 2.5% DUE 11-01-2026	**	130,573
HONEYWELL INTL INC COM STK	**	17,876,715
HONG KONG EXCHANGES & CLEAR	**	528,112
HONG LEONG BANK MYR1	**	138,506
HOOKER FURNITURE CORP COM	**	47,841
HOPE BANCORP INC COM	**	263,731
HORACE MANN EDUCATORS CORP COM	**	180,810
HORIZON BANCORP IND COM	**	74,699
HORIZON GLOBAL CORP COM	**	32,470
HORIZON PHARMA INC COMMON STOCK	**	48,384
HORNBECK OFFSHORE SVCS INC NEW COM	**	10,201
HOSPITALITY PPTYS 4.25% DUE 02-15-2021	**	501,587
HOSPITALITY PPTYS TR COM SH BEN INT COM SH BEN INT	**	287,963
HOST HOTELS & 3.875% DUE 04-01-2024	**	117,002
HOST HOTELS & 6% DUE 10-01-2021	**	186,880
HOST HOTELS & RESORTS L P 4.0% 06-15-2025	**	715,345
HOSTESS BRANDS INC CL A CL A	**	65,771
HOUGHTON MIFFLIN HARCOURT CO COM	**	51,262
HOUSING DEVEL FIN INR2	**	5,045,742
HOUSTON WIRE & CABLE CO COM STK	**	12,542
HOYA CORP NPV	**	12,664,676
HSBC BANK USA NA 4.875 DUE 08-24-2020 BEO	**	386,002
HSBC BK CDA BA 08/01/2018	**	478,707

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HSBC BK USA 5.875 11-01-2034	**	128,975
HSBC FIN CORP 6.676% DUE 01-15-2021	**	1,276,354
HSBC HLDGS PLC 2.65% DUE 01-05-2022	**	2,576,781
HSBC HLDGS PLC 2.95% DUE 05-25-2021	**	19,175,877
HSBC HLDGS PLC 3.033% DUE 11-22-2023	**	200,403
HSBC HLDGS PLC 3.262% 03-13-2023	**	2,484,104
HSBC HLDGS PLC 3.4% DUE 03-08-2021	**	16,956,589
HSBC HLDGS PLC 3.6% DUE 05-25-2023	**	2,777,917
HSBC HLDGS PLC 4 DUE 03-30-2022	**	2,512,184
HSBC HLDGS PLC 4.25% DUE 08-18-2025	**	2,499,235
HSBC HLDGS PLC 4.875% DUE 01-14-2022	**	3,007,236
HSBC HLDGS PLC FLTG RT 3.12206% DUE 05-25-2021	**	5,500,064
HSBC HLDGS PLC FLTG RT 3.19593% DUE 01-05-2022	**	206,772
HSBC HOLDINGS PLC 4.25 NTS 03-14-2024 USD1000	**	1,514,640
HSBC HOLDINGS PLC 5.1 DUE 04-05-2021	**	1,923,228
HSBC USA INC NEW 5% DUE 09-27-2020	**	847,943
HSTN LTG & PWR CO 9.15 BD DUE 3-15-2021 REG	**	595,241
HUA NAN FINANCIAL TWD10	**	85,614
HUB GROUP INC CL A	**	147,293
HUBBELL INC COM	**	2,603,806
HUBSPOT INC COM	**	3,372,106
HUDSON PACIFIC PROPERTIES INC COM	**	286,570
HUDSON TECHNOLOGIES INC COM STK	**	21,524
HULIC COMPANY LTD	**	35,830
HUMANA INC 2.625% DUE 10-01-2019	**	301,267
HUMANA INC 3.15 DUE 12-01-2022	**	2,677,673
HUMANA INC BNDS 2.9% 12-15-2022	**	2,525,808
HUNT J B TRANS 2.4% DUE 03-15-2019	**	600,638
HUNTINGTON 2.3% DUE 01-14-2022	**	245,974
HUNTINGTON 2.6% DUE 08-02-2018	**	200,588
HUNTINGTON 3.15% DUE 03-14-2021	**	4,088,317
HUNTINGTON AUTO TR 1.29% DUE 05-15-2019	**	70
HUNTINGTON NATIONAL BANK 2% DUE 06-30-2018	**	750,281
HUNTINGTON NATL BK 2.2 DUE 04-01-2019	**	599,899
HUNTINGTON NATL BK 2.2% DUE 11-06-2018	**	2,847,526
HUNTSMAN CORP COM STK	**	125,304
HURCO CO COM	**	30,257
HURON CONSULTING GROUP INC COM STK	**	91,215
HUSKY ENERGY INC 4% DUE 04-15-2024	**	4,262,037
HUSKY ENERGY INC 6.15% DUE 06-15-2019	**	1,995,519
HUSKY ENERGY INC COM NPV	**	1,135,309
HUSQVARNA AB SER'B'NPV	**	176,822
HUTTIG BLDG PRODS INC COM	**	10,108
HYDRO-QUEBEC 8.05 DEB DUE 07-07-2024 REGPUTABLE 7-7-06 @100	**	342,429
HYDRO-QUEBEC DEB DTD 01/30/1992 8.4% DUE01-15-2022 REG	**	167,559
HYPERMARCAS SA COM NPV	**	271,093
HYSAN DEVELOPMENT NPV	**	127,314

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HYSTER-YALE MATLS HANDLING INC CL A COM	**	87,289
HYUNDAI AUTO 1.05% DUE 04-15-2019	**	108,629
HYUNDAI AUTO 1.46% DUE 11-15-2019	**	526,314
HYUNDAI AUTO 1.96% DUE 02-15-2023	**	1,436,129
HYUNDAI AUTO 2.38% DUE 04-17-2023	**	696,467
HYUNDAI AUTO 3.23% DUE 12-15-2022	**	1,230,086
HYUNDAI AUTO FIXED 2.53% DUE 11-15-2023	**	1,446,533
HYUNDAI AUTO LEASE 1.52% DUE 10-15-2019	**	1,481,672
HYUNDAI AUTO LEASE 1.65% DUE 07-15-2020	**	1,840,704
HYUNDAI AUTO LEASE 1.68% DUE 04-15-2020	**	648,138
HYUNDAI AUTO RECEIVABLES TR 2017-A NT CLA-4 2.09% DUE 04-17-2023	**	1,341,074
HYUNDAI CAP AMER 2% DUE 07-01-2019	**	484,135
HYUNDAI CAP AMER 2.5% DUE 03-18-2019	**	498,783
HYUNDAI MARINE&FIR KRW500	**	461,329
HYUNDAI MOBIS KRW5000	**	369,717
I/O CMO DBUBS MTG TR SER 2011-LC2 CL XA FLTG RT 10 07-10-2044	**	28,793
I/O CMO UBS COML MTG TR 2012-C1 COML MTG144A CL X-A 2.561868 05-10-2045 BEO	**	67,627
I/O CMO UBS-BARCLAYS COML MTG TR 2013-C5CL X-A 144A VAR RT 03-10-2046 BEO	**	637,580
I/O FEDERAL HOME LN MTG CORP SER 2936 CL SC VAR RT 03-15-2029	**	91,105
I/O FHLMC MULTICLASS SER 004579 CL SD 01-15-2038	**	45,724
I/O FHLMC MULTICLASS SER 12-K708 CL X1 FLTG RT 01-25-2019	**	55,835
I/O FHLMC MULTICLASS SER 323 CL 300 DUE 01-15-2044	**	620,136
I/O FHLMC MULTICLASS SER 4075 CL PI 02-15-2041	**	172,548
I/O FNMA POOL #AN6788 2.87% 09-01-2027	**	1,904,195
I/O FNMA REMIC SER 2013-13 CL IK 03-25-2028	**	59,516
I/O FNMA REMIC TR 2013-17 CL-TI 3% 03-25-2028 REG	**	68,434
I/O FNMA SMBS TR 404 CL 05-25-2040	**	485,861
I/O FNMA SMBS TR 421 CL 12-25-2038	**	233,614
IAC / INTERACTIVECORP COM PAR $.001 STK	**	426,879
IBERIABANK CORP COM	**	3,175,950
IBSTOCK PLC ORD GBP0.01	**	632,860
ICF INTL INC COM STK	**	107,625
ICON PLC COM	**	1,730,026
ICONIX BRAND GROUP INC COM	**	7,851
IDACORP INC COM	**	4,208,955
IDEMITSU KOSAN CO NPV	**	160,104
IDT CORP CL B NEW CL B NEW	**	19,917
IIDA GROUP LTD	**	39,578
II-VI INC COM	**	2,185,476
IL ST BUILD AMERICA BONDS-TAXABLE-SER 3 6.725 04-01-2035 BEO	**	444,216
IL TOOL WKS INC 1.95% DUE 03-01-2019	**	199,677
ILG INC COM	**	277,965
ILL TOOL WKS INC COM	**	8,791,327
ILLINOIS TOOL WKS INC 3.375 DUE 09-15-2021 REG	**	118,320
ILLUMINA INC COM	**	14,701,755
IMARKETKOREA INC KRW500	**	393,793
IMAX CORP COM	**	2,232,262

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
IMERYS EUR2	**	696,903
IMPAC CMB TR 2007-A COLL AST BACKED BD CL M-1 144A 05-25-2037 BEO	**	3,092,869
IMPAX LABORATORIES INC COM	**	10,756
IMPERIAL BRANDS FINANCE PLC 3.5% DUE 02-11-2023 BEO	**	9,465,763
IMPERIAL BRANDS PLC GBP0.10	**	169,942
IMPERIAL HLDGS ZAR0.04	**	722,607
IMPLENIA AG CHF1.02 (REGD)	**	1,078,979
IN MICH PWR CO 3.2% DUE 03-15-2023	**	141,804
INCHCAPE ORD GBP0.10	**	451,370
INDEPENDENCE GROUP NPV	**	886,387
INDEPENDENCE HLDG CO NEW COM NEW	**	47,818
INDEPENDENCE RLTY TR INC COM	**	11,099
INDEPENDENT BK CORP MASS COM	**	150,876
INDEPENDENT BK CORPORATION	**	24,652
INDEPENDENT BK GROUP INC COM	**	199,758
INDIAN OIL CORP INR10	**	340,107
INDL ALLIANCE INS COM NPV	**	1,120,011
INDOFOOD CBP SUKSES MAKMUR T PLACEMENT	**	40,309
INDONESIA GOVERNMEN 8.375% 15/03/34	**	1,198,425
INDONESIA(REP OF) 2.625% SNR MTN 14/06/23 EUR	**	1,559,116
INDONESIA(REP OF) T BD 5.875 DUE 03-13-2020 BEO	**	166,388
INDORAMA VENTURES THB1(NVDR)	**	327,527
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'	**	1,332,028
INDYMAC ABS INC SER 2005-B CL M3 FLT RT 08-25-2035 BEO	**	399,264
INEOS FINANCE PLC TERM LOAN B DUE 02-10-2024 BEO	**	3,609
INFINEON TECHNOLOG ORD NPV (REGD)	**	536,264
INFINERA CORP COM STK USD0.001	**	47,735
INFORMA PLC (GB) ORD GBP0.001	**	1,423,417
INFOSYS LIMITED ADR	**	555,097
INFRASTRUTTURE WIRELESS ITALIA SPA NPV	**	750,281
ING BANK NV 4.125%-FRN LT2 21/11/23 USD	**	1,214,408
ING BANK NV FLTG RATE DUE 11-21-2023 BEO	**	4,847,635
ING BK N V COVERED 2.625% DUE 12-05-2022	**	1,200,740
ING BK N V MEDIUM 2.05% DUE 08-17-2018	**	3,707,527
ING BK N V MEDIUM 2.3% DUE 03-22-2019	**	231,124
ING GROEP N.V. EUR0.01	**	13,316,550
INGENICO GROUP EUR1	**	1,000,856
INGERSOLL-RAND 6.875% DUE 08-15-2018	**	1,142,149
INGERSOLL-RAND GLOBAL HLDG CO LTD 2.875%DUE 01-15-2019	**	4,444,645
INGERSOLL-RAND GLOBAL HLDG CO LTD 4.25 DUE 06-15-2023	**	575,428
INGERSOLL-RAND PLC COM STK	**	5,120,041
INGLES MKTS INC CL A	**	49,651
INNERWORKINGS INC COM	**	53,460
INNOLUX CORP TWD10	**	71,105
INNOPHOS HLDGS INC COM STK	**	100,563
INNOSPEC INC COM STK	**	166,404
INPHI CORP COM	**	4,041,518

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INSIGHT ENTERPRISES INC COM	**	141,290
INSTEEL INDS INC COM	**	1,827,886
INSTITUTO HERMES P NPV	**	1,448,844
INSULET CORP COM STK	**	2,362,353
INTEGER HLDGS CORP COM	**	3,087,512
INTEL CORP 1.85% DUE 05-11-2020	**	3,125,581
INTEL CORP 2.45% DUE 07-29-2020	**	6,110,872
INTEL CORP 3.1% DUE 07-29-2022	**	51,433
INTEL CORP 3.3 DUE 10-01-2021	**	680,300
INTEL CORP 3.7% DUE 07-29-2025	**	3,488,175
INTER AMERN DEV BK 1.625% 05-12-2020 REG	**	12,451,905
INTER PARFUMS INC COM	**	2,858,923
INTERCONTINENTAL 2.5% DUE 10-15-2018	**	6,649,159
INTERCONTINENTAL 2.5% DUE 10-15-2018	**	227,886
INTERCONTINENTAL 4% DUE 10-15-2023	**	5,394,887
INTERCONTINENTAL EXCHANGE INC COM	**	25,048,165
INTERFACE INC COM	**	4,658,962
INTERNATIONAL BUSINESS MACHS CORP COM	**	3,726,265
INTERNATIONAL GAME TECHNOLOGY COMMON STOCK	**	2,929,196
INTERNATIONAL SEAWAYS INC INTERNATIONAL SEAWAYS INC COMMON STOCK	**	21,691
INTERNET COMM STK	**	903,415
INTERPUBLIC GROUP COMPANIES INC COM	**	6,035,924
INTERPUMP GROUP EUR0.52	**	582,950
INTERSECT ENT INC COM	**	1,243,285
INTESA SANPAOLO EUR0.52	**	10,012,215
INTEVAC INC COM	**	21,783
INTL BANCSHARES CORP COM	**	299,934
INTL BUSINESS 1.9% DUE 01-27-2020	**	7,077,436
INTL BUSINESS MACH CORP 8.375 NT DUE 11-1-2019 REG	**	1,339,509
INTL CCE INC 3.5% DUE 09-15-2020	**	205,024
INTL CONS AIRLINE ORD EUR0.50	**	1,044,920
INTL CONTAINER TER PHP1	**	100,360
INTL FCSTONE INC COM	**	74,087
INTL LEASE FIN 4.625% DUE 04-15-2021	**	8,163,789
INTL LEASE FIN 5.875% DUE 08-15-2022	**	2,869,376
INTL LEASE FIN 6.25% DUE 05-15-2019	**	943,115
INTL LEASE FIN 8.25% DUE 12-15-2020	**	5,197,655
INTL PAPER CO 3% DUE 02-15-2027	**	2,394,784
INTL PAPER CO 4.75% DUE 02-15-2022	**	1,272,441
INTL PAPER CO COM	**	10,979,630
INTREPID POTASH INC COM	**	57,515
INVACARE CORP COM	**	65,226
INVESTEC ORD GBP0.0002	**	936,806

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INVESTMENT TECHNOLOGY GROUP INC NEW COM	**	67,086
INVESTOR AB SER'B'NPV	**	230,055
INVESTORS BANCORP INC NEW COM	**	349,540
INVESTORS CLOUD CO NPV	**	1,047,566
INVESTORS REAL ESTATE TR COM STK	**	43,662
INVESTORS TITLE CO NC COM	**	40,662
ION GEOPHYSICAL CORP COM NEW COM NEW	**	14,437
IPALCO ENTERPRISES 3.45% DUE 07-15-2020	**	1,010,000
IPSOS EUR0.25	**	725,525
IQVIA HLDGS INC COM USD0.01	**	22,378,667
IRELAND(REP OF) 1% BDS 15/05/2026 EUR0.01	**	616,724
IRESS LIMITED NPV	**	816,214
IRHYTHM TECHNOLOGIES INC COM	**	2,769,318
IRIDIUM COMMUNICATIONS INC COM STK	**	110,059
IROBOT CORP COM	**	1,051,787
IRS KRW 3M 1.9275%/KRWON CITIUS33 02/08/2027 SWU00MEV6	**	21,894
IRS KRW 3M 2.01%/KRWON GSCMUS33 10/07/2027 SWU00M9L4	**	47,545
IRS THB 6MTHBFX/6M 2.48% CITIUS33 18/05/2027 SWU00LT91	**	4,332
IRS THB 6MTHBFX/6M 2.81% CITIUS33 18/05/2037 SWU00LTA8	**	8,475
IRS USD 3MLIBOR/ LIBOR CME_CSFBUS 12/06/2022 SWU0JSFF7	**	251
ISRAEL(STATE OF) 1.75% SNR 31/08/25 ILS1000	**	297,524
ISRAEL(STATE OF) GTD NT CL 2 DTD 12/04/2003 5.5% DUE 12-04-2023 REG	**	263,100
ISUZU MOTORS NPV	**	344,569
ITALY(REP OF) 0% T-BILL 30/04/18 EUR1000	**	10,946,463
ITALY(REP OF) 0% T-BILL 31/01/18 EUR1000	**	2,762,851
ITALY(REP OF) 1.45% BDS 15/11/24 EUR1000	**	4,097,118
ITALY(REP OF) 1.65% IDX/LKD 04/2020 EUR	**	1,267,649
ITALY(REPUBLIC OF) 2.35% IDX/LKD NTS 15-09-2024 EUR1000	**	1,548,450
ITAUSA INV ITAU SA PRF NPV	**	681,386
ITC HLDGS CORP 3.25% DUE 06-30-2026	**	795,426
ITC INR1	**	300,944
ITOCHU CORP NPV	**	436,994
ITT INC COM	**	3,368,554
J & J SNACK FOODS CORP COM STK NPV	**	5,259,391
J ALEXANDERS HLDGS INC COM CL A	**	11,980
J P MORGAN CHASE & CO MEDIUM TERM FLTG 04-25-2018	**	6,607,524
J P MORGAN CHASE 2.665 DUE 01-15-2046	**	1,902,990
J P MORGAN CHASE 2.6942% DUE 04-15-2046	**	7,508,121
J2 GLOBAL INC COM	**	7,384,828
JABIL INC	**	489,694
JACK HENRY & ASSOC INC COM	**	4,386,000
JACKSON NATIONAL LIFE GLOBAL FNDG PPN CORPBOND 2.5% 06-27-2022	**	4,657,597
JACKSON NATL LIFE GLOBAL 144A BNDS 2.3% 04-16-2019 BEO	**	450,765
JACKSON NATL LIFE GLOBAL 144A BNDS FLTG 02-13-2019	**	6,098,781
JACKSON NATL LIFE GLOBAL FDG PROGRAM MEDTRANCHE # TR 00014 0 DUE 06-01-2018	**	303,480
JACOBS ENGR GROUP INC COM	**	4,113,398
JAMES RIVER GROUP HOLDINGS COM USD0.0002	**	77,339

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JAPAN AIRLINES CO NPV	**	1,816,032
JAPAN BANK FOR INTL COOPERATION 2.875% DUE 07-21-2027	**	6,440,205
JAPAN BK INTL COOPERATION 1% BDS 27/10/2021 USD 2% DUE 11-04-2021 BEO	**	18,332,246
JAPAN BK INTL COOPERATION 1.5% 07/21/2021 1.5% DUE 07-21-2021 REG	**	1,350,182
JAPAN BK INTL COOPERATION 2.125% 07-21-2020	**	1,389,305
JAPAN BK INTL COOPERATION 2.375% DUE 07-21-2022	**	8,282,014
JAPAN BK INTL COOPERATION GTD BD 1.75% DUE 07-31-2018 REG	**	1,908,133
JAPAN BK INTL COOPERATION GTD BD 1.75% DUE 11-13-2018 REG	**	13,206,290
JAPAN BK INTL COOPERATION GTD BD 2.125% 06-01-2020	**	993,980
JAPAN BK INTL COOPERATION GTD BD 2.5% DUE 06-01-2022 REG	**	298,736
JAPAN FIN ORGANIZATION FOR MUNICIPALITIE2.125% DUE 02-12-2021 BEO	**	9,845,280
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	2,977,717
JAPAN FIN ORGANIZATION FOR MUNICIPALITIENT SER 53 144A 2.125% DUE 04-13-2021 BEO	**	2,456,685
JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 144A 2.625% 04-20-2022	**	5,169,892
JAPAN PRIME REALTY REIT	**	123,944
JAPAN REAL ESTATE INVESTMENT CO	**	151,969
JAPAN RETAIL FUND REIT	**	115,512
JAPAN TOBACCO INC NPV	**	5,508,811
JAPAN(GOVT OF) 0% T-BILL 13/02/2018 JPY	**	716,052
JAPAN(GOVT OF) 0% T-BILL 13/02/2018 JPY	**	1,775,704
JAPAN(GOVT OF) 0% T-BILL 22/01/2018 JPY	**	314,714
JAPAN(GOVT OF) 0.1% IDX/LKD SNR 03/26 JPY	**	3,614,517
JAPAN(GOVT OF) 0.5% SNR 20/09/46 JPY50000	**	1,171,322
JASTRZEBSKA SPOLKA WEGLOWA S	**	603,293
JEFFERIES GROUP 5.125% DUE 01-20-2023	**	2,167,608
JEFFERIES GROUP 5.125% DUE 04-13-2018	**	196,599
JEFFERIES GROUP INC 6.875 DUE 04-15-2021BEO	**	78,309
JEFFERIES GROUP LLC 4.85% 01-15-2027	**	12,758
JETBLUE AWYS CORP COM	**	631,239
JFE HOLDINGS INC NPV	**	1,182,359
JG SUMMIT HLDGS PHP1	**	34,771
JIANGXI COPPER CO 'H'CNY1	**	112,423
JOHN DEERE CAPITAL CORP TRANCHE # TR 00413 1.95% DUE 01-08-2019	**	1,498,730
JOHN DEERE OWNER SER 17-A CL A4 2.11% 12-15-2023	**	13,168,560
JOHN DEERE OWNER TRUST SER 17-B CL A3 1.82% 10-15-2021	**	8,570,566
JOHNSON & JOHNSON COM USD1	**	32,834,619
JOHNSON & JOHNSON FIXED 1.95% 11-10-2020	**	2,836,505
JOHNSON CTLS INTL 3.9% DUE 02-14-2026	**	60,684
JOHNSON CTLS INTL 5% DUE 03-30-2020	**	158,207
JOHNSON CTLS INTL PLC COM USD0.01	**	34,500,335
JOHNSON OUTDOORS INC CL A	**	57,247
JOLLIBEE FOODS PHP1	**	623,964
JONES LANG LASALLE INC COM STK	**	73,274
JPMBB COML MTG 2.8164% DUE 11-15-2048	**	3,528,123
JPMBB COML MTG 3.0456% DUE 04-15-2047	**	6,206,637
JPMBB COML MTG 3.31060004234% DUE 03-15-2049	**	12,829,106
JPMBB COML MTG 3.3222% DUE 07-15-2048	**	7,311,293

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JPMBB COML MTG 3.8218% DUE 07-15-2048	**	1,502,235
JPMBB COML MTG 4.2016% DUE 09-15-2047	**	6,562,059
JPMBB COML MTG FLTG RT 4.55892% DUE 09-15-2047	**	984,773
JPMBB COML MTG FLTG RT 5.0806% DUE 11-15-2045	**	564,942
JPMBB COML MTG SECS TR 2015-C31 FLTG RT CL B 08-15-2048	**	1,433,217
JPMDB COML MTG SECS TR 2016-C4 CL A-2 2.8822% 9-15-2026	**	7,872,536
JPMORGAN CHASE 3.9% 07-15-2025	**	733,840
JPMORGAN CHASE & 1.85% DUE 03-22-2019	**	2,510,769
JPMORGAN CHASE & 2.4% DUE 06-07-2021	**	7,340,377
JPMORGAN CHASE & 2.55% DUE 03-01-2021	**	5,002,645
JPMORGAN CHASE & 2.55% DUE 10-29-2020	**	15,650,894
JPMORGAN CHASE & 2.7% DUE 05-18-2023	**	5,036,761
JPMORGAN CHASE & 2.75% DUE 06-23-2020	**	4,433,377
JPMORGAN CHASE & 2.95% DUE 10-01-2026	**	1,650,163
JPMORGAN CHASE & 3.2% DUE 01-25-2023	**	3,366,003
JPMORGAN CHASE & 3.25% DUE 09-23-2022	**	1,013,613
JPMORGAN CHASE & 3.625% DUE 05-13-2024	**	1,554,514
JPMORGAN CHASE & 4.25% DUE 10-15-2020	**	6,296,357
JPMORGAN CHASE & 4.5% DUE 01-24-2022	**	321,016
JPMORGAN CHASE & 4.625 DUE 05-10-2021	**	6,406,026
JPMORGAN CHASE & 6.3% DUE 04-23-2019	**	5,474,544
JPMORGAN CHASE & CO 3.875 09-10-2024	**	8,068,556
JPMORGAN CHASE & CO 3.782% DUE 02-01-2028 BEO	**	7,150,125
JPMORGAN CHASE & CO COM	**	63,346,337
JPMORGAN CHASE & CO FORMERLY J P MORGAN 6 DUE 01-15-2018 BEO	**	5,442,560
JPMORGAN CHASE & CO NT FIXED/FLTG RATE DUE 05-01-2028/10-25-2017 REG	**	813,877
JPMORGAN CHASE & CO NT FLTG RATE DUE 06-01-2021 REG	**	12,067,476
JPMORGAN CHASE & FIXED 2.25% DUE 01-23-2020	**	199,866
JSW STEEL LTD INR1	**	172,911
JTEKT CORPORATION NPV	**	476,242
JULIUS BAER GRUPPE CHF0.02 (REGD)	**	3,587,397
JUNGHEINRICH NON-VTG PRF NPV	**	2,235,832
JXTG HOLDINGS INC NPV	**	657,255
JYSKE BANK A/S DKK10	**	670,360
K12 INC COM STOCK USD.0001	**	84,000
K2M GROUP HLDGS INC COM	**	1,299,600
KABU.COM SECURITIE NPV	**	557,619
KADANT INC COM	**	2,471,145
KAJIMA CORP NPV	**	2,143,690
KAMAN CORP COM	**	156,809
KAMIGUMI CO LTD NPV	**	663,211
KANSAS CITY PWR & LT CO 5.3 DUE 10-01-2041	**	76,944
KAO CORP NPV	**	6,203,762
KAPSTONE PAPER & PACKAGING CORP KAPSTONEPAPER AND PACKAGING CORP COMMON STOCK	**	211,630
KAZ MINERALS PLC	**	1,497,209
KB FINANCIAL GROUP KRW5000	**	146,453
KB HOME COM	**	281,639

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KBC BANK NV 8%-STP SUB 25/01/2023 USD	**	1,609,654
KBC GROEP NV NPV	**	6,113,166
KBC GROUP NV MTN .75% .75% 01/03/2022	**	729,108
KBR INC COM	**	43,229
KDDI CORP NPV	**	107,082
KEARNY FINL CORP MD COM	**	132,781
KELLOGG CO 3.4% DUE 11-15-2027	**	74,638
KELLOGG CO 4% DUE 12-15-2020	**	146,630
KELLY SERVICES INC CL A COM	**	86,637
KEMET CORP COM NEW	**	64,306
KEMPER CORP DEL COM	**	397,691
KENNEDY-WILSON HLDGS INC COM	**	121,814
KEPCO PLANT SERVICE & ENGINEERING CO LTDKRW200	**	246,966
KERING	**	839,329
KERR MCGEE CORP 6.95 DUE 07-01-2024 BEO	**	2,227,889
KERRY PROPERTIES HKD1	**	2,151,306
KEY TRONIC CORP COM	**	8,469
KEYBANK NATL ASSN 1.65% DUE 02-01-2018	**	1,544,598
KEYBANK NATL ASSN 1.7% DUE 06-01-2018	**	249,811
KEYBANK NATL ASSN 2.25% DUE 03-16-2020	**	1,949,268
KEYBANK NATL ASSN 2.35% DUE 03-08-2019	**	3,225,905
KEYBANK NATL ASSN 2.5% DUE 12-15-2019	**	5,140,114
KEYCORP MEDIUM TERM SR NTS 2.9% DUE 09-15-2020	**	454,211
KEYCORP MEDIUM TERM SR NTS BOOK ENTRY 2.3 DUE 12-13-2018	**	300,449
KEYCORP MEDIUM TERM SR NTS BOOK ENTRY MTN 5.1% DUE 03-24-2021	**	651,993
KEYENCE CORP NPV	**	558,490
KEYW HLDG CORP COM STK	**	22,259
KFW 1 DUE 06-11-2018 REG	**	15,551,047
KILROY RLTY CORP COM	**	449,393
KILROY RLTY L P 4.375% DUE 10-01-2025	**	2,098,144
KIMBALL ELECTRONICS INC COM	**	53,144
KINDER MORGAN 2.65% DUE 02-01-2019	**	1,137,036
KINDER MORGAN 6.85% DUE 02-15-2020	**	866,556
KINDER MORGAN GTD SR NT FIXED 6.5% DUE 04-01-2020	**	339,798
KINDER MORGAN INC FIXED 3.15% DUE 01-15-2023	**	1,987,818
KINDER MORGAN INC FLTG RT 3.00019% DUE 01-15-2023	**	10,877,235
KINDER MORGAN INC/DELAWA 3.05% DUE 12-01-2019	**	1,892,434
KINDRED HEALTHCARE INC COM STK	**	117,865
KINGBOARD LAMINATE HKD0.10	**	916,697
KINGDOM OF SWEDEN BNDS .875% 31/01/2018	**	480,979
KINGFISHER ORD GBP0.157142857	**	369,759
KINNEVIK AB SER'B'NPV (POST SPLIT)	**	104,816
KINROSS GOLD CORP COM	**	200,457
KINTETSU WORLD EXP NPV	**	797,913
KIRBY CORP COM	**	1,273,342
KIRIN HOLDINGS CO NPV	**	289,403
KIRKLANDS INC COM	**	20,843

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KITE RLTY GROUP TR COM NEW COM NEW	**	91,297
KLA-TENCOR CORP 3.375% DUE 11-01-2019	**	6,149,746
KLA-TENCOR CORP 4.125% DUE 11-01-2021	**	625,908
KLEPIERRE EUR1.40	**	131,941
KLX INC COM	**	394,485
KNIGHT-SWIFT TRANSN HLDGS INC CL A CLASSA COMMON STOCK USD0.01	**	2,006,748
KNOLL INC COM NEW COM	**	2,802,931
KNOWLES CORP COM	**	145,002
KOHLS CORP COM	**	820,880
KOMMUNALBANKEN AS MEDIUM TERM NTS BOOK E TRANCHE # TR 53 2.25% 01-25-2022	**	1,093,695
KOMMUNALBANKEN AS MEDIUM TERM NTS BOOK ENTRYADJ RT 06-16-2020 BEO	**	201,338
KONAMI HOLDINGS CO NPV	**	692,541
KONINKLIJKE DSM NV EUR1.50	**	1,152,534
KONINKLIJKE PHILIP EUR0.20	**	2,562,420
KONINKLIJKE PHILIPS NV	**	11,821,421
KOREA INVESTMENT HOLDINGS KRW5000	**	230,737
KOREA(REPUBLIC OF) 7.125% DUE 04-16-2019	**	5,378,704
KORN / FERRY INTL COM NEW	**	1,537,764
KORNIT DIGITAL LTD COMMON STOCK	**	845,291
KOSMOS ENERGY LTD	**	26,948
KRAFT FOODS GROUP 3.5% DUE 06-06-2022	**	15,349
KRAFT FOODS GROUP 5% DUE 06-04-2042	**	123,398
KRAFT FOODS GROUP 5.375% DUE 02-10-2020	**	2,179,385
KRAFT FOODS GROUP 6.125% DUE 08-23-2018	**	404,190
KRAFT HEINZ FOODS 2.8% DUE 07-02-2020	**	9,259,073
KRAFT HEINZ FOODS 3% DUE 06-01-2026	**	7,654,937
KRAFT HEINZ FOODS 3.5% DUE 07-15-2022	**	1,206,847
KRAFT HEINZ FOODS 3.95% DUE 07-15-2025	**	7,008,030
KRAFT HEINZ FOODS 5% DUE 07-15-2035	**	125,554
KRATON CORPORATION	**	128,132
KRATOS DEFENSE & SECURITY SOLUTIONS INC	**	357,815
KROGER CO 1.5% DUE 09-30-2019	**	2,918,083
KROGER CO 2% DUE 01-15-2019	**	3,284,108
KROGER CO 2.3% DUE 01-15-2019	**	965,799
KROGER CO 3.3% DUE 01-15-2021	**	122,384
KROGER CO 4 DUE 02-01-2024	**	2,095,524
KROGER CO 7.5% DUE 04-01-2031	**	105,432
KRONOS WORLDWIDE INC COM STK	**	34,145
KROTON EDUCACIONAL COM NPV	**	96,361
KRUK SA PLN1	**	737,439
KRUNG THAI BNK LTD THB5.15(NVDR)	**	292,395
KS CY PWR & LT CO 3.15 DUE 03-15-2023	**	24,110
KS CY PWR & LT CO 7.15% DUE 04-01-2019	**	291,038
KT&G CORPORATION KRW5000	**	225,204
KUBOTA CORP NPV	**	5,664,287
KUEHNE&NAGEL INTL CHF1 (REGD)	**	2,701,084
KULICKE & SOFFA INDS INC COM	**	187,063

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KUWAIT ST NT 144A 2.75% DUE 03-20-2022 BEO	**	4,747,846
KUWAIT ST NT 144A 3.5% DUE 03-20-2027 BEO	**	2,843,714
KVH INDS INC COM STK	**	10,112
KY UTILS CO 1ST MTG BD 3.25 DUE 11-01-2020	**	302,222
KYOCERA CORP NPV	**	7,287,136
L A CAL DEPT ARPTS ARPT REV TAX BUILD AMER BD 6.582 DUE 05-15-2039	**	92,786
LA QUINTA HLDGS INC COM	**	173,875
LA Z BOY INC COM	**	137,498
LAB CORP AMER 2.5% DUE 11-01-2018	**	250,767
LAB CORP AMER 2.625% DUE 02-01-2020	**	300,790
LAB CORP AMER 3.2% DUE 02-01-2022	**	68,309
LAGARDERE SCA EUR6.10	**	338,898
LAKELAND BANCORP INC COM	**	74,979
LAKELAND INDS INC COM	**	13,386
LAM RESH CORP 2.8% DUE 06-15-2021	**	5,816,275
LAND SECURITIES GP ORD GBP0.106666666	**	177,857
LANDEC CORP COM	**	34,864
LANDSTAR SYS INC COM	**	1,665,600
LANDWIRTSCH RENTENBANK 4.25% 24/01/2023	**	83,832
LANSFORSAKRINGAR H 1.25% BDS 20/09/23 SEK10000	**	839,050
LANSFORSAKRINGAR H 2.25% BDS 21/09/22 SEK10000	**	2,375,074
LARGAN PRECISION C TWD10	**	269,345
LASALLE HOTEL PPTYS COM SH BEN INT	**	2,030,079
LATTICE SEMICONDUCTOR CORP COM	**	19,340
LAUREATE ED INC CL A CL A	**	1,534,992
LAYNE CHRISTENSEN CO COM	**	18,009
LCH_IRS LCH_CSFBUS EUR P 1.5%/R 6M EURIB 21/03/2048 SWU00KWG3	**	9,122
LCH_IRS LCH_CSFBUS EUR P 6M EURIB/R .5% 21/03/2023 SWU00MIA8	**	74,118
LCH_IRS LCH_CSFBUS EUR P 6M EURIB/R 1.0% 21/03/2028 SWU00MIB6	**	97,594
LCH_IRS LCH_CSFBUS EUR P 6M EURIB/R 2.04% 03/02/2037 SWU00KW65	**	23,996
LCH_IRS LCH_CSFBUS GBP P .75%/R 6M LIBOR 21/03/2020 SWU00MIC4	**	31,942
LCH_IRS LCH_CSFBUS GBP P 1.0%/R 6M LIBOR 21/03/2023 SWU00MID2	**	460
LCH_IRS LCH_CSFBUS GBP P 3M LIBOR/R 1.0% 19/09/2019 SWU00MP69	**	28,308
LCH_IRS LCH_CSFBUS GBP P 3M LIBOR/R 1.0% 19/09/2019 SWU00MP69	**	332,486
LCH_IRS LCH_CSFBUS GBP P 6M LIBOR/R 1.75% 21/03/2048 SWU00KWQ1	**	5,368
LCH_IRS LCH_CSFBUS JPY P .3%/R 6M LIBOR 20/09/2027 SWU00LCF5	**	13,818
LCH_IRS LCH_CSFBUS JPY P 6M LIBOR/R .45% 20/03/2029 SWU00KXL1	**	851
LCH_IRS LCH_CSFBUS USD P 1.75%/R 3M LIBOR 12/21/2023 SWU00IN94	**	380,720
LCH_IRS LCH_CSFBUS USD P 3M LIBOR/R 1.75% 12/21/2026 SWU00INB9	**	40,221
LCI INDUSTRIES COM	**	2,643,940
LEE & MAN PAPER MA HKD0.025	**	521,144
LEGACY TEXAS FINANCIAL GROUP INC COM	**	2,708,405
LEGG MASON INC COM	**	486,212
LEGGETT & PLATT INC COM	**	3,097,677
LEGRAND SA EUR4	**	3,592,927
LEMAITRE VASCULAR INC COM STK	**	989,587
LENDINGCLUB CORP COM	**	74,328

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LENDLEASE GROUP NPV (STAPLED)	**	202,148
LENNAR CORP CL A CL A	**	2,627,432
LETRA TESOURO NACIONAL 0.0% 01/07/18	**	4,176,563
LEXINGTON RLTY TR COM	**	135,505
LG CORP KRW5000	**	272,444
LG ELECTRONICS INC KRW5000	**	1,686,726
LG INNOTEK CO KRW5000	**	694,393
LG&E & KU ENERGY LLC 3.75 DUE 11-15-2020	**	515,854
LHC GROUP INC COM	**	113,006
LIBBEY INC COM	**	22,004
LIBERTY EXPEDIA HLDGS INC SER A COM SER A COM	**	154,180
LIBERTY GLOBAL PLC -SERIES C COM	**	21,791,776
LIBERTY GLOBAL PLC USD0.01 A	**	5,301,955
LIBERTY HLDGS ZAR0.0833	**	51,059
LIBERTY INTERACTIVE CORPORATION QVC GROUP SER A	**	18,504,621
LIBERTY PPTY TR SH BEN INT	**	386,359
LIBERTY TAX INC CL A CL A	**	8,558
LIBERTY TRIPADVISOR HLDGS INC COM USD0.01 'A'	**	52,252
LIFE STORAGE INC COM	**	254,473
LIFEPOINT HEALTH INC COM ISIN US53219L1098	**	209,060
LIFESTYLE INTERNAT HKD0.005	**	411,586
LIFETIME BRANDS INC COM	**	21,978
LILLY ELI & CO 1.25% DUE 03-01-2018	**	2,453,137
LILLY ELI & CO 2.35% DUE 05-15-2022	**	2,054,275
LIMELIGHT NETWORKS INC COM	**	24,012
LIMONEIRA CO COM STK	**	32,144
LINAMAR CORP COMMON STOCK	**	414,678
LINCOLN NATL CORP 4.2 DUE 03-15-2022	**	26,327
LINCOLN NATL CORP 6.25% DUE 02-15-2020	**	5,018,056
LINCOLN NATL CORP SR NT 8.75 DUE 07-01-2019	**	105,909
LINDE AG NPV (ASD 24/11/2017)	**	3,295,269
LINK REAL ESTATE INVESTMENT	**	347,299
LION CORP NPV	**	181,271
LIQUIDITY SVCS INC COM STK	**	14,914
LITE-ON TECHNOLOGY TWD10	**	366,431
LITHIA MTRS INC CL A CL A	**	116,543
LITHUANIA REP SR BD 144A 6.125% DUE 03-09-2021 BEO	**	1,711,325
LITTELFUSE INC COM	**	3,002,908
LIVANOVA PLC ORD GBP1.00 (DI)	**	184,615
LIVE NATION ENTERTAINMENT INC	**	3,839,686
LLOYDS BANK PLC 4.875% GTD SNR 30/03/27 GBP	**	1,886,117
LLOYDS BANK PLC 5.125% GTD 07/03/2025 GBP	**	168,509
LLOYDS BANKING GP 7.875%-FRN PERP GBP200000	**	1,155,107
LLOYDS BANKING GP ORD GBP0.1	**	2,627,361
LLOYDS BK PLC NY BRNCH GTD SR NT 2.3 DUE11-27-2018 REG	**	1,303,270
LLOYDS BKG GROUP 3% DUE 01-11-2022	**	11,954,344
LLOYDS BKG GROUP 7.0% 29/12/2049	**	1,962,449

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LLOYDS TSB BK PLC 5.8% DUE 01-13-2020	**	4,048,117
LOCALIZA RENT A CA COM NPV	**	1,572,829
LOCKHEED MARTIN 3.35 DUE 09-15-2021	**	800,914
LOCKHEED MARTIN 3.55% DUE 01-15-2026	**	1,194,132
LOCKHEED MARTIN CORP COM	**	5,957,083
LONDON STOCK EXCHANGE GROUP ORD GBP0.06918604	**	160,416
LONG BEACH MTG LN FLTG RT 2.18135% DUE 08-25-2033	**	3,585,317
LONGFOR PROPERTIES HKD0.10	**	48,832
LONZA GROUP AG CHF1 (REGD)	**	554,557
L'OREAL EUR0.20	**	6,186,022
LOS ANGELES CALIF UNI SCH DIST 6.758% DUE 07-01-2034 BEO TAXABLE	**	414,336
LOTTE CHEMICAL COR KRW5000	**	1,007,690
LOUISIANA-PACIFIC CORP COM	**	175,286
LOWES COMPANIES INC BNDS 3.12% DUE 04-15-2022 REG	**	183,651
LOWES COS INC 2.5% DUE 04-15-2026	**	5,479,501
LOWES COS INC 3.1% DUE 05-03-2027	**	80,283
LOXO ONCOLOGY INC COM	**	1,178,857
LSB INDS INC COM	**	17,958
LSC COMMUNICATIONS INC COM	**	50,207
LSI INDS INC OHIO COM	**	16,925
LT GROUP INC PHP1	**	475,135
LUBYS INC COM	**	7,577
LULULEMON ATHLETICA INC COM	**	2,476,371
LUMINEX CORP DEL COM	**	85,872
LUNDIN MINING CORP COM NPV	**	1,663,019
LUXOTTICA GROUP EUR0.06	**	604,039
LVMH MOET HENNESSY LOUIS VUITTON SE EUR0.30	**	10,770,349
LYDALL INC COM	**	2,237,009
LYON WILLIAM HOMES CL A NEW COM USD0.01 CL'A'(POST REV SPLIT)	**	92,852
LYONDELLBASELL 5% DUE 04-15-2019	**	2,001,091
LYONDELLBASELL INDS N V 6 DUE 11-15-2021	**	1,971,675
M / I HOMES INC	**	84,624
M D C HLDGS INC COM	**	159,309
M DIAS BRANCO SA I COM NPV	**	120,868
MA EDL FING AUTH STUD LN ASSET-BKD NTS VAR RT DUE 04-25-2028 BEO N/C	**	30,037
MABUCHI MOTOR CO NPV	**	134,987
MACATAWA BK CORP COM	**	33,820
MACK CALI RLTY CORP COM REIT	**	130,373
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC COM STK	**	2,250,955
MACQUARIE GP LTD NPV	**	1,098,003
MACQUARIE MEXICO REAL ESTATE MGMT	**	322,935
MACYS INC COM STK	**	625,946
MACYS RETAIL HLDGS 4.375% DUE 09-01-2023	**	232,008
MADDEN STEVEN LTD COM	**	8,343,936
MADRID(COMUNIDAD) 4.688% SNR 12/03/20 EUR1000	**	264,880
MAGELLAN HEALTH INC COM NEW COM NEW	**	3,167,612
MAGELLAN MIDSTREAM 4.2% DUE 12-01-2042	**	22,602

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MAGELLAN MIDSTREAM 4.25% DUE 02-01-2021	**	730,430
MAGELLAN MIDSTREAM 6.4% DUE 07-15-2018	**	2,047,346
MAGELLAN MIDSTREAM 6.55% DUE 07-15-2019	**	280,699
MAGNA INTERNATIONAL INC COMMON STOCK	**	5,179,638
MAGNA INTL INC COM NPV	**	1,851,632
MAIDEN HOLDINGS LTD\MAIDEN HOLDINGS LTD\COM STK	**	56,357
MAINSOURCE FINL GROUP INC COM	**	74,436
MALAYAN BKG BERHAD MYR1	**	833,713
MALAYSIA (GOVT OF) 4.378% BDS 29/11/2019MYR	**	75,862
MALAYSIA 4.232% BDS 30/06/31 MYR	**	243,637
MALAYSIA AIRPORT MYR1	**	557,782
MALIN CLO BV FRN 05/2023 EUR1000	**	162,977
MALLINCKRODT PLC COMMON STOCK	**	196,317
MANITOBA PROV CDA DEB SER GM 2.125% DUE 06-22-2026 REG	**	188,138
MANITOWOC CO INC COM USD0.01(POST REV SPLIT)	**	49,686
MANPOWERGROUP INC	**	618,065
MANTECH INTL CORP CL A CL A	**	123,467
MANULIFE FINL CORP 4.061% DUE 02-24-2032	**	125,943
MANULIFE FINL CORP 4.15% DUE 03-04-2026	**	122,132
MANULIFE FINL CORP 4.9% DUE 09-17-2020	**	423,400
MANULIFE FINL CORP 5.375% DUE 03-04-2046	**	12,746,134
MANULIFE FINL CORP COM NPV	**	1,360,669
MAPFRE EUR0.10	**	1,065,414
MARATHON OIL CORP 2.7% DUE 06-01-2020	**	1,030,144
MARATHON OIL CORP 2.8% DUE 11-01-2022	**	84,172
MARATHON OIL CORP COM	**	21,096,473
MARATHON PETE CORP 3.4% DUE 12-15-2020	**	408,718
MARCUS CORP DEL COM	**	31,699
MARICO LTD INR1	**	59,277
MARINEMAX INC COM	**	46,494
MARKEL CORP 4.9% DUE 07-01-2022	**	4,318,136
MARKEL CORP 5.35% DUE 06-01-2021	**	59,259
MARKEL CORP HOLDING CO COM	**	1,240,513
MARLIN BUSINESS SVCS CORP COM	**	27,552
MARRIOTT INTL INC 2.3% DUE 01-15-2022	**	6,862,635
MARRIOTT INTL INC 6.75% DUE 05-15-2018	**	2,721,706
MARRIOTT INTL INC NEW 3.375 DUE 10-15-2020	**	5,052,871
MARRIOTT INTL INC NEW COM STK CL A	**	13,333,301
MARRIOTT VACATIONS WORLDWIDE CORP COM	**	357,495
MARSH & MCLENNAN 2.35% DUE 03-06-2020	**	118,932
MARSH & MCLENNAN 2.75% DUE 01-30-2022	**	24,048
MARSH & MCLENNAN COS INC 2.35 09-10-2019	**	501,391
MARSH & MCLENNAN COS INC SR NT 3.5 DUE 06-03-2024	**	604,441
MARTEN TRANS LTD COM	**	104,038
MARTIN MARIETTA 3.45% DUE 06-01-2027	**	103,502
MARTIN MARIETTA 4.25% 12-15-2047	**	247,367
MARTIN MARIETTA FLTG RT 2.09594% DUE 05-22-2020	**	301,596

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MARUBENI CORP NPV	**	753,878
MASCO CORP 3.5% DUE 04-01-2021	**	1,218,780
MASCO CORP 5.95 DUE 03-15-2022	**	840,314
MASCO CORP 7.125% DUE 03-15-2020	**	436,172
MASONITE INTL CORP NEW COM	**	96,988
MASSMART HOLDINGS LIMITED	**	233,802
MASTEC INC COM	**	548,289
MASTERCARD INC 3.375 DUE 04-01-2024 BEO	**	2,180,791
MASTERCARD INC CL A	**	53,133,263
MASTR AST BACKED FLTG RT 1.67135% DUE 11-25-2036	**	2,548,194
MATADOR RES CO COM	**	3,138,745
MATERION CORP COM	**	99,630
MATRIX SVC CO COM	**	45,764
MATSON INC COM	**	64,484
MATTEL INC 2.35% DUE 05-06-2019	**	493,690
MATTHEWS INTL CORP CL A CL A	**	139,973
MAXAR TECHNOLOGIES LTD COM	**	142,597
MAXIMUS INC COM	**	5,098,643
MAXLINEAR INC COMMON STOCK	**	3,838,562
MAZDA MOTOR CORP NPV	**	1,842,713
MB FINL INC NEW COM	**	264,939
MBIA INC COM	**	96,573
MBT FINL CORP COM	**	23,903
MCCLATCHY CO CL A NEW CL A NEW	**	3,751
MCDERMOTT INTL INC COM	**	185,299
MCDONALDS CORP 2.75% DUE 12-09-2020	**	3,233,200
MCDONALDS CORP 4.875% DUE 07-15-2040	**	138,366
MCDONALDS CORP MEDIUM TERM NTS BOOK ENTRY SR NT 5.35% DUE 03-01-2018	**	563,336
MCGRATH RENTCORP COM	**	120,363
MCKESSON CORP	**	6,758,249
MCKESSON CORP 4.75% DUE 03-01-2021	**	307,350
MCKESSON CORP NEW 2.284% DUE 03-15-2019	**	918,175
MEAD JOHNSON 4.9% DUE 11-01-2019	**	403,224
MEBUKI FINANCIAL GROUP INC NPV	**	221,116
MEDCO HLTH NT 4.125 DUE 09-15-2020	**	290,560
MEDICAL PPTYS TR INC COM REIT	**	307,032
MEDIDATA SOLUTIONS INC COM	**	2,304,133
MEDNAX INC COM	**	2,769,635
MEDTRONIC GLOBAL 1.7% DUE 03-28-2019	**	6,253,932
MEDTRONIC GLOBAL HLDGS 3.35% 04-01-2027	**	153,910
MEDTRONIC INC 1.375% DUE 04-01-2018	**	219,773
MEDTRONIC INC 1.5% DUE 03-15-2018	**	2,804,979
MEDTRONIC INC 2.5% DUE 03-15-2020	**	7,433,741
MEDTRONIC INC 3.125 DUE 03-15-2022 REG	**	265,726
MEDTRONIC INC 3.5% DUE 03-15-2025 REG	**	9,813,303
MEDTRONIC PLC COMMON STOCK STOCK	**	26,625,375
MELIA HOTELS INTL EUR0.2	**	1,759,756

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MELINTA THERAPEUTICS INC COM USD0.001	**	23,605
MELLON FDG CORP MELLON FDG SUBNT 5.5000000 20181115 20031106 11-15-18 BEO	**	448,623
MERCANTILE BK CORP COM	**	61,615
MERCEDES-BENZ AUTO 1.15% DUE 01-15-2019	**	1,280,884
MERCEDES-BENZ AUTO 1.26% DUE 02-16-2021	**	1,682,491
MERCEDES-BENZ AUTO 1.35% DUE 08-15-2019	**	648,787
MERCEDES-BENZ AUTO 1.46% DUE 12-15-2022	**	2,167,651
MERCEDES-BENZ AUTO RECEIVABLES SR 15-1 CL-A3 DUE 12-16-2019	**	1,987,716
MERCER INTL INC COM SH BEN INT	**	114,500
MERCK & CO INC NEW 1.85% DUE 02-10-2020	**	2,844,061
MERCK & CO INC NEW 3.875% DUE 01-15-2021	**	2,537,486
MERCK & CO INC NEW COM	**	7,286,008
MERCK & CO INC NEW FIXED 2.75% DUE 02-10-2025	**	298,786
MERCK KGAA NPV	**	5,587,478
MERCURY SYSTEMS INC	**	2,076,081
MEREDITH CORP COM	**	2,892,792
MERIDIAN BANCORP INC MD COM	**	117,523
MERIT MED SYS INC COM	**	190,382
MERITAGE HOMES CORP COM	**	199,424
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00677 6.875% DUE 04-25-2018	**	2,335,137
MERRILL LYNCH MTG FLTG RT 1.98135% DUE 07-25-2030	**	219,133
MERRILL LYNCH MTG FLTG RT 2.35635% DUE 09-25-2035	**	871,179
MERRIMACK PHARMACEUTICALS INC COM NEW COM NEW	**	8,805
MET LIFE GLOBAL 1.35% DUE 09-14-2018	**	6,097,767
MET LIFE GLOBAL 1.55% DUE 09-13-2019	**	924,363
MET LIFE GLOBAL 2.05% DUE 06-12-2020	**	1,985,484
MET LIFE GLOBAL 2.65% DUE 04-08-2022	**	1,284,775
MET LIFE GLOBAL 3.875% DUE 04-11-2022	**	298,867
MET LIFE GLOBAL FLTG RT 1.94878% DUE 06-12-2020	**	2,083,750
META FINL GROUP INC COM	**	79,586
METAIR INVESTMENTS ZAR0.00	**	906,949
METHANEX CORP COM NPV	**	2,191,526
METHODE ELECTRS INC COM	**	115,167
METLIFE INC 5.7% DUE 06-15-2035	**	101,342
METLIFE INC 6.4% DUE 12-15-2066	**	4,802,544
METLIFE INC 7.717% DUE 02-15-2019	**	722,515
METLIFE INC COM STK USD0.01	**	10,674,581
METRO INC COM NPV	**	126,248
METRO PACIFIC INVE PHP1	**	56,037
METROPOLIS TOKYO BD 144A 2% DUE 05-17-2021 BEO	**	877,294
METROPOLITAN BANK PHP20	**	65,326
METROPOLITAN TRANSN AUTH N Y REV 6.668% 11-15-2039 BEO TAXABLE	**	424,629
MEXICHEM SAB DE CV	**	375,310
MEXICO(UNITED MEXICAN STATES) 4.0% 15/03/2115	**	579,116
*MFB NT COLLECTIVE AGGREGATE BOND INDEX FUND-NON LENDING	**	5,213,161,170
*MFB NT COLLECTIVE RUSSELL 2000 INDEX FUND - DC - NON LENDING (TIER J)	**	3,272,418,227
MFO AEW GLOBAL PROPERTIES TRUST FUND DC PLAN CALSS B	**	444,014,504

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MFO JPMORGAN MBS FUND COMMINGLED	**	80,615,766
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM PORTFOLIO INSTL CL	**	2,132,352
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CORP PORTFOLIO INSTL CL	**	10,995,479
MFO PIMCO PAPS ASSET BACKED SECURITIES	**	44,170,738
MFO PIMCO SHORT TERM FLOATING NAV II	**	77,970,637
*MFO SSGA GLOBAL ALL CAP EQUITY EX US INDEX NL FUND CLASS A	**	6,623,426,868
MFO WTC CIF II DIVERSIFIED REAL ASSETS SERIES	**	462,643,022
MFO WTC CIF II GLOBAL EQUITY SERIES 3	**	630,395,501
MFRS & TRADERS TR 1.45 DUE 03-07-2018	**	249,885
MFRS & TRADERS TR 2.25% DUE 07-25-2019	**	400,385
MFRS & TRADERS TR CO BK NT PROGRAM 2.1% DUE 02-06-2020	**	3,936,965
MFRS & TRADERS TR CO BK NT PROGRAM 2.3 DUE 01-30-2019	**	1,153,130
MICHAEL KORS HOLDINGS LTD COM NPV	**	468,285
MICHELIN (CGDE) EUR2	**	2,128,290
MICROSEMI CORP COM	**	3,587,093
MICROSOFT CORP 1.55% DUE 08-08-2021	**	167,472
MICROSOFT CORP 1.85% DUE 02-12-2020	**	552,849
MICROSOFT CORP 2% DUE 08-08-2023	**	131,140
MICROSOFT CORP 2.375 DUE 05-01-2023	**	198,315
MICROSOFT CORP 2.4% DUE 08-08-2026	**	3,028,106
MICROSOFT CORP 2.875% DUE 02-06-2024	**	366,226
MICROSOFT CORP 3.3% DUE 02-06-2027	**	5,260,655
MICROSOFT CORP 3.45% DUE 08-08-2036	**	221,663
MICROSOFT CORP COM	**	85,701,157
MICROSOFT CORP FIXED 1.85% DUE 02-06-2020	**	10,399,158
MICRO-STAR INTL TWD10	**	802,756
MICROSTRATEGY INC CL A NEW	**	75,629
MIDAMERICAN ENERGY 5.75% DUE 04-01-2018	**	2,245,968
MIDDLEBY CORP COM	**	4,021,915
MIDLAND STS BANCORP INC ILL COM	**	16,240
MIDSOUTH BANCORP INC COM	**	14,933
MIDWESTONE FINL GROUP INC NEW COM STK	**	49,390
MILACRON HLDGS CORP COM	**	78,015
MILLER INDS INC TENN COM NEW	**	29,077
MINDBODY INC COM CL A COM CL A	**	2,417,456
MINEBEA MITSUMI INC	**	602,317
MINERAL DEPOSITS NPV	**	36,071
MINERALS TECHNOLOGIES INC COM	**	2,603,356
MIRATI THERAPEUTICS INC COM	**	79,862
MIRVAC GROUP STAPLED SECURITIES	**	156,774
MISTRAS GROUP INC COM	**	57,314
MITCHAM INDS INC COM	**	3,573
MITSUBISHI CORP NPV	**	721,479
MITSUBISHI ELEC CP NPV	**	593,314
MITSUBISHI ESTATE CO LTD	**	347,585
MITSUBISHI GAS CHM NPV	**	1,697,726
MITSUBISHI UFJ 2.527% DUE 09-13-2023	**	1,168,841

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MITSUBISHI UFJ 2.95% DUE 03-01-2021	**	4,923,526
MITSUBISHI UFJ FIN NPV	**	1,705,590
MITSUBISHI UFJ FINANCIAL GROUP INC 2.19%BNDS 09-13-2021	**	8,051,605
MITSUBISHI UFJ FINL GROUP INC 2.998% 02-22-2022	**	29,184
MITSUI CHEMICALS NPV	**	141,644
MITSUI FUDOSAN CO LTD NPV	**	347,555
MITSUI O.S.K.LINES NPV	**	140,251
MIURA CO LTD NPV	**	1,932,525
MIXI. INC NPV	**	732,328
MIZUHO FINANCE(CAYMAN) 4.6 SUB BDS 03-27-2024 USD200000 'REGS'	**	5,287,110
MIZUHO FINANCIAL GROUP NPV	**	447,482
MIZUHO FINL GROUP 2.601% DUE 09-11-2022	**	393,705
MIZUHO FINL GROUP 2.632% DUE 04-12-2021	**	1,984,384
MIZUHO FINL GROUP 2.953% DUE 02-28-2022	**	1,501,469
MIZUHO FINL GROUP FLTG RT 2.70347% DUE 09-13-2021	**	3,363,857
MIZUHO FINL GROUP INC SR NT FLTG RATE DUE 09-11-2022 REG	**	1,308,788
MKS INSTRS INC COM	**	141,089
MLP APOLLO GLOBAL MGMT LLC CL A SHS	**	3,514,350
MLP SE NPV	**	280,893
MMC NORILSK NICKEL ADR EACH REPR 1/10 SHARE (S	**	192,931
MMI HOLDINGS LIMIT ZAR0.000001	**	194,398
MOBILE MINI INC COM	**	155,595
MOBILE TELESYSTEMS PJSC ADR	**	451,111
MODINE MFG CO COM STK	**	116,211
MOELIS & CO CL A CL A	**	2,330,134
MOF OF CZECH 20/04/2018	**	564,583
MOLINA HEALTHCARE INC COM	**	2,242,430
MOLSON COORS 1.45% DUE 07-15-2019	**	3,253,836
MOLSON COORS 3.5 DUE 05-01-2022	**	246,505
MOLSON COORS FIXED 2.25% DUE 03-15-2020	**	2,984,871
MONADELPHOUS GROUP NPV	**	444,992
MONARCH CASINO & RESORT INC COM	**	46,747
MONDELEZ INTL INC COM	**	9,931,012
MONDI LTD NPV	**	209,642
MONDI PLC GBP	**	1,160,061
MONMOUTH REAL ESTATE CORP MD	**	69,331
MONOTYPE IMAGING HLDGS INC COM STK	**	36,897
MONRO INC COM USD0.01	**	125,062
MONSANTO CO NEW COM	**	3,372,490
MONSTER BEVERAGE CORP NEW COM	**	8,269,218
MOODYS CORP 2.75 07-15-2019	**	5,694,707
MOODYS CORP 5.25% DUE 07-15-2044	**	603,978
MOODYS CORP COM	**	5,912,371
MOOG INC CL A	**	217,125
MORGAN STANLEY 2.2% DUE 12-07-2018	**	380,435
MORGAN STANLEY 2.5% DUE 04-21-2021	**	8,096,424
MORGAN STANLEY 2.625% DUE 11-17-2021	**	6,365,858

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORGAN STANLEY 2.65% DUE 01-27-2020	**	2,482,157
MORGAN STANLEY 2.75% DUE 05-19-2022	**	9,674,355
MORGAN STANLEY 2.8% DUE 06-16-2020	**	8,132,725
MORGAN STANLEY 3.125% DUE 07-27-2026	**	1,477,522
MORGAN STANLEY 3.625% DUE 01-20-2027	**	4,278,038
MORGAN STANLEY 3.75% DUE 02-25-2023	**	2,119,358
MORGAN STANLEY 3.875% DUE 01-27-2026	**	1,167,450
MORGAN STANLEY 3.875% DUE 04-29-2024	**	2,505,782
MORGAN STANLEY 3.971% 07-22-2038	**	585,054
MORGAN STANLEY 4.1% DUE 05-22-2023	**	797,008
MORGAN STANLEY 4.3% DUE 01-27-2045	**	230,816
MORGAN STANLEY 4.35 DUE 09-08-2026	**	3,405,542
MORGAN STANLEY 5.5% DUE 01-26-2020	**	2,294,268
MORGAN STANLEY 5.5% DUE 07-28-2021	**	1,640,757
MORGAN STANLEY 5.625% DUE 09-23-2019	**	1,633,413
MORGAN STANLEY 5.75% DUE 01-25-2021	**	3,378,182
MORGAN STANLEY 7.3% DUE 05-13-2019	**	4,051,218
MORGAN STANLEY ABS CAP I INC 2005-HE1 CLM1 FLT RT DUE 12-25-2034	**	6,997,578
MORGAN STANLEY BK 2.655% DUE 02-15-2046	**	8,060,269
MORGAN STANLEY BK 2.982% DUE 07-15-2050	**	3,034,956
MORGAN STANLEY BK 3.077% DUE 03-15-2048	**	2,009,328
MORGAN STANLEY BK 3.101% DUE 12-15-2047	**	17,242,420
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	7,780,538
MORGAN STANLEY BK 3.473% DUE 12-15-2047	**	5,976,001
MORGAN STANLEY BK 4.051 DUE 04-15-2047	**	1,167,956
MORGAN STANLEY BK 4.11% DUE 10-15-2047	**	2,274,587
MORGAN STANLEY BK AMER MERRILL LYNCH TR 2017-C34 CL A-SB 3.354% 11-15-2052	**	2,269,973
MORGAN STANLEY CAP 3.049% DUE 11-15-2049	**	1,882,550
MORGAN STANLEY CAP 3.261% DUE 05-15-2048	**	8,302,743
MORGAN STANLEY FIXED 1.875% DUE 01-05-2018	**	16,487,703
MORGAN STANLEY FIXED 3.7% DUE 10-23-2024	**	454,664
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	504,602
MORGAN STANLEY GLOBAL MEDIUM TERM NT SERF 6.625% DUE 04-01-2018/04-01-2008	**	6,930,103
MORGAN STANLEY SR NT 2.45% DUE 02-01-2019	**	5,749,527
MORINAGA & CO NPV	**	750,276
MORNEAU SHEPHELL I COM STK	**	658,686
MOSAIC CO NEW 3.25% DUE 11-15-2022	**	529,329
MOSAIC CO NEW 4.25% DUE 11-15-2023	**	155,327
MOSAIC CO NEW 5.45% DUE 11-15-2033	**	255,928
MOSAIC CO/THE	**	767,773
MOTORCAR PTS & ACCESSORIES INC COM	**	52,954
MOVADO GROUP INC COM	**	59,409
MPLX LP 4.875% DUE 12-01-2024	**	123,959
MPLX LP FIXED 4.125% DUE 03-01-2027	**	906,451
MRC GLOBAL INC COM	**	101,740
MS&AD INS GP HLDGS NPV	**	1,771,272
MTS SYS CORP COM	**	76,039

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MTU AERO ENGINES A NPV (REGD)	**	3,210,151
MUENCHENER RUECKVE NPV(REGD)	**	1,393,545
MUFG AMERS HLDGS CORP 2.25% DUE 02-10-2020	**	4,811,730
MULESOFT INC CL A CL A	**	2,902,848
MULTI-COLOR CORP COM	**	10,704
MULTIPLUS SA COMSTK	**	564,930
MUNICIPAL ELEC AUTH GA 6.637% 04-01-2057BEO TAXABLE	**	12,818
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	**	2,638,862
MURPHY OIL CORP COM	**	14,943,185
MUTUALFIRST FINL INC COM	**	27,486
MYERS INDS INC COM	**	10,901
MYLAN INC FORMERLY 2.6 DUE 06-24-2018	**	5,008,310
MYLAN INC FORMERLY MYLAN LABS INC TO 10 2.55 DUE 03-28-2019 REG	**	330,007
MYLAN N V FIXED 2.5% DUE 06-07-2019	**	5,907,885
MYLAN N V FIXED 3.15% DUE 06-15-2021	**	201,117
MYLAN N V FIXED 3.75% DUE 12-15-2020	**	510,929
MYLAN N V FIXED 3.95% DUE 06-15-2026	**	1,714,224
MYR GROUP INC DEL COM STK	**	76,891
MYRIAD GENETICS INC COM	**	128,588
N W PIPE CO COM	**	1,808,749
N.E BANCORP COM NEW	**	28,498
NABORS IND INC 4.625% DUE 09-15-2021	**	571,500
NABORS IND INC 5% DUE 09-15-2020	**	24,938
NABORS INDS INC 6.15% DUE 02-15-2018	**	3,408,500
NABORS INDUSTRIES COM USD0.10	**	194,737
NACCO IND INC CL A COM	**	23,155
NAGAILEBEN CO NPV	**	620,434
NAMPAK ZAR0.05	**	365,275
NANOMETRICS INC COM DELAWARE	**	78,224
NASDAQ INC	**	8,600,427
NASDAQ INC SR NT FLTG RATE 03-22-2019	**	3,400,809
NASPERS 'N' ZAR0.02	**	2,853,386
NATERA INC COM	**	265,277
NATIONAL AUSTRALIA BANK FLTG 144A DUE 04-17-2019	**	6,607,013
NATIONAL BK CDA N Y BRH INSTL CTF DEP PRDTD 08-14-2017 FLTG DUE 02-14-2019	**	7,255,517
NATIONAL BK HLDGS CORP CL A COM STK	**	2,248,696
NATIONAL CITY CORP 6.875% DUE 05-15-2019	**	1,378,306
NATIONAL COMM CORP COM	**	51,802
NATIONAL GEN HLDGS CORP COM	**	116,230
NATIONAL HEALTH INVS INC COM	**	67,842
NATIONAL INSTRS CORP COM	**	2,489,474
NATIONAL OILWELL VARCO COM STK	**	7,167,980
NATIONAL PRESTO INDS INC COM	**	61,162
NATIONAL RETAIL PPTYS INC COM STK	**	390,025
NATIONAL RURAL UTILS COOP FIN CORP MEDIUM TERM NTS 1.5% 11-01-2019	**	4,432,941
NATIONAL RURAL UTILS COOP FIN CORP MEDIUVAR RT DUE 04-05-2019	**	7,091,866
NATIONAL STORAGE AFFILIATES TR COM SHS BEN INT COM SHS BEN INT	**	46,342

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NATIONAL STORAGE R REIT STAPLED UNIT	**	39,572
NATIONAL WESTN LIFE GROUP INC CL A COMMON STOCK	**	135,718
NATIONSTAR MTG HLDGS INC COM STK	**	155,567
NATL AUSTRALIA BK 2% DUE 01-14-2019	**	5,606,764
NATL AUSTRALIA BK 2.25% DUE 01-10-2020	**	5,224,791
NATL AUSTRALIA BK 2.4% DUE 12-07-2021	**	14,940,525
NATL AUSTRALIA BK LTD GLOBAL MEDIUM TR # SR 00047 144A 4.375 12-10-2020	**	793,029
NATL BK CDA MEDIUM 2.1% DUE 12-14-2018	**	249,779
NATL BK CDA MEDIUM 2.15% DUE 06-12-2020	**	298,296
NATL BK CDA MEDIUM FLTG RT 2.10878% DUE 06-12-2020	**	7,264,665
NATL HEALTHCARE CORP COM	**	87,449
NATL RETAIL PPTYS 3.6% DUE 12-15-2026	**	20,823
NATL RETAIL PPTYS 3.9% DUE 06-15-2024	**	82,035
NATL RETAIL PPTYS 4% DUE 11-15-2025	**	137,458
NATL RETAIL PPTYS 5.5% DUE 07-15-2021	**	433,714
NATL RURAL UTILS 1.65% DUE 02-08-2019	**	2,498,339
NATL RURAL UTILS 2.3% DUE 11-15-2019	**	150,414
NATL RURAL UTILS 2.35% DUE 06-15-2020	**	200,529
NATL RURAL UTILS 2.4% DUE 04-25-2022	**	59,659
NATL RURAL UTILS 2.95% DUE 02-07-2024	**	6,210,230
NATL RURAL UTILS 5.45% DUE 02-01-2018	**	300,814
NATURAL GAS SVCS GROUP INC COM	**	42,627
NATURAL GROCERS BY VITAMIN COTTAGE INC COM USD0.001	**	23,968
NATURES SUNSHINE PRODS INC COM	**	9,413
NATUS MED INC DEL COM	**	77,431
NAUTILUS INC COM	**	26,700
NAVIENT CORP 5% DUE 10-26-2020	**	304,125
NAVIENT CORP COM	**	347,812
NAVIENT CORP FIXED 8.45% DUE 06-15-2018	**	717,850
NAVIGANT CONSULTING INC COM	**	97,186
NAVIGATORS GROUP INC COM	**	139,769
NAVISTAR INTL CORP NEW COM	**	1,057,807
NBCUNIVERSAL MEDIA 5.15% DUE 04-30-2020	**	1,678,030
NBCUNIVERSAL MEDIA LLC SR NT 2.875 01-15-2023	**	429,312
NBCUNIVERSAL MEDIA LLC SR NT 4.375 4-1-2021	**	2,220,449
NBT BANCORP INC COM	**	162,178
NCSOFT CORP KRW500	**	284,911
NCUA GTD NTS TR 2010-R3 SR III-A NT 2.4%DUE 12-08-2020 BEO	**	186,272
NEKTAR THERAPEUTICS COM	**	1,248,148
NELNET INC CL A CL A	**	185,266
NELNET STUD LN 2004-4 CL B FLTG DUE 01-25-2041	**	3,563,483
NELNET STUDENT LN TR 2007-1 LN ASSET BKDNT CL B-2 VAR RATE 08-25-2037 REG	**	6,726,348
NEOGEN CORP COM	**	1,221,641
NEOPHOTONICS CORP	**	29,748
NEPI ROCKCASTLE PL ORD EUR0.01	**	114,135

9

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NESTE OYJ NPV	**	2,090,514
NESTLE SA CHF0.10(REGD)	**	27,244,071
NETAPP INC 3.375 DUE 06-15-2021	**	101,836
NETAPP INC FIXED 2% 09-27-2019	**	2,976,759
NETFLIX INC COM STK	**	18,227,178
NETGEAR INC COM	**	210,736
NETSCOUT SYS INC COM	**	255,993
NETWORK-1 TECHNOLOGIES INC COM	**	6,960
NEUROCRINE BIOSCIENCES INC COM	**	4,914,163
NEVADA PWR CO 7.125% DUE 03-15-2019	**	512,916
NEW HOME CO INC COM	**	14,096
NEW MEDIA INVT GROUP INC COM	**	107,325
NEW RELIC INC COM	**	3,597,453
NEW SR INVT GROUP INC COM	**	38,488
NEW WORLD DEVELOPMENT CO HKD1	**	1,052,632
NEW YORK CMNTY BANCORP INC COM	**	565,263
NEW YORK LIFE CAP CORP FLTG 144A DUE 06-10-2022	**	803,819
NEW YORK LIFE GLOBAL FDG 2.3% DUE 06-10-2022 BEO	**	2,583,307
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 5.572% 11-01-2038 BEO TAXABLE	**	177,299
NEW YORK ST DORM AUTH ST PERS INCOME TAXREV 5.051% 09-15-2027 BEO TAXABLE	**	914,864
NEW YORK ST TWY AUTH SECOND GEN HWY & BRDG TR FD 5.449% 04-01-2025 BEO TAXABLE	**	1,477,489
NEW YORK TIMES CO CL A ISIN #US6501111073	**	1,657,397
NEW ZEALAND(GOVT) 2% ILN 20/09/25 NZD1000	**	79,004
NEWCREST MINING LTD NPV	**	229,994
NEWELL BRANDS INC 2.6% DUE 03-29-2019	**	669,278
NEWELL BRANDS INC 2.875% DUE 12-01-2019	**	5,549,227
NEWELL BRANDS INC 3.15% DUE 04-01-2021	**	1,981,928
NEWELL BRANDS INC 3.85% DUE 04-01-2023	**	1,324,494
NEWELL BRANDS INC 4.2% DUE 04-01-2026	**	1,086,184
NEWELL BRANDS INC COM	**	2,752,665
NEWGATE FUND.PLC FRN M/BKD 12/2050 GBP 'A3A'	**	1,693,435
NEWPARK RES INC COM PAR $0.01 NEW COM PAR $0.01 NEW	**	1,784,500
NEWS CORP COM CL A	**	28,157
NEWS CORP COM CL B	**	9,495
NEXEO SOLUTIONS INC COM SHS COM SHS	**	13,586
NEXON CO LTD NPV	**	845,838
NEXPOINT RESIDENTIAL TR INC COM	**	11,176
NEXSTAR MEDIA GROUP INC CL A CL A	**	186,976
NEXTERA ENERGY CAP 2.3% DUE 04-01-2019	**	3,038,349
NH FOODS LTD NPV	**	1,069,466
NHA MORTGAGE BACK. VAR M/BKD 01/07/2020 CAD	**	819,166
NHA MORTGAGE BACKE FRN M/BKD 08/2020 CAD	**	283,216
NHA MTG BACKED SECS 98001212 FLTG RT 01/06/2020	**	324,430
NIAGARA MOHAWK PWR 4.881% DUE 08-15-2019	**	923,896
NICHOLAS FINL INC BC COM NEW COM NEW	**	9,918
NICOLET BANKSHARES INC COM	**	21,896
NIEN MADE ENTERPRI TWD10	**	1,271,513

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NIHON PARKERIZING NPV	**	1,019,547
NIKE INC CL B	**	12,765,892
NINE DRAGONS PAPER HKD0.1	**	738,119
NINTENDO CO LTD NPV	**	291,306
NIPPON BUILDING FD REIT	**	166,380
NIPPON DENKO CO NPV	**	455,904
NIPPON ELECTRIC GLASS CO LTD	**	798,047
NIPPON EXPRESS CO NPV	**	1,182,306
NIPPON LIFE INS CO STEP CPN 5.1% DUE 10-16-2044	**	10,550,000
NIPPON TELEGRAPH & TELEPHONE CORP NPV	**	4,631,295
NISOURCE FIN CORP 5.65% DUE 02-01-2045	**	110,195
NISOURCE FIN CORP 6.4% DUE 03-15-2018	**	54,460
NISOURCE FIN CORP 6.8% DUE 01-15-2019	**	106,602
NISOURCE INC COM	**	3,478,182
NISSAN AUTO 1.06% DUE 02-15-2019	**	163,004
NISSAN AUTO 1.07% DUE 05-15-2019	**	516,605
NISSAN AUTO 1.11% DUE 05-15-2019	**	116,192
NISSAN AUTO 1.3% DUE 06-15-2020	**	302,697
NISSAN AUTO 1.32% DUE 01-15-2021	**	472,709
NISSAN AUTO 1.54% DUE 10-17-2022	**	6,261,348
NISSAN AUTO 1.56% DUE 05-15-2020	**	6,081,294
NISSAN AUTO 1.59% DUE 07-15-2022	**	2,174,245
NISSAN AUTO 1.95% DUE 10-16-2023	**	1,586,408
NISSAN AUTO LEASE 1.61000001431% DUE 01-18-2022	**	1,144,945
NISSAN AUTO LEASE TR 2017-B CL A-3 2.05% 09-15-2020	**	1,178,242
NISSAN AUTO RECEIVABLES 2017-C CL A-3 2.12% 04-18-2022	**	5,083,221
NISSAN AUTO RECEIVABLES 2017-C CL A-4 2.28% 02-15-2024	**	1,994,672
NISSAN MASTER OWNER TR RECEIVABLES SER 2017-C CL A FRN 10-17-2022	**	14,483,708
NISSAN MOTOR ACCEPTANCE CORP NT 144A 1.8 USD1000 144A 03-15-2018 BEO	**	219,977
NISSAN MTR ACCEP 1.55% DUE 09-13-2019	**	244,906
NISSAN MTR ACCEP 1.9% DUE 09-14-2021	**	895,997
NISSAN MTR ACCEP 2.15% DUE 09-28-2020	**	3,709,085
NISSAN MTR ACCEP 2.35% DUE 03-04-2019	**	200,239
NISSAN MTR ACCEP CORP SR NT FLTG RATE 144A VAR RT DUE 01-13-2022	**	911,206
NISSHA CO LTD NPV	**	547,403
NITTO KOHKI CO LTD NPV	**	1,210,149
NL INDS INC COM NEW	**	26,291
NMI HLDGS INC CL A CL A	**	97,665
NN GROUP N.V. EUR0.12	**	823,102
NN INC COM	**	82,110
NOBLE CORP PLC COMMON STOCK	**	105,632
NOBLE ENERGY INC 3.85% DUE 01-15-2028	**	2,076,328
NOBLE ENERGY INC 3.9% DUE 11-15-2024	**	4,472,600
NOBLE ENERGY INC 4.15% DUE 12-15-2021	**	4,032,617
NOBLE ENERGY INC 5.625% DUE 05-01-2021	**	44,169
NOK CORP NPV	**	165,407
NOKIA OYJ EUR0.06	**	399,416

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NOMURA ASSET ACCEP CORP ALTERNATIVE CL I-A-5 FLTG RATE DUE 03-25-2047 REG	**	3,365,290
NOMURA HLDGS INC 2.75% DUE 03-19-2019	**	2,342,386
NOMURA REAL ESTATE MASTER FU	**	969,900
NOMURA RL EST INC NPV	**	33,645
NORDEA BK AG 2.375% DUE 04-04-2019	**	503,018
NORDEA HYPOTEK AB MTN 1.0% 08/04/2022	**	1,191,133
NORDEA KREDIT REALKREDITAKTIE 2.5% 01/10/2047	**	456
NORDEA REALKREDIT 2% SNR SEC 01/10/47 DKK0.01	**	1,583,711
NORDEA REALKREDIT 2.5% BDS 10/01/37 DKK0.01	**	23,037
NORDIC AMERICAN OFFSHORE LTD COMMON STOCK	**	447
NORDSON CORP COM	**	4,758,000
NORDSTROM INC 4 DUE 10-15-2021	**	62,064
NORDSTROM INC 4.75% DUE 05-01-2020	**	2,459,454
NORDSTROM INC COM	**	1,349,335
NORFOLK SOUTHN 3.25 DUE 12-01-2021	**	235,677
NORFOLK SOUTHN 3.95 DUE 10-01-2042	**	25,614
NORFOLK SOUTHN 4.45% DUE 06-15-2045	**	780,413
NORFOLK SOUTHN 5.75% DUE 04-01-2018	**	827,484
NORFOLK SOUTHN 5.9% DUE 06-15-2019	**	2,186,656
NORINCHUKIN BK NEW YORK BRH 12-07-2017 1.7% CTF OF DEP 06-29-2018	**	13,010,734
NORTH AMERN DEV BK NT 2.3% DUE 10-10-2018 REG	**	7,617,512
NORTH AMERN DEV BK NT 4.375% DUE 02-11-2020 REG	**	2,083,946
NORTHFIELD BANCORP INC DEL COM USD0.01	**	89,277
*NORTHN TR CO 6.5% DUE 08-15-2018	**	513,731
NORTHRIM BANCORP INC COM	**	24,270
NORTHROP GRUMMAN 2.08% DUE 10-15-2020	**	5,256,805
NORTHROP GRUMMAN 2.55% DUE 10-15-2022	**	1,628,315
NORTHROP GRUMMAN 2.93% DUE 01-15-2025	**	8,071,759
NORTHROP GRUMMAN 3.25% DUE 01-15-2028	**	3,905,698
NORTHROP GRUMMAN 5.05% DUE 08-01-2019	**	1,227,780
NORTHROP GRUMMAN 7.75% DUE 02-15-2031	**	35,618
NORTHROP GRUMMAN CORP COM	**	13,274,778
NORTHSTAR RLTY EUROPE CORP COM	**	21,528
NORTHWEST AIRLS PASS THRU TRS NORTHWEST AIRLINES INC P/THRU STEP UP 05-20-2023	**	241,861
NORTHWEST BANCSHARES INC MD COM	**	168,705
NORWAY(KINGDOM OF) 3.75% SNR 25/05/21 NOK1000	**	107,128
NORWOOD FINL CORP COM	**	19,338
NOVANTA INC NOVANTA INC	**	110,850
NOVARTIS AG CHF0.50 (REGD)	**	11,414,833
NOVARTIS CAP CORP 3.4% DUE 05-06-2024	**	426,386
NOVASTAR MTG FDG FLTG RT 2.64135% DUE 06-25-2035	**	201,894
NOVATEK MICROELECTRONICS CORP TWD10	**	537,024
NOVATEK PJSC GDR EACH REPR 10 ORD 'REG S	**	173,874
NOVOCURE LTD COM USD0.00	**	1,092,699
NOVOLIPETSK STEEL GDR EACH REP 10 RUB1 'REGS'	**	476,474
NOVO-NORDISK AS DKK0.2 SERIES'B'	**	11,732,105
NOW INC COM	**	164,501

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NRG ENERGY INC COM NEW	**	242,222
*NT COLLECTIVE S&P500 INDEX FUND-DC-NON LENDING (TIER J)	**	13,405,393,389
NTPC LTD INR10	**	98,703
NTT DOCOMO NPV	**	578,862
NTT FINANCE CORP 1.9% SNR EMTN 21/07/21 USD	**	390,308
NUCOR CORP 4% DUE 08-01-2023	**	157,063
NUCOR CORP 5.85% DUE 06-01-2018	**	634,482
NUCOR CORP 6.4% DUE 12-01-2037	**	33,470
NUTANIX INC CL A CL A	**	3,764,905
NUVECTRA CORP COM	**	6,363
NV5 GLOBAL INC COMMON STOCK	**	40,883
NVIDIA CORP COM	**	9,360,950
NY & CO INC COM STK	**	12,018
NY N Y TAXABLE-BUILD AMER BDS-F-1 6.646 DUE 12-01-2031/12-01-2020 BEO	**	112,130
NYKREDIT 2.5% 01/10/2014	**	9,873
NYKREDIT REALKREDI 1% CVD BDS 01/04/18 DKK0.01	**	712,314
NYKREDIT REALKREDI 2% CVD BDS 01/10/47 DKK0.01	**	2,462,363
NYKREDIT REALKREDI 2.5% SNR SEC 01/10/2037 DKK	**	338,240
NYKREDIT REALKREDI 3% SNR SEC 01/10/47 DKK0.01	**	10,144
NYKREDIT REALKREDIT A/S 2% DUE 01/10/37	**	301,326
O REILLY 4.625% DUE 09-15-2021	**	3,718,873
O REILLY AUTOMOTIVE INC NEW 3.6% DUE 09-01-2027	**	56,206
OASIS PETE INC NEW COM STK	**	196,432
OBAYASHI CORP NPV	**	1,169,610
OBIC CO LTD NPV	**	2,396,970
OC OERLIKON CORP CHF1 (REGD)	**	941,554
OCCIDENTAL PETE 2.7% DUE 02-15-2023	**	405,251
OCCIDENTAL PETE 3% DUE 02-15-2027	**	1,759,649
OCCIDENTAL PETE 3.125% DUE 02-15-2022	**	502,350
OCCIDENTAL PETE 3.4% DUE 04-15-2026	**	1,689,795
OCCIDENTAL PETE 4.1% DUE 02-01-2021	**	670,296
OCCIDENTAL PETROLEUM CORP	**	7,137,359
OCEANEERING INTL INC COM	**	208,588
OCEANFIRST FINL CORP COM	**	2,374,943
OCI CO LTD KRW5000	**	120,802
OCWEN FINL CORP COM NEW COM NEW	**	31,331
ODEBRECHT OFFSHORE DRILLING FINANCE 6.72% DUE 12-01-2022	**	156,235
ODEBRECHT OFFSHORE DRILLING FINANCE 7.72% 12-01-2026	**	428,924
ODEBRECHT OIL & FINANCE ODEBRECHT OIL & FINANCE VAR RT 12-31-2099	**	70,954
OFFICE DEPOT INC COM	**	156,599
OFG BANCORP COM	**	38,540
OHIO PWR CO 5.375% DUE 10-01-2021	**	769,583
OHIO STATE 4.534% 05-01-2021 BEO TAXABLE	**	10,765,500
OHIO STATE 4.654% 05-01-2022 BEO TAXABLE	**	10,940,400
OIL & NATURAL GAS	**	82,866
OIL CO LUKOIL PJSC ADR EACH REPR 1 ORD RUB0.02	**	515,705
OIL DRI CORP AMER COM	**	21,248

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OIL STS INTL INC COM ISIN US6780261052	**	145,038
OK GAS & ELEC CO 8.25% DUE 01-15-2019	**	5,970,959
OKI ELECTRIC IND NPV	**	357,474
OKINAWA CELLULAR NPV	**	378,774
OKINAWA ELEC POWER NPV	**	1,045,702
OLD 2ND BANCORP INC DEL COM	**	40,568
OLD DOMINION FGHT LINE INC COM	**	4,324,706
OLD LINE BANCSHARES INC COM STK	**	26,496
OLD MUTUAL PLC ORD GBP0.114285714	**	255,178
OLD NATL BANCORP IND COM	**	256,864
OLD REP INTL CORP COM	**	497,448
OLIN CORP COM	**	290,938
OLYMPIC STL INC COM	**	32,407
OLYMPUS CORP NPV	**	5,093,443
OMEGA HEALTHCARE INVS INC REIT	**	334,336
OMNICELL INC COM	**	904,816
OMNICOM GROUP INC 3.625% DUE 05-01-2022	**	1,662,098
OMNICOM GROUP INC COM	**	10,717,517
OMNICOM GROUP INC SR NT 4.45 DUE 08-15-2020	**	4,196,184
ON ASSIGNMENT INC COM	**	243,648
ON DECK CAP INC COM	**	34,147
ONCOR ELEC 2.15% DUE 06-01-2019	**	199,102
ONE GAS INC COM	**	3,928,568
ONE LIBERTY PPTYS INC COM	**	23,898
ONEMAIN DIRECT 2.04% DUE 01-15-2021	**	393,741
ONEMAIN DIRECT 2.31% DUE 12-14-2021	**	3,496,362
ONEMAIN DIRECT 2.82% DUE 07-15-2024	**	952,734
ONEMAIN HLDGS INC COM	**	165,192
ONEOK INC NEW 4% DUE 07-13-2027	**	1,140,219
ONEOK PARTNERS L P 3.2% DUE 09-15-2018	**	291,690
ONEOK PARTNERS L P 3.375% DUE 10-01-2022	**	2,854,865
ONEOK PARTNERS L P 3.8% DUE 03-15-2020	**	3,832,346
ONEOK PARTNERS L P 4.9% DUE 03-15-2025	**	268,056
ONT TEACHERS 3.125% DUE 03-20-2022	**	975,844
ONTARIO PROV CDA BD 2.5% DUE 09-10-2021 REG	**	4,404,224
ONTARIO PROV CDA BD 4.4% DUE 04-14-2020 REG	**	539,396
ONTARIO PROV CDA PROV OF ON 2.5% 2.5% DUE 04-27-2026 BEO	**	29,516,120
ONTARIO PROV CDA USD BD 1.65% DUE 09-27-2019 REG	**	113,994
ONTARIO(PROV OF) 0.024% BDS 02/06/26 CAD1	**	2,443,333
ONTARIO(PROV OF) 4.2% DEB 02/06/20 CAD1000	**	252,293
OOREDOO QSC 3.039% 03/12/2018	**	1,508,706
OPEN TEXT CO COM NPV	**	192,478
OPPENHEIMER HLDGS INC CL A NON VTG SHS CL A NON VTG SHS	**	38,458
OPTION ONE MTG LN TR SER 2005-2 CL M-1 FLTG RT 05-25-2035	**	873,574
OPUS BK IRVINE CALIF FORMERLY OPUS BK REDONDO BEACH CALIF TO 04/11/2014 COM	**	113,923
ORACLE CORP 1.9% DUE 09-15-2021	**	7,721,190
ORACLE CORP 2.25% DUE 10-08-2019	**	1,130,086

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ORACLE CORP 2.4% DUE 09-15-2023	**	5,194,218
ORACLE CORP 2.5% BNDS 10-15-2022	**	2,002,251
ORACLE CORP 2.5% DUE 05-15-2022	**	1,337,104
ORACLE CORP 2.625% 02-15-2023	**	3,026,698
ORACLE CORP 2.65% DUE 07-15-2026	**	97,495
ORACLE CORP 2.95% DUE 05-15-2025	**	4,318,610
ORACLE CORP 2.95% DUE 11-15-2024	**	755,375
ORACLE CORP 3.85% DUE 07-15-2036	**	116,243
ORACLE CORP 3.9% DUE 05-15-2035	**	158,894
ORACLE CORP 4.125% DUE 05-15-2045	**	2,696,338
ORACLE CORP 5% DUE 07-08-2019	**	2,256,514
ORACLE CORP 5.375 DUE 07-15-2040	**	151,719
ORACLE CORP 5.75% DUE 04-15-2018	**	202,292
ORACLE CORP COM	**	23,465,064
ORACLE CORP JAPAN NPV	**	207,338
ORANGE EUR4	**	590,847
ORANGE S A 1.625% DUE 11-03-2019	**	7,258,441
ORASURE TECHNOLOGIES INC COM	**	23,481
ORBCOMM INC COM STK	**	79,292
ORCHIDS PAPER PRODS CO DEL COM	**	10,496
ORICA LIMITED NPV	**	2,964,648
ORIGIN ENERGY LTD NPV	**	975,186
ORION CORPORATION SER'B'NPV	**	704,644
ORION GROUP HLDGS INC FORMERLY ORION MARINE GROUP INC TO 05/20/2016 COM STK	**	21,666
ORITANI FINL CORP NEW COM STK	**	96,547
ORIX CORP 2.9% DUE 07-18-2022	**	62,780
ORIX CORP 3.25% DUE 12-04-2024	**	99,681
ORIX CORP NPV	**	727,218
ORMAT TECHNOLOGIES INC COM	**	211,899
ORRSTOWN FINL SVCS INC COM	**	11,767
ORTHOFIX INTL N.V COM STK USD0.10	**	49,175
OSCAR US FDG VI 2.82% DUE 06-10-2021	**	1,849,143
OSHKOSH CORPORATION	**	298,846
OSI SYS INC COM	**	125,348
OSRAM LICHT AG NPV	**	1,911,171
OTONOMY INC COM	**	11,477
OTP BANK NYRT HUF100	**	99,957
OTSUKA CORP NPV	**	413,747
OUTFRONT MEDIA INC COM	**	130,361
OVERSEA-CHINESE BANKING CORPORATION SGD0.5	**	268,141
OVERSEAS PVT INVT 3.43% DUE 05-15-2030	**	7,391,639
OVERSEAS SHIPHOLDING GROUP INC NEW COM USD0.01 CL A (POST REV SPLT)	**	24,709
OVERSTOCK COM INC DEL COM	**	137,385
OWENS & MINOR INC NEW COM	**	114,167
OWENS CORNING NEW COM STK	**	679,253
OXFORD INDS INC COM	**	818,067
OXFORD INSTRUMENTS ORD GBP0.05	**	543,092

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
P A M TRANSN SVCS INC COM	**	13,599
PAC GAS & ELEC CO 2.45 DUE 08-15-2022	**	981,104
PAC GAS & ELEC CO 2.95% DUE 03-01-2026	**	3,407,569
PAC GAS & ELEC CO 3.25% DUE 06-15-2023	**	1,746,847
PAC GAS & ELEC CO 6.05% DUE 03-01-2034	**	378,132
PAC GAS & ELEC CO 8.25% DUE 10-15-2018	**	1,726,517
PAC PREMIER BANCORP COM	**	122,800
PACCAR FINL CORP 1.75% DUE 08-14-2018	**	3,348,549
PACCAR INC COM	**	3,163,060
PACIFIC ETHANOL INC COM PAR $.001 COM PAR $.001	**	19,597
PACIFIC GAS & ELEC CO 3.85 DUE 11-15-2023	**	1,319,218
PACIFICORP 3.6% DUE 04-01-2024	**	112,899
PACIFICORP 5.5% DUE 01-15-2019	**	82,742
PACIFICORP 5.65% DUE 07-15-2018	**	142,875
PACIFICORP 6.25% DUE 10-15-2037	**	109,320
PACWEST BANCORP DEL COM	**	4,391,050
PANASONIC CORP	**	145,013
PANHANDLE OIL & GAS INC.CL A COM STK	**	29,489
PAPA JOHNS INTL INC COM	**	2,048,015
PAR PACIFIC HOLDINGS INC COM NEW COM NEW	**	16,639
PARAMOUNT GROUP INC COM	**	196,144
PARK ELECTROCHEMICAL CORP COM	**	40,283
PARK HOTELS & RESORTS INC COM	**	257,888
PARKER DRILLING CO COM	**	11,916
PARKER-HANNIFIN CORP COM	**	12,015,315
PARK-OHIO HLDGS CORP COM	**	25,273
PARKWAY LIFE REAL NPV (REIT)	**	983,307
PARQUE ARAUCO SA NPV	**	743,462
PARSLEY ENERGY INC CL A CL A	**	3,027,551
PARTNERS GROUP HLG CHF0.01 (REGD)	**	503,623
PATRIOT TRANSN HLDG INC COM	**	5,400
PATRIZIA IMMO AG NPV (REGD)	**	1,010,242
PATTERSON-UTI ENERGY INC COM	**	481,346
PAX GLOBAL TECHNOLOGY LIMITED COMSTK	**	149,775
PAYCOM SOFTWARE INC COM	**	1,120,122
PAYLOCITY HLDG CORP COM	**	4,008,600
PAYPAL HLDGS INC COM	**	53,995,337
PBF ENERGY INC CL A CL A	**	401,542
PC CONNECTION INC COM	**	67,150
PCCW LIMITED NPV	**	23,795
PCM INC COM	**	9,217
PDF SOLUTIONS INC COM	**	45,169
PDL BIOPHARMA INC COM	**	43,763
PEABODY ENERGY CORP NEW	**	284,724
PEAPACK-GLADSTONE FINL CORP COM	**	53,230
PEBBLEBROOK HOTEL TR COM STK	**	5,107,381
PEGASYSTEMS INC COM	**	4,142,269

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PEGATRON CORP TWD10	**	319,026
PENN VA CORP NEW COM	**	23,153
PENNEY J.C CO INC COM	**	92,152
PENNS WOODS BANCORP INC COM	**	23,849
PENNSYLVANIA REAL ESTATE INVT TR SH BEN INT SH BEN INT	**	56,061
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGY SER 2009-1 CL A1 FLTG 1A1 07-25-2029	**	1,602,384
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGYSTUDENT LN REV FLTG RT 0% 10-25-2036 BEO	**	5,847,536
PENSKE AUTOMOTIVE GROUP INC COM STK	**	416,869
PENSKE TRUCK 3.2% DUE 07-15-2020	**	4,130,708
PENSKE TRUCK FIXED 2.7% DUE 03-14-2023	**	176,871
PENTAIR FIN S A 2.9% DUE 09-15-2018	**	1,507,910
PENUMBRA INC COM	**	644,303
PEOPLES BANCORP INC COM STK	**	62,239
PEOPLES BANCORP N C INC COM PEOPLES BANCORP OF NORTH CAROLINA INC	**	21,234
PEOPLE'S INS CO 'H'CNY1	**	40,221
PEOPLES UTAH BANCORP COM	**	41,390
PEOPLES UTD BK 4% DUE 07-15-2024	**	459,539
PEOPLES UTD FINL INC COM	**	606,572
PEPSICO INC 1.35% DUE 10-04-2019	**	1,086,914
PEPSICO INC 1.55% DUE 05-02-2019	**	1,869,641
PEPSICO INC 2.0% 04-15-2021	**	3,984,159
PEPSICO INC 2.375% DUE 10-06-2026	**	133,140
PEPSICO INC 3% DUE 08-25-2021	**	3,473,940
PEPSICO INC 4% DUE 05-02-2047	**	159,782
PEPSICO INC 5% DUE 06-01-2018	**	1,352,387
PEPSICO INC COM	**	13,926,789
PERFICIENT INC COM STK	**	75,975
PERFORMANCE FOOD GROUP CO COM	**	2,789,436
PERKINELMER INC COM	**	3,078,718
PERNOD RICARD NPV EUR 1.55	**	12,365,169
PERRIGO FIN PLC 3.5% DUE 12-15-2021	**	926,732
PERSIMMON ORD GBP0.10	**	2,941,443
PERU(REP OF) 8.2% BDS 12/08/26	**	2,055,908
PETROBRAS GLOBAL 6.25% DUE 03-17-2024	**	530,500
PETROBRAS GLOBAL 7.25% DUE 03-17-2044	**	416,000
PETROBRAS GLOBAL 7.375% DUE 01-17-2027	**	990,900
PETRO-CDA 7.875% DUE 06-15-2026	**	256,526
PETROL BRASILEIROS PRF NPV	**	1,031,209
PETROLEOS 3.5% DUE 07-23-2020	**	3,010,095
PETROLEOS 4.5% DUE 01-23-2026	**	89,838
PETROLEOS MEXICANOS GTD 6.875% DUE 08-04-2026 REG	**	221,081
PETRONAS CHEMICALS GROUP BHD	**	173,260
PEUGEOT SA EUR1	**	4,098,825
PFIZER INC 3% DUE 06-15-2023	**	66,421
PFIZER INC COM	**	19,938,277
PGE POLSKA GRUPA PLN10.25	**	401,440
PGT INC COM	**	1,674,890

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PHH CORP COM NEW COM NEW	**	71,750
PHI INC COM NON VTG	**	15,411
PHI INC COM VTG	**	3,616
PHILIP MORRIS INTL 1.875% DUE 02-25-2021	**	1,369,492
PHILIP MORRIS INTL 2.625 DUE 03-06-2023	**	271,979
PHILIP MORRIS INTL 2.75% DUE 02-25-2026	**	7,833,800
PHILIP MORRIS INTL 3.125% DUE 08-17-2027	**	5,987,958
PHILIP MORRIS INTL 3.375% DUE 08-11-2025	**	5,510,165
PHILIP MORRIS INTL 4.5% DUE 03-26-2020	**	1,507,140
PHILIP MORRIS INTL COM STK NPV	**	28,699,083
PHILIP MORRIS INTL INC 1.875% DUE 11-01-2019	**	2,643,737
PHILIP MORRIS INTL INC 2.9 DUE 11-15-2021	**	11,540,762
PHILIPPINES(REP OF 6.25% BDS 14/01/2036 PHP	**	226,362
PHILIPS ELECTRONICS 3.75 DUE 03-15-2022	**	83,296
PHILLIPS 66 3.55% DUE 10-01-2026	**	297,336
PHILLIPS 66 FLTG RT 2.47152% DUE 04-15-2020	**	400,422
PHISON ELECTRONICS TWD10	**	606,796
PHOENIX SATELLITE HKD0.10	**	248,420
PHOTRONICS INC COM	**	45,089
PHYSICIANS RLTY TR COM	**	70,971
PICC PROPERTY & CA 'H'CNY1	**	743,872
PICO HLDGS INC COM NEW STK	**	42,970
PIEDMONT NAT GAS 3.64% DUE 11-01-2046	**	787,673
PIEDMONT OFFICE REALTY TRU-A	**	150,644
PIER 1 IMPORTS INC COM	**	44,791
PINNACLE FINL PARTNERS INC COM	**	457,205
PINNACLE FOODS INC DEL COM	**	1,481,041
PINNACLE W CAP 2.25% 11-30-2020	**	2,806,664
PIONEER ENERGY SVCS CORP COM	**	22,280
PIONEER NAT RES CO 6.875% DUE 05-01-2018	**	1,954,616
PIONEER NAT RES CO 7.5% DUE 01-15-2020	**	350,982
PIRAMAL ENTERPRISES INR2	**	1,093,784
PK NATL CORP COM	**	107,536
PKN ORLEN SA PLN1.25	**	923,656
PLAINS ALL AMER PIPELINE 2.85 1-31-2023	**	1,435,316
PLAINS ALL AMER PIPELINE BNDS 4.65% DUE 10-15-2025	**	118,507
PLAINS ALL AMERN 2.6% DUE 12-15-2019	**	198,863
PLAINS ALL AMERN 3.6% DUE 11-01-2024	**	3,895,428
PLAINS ALL AMERN 3.65 DUE 06-01-2022	**	84,489
PLAINS ALL AMERN 4.5% DUE 12-15-2026	**	1,449,591
PLAINS ALL AMERN 5.75% DUE 01-15-2020	**	3,196,620
PLAINS ALL AMERN PIPELN L P/PAA 4.9% 02-15-2045	**	206,460
PLANET FITNESS INC CL A CL A	**	2,354,840
PLATFORM SPECIALTY PRODS CORP COM USD0.01	**	228,031
PLAYTECH PLC ORD NPV	**	699,162
PLEXUS CORP COM	**	199,162
PLUM CREEK 4.7% DUE 03-15-2021	**	3,610,610

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PNC BK N A 3.8 07-25-2023	**	3,655,526
PNC BK N A PITT PA 1.5% DUE 02-23-2018	**	3,598,870
PNC BK N A PITT PA 1.85% DUE 07-20-2018	**	499,567
PNC BK N A PITT PA 1.95% DUE 03-04-2019	**	1,312,693
PNC BK N A PITT PA 2.3% DUE 06-01-2020	**	299,704
PNC BK N A PITT PA 2.6% DUE 07-21-2020	**	503,183
PNC BK N A PITT PA MEDIUM TERM SR 1.6% 06-01-2018	**	2,996,148
PNC BK N A PITTSBURGH PA 2.7 DUE 11-01-2022	**	537,344
PNC BK NA PITT PA 1.45% DUE 07-29-2019	**	2,226,673
PNC BK NA PITT PA 1.7% DUE 12-07-2018	**	807,600
PNC BK NA PITT PA 2.55% DUE 12-09-2021	**	1,384,303
PNC FDG CORP 4.375% DUE 08-11-2020	**	2,103,642
PNC FDG CORP 5.125% DUE 02-08-2020	**	422,166
PNC FDG CORP SR NT 6.7 DUE 06-10-2019	**	183,538
PNC FINANCIAL SERVICES GROUP COM STK	**	13,904,217
POLYONE CORP COM	**	2,449,790
POPULAR INC COM NEW COM USD6 (POST REV SPLIT)	**	307,237
PORSCHE AUTO HL SE NON VTG PRF NPV	**	213,683
PORT AUTH N Y & N J 4.458% 10-01-2062 BEO TAXABLE	**	692,838
PORT AUTH N Y & N J 5.859% 12-01-2024 BEO TAXABLE	**	22,532,580
PORTO SEGURO SA COM NPV	**	232,191
POSCO KRW5000	**	45,333
POST HLDGS INC COM STK	**	454,939
POTASH CORP SASK 3.625 DUE 03-15-2024	**	266,492
POTBELLY CORP COM	**	28,081
POU CHEN TWD10	**	59,539
POWELL INDS INC COM	**	41,141
POWER CORP CANADA SUB-VTG NPV	**	129,175
POWER FINANCE CORP INR10	**	738,769
POWERTECH TECHNOLO TWD10	**	242,281
PPDC ENERGY INC COM	**	2,639,466
PPG IND INC COM	**	17,721,244
PPG INDS INC 2.3% DUE 11-15-2019	**	605,063
PPG INDS INC 3.6% DUE 11-15-2020	**	348,700
PPL CAP FDG INC 3.4% DUE 06-01-2023	**	51,010
PPL CAP FDG INC 3.5 DUE 12-01-2022	**	30,844
PPL CAP FDG INC 4.2% DUE 06-15-2022	**	126,952
PPL CORP COM ISIN US69351T1060	**	1,813,670
PPL ELEC UTILS 4.125% DUE 06-15-2044	**	80,777
PPN CMO 4TIMES SQR TR 06-4TS CMLMTG PASTHRU CTF 144A CL A 5.4 DUE 121328 BEO	**	2,092,875
PRA GROUP INC COM	**	85,424
PRA HEALTH SCIENCES INC COM	**	5,340,345
PRAXAIR INC 2.2 DUE 08-15-2022	**	172,367
PRAXAIR INC 4.5% DUE 08-15-2019	**	191,866
PREFORMED LINE PRODS CO COM	**	43,696
PREMIER FINL BANCORP INC CDT-CAP STK CDT-CAP STK	**	18,112
PREMIER INC CL A CL A	**	75,923

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PRESTIGE BRANDS HLDGS INC COM	**	2,693,955
PRGX GLOBAL INC	**	16,735
PRIMORIS SVCS CORP COM	**	100,984
PRIN FINL GROUP 3.125% DUE 05-15-2023	**	3,016,164
PRIN LIFE GLOBAL 2.25 DUE 10-15-2018	**	1,147,335
PRIN LIFE GLOBAL 2.375% DUE 11-21-2021	**	134,000
PRIVATE EXPORT FDG CORP 1.875 07-15-2018	**	8,497,836
PRIVATE EXPT FDG CORP 2.05 DUE 11-15-2022 REG	**	556,275
PRIVATE EXPT FDG CORP 2.25% DUE 03-15-2020	**	8,691,331
PRIVATE EXPT FDG CORP SECD NT SER GG 2.45 DUE 07-15-2024	**	432,964
PRIVATE EXPT FDG CORP SECD NT SER Z 4.375% DUE 03-15-2019 REG	**	504,073
PROASSURANCE CORP COM	**	4,000,500
PROCTER & GAMBLE 2.15% DUE 08-11-2022	**	7,401,849
PROCTER & GAMBLE COM NPV	**	4,519,302
PROGRESS ENERGY 3.15% DUE 04-01-2022	**	1,296,518
PROGRESS ENERGY 4.4% DUE 01-15-2021	**	225,373
PROGRESS ENERGY 4.875% DUE 12-01-2019	**	6,370,036
PROGRESS RESIDENTIAL SER 2015-SFR2 CLS A 2.74% 06-12-2032	**	1,856,572
PROGRESS RESIDENTIAL TRUST SER 2015-SFR2 CLS B 3.138% DUE 06-12-2032	**	299,645
PROGRESSIVE CORP 4.35 DUE 04-25-2044	**	102,267
PROSIEBENSAT.1 MEDIA SE NPV	**	3,609,186
PROSPERITY BANCSHARES INC COM	**	488,388
PROTECTIVE LIFE 1.555% DUE 09-13-2019	**	965,870
PROTECTIVE LIFE 2.161% DUE 09-25-2020	**	3,234,664
PROTECTIVE LIFE 2.615% DUE 08-22-2022	**	9,955,752
PROTECTIVE LIFE GLOBAL FDG MEDIUM TERM NDUE 03-29-2019 BEO	**	7,115,245
PROTO LABS INC COM	**	1,942,889
PROVID HLTH & SVCS 2.746% DUE 10-01-2026	**	1,476,326
PROVIDENCE SVC CORP COM STK	**	98,564
PROVIDENT FINL HLDGS INC COM	**	16,965
PROVIDENT FINL SVCS INC COM	**	200,495
PROVINCE OF ALBERTA 2.2% DUE 07-26-2022 BEO	**	1,591,473
PROVINCE OF ALBERTA BNDS 2.35% 01/06/2025	**	394,214
PROXIMUS	**	127,091
PRUDENTIAL BANCORP INC NEW COM	**	16,210
PRUDENTIAL FINL INC COM	**	5,458,331
PRUDENTIAL FINL INC DTD 06-21-2010 5.37506-21-2020	**	149,913
PRUDENTIAL FINL INC MEDIUM TERM NTS BOOKENTRY MTN 7.375% DUE 06-15-2019	**	751,687
PRUDENTIAL GBP0.05	**	3,674,514
PRYSMIAN SPA EUR0.10	**	1,021,215
PSEG PWR LLC 4.15% DUE 09-15-2021	**	114,717
PSP SWISS PROPERTY CHF0.10 (REGD)	**	514,251
PT BANK DANAMON IDR50000 SER 'A' & 'B'	**	1,385,982
PT BANK NEGARA IND LKD SHS(IDR7500 & IDR375)	**	799,704
PT INDOFOOD SUKSES IDR100	**	201,418
PT PAKUWON JATI IDR25	**	583,097
PTC INC COM	**	651,333

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PTT EXPLORTN & PRD THB1(NVDR)	**	20,226
PTT GLOBAL CHEMICAL PUBLIC CO LTD THB10(NVDR)	**	1,333,193
PTT PUBLIC COMPANY THB10(NVDR)	**	79,616
PUB STORAGE COM	**	3,423,420
PUB SVC CO N MEX 7.95% DUE 05-15-2018	**	357,288
PUB SVC CO OF CO 3.2% DUE 11-15-2020	**	204,240
PUB SVC ENTERPRISE 1.6% DUE 11-15-2019	**	4,121,957
PUBLIC BK BHD MYR1	**	657,921
PUBLIC SERVICE CO OF COLORADO 2.25 DUE 09-15-2022 BEO	**	50,200
PUBLIC SVC CO N H 3.5 DUE 11-01-2023	**	43,319
PUBLIC SVC CO OKLA 5.15% DUE 12-01-2019	**	104,717
PUBLIC SVC ELEC GAS CO SECD MEDIUM TERM 2% DUE 08-15-2019	**	398,962
PULTE GROUP INC	**	889,438
PURE STORAGE INC CL A CL A	**	766,641
PUT SWPTN USD DEUTGB2L 6M 2.15%/3MLIBOR European 317U798L2 06-15-2018	**	28,700
PUT SWPTN USD DEUTGB2L 6M 2.5%/3MLIBOR European 317U473M2 11-07-2019	**	113,695
PUT SWPTN USD GSCMUS33 6M 2.3%/3MLIBOR European 317U384M0 10-21-2019	**	450,257
PUT SWPTN USD GSCMUS33 6M 2.4%/3MLIBOR European 317U056N5 03-14-2018	**	15
PUT SWPTN USD GSCMUS33 6M 2.94%/3MLIBOR European 317U857J5 08-20-2018	**	5,030
PUT SWPTN USD MSCSUS33 6M 2.4%/3MLIBOR European 317U055N6 03-14-2018	**	76
PUT SWPTN USD MSCSUS33 6M 2.54%/3MLIBOR European 317U900N3 03-21-2018	**	7,167
PUT SWPTN USD MSCSUS33 6M 2.905%/3MLIBOREuropean 317U841J4 08-20-2018	**	16,920
PUT SWPTN USD NGFPUS33 6M 2.15%/3MLIBOR European 317U797L3 06-15-2018	**	9,567
PVH CORP COM USD1	**	553,642
PVPTL ABU DHABI GOVT INT'L 2.5% 10-11-2022	**	7,624,400
PVPTL ABU DHABI GOVT INT'L 3.125% 10-11-2027	**	11,268,684
PVPTL BAKER HUGHES A GE 3.337% 12-15-2027	**	1,552,389
PVPTL BANQUE FEDERATIVE DU CR MUTUEL 2.2% 07-20-2020	**	3,149,658
PVPTL CARNOW AUTO RECEIVABLES TR SER 2017-1 CL A 2.92% 09-15-2022	**	344,864
PVPTL CONTINENTAL RES INC 4.375% DUE 01-15-2028/01-15-2026	**	98,720
PVPTL CREDIT SUISSE GROUP AG VAR RT DUE 12-14-2023	**	1,778,859
PVPTL DAIMLER FIN N AMER 2.3% 02-12-2021	**	466,014
PVPTL DEVELOPMENT BK JAPAN GTD NT SER GG 2.125% DUE 09-01-2022	**	6,938,574
PVPTL DEXIA CR LOC GTD SR NT 2.375% DUE 09-20-2022	**	2,966,673
PVPTL HEWLETT PACKARD ENTERPRISE CO 2.1% 10-04-2019	**	1,380,485
PVPTL MACQUARIE BK FLTG 03-15-2019	**	15,246,954
PVPTL MET LIFE GLOB FUNDING I 1.75% 09-19-2019	**	2,457,387
PVPTL MITSUBISHI UFJ LEASE & FIN CO LTD 2.652% DUE 09-19-2022	**	1,767,452
PVPTL PRIN LIFE GLOBAL FDG II GLOBAL FLTG 02-22-2019	**	7,115,245
PVPTL SMITHFIELD FOODS FIXED 2.65% DUE 10-03-2021	**	2,052,405
PVPTL SUMITOMO MITSUI TR BK LTD 1.95% DUE 09-19-2019	**	396,805
PVPTL SUNCORP METWAY LTD 2.375% 11-09-2020	**	1,022,902
PVPTL TESLA INC 5.3% 8-15-2025	**	286,500
PVPTLDT AUTO OWNER TRUST SER 17-3A CLS A 1.73% 144A 08-17-2020	**	1,033,698
PVTP PVTPL VOYA CLO LTD SER 15-1A CL A1R VAR RT 01-18-2029	**	1,500,000
PVTPL BK TOKYO-MITSUBISH 2.15% DUE 09-14-2018	**	13,235,699
PVTPL 1166 AVE OF THE AMERS COML MTG TR II 2005-C6 COML 5.6896% 10-13-2037	**	1,329,488

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL 1ST INVS AUTO OWNER TR 2016-2 AB NT CL A-1 144A 1.53 DUE 11-16-20 BEO	**	289,994
PVTPL ABBOTT LABS 3.875% 09-15-2025	**	98,261
PVTPL ABN AMRO BANK NV 2.1% 01-18-2019	**	12,970,691
PVTPL ABN AMRO BANK NV FLTG 01-18-2019	**	4,574,086
PVTPL ABN AMRO BK N V SUB BK NTS BOOK ENTRY 2.5 DUE 10-30-2018	**	401,359
PVTPL ACIS CLO 2015-6A LTD CL A-1 FLTG RT 05-01-2027 BEO	**	1,861,345
PVTPL AIR CANADA BNDS 3.55% DUE 07-15-2031 BEO	**	407,953
PVTPL AIR CDA 2013-1 PASS THRU 4.125 DUE 11-15-2026 BEO	**	57,921
PVTPL AIR LIQUIDE FIN S A NT 144A 1.375%DUE 09-27-2019 BEO	**	541,404
PVTPL ALIMENTATION COUCHE-TARD INC SR NT2.7% DUE 07-26-2022/07-26-2017 BEO	**	2,699,952
PVTPL ALLEGRO CLO I LTD SER SECD NT CL A1R VAR 01-30-2026	**	2,605,762
PVTPL ALLEGRO CLO LTD SER 17-1A CL A FLT 10-16-2030	**	5,597,660
PVTPL ALTICE S A BD 7.75 DUE 05-15-2022	**	985,000
PVTPL AMAZON COM INC 2.8% 08-22-2024	**	1,894,224
PVTPL AMAZON COM INC 3.15% DUE 08-22-2027 BEO	**	5,768,680
PVTPL AMERICAN MONEY MANAGEMENT CORP SER 12-11A CL A2R FRN 10-30-2023	**	1,001,588
PVTPL AMERICAN MONEY MANAGEMENT CORPORATION SER 17-21A CL A FRNS 11-2-30	**	6,810,711
PVTPL AMERN TOWER TR I 1.551 DUE 03-15-2018 BEO	**	49,932
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	2,687,067
PVTPL ANZ NEW ZEALAND INTL LTD 2.2% DUE 07-17-2020	**	2,903,286
PVTPL ANZ NEW ZEALAND INTL LTD MEDIUM TERM NTS 2.6% DUE 09-23-2019 REG	**	1,189,216
PVTPL AT&T INC 4.1% DUE 02-15-2028/11-15-2027 BEO	**	688,269
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD 144A 4.0% DUE 01-25-2022	**	1,485,939
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD NT 2.875% 10-23-2018	**	1,176,264
PVTPL ATLAS SR LN FD II LTD/ATLAS SR LN SER LLC 2012-2 FLTG 144A DUE 01-30-24	**	792,907
PVTPL ATRIUM VIII CDO CORP SER 8A CL AR FLTG 10-23-2024	**	1,810,376
PVTPL ATRIUM XIII/ATRIUM XIII LLC SR 13A CL A-1FLTG 11-21-2030	**	5,021,357
PVTPL AUSTRALIA & NEW ZEALAND BKG GROUP FLTG DUE 11-09-2020	**	4,801,774
PVTPL AVERY PT V CLO LTD/AVERY PT V SER 14-5A CL AR FLTG 07-17-2026	**	1,755,358
PVTPL AVIATION CAP GROUP 2.875% 01-20-2022	**	5,490,489
PVTPL AVIATION CAP GROUP CORP SR NT 144A6.75% DUE 04-06-2021 BEO	**	1,162,323
PVTPL AVIS BUDGET RENT CAR FDG SER 2013-1A CL A 1.92 09-20-219	**	14,377,997
PVTPL B A T CAP CORP 3.557% DUE 08-15-2027 BEO	**	12,626,355
PVTPL B A T INTL FIN PLC 144A 3.25% DUE 06-07-2022 BEO	**	1,851,804
PVTPL B A T INTL FIN PLC 3.5% DUE 06-15-2022	**	1,227,587
PVTPL BABSON CLO LTD 2014-III SR SECD TERM NT CL A-R FLTG DUE 01-15-2026 BEO	**	2,008,834
PVTPL BACARDI LTD GTD NT 144A 19 8.2% DUE 04-01-2019 BEO	**	710,854
PVTPL BAKER HUGHES A GE CO LLC/BAKER HUGHES 144A 4.08 DUE 12-15-2047	**	711,946
PVTPL BANK AMER CORP SR NT 144A 3.004% DUE 12-20-2023/12-20-2017 BEO	**	11,697,952
PVTPL BANK OF THE WEST SER 17-1 CL A2 1.78% 02-15-2021	**	1,813,193
PVTPL BANK OF TOKYO MITSUBISHI UFJ LTD SR NT 144A 1.7% DUE 03-05-2018 BEO	**	899,735
PVTPL BANK OF TOKYO MITSUBISHI UFJ LTD SR NT 144A 2.3% DUE 03-05-2020 BEO	**	298,919
PVTPL BARCLAYS BK PLC NT 144A 10.179% DUE 06-12-2021 BEO	**	12,857,633
PVTPL BAT CAPITAL CORP 4.39% DUE 08-15-2037	**	108,161
PVTPL BAT INTL FINANCE PLC 2.75% DUE 06-15-2020 BEO	**	6,290,618
PVTPL BAYER US FINANCE LLC 2.375% DUE 10-08-2019 BEO	**	400,222
PVTPL BCC FDG XIII LLC EQUIP CONTRACT BACKED NT 144A 2.2% DUE 12-20-2021 BEO	**	80,466

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL BEAR STEARNS COML MTG SECS INC SE 2006-T22 CL D VAR 04-12-2038	**	9,010,870
PVTPL BK OF TOKYO MITSUBISHI UFJ LTD SR NT 2.3 DUE 03-10-2019	**	400,186
PVTPL BLUEMOUNTAIN CLO LTD SER 17-2A CL A2 FLT 10-20-2030	**	5,050,705
PVTPL BMW US CAP LLC NT 144A 1.45% DUE 09-13-2019 BEO	**	5,292,407
PVTPL BRAMBLES USA INC GTD SR NT 144A 5.35% DUE 04-01-2020 BEO	**	594,513
PVTPL BRITISH SKY BROADCASTING GROUP PLCSR NT 6.1% DUE 02-15-2018/02-15-2008 BEO	**	814,779
PVTPL BX TR 2017-APPL CL B FLTG 07-15-2034	**	3,392,102
PVTPL BX TR SER 2017-APPL CL A FLTG 07-15-2034	**	1,922,408
PVTPL CANADIAN IMPERIAL BK 2.35% 07-27-2023	**	9,881,240
PVTPL CARFINANCE CAP AUTO TR 2014-2 NT CL B 2.64% DUE 11-16-2020	**	344,826
PVTPL CARFINANCE CAP AUTO TR 2015-1 NT CL A 144A 1.75% DUE 06-15-2021 BEO	**	58,640
PVTPL CBS CORP 3.7% 06-01-2028	**	73,963
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	3,641,190
PVTPL CHESAPEAKE FDG II LLC SR 17-3A CL A1 1.91% 08-15-2029	**	8,934,435
PVTPL CHRYSLER CAP AUTO RECEIVABLES TR 2016-B NT CL A-2 144A 1.36 01-15-2020	**	1,507,194
PVTPL CIFC FUNDING LTD SER 17-4A CL A2 FRNS 10-24-2030	**	4,301,246
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL D 144A 5.6896 10/13/2037	**	560,823
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL F 144A 5.6896 10/13/2037	**	444,980
PVTPL CMO 280 PK AVE 2017-280P MTG TR COML CTF CL A VAR DUE 09-15-2034	**	801,741
PVTPL CMO AMERICOLD 2010 LLC TR COML SER 2010-ARTA A-2-FL VAR 1-14-2021	**	3,652,275
PVTPL CMO AVENTURA MALL TR 2013-AVM COMLCL A VAR RT 12-05-2032	**	13,428,251
PVTPL CMO BANC OF AMERICA MERRILL LYNCH SER 2015-ASHF CL A FLTG RT 144A 01-15-28	**	500,948
PVTPL CMO BBCCRE TRUST SER 2015-GTP CL A 3.966% 08-10-2033	**	1,118,849
PVTPL CMO BB-UBS TR 2012-TFT COML MTG CLA 144A 2.8922 06-05-2030	**	86,544
PVTPL CMO BXMT 2017-FL1 LTD/BXMT 2017-FL1 LLC 5TH PRTY SECD NT CL D FLTG	**	420,000
PVTPL CMO BXMT 2017-FL1 LTD/BXMT 2017-FL1 LLC SR SECD NT CL A FLTG 144A	**	9,000,000
PVTPL CMO CARLYLE GLOBAL MKT STRATEGIES 2014-2 CL AR 144A VAR RT DUE 05-15-2025	**	2,616,816
PVTPL CMO CGGS COML MTG TR 2016-RND 2.757% DUE 02-10-2033 BEO	**	3,085,045
PVTPL CMO CITYLINE MTG TR SER 2016-CLNE CL A VAR 11-10-2031	**	5,737,169
PVTPL CMO COLD STORAGE SER 2017-ICE3 CL B FLTG 04-15-2019	**	1,913,595
PVTPL CMO COLD STORAGE TRUST SER 2017-ICE3 CL A FRN 04-15-2024	**	6,616,348
PVTPL CMO COMM 2013-WWP MTG T0 CL A-2 144A 3.4244 DUE 03-10-2031 BEO	**	165,952
PVTPL CMO COMM 2014-277P MTG TR COML MTGPASSTHRU CTF CL A 3.731 08-10-2049	**	902,827
PVTPL CMO COMM MTG TR SER 2014-PAT CL A FLTG RT 08-13-2027	**	595,145
PVTPL CMO COMM SER 2016-GCT CL A 144A 2.681% 08-10-2029	**	8,709,013
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2017-LSTK CL A 2.76074% 04-05-2033	**	1,974,724
PVTPL CMO CSMC 2017-RPL3 TR CL A-1 FLTG 08-25-2057	**	5,586,379
PVTPL CMO CSMC 2017-RPL3 TR MTG BACKED NT CL B-2 VAR 144A VAR RT DUE 08-01-2057	**	4,795,165
PVTPL CMO CSMC SER 2009-15R CTF CL 144A VAR RT DUE 10-26-2036 BEO	**	1,342,907
PVTPL CMO CSMC TR SR 2017-CHOP CL A VAR RT 07-15-2032	**	2,208,629
PVTPL CMO FREMF 2015-K48 MTG TR FLTG RT DUE 06-25-2025 BEO	**	449,863
PVTPL CMO FREMF 2016-K59 MTG TR 144A CL B VAR RT DUE 11-25-2049 BEO	**	175,120
PVTPL CMO GS MTG SECS CORP TR SER 2017-GPTX CL A 2.641134% 05-01-2034	**	1,972,253
PVTPL CMO HERO FDG 2016-3 3.07999992371%DUE 09-20-2042 BEO	**	77,714
PVTPL CMO J P MORGAN CHASE COML MTG SECS 2014-PHH CL C FLTG RT DUE 08-15-2027	**	2,030,000
PVTPL CMO J P MORGAN CHASE COML MTG SECS TR 2016-ASH CL A VAR RT 10-15-2034	**	5,007,830
PVTPL CMO J P MORGAN CHASE COML MTG SECSTR 2016-WIKI 2.7978% DUE 10-05-2031 BEO	**	8,009,056

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO J P MORGAN CHASE SER 16-WPT CL A FLTG RT 10-15-2018	**	7,518,758
PVTPL CMO J P MORGAN MTG TR 2017-1 VAR RT DUE 01-25-2047	**	14,197,026
PVTPL CMO J P MORGAN MTG TR SER 17-2 CL A6 VAR 05-25-2047	**	6,615,279
PVTPL CMO JP MORGAN CHASE COML MTG SECS TR 2011-C A-3 4.1063 DUE 07-15-2046 BEO	**	6,566,691
PVTPL CMO JPMCC RE-REMIC SER 2016-FLRR CL AFL 1 01-15-2033	**	3,029,729
PVTPL CMO LADDER CAPITAL COMM MTG SECS SER 2017-LC26 CL A2 3.128% 07-12-2050	**	14,566,423
PVTPL CMO MORGAN STANLEY CAP I TR 2014-CPT VAR RT DUE 07-13-2029 BEO	**	405,189
PVTPL CMO MOTEL 6 TR 2017-MTL6 COML MTG PASSTHRU CTF CL A FLTG RT 08-15-2034	**	15,416,807
PVTPL CMO MSDB TR 2017-712F CL A VAR RT DUE 07-11-2039 BEO	**	6,782,122
PVTPL CMO NEW RESIDENTIAL MTG LN TR SER 16-3A CL A1B 144A VAR 09-01-2056	**	3,819,731
PVTPL CMO ONE MKT PLAZA TR SER 2017-1MKT CL A 144A 3.6139% 02-10-2032 BEO	**	6,692,972
PVTPL CMO RES CAP CORP 2015-CRE4 LTD/RESOUR SR SECD NT CL A FLTG 08-15-32	**	364,671
PVTPL CMO SER 17-3 CL 1A6 FR 08-25-2047 BEO	**	7,277,580
PVTPL CMO TOWD PT MTG TR 2016-3 CL A-1 FLTG RT 144A DUE 08-25-2055 BEO	**	3,206,619
PVTPL CMO TRICON AMERN HOMES SER 2017-SFR1 CL A 2.761% 09-17-2034 BEO	**	8,592,303
PVTPL CMO UBS COML MTG TR 2012-C1 144A CL D VAR RT DUE 05-10-2045 BEO	**	561,287
PVTPL CMO UBS-BAMLL TR 2012-WRM CTF CL A144A 3.663 DUE 06-10-2030 BEO	**	158,281
PVTPL CMO WA MUT MTG SECS CORP VAR RT DUE 02-25-2033 BEO	**	14,286
PVTPL CMO WFRBS COML MTG TR 2013-C11 COML PASS THRU CTF CL D VAR RT 03-15-45	**	379,914
PVTPL CNPC GEN CAP LTD GTD NT 144A 2.75%DUE 05-14-2019 BEO	**	500,898
PVTPL COLONY AMERN FIN 2016-2 LTD/COLONYAME 2.554% 11-15-2048	**	315,002
PVTPL COMM SER 2014-FL5 CL A VAR 10-15-2031	**	12,341,671
PVTPL COMMONWEALTH BANK AUST 144A BNDS 2.25% DUE 03-10-2020	**	4,835,067
PVTPL COMMONWEALTH BK AUSTRALIA TRANCHE # TR 00201 FLTG DUE 03-10-2020	**	6,098,781
PVTPL COMMONWEALTH BK AUSTRALIA TRANCHE # TR 00202 2.75% 03-10-2022	**	120,345
PVTPL COMWLTH BK 2.2% 11-09-2020	**	5,044,546
PVTPL CONSUMER LN UNDERLYING BD CLUB CR SER 17-P2 CLS A 2.61% 01-15-2024	**	1,598,032
PVTPL CONSUMER LN UNDERLYING BD CLUB NP SR 17-NP1 CL A 2.78% 04-17-2023	**	38,760
PVTPL CONSUMER LOAN UNDERLYING BOND CREDIT TR SER 17-NP2 CL A 2.55% 01-16-2024	**	924,978
PVTPL CORE INDL TR SER 2015-CALW CL A 3.04% 02-10-2034	**	2,133,249
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	195,449
PVTPL COX COMMUNICATIONS INC NEW NT 4.8% DUE 02-01-2035 BEO	**	91,715
PVTPL CPS AUTO TRUST SER 17-B CL C 2.92% 02-15-2022	**	99,656
PVTPL CR ACCEP AUTO LN TR 2017-3 AST BACKED NT CL A 2.65 DUE 06-15-2026	**	952,733
PVTPL CREDIT AGRICOLE S A 2.625 DUE 10-03-2018 BEO	**	1,834,322
PVTPL CREDIT AGRICOLE S A 2.75% DUE 06-10-2020BEO	**	553,797
PVTPL CRH AMER FIN INC GTD NT 144A 3.4% DUE 05-09-2027/05-09-2017 BEO	**	399,909
PVTPL CROWN CASTLE TOWERS 2010-3 SR SECDREV NT 2020 144A 6.113 DUE 1-15-2040	**	1,370,386
PVTPL CROWN CASTLE TOWERS LLC/ C-2020 SRREV NT CL C 4.883 08-15-20	**	522,935
PVTPL CSAIL COML MTG TR SER 2017-CX10 CL UESA 4.0274% 11-15-2027	**	1,919,321
PVTPL CTL 1999-11 TR (CVS CORP BROOKLYN NY) 7.15 PASS THRU CTFS 5-15-19 BEO	**	156,429
PVTPL CVP CLO 2017-2 LTD/CVP CLO 2017-2 LLC NT CL A FLTG RATE 144A VAR RT	**	1,000,000
PVTPL DAIMLER FIN NORTH AMER LLC GTD NT 144A 2.3% DUE 01-06-2020 BEO	**	4,045,860
PVTPL DAIMLER FIN NORTH AMER LLC NT 144A1.875% DUE 01-11-2018 REG	**	5,464,803
PVTPL DAIMLER FINANCE NA LLC NT 144A 1.5% DUE 07-05-2019 BEO	**	286,607
PVTPL DIAMOND 1 FIN CORP/DIAMOND 2 FIN CORP 1ST LIEN NT 144A 6.02	**	10,585,133
PVTPL DISCOVER CARD EXECUTION NT TR 2017-6 NT CL A 1.88% DUE 02-15-2023 REG	**	2,775,492

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL DRIVE AUTO RECEIVABLES SER 17-3 CL D 3.53% DUE 12-15-2023	**	1,093,256
PVTPL DRYDEN SENIOR LOAN FUND SR SECD NT CL AR FLTG RATE 3C7 1-15-2031	**	2,000,000
PVTPL DT AUTO OWNER TR 1.85% DUE 08-17-2020	**	1,249,484
PVTPL DT AUTO OWNER TR 2017-2 AST BACKEDNT CL C 144A 3.03 DUE 01-17-2023BEO	**	160,016
PVTPL DT AUTO OWNER TR SER 17-1 A CL C 144A 2.7% 11-15-2022	**	209,459
PVTPL ECMC GROUP STUDENT LN TR SR 17-2A CL A FLTG RT 05-25-2067	**	4,683,677
PVTPL ECOLAB INC 3.25% 12-01-2027	**	215,114
PVTPL EDF S A NT 144A 4.6% DUE 01-27-2020 BEO	**	104,670
PVTPL EDP FINANCE BV 3.625% 07-15-2024	**	201,425
PVTPL ENEL FIN INTL N V GTD NT 144A 2.75% DUE 04-06-2023 BEO	**	3,251,672
PVTPL ENTERPRISE FLEET FING LLC SR 17-2 CL A301-20-2023	**	2,019,466
PVTPL ENTERPRISE FLEET FING SER 2017-3 CL A-3 2.36% 05-20-2023	**	1,611,438
PVTPL ERAC USA FIN CO GTD NT 144A 6.7% DUE 06-01-2034 REG	**	170,398
PVTPL ERAC USA FIN LLC GTD NT 2.8 DUE 11-01-2018	**	301,413
PVTPL ERAC USA FIN LLC NT 144A 2.35% DUE10-15-2019 BEO	**	398,858
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	4,495,871
PVTPL EXETER AUTOMOBILE RECEIVABLES TR 2017-1 CL B 144A 3.0% DUE 12-15-2021	**	205,419
PVTPL EXETER AUTOMOBILE RECEIVABLES TRST SER 17-2A CLS B 2.82% 05-16-2022	**	324,111
PVTPL EXETER AUTOMOBILE RECEIVABLESSER 17-2A CLS C 3.93% DUE 04-17-23 BEO	**	241,971
PVTPL FEDERATION DES CAISSES DESJARDINS DU QUE 2.25% 10-30-2020	**	1,113,704
PVTPL FEDERATION DES CAISSES DESJARDINS DU QUE FLTG 10-30-2020	**	2,548,274
PVTPL FIRST FNDTN INC COM	**	49,669
PVTPL FIRST INVS AUTO OWNER TR 2017-1A CL B 2.67% DUE 04-17-2023 BEO	**	141,211
PVTPL FIRST INVS AUTO OWNER TR SER 17-2A CL A1 1.86% DUE 10-15-2021	**	242,980
PVTPL FLAGSHIP CREDIT AUTO TRUST SER 17-4 CL A2.07% 144A 04-15-2022	**	881,739
PVTPL FORD CR AUTO OWNER TR SER 2017-1 CL A 144A 2.62% 08-15-2028	**	12,007,176
PVTPL FOREST LABS INC SR NT 4.875 DUE 02-15-2021 BEO	**	211,706
PVTPL FRESENIUS MED CARE US FIN II INC 5.625% 07-31-2019	**	1,778,365
PVTPL GAIF BD ISSUER PTY LTD SR NT 144A 3.4% DUE 09-30-2026/09-30-2016 BEO	**	73,516
PVTPL GDF SUEZ S A NT 2.875 DUE 10-10-2022 BEO	**	402,453
PVTPL GEORGIA-PAC LLC SR NT 144A 2.539% DUE 11-15-2019/11-06-2014 BEO	**	200,721
PVTPL GMF FLOORPLAN OWNER REVOLVING SER 2015-1 CL A2 FLTG RT DUE 05-15-2020	**	8,510,940
PVTPL GOODGREEN 2017-1 TR NT CL A 144A 3.74% DUE 10-15-2052 BEO	**	95,277
PVTPL GOODGREEN 2017-2 NT CL A 144A 3.26% DUE 10-15-2053 BEO	**	369,884
PVTPL GOODMAN US FIN THREE LLC 3.7% DUE 03-15-2028	**	1,496,394
PVTPL HEINEKEN N V SR NT 3.4 DUE 04-01-2022 BEO	**	61,751
PVTPL HEINZ H J CO 4.875% DUE 02-15-2025	**	1,229,789
PVTPL HERO FDG 2017-3 NT CL A2 3.95% 09-20-2048	**	1,212,869
PVTPL HERO FDG SER 2017-1A NT CL A2 4.46% 09-20-2047 BEO	**	217,120
PVTPL HSBC BK PLC SR NT 144A 4.75% DUE 01-19-2021 BEO	**	797,446
PVTPL HYUNDAI AUTO LEASE SECURITIZATION TR 201 NT CL A-2-A 144A 1.89	**	3,887,684
PVTPL HYUNDAI CAP AMER 2.4% DUE 10-30-2018 BEO	**	2,847,247
PVTPL IBERDROLA FIN IRELAND LTD NT 144A 5% DUE 09-11-2019 BEO	**	416,389
PVTPL IMPERIAL TOB FIN PLC 2.05 DUE 02-11-2018	**	1,029,866
PVTPL IMPERIAL TOB FIN PLC 2.95% DUE 07-21-2020 BEO	**	6,663,716
PVTPL ING BANK NV 2.45% 03-16-2020	**	200,093
PVTPL ING BK N V MEDIUM TERM NTS BOOK ENTRY 14 TRANCHE # TR 9 2.0% DUE 11-26-18	**	1,199,398

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL ING BK N V NT 144A 1.65% DUE 08-15-2019 BEO	**	3,593,492
PVTPL INTESA SANPAOLO S P A 144A BD 5.017% DUE 06-26-2024 REG	**	4,105,931
PVTPL INTESA SANPAOLO S P A RCPTS CL X 144A 3.125% DUE 07-14-2022 BEO	**	1,290,626
PVTPL INTESA SANPAOLO S P A RCPTS CL X 144A 3.875% DUE 07-14-2027 BEO	**	1,929,097
PVTPL ITC HLDGS CORP 2.7% DUE 11-15-2022/11-14-2017 BEO	**	978,228
PVTPL J G WENTWORTH XXII LLC 3.82 DUE 12-15-2048 BEO	**	1,564,268
PVTPL J P MORGAN CHASE COML MTG SECS TR 2014-FL6 CL A FLTG RT DUE 11-15-2031	**	7,507,259
PVTPL JACKSON NATL LIFE FDG LLC 3.25% DUE 01-30-2024 BEO	**	35,350
PVTPL JACKSON NATL LIFE GLOBAL 2.25% 04-29-2021 REG	**	79,147
PVTPL JACKSON NATL LIFE GLOBAL 1.875% 10-15-2018	**	299,699
PVTPL JACKSON NATL LIFE GLOBAL FDG SECD MEDIUM 2.2% DUE 01-30-2020 REG	**	2,039,385
PVTPL KINDER MORGAN INC DEL SR NT 5 DUE 02-15-2021	**	530,502
PVTPL KKR CLO 17 LTD CL C FLTG RT 04-15-2029	**	4,020,387
PVTPL LEASEPLAN CORP N V 2.5 DUE 05-16-2018 REG	**	1,800,211
PVTPL LENDMARK FDG TR 2017-1A ASSET BACKED CTF CL A 2.83% 01-22-2024	**	133,688
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	6,406,691
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 5% DUE 06-01-2021 BEO	**	294,116
PVTPL LIBERTY MUT GROUP INC SR NT 144A 4.95% DUE 05-01-2022 BEO	**	124,090
PVTPL LIMEROCK CLO SER 2014-3A CL A1R FLTG DUE 10-20-2026	**	2,611,208
PVTPL MACQUARIE BK LTD 2.6 DUE 06-24-2019 BEO	**	85,230
PVTPL MACQUARIE GROUP LTD 144A 3.189% DUE 11-28-2023	**	546,172
PVTPL MACQUARIE GROUP LTD 3 DUE 12-03-2018	**	1,813,228
PVTPL MADISON PK FDG XII LTD SER 14-12A CL A-R FLTG RATE 07-20-2026	**	2,515,699
PVTPL MARATHON CLO X LTD SR 17-10A CL A-2 FLTG RT 11-15-2029 BEO	**	2,519,338
PVTPL MARBLE PT CLO X LTD/MARBLE PT CLO X LL SER 17-1A CL B FLTG 10-15-2030 BEO	**	2,518,398
PVTPL MARINER FIN ISSUANCE TR 2017-AA ASSET BACKED NT CL A 3.62% 02-20-2029	**	239,301
PVTPL MASSMUTUAL GLOBAL FDG 144A 2.35 DUE 04-09-2019	**	891,800
PVTPL MASSMUTUAL GLOBAL FDG II 2.5 10-17-2022	**	494,718
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 2.0% DUE 04-15-2021	**	196,886
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 144A 5.25 DUE 07-31-2018 BEO	**	2,337,968
PVTPL MASSMUTUAL GLOBAL FUNDIN 2.1 BNDS DUE 08-02-2018 144A	**	100,131
PVTPL MET LIFE GLOBAL FDG I MEDIUM TE TRANCHE # TR 00038 2% DUE 04-14-2020 BEO	**	893,108
PVTPL METROPOLITAN LIFE GLOBAL TRANCHE #TR 00030 2.3% DUE 04-10-2019 BEO	**	3,454,792
PVTPL MITSUBISHI UFJ TR & BKG CORP SR NT2.45% DUE 10-16-2019 BEO	**	2,303,641
PVTPL MIZUHO BK LTD SR NT 2.45 DUE 04-16-2019 BEO	**	600,440
PVTPL MONDELEZ INTL HLDGS NETH B V NT 144A 1.625 DUE 10-28-2019/10-28-2016 BEO	**	8,268,924
PVTPL MONONGAHELA PWR CO 3.55% DUE 05-15-2027 BEO	**	5,403,329
PVTPL MONROE CAP BSL CLO LTD SR 2015-1A CL B-R FLTG DUE 05-22-2027	**	6,006,498
PVTPL MOODYS CORP SR NT 144A 3.25% DUE 01-15-2028/06-12-2017 BEO	**	4,943,015
PVTPL MORGAN STANLEY TR 2012-IO REMIC PASSTHRU CTF CL AXA 1 03-27-2051	**	32,851
PVTPL NARRAGANSETT ELEC CO SR NT 4.534% 03-15-2020	**	227,761
PVTPL NATIONSTAR HECM LN TR SER 16-3 CL A 144A 2.0125% 08-25-2026	**	286,052
PVTPL NATIONWIDE BLDG SOC MEDIUM TERM SR NTS B 2.35% DUE 01-21-2020 BEO	**	899,434
PVTPL NATIONWIDE BLDG SOCIETY 2.45 07-27-2021 2.45 DUE 07-27-2021 BEO	**	2,331,061
PVTPL NATIONWIDE FINL SVCS INC SR NT 144A 5.375% DUE 03-25-2021 BEO	**	430,957
PVTPL NATIONWIDE MUT INS CO SURPLUS NT 144A 9.375% DUE 08-15-2039 REG	**	42,517
PVTPL NAVIENT STUDENT LN TR SR 2017-3 CL A-1 FLTG DUE 07-26-2066	**	2,214,101

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL NAVIENT STUDENT LN TRUST SR 2016-3A CL A-1 FLTG DUE 06-25-2065	**	454,532
PVTPL NBCUNIVERSAL ENTERPRISE INC GTD SRNT 144A 1.974% DUE 04-15-2019 BEO	**	268,512
PVTPL NELNET STUDENT LN TR SER 17-3A CL A FLTG 02-25-2066	**	8,599,974
PVTPL NEUBERGER BERMAN LN SER 17-25A CL B FLTG 10-18-2029	**	3,518,669
PVTPL NEW RESIDENTIAL MTG LN TR 2017-1 SER 17-1A CL A1 VAR 02-25-2057	**	4,287,191
PVTPL NEW YORK LIFE GLOBAL 1.7% DUE 09-14-2021 BEO	**	3,161,044
PVTPL NEW YORK LIFE GLOBAL FDG 1.55% DUE 11-02-2018	**	79,722
PVTPL NEW YORK LIFE GLOBAL FDG 2.35% 07-14-2026	**	42,950
PVTPL NEW YORK ST ELEC & GAS CORP SR NT 144A 3.25% DUE 12-01-2026/11-29-2016 BEO	**	97,795
PVTPL NEXTGEAR FLOORPLAN MASTER OWNER TRUST SER 2017-1A CL A2 2.54% 04-18-2022	**	410,995
PVTPL NISSAN MTR ACCEP CORP NT 2.65 DUE 09-26-2018 BEO	**	602,276
PVTPL NORDEA BANK AG MEDIUM TERM NTS BOOK FLTG 05-29-2020	**	2,490,336
PVTPL NORDEA BK AG MEDIUM TERM JR SUB NTS BOOK ENTRY 1.625% 05-15-2018	**	209,822
PVTPL NORFOLK SOUTHN CORP NT 4.05% 08-15-2052	**	414,587
PVTPL NY LIFE GLOBAL FDG MEDIUM TERM NTSTRANCHE # TR 00039 2.1 DUE 01-02-2019	**	1,001,371
PVTPL OCEAN TRAILS CLO IV/LLC 0% BDS SER 13-4A CL AR 08-13-2025	**	3,997,115
PVTPL OFSI FUND LTD SER 13-5A CL A1BR FLTG DUE 04-17-2025 BEO	**	1,401,192
PVTPL ONEMAIN DIRECT AUTO RECEIVABLES TR2017- 2.16% DUE 10-15-2020 BEO	**	18,644,293
PVTPL ONEMAIN FINANCIAL ISSUANCE TRUST SR 17-1A CL A2 FLTG 09-14-2023 BEO	**	6,835,836
PVTPL ONEMAIN FINL HLDGS INC 6.75% 12-15-2019	**	1,653,120
PVTPL ONEMAIN FINL ISSUANCE TR 2014-2 ASSET BACKED NT CL A 2.47%09-18-2024	**	2,441
PVTPL ONEMAIN FINL ISSUANCE TR 2015-1 CL A 3.19% DUE 03-18-2026	**	502,556
PVTPL ONEMAIN FINL ISSUANCE TR 2015-2 SRS 2015-2A CL A 2.57 DUE 07-18-2025BEO	**	4,807,822
PVTPL ONEMAIN FINL ISSUANCE TR SER 2016-2 CL B 5.94% DUE 03-20-2028	**	2,532,295
PVTPL OSCAR US FDG TR II NT CL A-4 144A 2.44% DUE 06-15-2022 BEO	**	1,993,834
PVTPL PARK AEROSPACE HLDGS LTD GTD 4.5% DUE 03-15-2023	**	1,050,500
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	2,413,755
PVTPL PENSKE TRUCK LEASING CO L P / PTL 3.375% 02-01-2022	**	290,336
PVTPL PENSKE TRUCK LEASING CO L P/PTL 144A 4.2 04-01-2027/03-20-2017	**	93,551
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO SR NT 3.3% DUE 04-01-2021 BEO	**	9,166,545
PVTPL PENSKE TRUCK LEASING CO LP/PTL FINSR NT 3.375% DUE 03-15-2018 BEO	**	195,581
PVTPL PERNOD RICARD SA 4.45 DUE 01-15-2022	**	2,283,790
PVTPL PETROBRAS GLOBAL FIN B V GTD NT 144A 5.299% 01-27-2025	**	1,570,698
PVTPL PETROFAC LTD GTD SR NT 3.4 DUE 10-10-2018	**	1,881,000
PVTPL PFS FING CORP 2017-AA PREM FIN ASSET BKD NT CL A FLTG RT 03-15-2021	**	9,460,296
PVTPL PPIB CAP INC C 2.75% 11-02-2027	**	1,246,619
PVTPL PRICOA GLOBAL FDG I 1.6 DUE 05-29-2018	**	149,862
PVTPL PRICOA GLOBAL FDG I 2.45% DUE 09-21-2022	**	2,066,275
PVTPL PRICOA GLOBAL FDG I 2.55% 11-24-2020	**	783,674
PVTPL PRICOA GLOBAL FUNDING 1 2.2% DUE 06-03-2021	**	495,220
PVTPL PROGRESS RESIDENTIAL TRUST SER 2017-SFR2 CL C 3.395% 12-17-2034	**	587,248
PVTPL PROSPER MARKETPLACE ISSUANCE T SER 17-3A CL A 2.54% 11-15-2023	**	337,051
PVTPL PROSPER MARKETPLACE ISSUANCE TRUST SER 17-2A CL A 2.41% 09-15-2023	**	179,831
PVTPL PROSPER MARKETPLACE SER 17 -1A CL A 2.56% 06-15-2023	**	86,622
PVTPL RECKITT BENCKISER TREAS SVCS BNDS 3.0% DUE 06-26-2027	**	585,979
PVTPL RECKITT BENCKISER TREAS SVCS PLC FLTG DUE 06-24-2022	**	799,714
PVTPL REGATTA VIII FUNDING LTD SER 17-1A CL B FLT 10-17-2030	**	1,057,289

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL RELIANCE STD LIFE GLOBAL FDG II MED TERM 2.5% DUE 01-15-2020 BEO	**	485,022
PVTPL RENEW 2017-1 FDG NT CL A 144A 3.67000007629% DUE 09-20-2052 BEO	**	88,430
PVTPL RIO OIL FIN TR SER 2014-1 144A 6.25 DUE 07-06-2024	**	841,593
PVTPL ROLLS-ROYCE 3.625% DUE 10-14-2025	**	1,340,756
PVTPL ROLLS-ROYCE PLC GTD NT 144A 2.375%DUE 10-14-2020/10-14-2015 BEO	**	3,958,831
PVTPL RR 2 LTD / RR 2 LLC SR SECD NT CL FLTG A-1B 144A VAR RT DUE 10-15-2029 BEO	**	6,760,082
PVTPL SANTANDER RETAIL AUTO LEASE TR 2017-A CL A-4 2.72% DUE 01-20-2022	**	1,294,440
PVTPL SANTANDER RETAIL AUTO LEASE TR SER 17-A CL A3 2.22% 01-20-2021	**	2,751,971
PVTPL SCHLUMBERGER FIN CDA LTD SCHLUMBERGER 2.2% DUE 11-20-2020 BEO	**	2,833,347
PVTPL SCHLUMBERGER INVT SA 2.4 DUE 08-01-2022/07-31-2012 BEO	**	148,183
PVTPL SCHLUMBERGER INVT SA GTD SR NT 144A 3.3% DUE 09-14-2021/09-14-2011 BEO	**	307,340
PVTPL SCLP SER 2017-4 CL A 2.5% 06-25-2026	**	1,465,800
PVTPL SIEMENS FINANCIERINGSMAAT 3.125% DUE 03-16-2024	**	507,376
PVTPL SIEMENS FINANCIERINGSMAT 2.2% DUE 03-16-2020	**	3,993,748
PVTPL SIERRA TIMESHARE 2013-3A RECEIVABLES FDG CL A 2.2 10-20-2030	**	1,964,735
PVTPL SIMON PPTY GROUP L P NT 1.5 DUE 02-01-2018	**	199,976
PVTPL SINOPEC CAP 2013 LTD GTD SR NT 144A 1.875% DUE 04-24-2018 BEO	**	299,534
PVTPL SKANDINAVISKA ENSKILDA 2.375 DUE 03-25-2019 BEO	**	250,561
PVTPL SKANDINAVISKA ENSKILDA BANKEN AB PUBL NT 144A 1.75% DUE 03-19-2018 BEO	**	600,814
PVTPL SLM STUD LN TR 2007-1 AST BACKED NT CL A-5A VAR RT DUE 01-26-2026 REG	**	1,253,144
PVTPL SLM STUDENT LN TR 2003-10 STUDENT LN BKD CTF CL A-3 FLTG12-15-2027	**	4,205,402
PVTPL SMB PRIVATE ED LN TR 2017-A CL A1 1.23% DUE 06-17-2024	**	3,673,631
PVTPL SMB PVT ED LN TR 2016-B LN BACKED NT CL A-2A 144A 2.43 DUE 02-17-2032 BEO	**	3,636,926
PVTPL SMBC AVIATION CAP FIN DAC GTD SR NT 144A 3% DUE 07-15-2022 BEO	**	297,092
PVTPL SMITHFIELD FOODS INC 2.7% 01-31-2020	**	298,042
PVTPL SMITHS GROUP PLC GTD NT 144A 7.2% DUE 05-15-2019 BEO	**	211,489
PVTPL SOFI PROFESSIONAL LN PROGRAM 2016-F LLC CL A-2 3.02% DUE 02-25-2040	**	1,157,760
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 144A CL A-1FX 2.05% 01-25-2041	**	550,566
PVTPL SOUTHERN NAT GAS CO L L C 03-15-2047	**	80,277
PVTPL SP POWERASSETS LTD GLOBAL MEDIUM TERM NT 3% DUE 09-26-2027 BEO	**	2,044,688
PVTPL SPRINGCASTLE AMER FDG LLC ABS NT 2016-A CL A 3.05% 04-25-2029	**	4,889,580
PVTPL SPRINGLEAF FDG TR 2015-A AST BACKED NT CL A 144A 3.16 DUE 11-15-2024 BEO	**	7,830,974
PVTPL STADSHYPOTEK AB PUBL MEDIUM TERM NTS BOO # TR 3 1.875 10-02-2019	**	496,575
PVTPL STATE GRID OVERSEAS INVT 2013 LTD SR GTD NT 144A 1.75% DUE 05-22-2018 BEO	**	349,224
PVTPL SUMITOMO MITSUI TR BK LTD 1.8 DUE 03-28-2018	**	499,920
PVTPL SUMITOMO MITSUI TR BK LTD FLTG 09-19-2019	**	399,886
PVTPL SUNTORY HLDGS LTD SR NT 144A 2.55%DUE 09-29-2019 BEO	**	300,362
PVTPL TELSTRA CORP LTD SR NT 144A 4.8% DUE 10-12-2021 BEO	**	214,608
PVTPL TOWD PT MTG TR 2017-4 NT CL A1 144A VAR RT DUE 06-25-2057 BEO	**	6,636,374
PVTPL TRANCHE # TR 6 1.65% DUE 09-06-2019 REG	**	494,863
PVTPL TRANS-ALLEGHENY INTST LINE CO 3.85% NTS 06-01-2025	**	2,074,672
PVTPL U S RESIDENTIAL OPPORTUNITY FD IV TR SER 17-1IV CL A STEP UP 11-27-2037	**	895,547
PVTPL U S RESIDENTIAL OPPORTUNITY SER 17-III CLS A STEP UP DUE 11-27-2037	**	1,625,493
PVTPL UBS AG LONDON BRH 2.45% 12-01-2020	**	398,794
PVTPL UBS AG LONDON BRH SR NT FLTG RATE DUE 06-08-2020	**	1,807,852
PVTPL UBS GROUP FDG JERSEY LTD SR NT 144A 4.125% DUE 09-24-2025 BEO	**	3,751,798
PVTPL UBS GROUP FDG JERSEY LTD SR NT FLTG 144A 2.90678% DUE 02-01-2022 BEO	**	206,336

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL UBS GROUP FDG SWITZ AG SR 4.253% DUE 03-23-2028	**	8,150,284
PVTPL UBS GROUP FUNDING (SWITZERLAND) AG3.0% DUE 04-15-2021 BEO	**	503,510
PVTPL UBS GROUP FUNDING (SWITZERLAND) AGSR NT 144A 2.65% DUE 02-01-2022 BEO	**	2,756,429
PVTPL UPSTART SECURITIZATION TR 2017-1 SR 17-1 CL A 2.639% 06/20/2024	**	104,023
PVTPL VERICREST OPPORTUNITY LOAN TRANSFEREE SER 17-NP11 CL A1 STEP UP 10-25-2047	**	653,321
PVTPL VERIZON COMMUNICATIONS INC 3.376% DUE 02-15-2025	**	32,608,700
PVTPL VERIZON OWNER TR 2016-1 AST BACKEDNT CL A 144A 1.42 DUE 01-20-2021BEO	**	497,709
PVTPL VERIZON OWNER TR 2017-2 CL A 1.92% 12-20-2021 BEO	**	315,890
PVTPL VERIZON OWNER TR 2017-3 CL A-1A 2.06% 04-20-2022	**	1,581,843
PVTPL VOLKSWAGEN GROUP AMER FIN LLC GTD NT 2.125 DUE 05-23-2019	**	298,774
PVTPL VOLT LIX LLC ASSET BACKED NT SER 2017-NPL6 CL A-1 STEP UP 05-25-2047	**	73,659
PVTPL VOLT LVI LLC ASSET BACKED NT SER 17-NPL3 CL A-1 STEP UP DUE 03-25-2047	**	176,420
PVTPL VOLT LVII LLC ASSET BACKED 17-NPL4 NT CL A-1 STEP UP 04-25-2047	**	126,901
PVTPL VOLT LX LLC ASSET BACKED NT SER 17-NPL7 CL A1 STEP 04-25-2059	**	115,184
PVTPL VOLVO FINL EQUIP LLC SER 17-1A CL A4 144A 2.21% 11-15-2021 BEO	**	2,584,800
PVTPL WESFARMERS LTD 1.874 03-20-2018	**	319,989
PVTPL WESTJET AIRLS LTD WESTJET AIRLS 3.5% DUE 06-16-2021/06-16-2016 BEO	**	504,661
PVTPL WRIGLEY WM JR CO NT 144A 2.4% DUE 10-21-2018/10-21-2013 BEO	**	1,674,743
PVTPL WRIGLEY WM JR CO NT 2.9 DUE 10-21-2019	**	5,288,722
PVTPL1 WRIGLEY WM JR CO 3.375% DUE 10-21-2020	**	4,330,034
PVTPLBANQUE FEDERATIVE DU CR MUTUEL TRANCHE # SR 14 1.9% 03-28-2019	**	14,230,490
PVTPLNAVIENT STUDENT LN TR 2016-6 STUDENT LN SER 16-6A CL A2 03-25-2066	**	7,610,157
PVTPLSOFI CONSUMER LN PROGRAM SER 2017-1 LL CL A 3.28% 01-26-2026	**	3,023,817
PZENA INVT MGMT INC CL A SHS	**	908,166
QANTAS AIRWAYS NPV	**	796,896
QATAR NATIONAL BK QAR10	**	71,531
QATAR(STATE OF) 2.375% SNR 02/06/2021 USD	**	35,593,650
QBE INS GROUP NPV	**	1,953,342
QCR HLDGS INC COM	**	51,334
QEP RES INC COM STK	**	219,670
QIAGEN NV EUR0.01	**	2,302,938
QORVO INC COM	**	2,577,020
QTS RLTY TR INC COM CL A COM CL A	**	3,265,848
QUAD / GRAPHICS INC COM STK	**	78,761
QUAKER CHEM CORP COM	**	2,985,642
QUALCOMM INC 2.1% 05-20-2020	**	14,473,866
QUALCOMM INC 2.9% DUE 05-20-2024	**	146,349
QUALCOMM INC 3.45% DUE 05-20-2025	**	13,330,218
QUALCOMM INC 4.8% DUE 05-20-2045	**	537,774
QUALCOMM INC COM	**	5,485,426
QUALCOMM INC FIXED 1.85% DUE 05-20-2019	**	1,016,137
QUALCOMM INC FIXED 3% DUE 05-20-2022	**	3,703,378
QUALCOMM INC NT FLTG RATE 05-20-2019	**	4,679,798
QUALICORP SA EQUITY	**	204,347
QUALITY CARE PPTYS INC COM	**	67,351
QUALITY SYS INC COM STK	**	51,251

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
QUALYS INC COM USD0.001	**	4,012,179
QUANEX BLDG PRODS CORP COM STK	**	86,346
QUANTA SVCS INC COM	**	728,698
QUE PROV CDA MEDIUM TERM NTS BOOK ENT TRANCHE # TR 00050 7.14 2-27-26	**	1,462,543
QUEBEC 4.5% MTN 01/12/2018 CAD1000	**	81,919
QUEBEC PROV CDA 2.75% DUE 04-12-2027 BEO	**	2,370,220
QUEBEC PROV CDA GLOBAL NT 2.625% DUE 02-13-2023 BEO	**	5,009,439
QUEBEC PROV CDA PROVINCE OF QUEBEC 2.5% 04-20-2026 REG 2.5% DUE 04-20-2026 REG	**	14,181,957
QUEBEC(PROV OF) 4.25% NTS 01/12/21 CAD1000	**	86,142
QUEBECOR INC CLASS'B'SUB-VTG NPV	**	1,551,967
QUEST DIAGNOSTICS 2.5% DUE 03-30-2020	**	709,967
QUIDEL CORP COM	**	34,810
QUINSTREET INC COM STK	**	28,760
QUORUM HEALTH CORP COM	**	11,450
QVC INC 3.125% DUE 04-01-2019	**	1,806,718
QVC INC 4.85% DUE 04-01-2024	**	11,559,306
RABOBANK 6.875% SNR MTN 19/03/20 EUR	**	1,659,339
RABOBANK NEDERLAND UTREC 3.875 08 FEB 2022	**	225,833
RAC BOND CO PLC 4.565%-VAR 06/05/2046 GBP	**	1,170,959
RADIAN GROUP INC COM	**	4,731,541
RADIANT LOGISTICS INC COM STK	**	24,624
RADIUS HEALTH INC COM NEW COM NEW	**	1,760,058
RAKUTEN INC NPV	**	150,014
RALPH LAUREN CORP 2.625% DUE 08-18-2020	**	3,250,278
RAMBUS INC DEL COM	**	128,890
RAMCO-GERSHENSON PPTYS TR COM SH BEN INTCOM SH BEN INT	**	78,511
RAMI LEVI ILS0.01	**	832,483
RAMIRENT OYJ NPV	**	1,197,828
RAND MERCHANT INSURANCE HLDGS LTD	**	51,326
RANDSTAD HLDGS NV EUR0.10	**	6,718,398
RANGE RES CORP COM	**	3,069,384
RAUBEX GROUP LTD ZAR0.01	**	360,150
RAVEN INDS INC COM STOCK	**	21,606
RAYMOND JAMES FNCL INC COM STK	**	4,939,987
RAYTHEON CO 2.5 DUE 12-15-2022	**	119,745
RAYTHEON CO 3.125% DUE 10-15-2020	**	1,396,365
RAYTHEON CO 3.15% DUE 12-15-2024	**	1,262,676
RAYTHEON CO 4.4% DUE 02-15-2020	**	193,344
RCI HOSPITALITY HLDGS INC COM	**	28,680
RE/MAX HLDGS INC CL A CL A	**	78,910
READING INTL INC CL A CL A	**	36,172

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
REALKREDIT DANMARK 1% PFBRF 01/04/2018 DKK0.01	**	1,278,862
REALKREDIT DANMARK 1% SNR 01/04/18 DKK0.01'10F	**	1,181,963
REALKREDIT DANMARK 2% CVD BDS 01/10/37 DKK0.01	**	183,919
REALKREDIT DANMARK 2% SNR SEC 01/10/47 DKK0.01	**	2,672,319
REALKREDIT DANMARK 2.5% DUE 01/10/2047	**	5
REALKREDIT DANMARK BNDS 2.5% CVD BDS 01/10/2037	**	327,686
REALNETWORKS INC COM NEW	**	12,268
REALOGY HLDGS CORP COM	**	291,606
REALTEK SEMICOND TWD10	**	332,666
REALTY INCOME CORP 3% DUE 01-15-2027	**	22,009
REALTY INCOME CORP 3.65% 01-15-2028	**	251,844
REALTY INCOME CORP 3.875% DUE 07-15-2024	**	118,653
REALTY INCOME CORP 5.75% DUE 01-15-2021	**	205,729
RECKITT BENCK GRP ORD GBP0.10	**	11,494,872
RECKITT BENCKISER 2.75% DUE 06-26-2024	**	391,332
RED HAT INC COM	**	8,730,790
RED LIONS HOTELS CORP COM	**	6,097
RED ROBIN GOURMET BURGERS INC COM	**	68,357
REDEFINE PROPS LTD NPV (POST CONVERSION)	**	139,840
REGAL BELOIT CORP COM	**	256,457
REGENCY CTRS L P 3.6% 02-01-2027	**	150,137
REGENCY ENERGY 5% DUE 10-01-2022	**	386,947
REGIONAL MGMT CORP COM STK	**	29,651
REGIONS BK 2.25% DUE 09-14-2018	**	5,245,712
REGIONS FINL CORP 3.2% DUE 02-08-2021	**	508,730
REGIONS FINL CORP FIXED 2.75% DUE 08-14-2022	**	3,518,895
REGIS CORP MINN COM	**	54,559
REIS INC COM STK	**	12,390
RELIANCE CAPITAL INR10(DEMAT)	**	678,700
RELIANCE HOME FIN INR10	**	106,180
RELIANCE INDS INR10(100%DEMAT)	**	123,664
RELIANCE STL & ALUM CO COM	**	5,589,562
RELX NV	**	6,437,517
RELX PLC	**	428,074
REMGRO ZAR0.01	**	144,215
RENAISSANCE RE HLDGS LTD COM	**	7,507,268
RENASANT CORP COM	**	3,005,579
RENAULT SA EUR3.81	**	1,533,355
RENB ENERGY GROUP INC COM STK	**	65,573
RENEWI PLC ORD GBP0.10	**	1,952,824
REORG/ IXYS CASH MERGER 01-18-2018	**	119,175

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
REORG/HEALTHSOUTH CORP NEW NAME CHANGE ENCOMPASS HEALTH 2L16A62 1/2/18	**	8,738,702
REORG/INC RESH NAME CHANGE WITH CUSIP CHANGE SYNEOS HEALTH INC 2K1VA32 01-08-18	**	2,860,814
REORG/VANTIV INC NAME CHANGE WORLDPAY INC 2K1CAG2 01-16-18	**	3,493,625
REP BANCORP INC KY CDT-CL A COM STK	**	74,025
REP OF ARGENTINA TBOND 3.375% 15/01/2023	**	613,675
REP OF INDONESIA 2.625% 14/06/2023	**	129,926
REP SVCS INC NT 5.25 DUE 11-15-2021	**	7,205,464
REPLIGEN CORP COM STK USD0.01	**	5,492,901
REPSOL SA EUR1	**	1,376,045
REPUBLIC OF INDONESIA 4.35% DUE 01-11-2048 REG	**	1,115,985
REPUBLIC SVCS INC 3.2% DUE 03-15-2025	**	2,302,597
REPUBLIC SVCS INC 3.8% DUE 05-15-2018	**	795,462
REPUBLIC SVCS INC 5.5% DUE 09-15-2019	**	189,284
RESILIENT REIT LTD NPV	**	95,089
RESOLUTE FST PRODS INC COM	**	104,202
RESOLUTION FDG CORP FED BOOK ENTRY PRIN 0 STRP 15/07/2020 USD1000 07-15-2020	**	1,897,454
RESONA HOLDINGS NPV	**	1,793,837
RESOURCES CONNECTION INC COM	**	58,586
RESTAURANT BRANDS INTL INC COM NPV	**	204,052
RETAIL OPPORTUNITY INVTS CORP COM STK	**	115,710
RETAIL PPTYS AMER INC CL A	**	152,961
REX AMERICAN RESOURCES CORP	**	30,963
REXEL EUR5	**	929,320
REXFORD INDL RLTY INC COM	**	21,666
REXNORD CORP COM USD0.01	**	158,852
REYNOLDS AMERN INC 3.25% DUE 06-12-2020	**	6,752,967
REYNOLDS AMERN INC 8.125% DUE 06-23-2019	**	3,450,508
REYNOLDS AMERN INC FIXED 2.3% DUE 06-12-2018	**	3,143,683
REYNOLDS AMERN INC FIXED 5.85% DUE 08-15-2045	**	874,139
RIBBON COMMUNICATIONS INC COM USD0.0001	**	42,291
RICE PK FING TR FLTG RT 4.625% DUE 10-31-2041	**	304,444
RICOH LEASING NPV	**	674,552
RIGNET INC COM	**	20,721
RING ENERGY INC COM	**	52,639
RINGCENTRAL INC CL A CL A	**	1,988,708
RIO TINTO LIMITED NPV	**	406,783
RIO TINTO ORD GBP0.10	**	9,836,295
RIOCAN REAL ESTATE TRUST UNITS NPV	**	172,354
RIPON MTGS PLC FRN 144A 20/08/2056	**	5,637,504
RIVERVIEW BANCORP INC COM STK	**	18,510
RLJ LODGING TR COM REIT	**	226,159

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RLTY INC CORP 2 DUE 01-31-2018	**	249,978
RLTY INC CORP 3.25 DUE 10-15-2022	**	12,452,489
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A3A'	**	1,163,143
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBPREGS	**	1,824,857
RMAC SECS NO 1 PLC FRN M/BKD NTS 6/44'A2A'REGS	**	3,343,435
RMB HLDGS ZAR0.01	**	259,476
ROADRUNNER TRANSPORTATION SY COM	**	26,869
ROBERT HALF INTL INC COM	**	2,690,635
ROBINSONS LAND CP PHP1	**	268,497
ROCHE HLDGS AG GENUSSCHEINE NPV	**	18,839,762
ROCK-TENN CO 4.9% DUE 03-01-2022	**	350,474
ROCKWELL AUTOMATION	**	399,769
ROCKWELL COLLINS 1.95% DUE 07-15-2019	**	3,123,911
ROCKWELL COLLINS 3.2% DUE 03-15-2024	**	302,300
ROCKWELL COLLINS 3.5% DUE 03-15-2027	**	305,453
ROCKY BRANDS INC COM STK	**	15,498
ROGERS 6.8% DUE 08-15-2018	**	1,363,926
ROGERS CABLE INC 8.75% DUE 05-01-2032	**	92,347
ROGERS COMMS INC CLASS'B'COM CAD1.62478	**	319,343
ROGERS CORP COM	**	282,065
ROHM CO LTD NPV	**	440,772
ROLLS ROYCE HLDGS ORD GBP0.20	**	3,933,976
ROLLS ROYCE HOLDINGS C SHS ENTITLEMENT (JAN 2018)	**	20,087
ROMANIA(REP OF) 5.85% BDS 26/04/23	**	196,099
ROPER TECHNOLOGIES , INC	**	301,994
ROPER TECHNOLOGIES 2.8% DUE 12-15-2021	**	1,527,687
ROSNEFT OIL CO GDR EACH REPR 1 ORD 'REGS'	**	92,941
ROWAN COMPANIES PLC	**	186,072
ROYAL BANK OF CANADA 2.15% DUE 10-26-2020 BEO	**	501,739
ROYAL BANK OF CANADA 4.65% DUE 01-27-2026 BEO	**	134,703
ROYAL BANK OF SCOT 6.934% SUB MTN 09/04/18 EUR	**	856,047
ROYAL BK CDA 1.8% DUE 07-30-2018	**	6,981,451
ROYAL BK CDA 1.875% DUE 02-05-2020	**	793,366
ROYAL BK CDA 2% DUE 12-10-2018	**	499,465
ROYAL BK CDA 2.125% DUE 03-02-2020	**	15,832,328
ROYAL BK CDA 2.2% DUE 07-27-2018	**	1,271,861
ROYAL BK CDA 2.2% DUE 09-23-2019	**	19,389,349
ROYAL BK CDA 2.3% DUE 03-22-2021	**	7,315,354
ROYAL BK CDA BA 05/01/2018	**	478,757
ROYAL BK CDA BA 08/01/2018	**	1,037,215
ROYAL BK CDA BA 11/01/2018	**	95,731

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ROYAL BK CDA FLTG RT 2.43152% DUE 04-15-2019	**	6,356,963
ROYAL BK CDA N Y BRH INSTL CTF DEP PROGRDTD 12-08-2017 1.95% CD 12-06-2018	**	12,959,911
ROYAL BK OF CANADA 0% SNR 15/01/2018 CAD	**	398,822
ROYAL BK OF CANADA COM NPV	**	1,671,304
ROYAL BK SCOT GRP 2%-FR SNR EMTN 08/03/23 EUR	**	1,894,042
ROYAL BK SCOTLAND 6.4% DUE 10-21-2019	**	6,560,467
ROYAL CARIBBEAN CRUISES 2.65% 11-28-2020	**	249,815
ROYAL DUTCH SHELL 'A'SHS EUR0.07(GBP)	**	2,190,041
ROYAL DUTCH SHELL 'B'ORD EUR0.07	**	2,809,050
ROYAL MAIL PLC ORD GBP0.01	**	1,639,788
RPI GBP UK RPI/3.35% LCH_CSFBUS 15/05/2030 SWU09UP13	**	2,913
RPI GBP UK RPI/3.4% LCH_CSFBUS 15/06/2030 SWU0C8247	**	9,489
RPI GBP UK RPI/3.53% LCH_CSFBUS 15/10/2031 SWU0B3678	**	6,276
RPI USD 1.58%/US CPI LCH_CSFBUS 05-23-2018 SWU0H0892	**	8,572
RPI USD 1.6775%/US CPI LCH_CSFBUS 05-24-2021 SWU029980	**	23,522
RPI USD US CPI/2.2425% LCH_CSFBUS 11-21-2026 SWU0C7835	**	14,207
RPM INTL INC	**	4,744,010
RPM INTL INC 6.125% DUE 10-15-2019	**	505,749
RPX CORP COM	**	66,125
RSA INSURANCE GRP ORD GBP1.00	**	305,758
RSP PERMIAN INC COM	**	3,290,442
RTI SURGICAL INC	**	33,075
RUBICON PROJ INC COM	**	4,920
RUDOPLH TECHNOLOGIES INC COM	**	80,830
RUSH ENTERPRISES INC CL A CL A	**	145,825
RWE AG NPV	**	2,340,689
RYDER SYS INC COM	**	448,626
RYDER SYS INC MEDIUM TERM NTS 2.45 DUE 09-03-2019	**	300,330
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRY2.875% DUE 09-01-2020	**	69,476
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE # TR 00211 2.35 2-26-2019	**	220,206
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE # TR 00218 3.45% DUE 11-15-2021	**	2,871,324
RYDER SYS INC MTN TRANCHE # TR 00210 2.503-01-2018	**	250,047
RYDER SYS INC RYDER SYS INC MTN 2.5 DUE 09-01-2022 2.5 DUE 09-01-2022/08-08-2017	**	73,653
RYDER SYS INC RYDER SYS INC MTN 2.8 DUE 03-01-2022 2.8 DUE 03-01-2022/02-24-2017	**	2,616,815
RYDER SYSTEM INC 2.5% 05-11-2020	**	2,907,835
RYDER SYSTEM INC 2.25% DUE 09-01-2021	**	3,938,080
S & T BANCORP INC COM STK	**	134,239
S A C I FALABELLA COM NPV	**	45,565
S&P GLOBAL INC COM	**	6,161,756
SABINE PASS 5.625% DUE 03-01-2025	**	4,412,036
SABINE PASS 5.75% DUE 05-15-2024	**	1,000,333

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SABINE PASS LIQUEFACTION LLC SR SECD NT 5.625 DUE 02-01-2021	**	321,617
SABRA HEALTH CARE REIT INC COM	**	168,911
SAF HOLLAND EUR0.01 (BR)	**	1,639,839
SAFETY INS GROUP INC COM	**	98,570
SAFRAN SA EUR0.20	**	462,070
SAGA COMMUNICATIONS INC CL A NEW CL A NEW	**	20,710
SAGE GROUP GBP0.01051948	**	215,277
SAIA INC COM STK	**	4,874,038
SAKAI CHEMICAL IND NPV	**	373,945
SALEM MEDIA GROUP INC COM STK	**	7,839
SALESFORCE COM INC COM STK	**	13,964,209
SAM YUNG TRADING KRW500	**	883,656
SAMSUNG ELEC MECH KRW5000	**	867,021
SAMSUNG ELECTRONIC KRW5000	**	6,778,228
SAN DIEGO CALIF REDEV AGY SUCCESSOR AGY TX ALLOCATION 3.5 09-01-2028 BEO TAXABLE	**	1,303,967
SAN-A CO LTD NPV	**	1,813,239
SANDERSON FARMS INC COM	**	344,313
SANDRIDGE ENERGY INC SANDRIDGE ENERGY I COM USD0.001	**	43,109
SANDVIK AB NPV	**	873,235
SANDY SPRING BANCORP INC CMT-COM	**	2,411,904
SANFILIPPO JOHN B & SON INC COM	**	51,865
SANGAMO THERAPEUTICS INC COM	**	62,779
SANKEN ELECTRIC CO NPV	**	864,006
SANLAM ZAR0.01	**	203,976
SANMINA CORP COM	**	263,835
SANOFI EUR2	**	4,859,917
SANOFI SPONSORED ADR	**	7,460,500
SANTANDER CONSUMER USA HLDGS INC COM	**	459,765
SANTANDER DR AUTO 1.34% DUE 11-15-2019	**	655,007
SANTANDER DR AUTO 1.67% DUE 06-15-2020	**	3,395,979
SANTANDER DR AUTO 1.87% DUE 06-15-2021	**	1,007,815
SANTANDER DR AUTO 2.08% DUE 02-16-2021	**	2,000,424
SANTANDER DR AUTO 2.1% DUE 06-15-2021	**	241,322
SANTANDER DR AUTO FIXED 2.79% DUE 08-15-2022	**	691,185
SANTANDER DR AUTO FIXED 3.73% DUE 07-17-2023	**	86,860
SANTANDER DR AUTO RECEIVABLES TR SER 17-1 CL D 3.17% 04-17-2023	**	374,897
SANTANDER DRIVE AUTO RECEIVABLES TR SER 2017-1 NT CL C 2.58% DUE 05-16-2022	**	198,421
SANTANDER HLDGS 2.7% DUE 05-24-2019	**	5,832,693
SANTANDER HLDGS 3.4% DUE 01-18-2023	**	677,351
SANTANDER UK GROUP 2.875% DUE 08-05-2021	**	2,593,630
SANTANDER UK GROUP 2.875% DUE 10-16-2020	**	9,691,926

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SANTANDER UK GROUP 3.571% DUE 01-10-2023	**	1,511,474
SANTANDER UK GROUP HLDGS PLC 3.125% 01-08-2021	**	4,744,208
SANTANDER UK PLC 2.35% DUE 09-10-2019	**	250,099
SANTANDER UK PLC 2.5% DUE 03-14-2019	**	5,497,843
SANTANDER UK PLC FIXED 2.125% DUE 11-03-2020	**	8,337,399
SAP SE	**	13,376,244
SARTORIUS STEDIM B EUR0.20	**	2,677,291
SASOL NPV	**	124,112
SATO HOLDINGS NPV	**	723,926
SATS LTD NPV	**	762,482
SAUDI ARABIA (KINGDOM OF) 3.25% 26/10/26	**	196,491
SAUDI ARABIA 2.375% MTN 26/10/2021 USD	**	3,906,920
SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TRANCHE # TR 4 2.875% 03-04-2023	**	1,769,440
SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TRANCHE # TR 5 3.625% DUE 03-04-2028 REG	**	43,901,300
SAUDI ARABIA KINGDOM TRANCHE # TR 1 2.375% DUE 10-26-2021 REG	**	2,750,797
SAUDI ARABIA KINGDOM TRANCHE # TR 2 3.25% DUE 10-26-2026 REG	**	196,088
SAUDI INTERNATIONAL BOND 144A TBOND 4.625% DUE 10-04-2047 REG	**	510,652
SBA COMMUNICATIONS CORP COM USD0.01 CL A	**	382,262
SCANSOURCE INC COM	**	102,746
SCENTRE GROUP	**	272,632
SCENTRE GROUP TR 1 FIXED 3.5% DUE 02-12-2025	**	25,135
SCHAEFFLER AG NPV (NON VTG PRF SHS)	**	1,241,207
SCHLUMBERGER HLDGS 2.35% DUE 12-21-2018	**	7,146,931
SCHLUMBERGER HLDGS 2.35% DUE 12-21-2018	**	300,674
SCHLUMBERGER HLDGS CORP 144A 3.0% 12-21-2020 BEO	**	10,774,781
SCHLUMBERGER LTD COM COM	**	15,406,567
SCHNEIDER ELECTRIC EUR4.00	**	13,441,081
SCHNITZER STL INDS INC CL A	**	94,035
SCHOLASTIC CORP COM	**	123,338
SCHRODERS VTG SHS GBP1	**	176,775
SCHWAB CHARLES 3.2% DUE 01-25-2028	**	325,510
SCHWAB CHARLES 3.2% DUE 03-02-2027	**	90,821
SCHWAB CHARLES 3.225% DUE 09-01-2022	**	35,574
SCHWAB CHARLES CORP COM NEW	**	23,925,732
SCHWEITZER-MAUDUIT INTL INC COM	**	134,810
SCORPIO TANKERS INC COM STK	**	91,646
SCOTTS MIRACLE-GRO CLASS'A'COM NPV	**	3,466,476
SCRIPPS E W CO OHIO CL A NEW COM STK	**	93,295
SCRIPPS NETWORKS 2.75% DUE 11-15-2019	**	3,943,290
SCRIPPS NETWORKS 2.8% DUE 06-15-2020	**	864,875
SCRIPPS NETWORKS 3.5% DUE 06-15-2022	**	2,222,176

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SCSK CORP NPV	**	1,849,595
SDL ORD GBP0.01	**	317,883
SEABOARD CORP DEL COM	**	282,240
SEACHANGE INTL INC COM	**	786
SEACOAST BKG CORP FLA COM NEW COM NEW	**	2,681,336
SEACOR HLDGS INC COM	**	85,276
SEACOR MARINE HLDGS INC COM	**	21,692
SEAGATE HDD CAYMAN 3.75% DUE 11-15-2018	**	1,521,750
SEALED AIR CORP NEW COM STK	**	3,131,635
SEARS HOMETOWN & OUTLET STORES INC COM COM	**	5,460
SEASPINE HLDGS CORP COM	**	23,924
SECRETARIA TESOURO 0% TB 01/04/18 BRL1000	**	4,480,809
SECURITY BK CORP PHP10	**	442,322
SEGA SAMMY HLDGS I NPV	**	291,239
SEGRO PLC ORD GBP0.10	**	1,948,555
SEIKO EPSON CORP NPV	**	214,339
SEKISUI HOUSE NPV	**	140,784
SELECT BANCORP INC NEW COM	**	20,650
SELECT INCOME REIT 2.85% DUE 02-01-2018	**	3,040,000
SELECT INCOME REIT COM SH BEN INT COM SHBEN INT	**	91,473
SELECT MED HLDGS CORP COM	**	222,514
SELECTIVE INS GROUP INC COM	**	4,373,854
SEMBCORP INDUSTRIE NPV	**	35,301
SEMGROUP CORP CL A CL A	**	176,549
SEMPRA ENERGY 1.625% DUE 10-07-2019	**	2,730,548
SEMPRA ENERGY 2.4% DUE 03-15-2020	**	199,885
SEMPRA ENERGY 4.05 SNR NTS DUE 12-01-2023	**	157,947
SEMPRA ENERGY 6% DUE 10-15-2039	**	232,258
SEMPRA ENERGY 9.8% DUE 02-15-2019	**	227,438
SEMPRA ENERGY NT FLTG RATE DUE 03-15-2021 REG	**	100,154
SENECA FOODS CORP NEW CL A	**	28,352
SENIOR GBP0.10	**	1,387,312
SENIOR HSG PPTYS TR SH BEN INT SH BEN INT	**	281,179
SENSIENT TECHNOLOGIES CORP COM	**	2,377,375
SEOBU T&D KRW500	**	945,618
SERVICEMASTER GLOBAL HLDGS INC COM	**	2,871,120
SERVICENOW INC COM USD0.001	**	1,087,192
SEVEN & I HOLDINGS NPV	**	1,437,417
SEVERSTAL PJSC GDR EACH REPR 1 ORD 'REGS'	**	906,540
SFR GROUP 5.625% GTD 15/05/2024 EUR	**	502,038
SHELL INTERNATIONAL FIN 4.55 DUE 08-12-2043 REG	**	28,435

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SHELL INTL FIN B V 1.375% DUE 05-10-2019	**	4,575,260
SHELL INTL FIN B V 1.375% DUE 09-12-2019	**	3,738,569
SHELL INTL FIN B V 1.625% DUE 11-10-2018	**	2,857,740
SHELL INTL FIN B V 1.875% DUE 05-10-2021	**	492,647
SHELL INTL FIN B V 2.125% DUE 05-11-2020	**	498,960
SHELL INTL FIN B V 2.25% DUE 11-10-2020	**	310,916
SHELL INTL FIN B V 2.875% DUE 05-10-2026	**	172,001
SHELL INTL FIN B V 3.4% DUE 08-12-2023	**	114,216
SHELL INTL FIN B V 4% DUE 05-10-2046	**	178,929
SHELL INTL FIN B V 4.125% DUE 05-11-2035	**	171,265
SHELL INTL FIN B V 4.3% DUE 09-22-2019	**	947,849
SHELL INTL FIN B V GTD NT 4.375 DUE 03-25-2020	**	418,272
SHERWIN-WILLIAMS 2.25% DUE 05-15-2020	**	10,400,064
SHERWIN-WILLIAMS 3.45% DUE 06-01-2027	**	54,864
SHERWIN-WILLIAMS CO COM	**	8,108,951
SHERWIN-WILLIAMS FIXED 4.2% DUE 01-15-2022	**	418,960
SHILOH INDS INC COM	**	12,603
SHIMAMURA CO NPV	**	484,071
SHIMIZU CORP NPV	**	373,625
SHIN KONG FINL HLD TWD10	**	311,184
SHIN-ETSU CHEMICAL NPV	**	2,759,367
SHINSEI BANK NPV	**	375,517
SHIONOGI & CO LTD NPV	**	1,016,684
SHIP FINANCE INTERNATIONAL COMMON STK	**	144,569
SHIP HEALTHCARE HOLDINGS INC NPV	**	958,505
SHIRE ACQUISITIONS 1.9% DUE 09-23-2019	**	11,861,636
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	2,130,321
SHIRE ACQUISITIONS 3.2% DUE 09-23-2026	**	4,106,563
SHIRE PLC ORD GBP0.05	**	722,982
SHISEIDO CO LTD NPV	**	255,524
SHN EXPRESSWAY 'H'CNY1	**	1,756,819
SHOE CARNIVAL INC COM	**	49,354
SHOPIFY INC CL A SHOPIFY INC	**	523,887
SHORE BANCSHARES INC COM	**	19,773
SHUTTERFLY INC COM	**	121,291
SI FINL GROUP INC MD COM	**	19,389
SIEMENS AG NPV(REGD)	**	2,301,865
SIEMENS FINANCIERINGSMAATSCHAPPIJ N V NT144A FLTG RATE DUE 09-13-2019 BEO	**	5,653,570
SIERRA BANCORP COM STK	**	38,114
SIFCO INDS INC COM STK	**	3,405
SIGMA DESIGNS INC COM	**	24,325

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SIGNATURE BK NY N Y COM	**	3,294,240
SIGNET JEWELERS LTD ORD USD0.18	**	317,076
SIKA AG CHF0.60 (BR)	**	3,844,298
SILGAN HLDGS INC COM	**	2,098,564
SILICOM LTD COM STK	**	864,456
SILICON LABORATORIES INC COM	**	1,086,090
SIMMONS 1ST NATL CORP CL A $0.01 PAR	**	215,039
SIMON PPTY GROUP L 2.5% DUE 09-01-2020	**	451,629
SIMON PPTY GROUP L 3.375% DUE 12-01-2027	**	251,158
SIMON PPTY GROUP L 4.375% DUE 03-01-2021	**	374,650
SIMON PPTY GROUP L P NT 2.2 DUE 02-01-2019	**	559,544
SIMPSON MFG INC COM	**	270,688
SINA CORPORATION COM STK USD0.133	**	90,480
SINCLAIR BROADCAST GROUP INC CL A	**	172,558
SINGAPORE EXCHANGE NPV	**	73,891
SINGAPORE GOVERNMENT 2.125% 01/06/2026	**	529,819
SINO BIOPHARMACEUT HKD0.025	**	357,263
SINO LAND CO NPV	**	718,397
SINOFERT HOLDINGS HKD0.1	**	342,118
SINOPEC GROUP 2.75% DUE 04-10-2019	**	300,565
SINOPEC 'H' CNY1	**	85,309
SINOPEC S/PETROCHE 'H'CNY1	**	199,265
SITEONE LANDSCAPE SUPPLY INC COM	**	4,462,023
SJM HOLDINGS LTD. NPV	**	310,697
SK HYNIX INC	**	2,842,708
SK INNOVATION CO.LTD KRW5000	**	326,574
SK TELECOM KRW500	**	1,787,878
SKAND ENSKILDA BKN 1.5% BDS 15/12/21 SEK500000	**	443,529
SKAND ENSKILDA BKN SER'A'NPV	**	357,304
SKANDINAVISKA FIXED 2.3% DUE 03-11-2020	**	4,640,988
SKF AB SER'B'NPV	**	165,316
SKYWEST INC COM	**	277,554
SL GREEN OPER 3.25% DUE 10-15-2022	**	199,233
SLC AGRICOLA SA COM NPV	**	324,394
SLC STUDENT LN TR 2010-1 NT CL IA-1 FLTGRATE 11-25-2042 REG	**	2,245,815
SLM CORP 8 DUE 03-25-2020	**	108,125
SLM CORP COM	**	48,488
SLM CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.875 DUE 06-17-2019	**	711,830
SLM CORP MTN 5.5 01-15-2019	**	2,035,000
SLM PRIVATE CR STUDENT LN TR 2006-BW CL A-5 FLTG RATE 12-15-2039 REG	**	7,804,486
SLM PRIVATE CR STUDENT LN TR 2007-A STUDLN BACKED NT A-4 FLTG 12-16-2041BEO	**	747,727

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SLM PRIVATE CR STUDENT LN TR ASSTBCKD SER 2005-A CL A4 FLTG 12-15-2038 BEO	**	1,879,696
SLM PRIVATE CR STUDENT LN TR SER 2002-A CL A2 FLT RT 12-16-2030 BEO	**	3,750,247
SLM PRIVATE CR STUDENT LOAN TRUST 2004-A06-15-2033 REG	**	9,328,554
SLM STUDENT LN 3-7 3.8%-FRN A/BKD 15/12/33 EUR	**	500,470
SLM STUDENT LN TR 2003-14 CL A-6 FLTG 07-25-2025 REG	**	1,904,652
SLM STUDENT LN TR 2005-4 CL A-3 VAR RT DUE 01-25-2027	**	1,310,281
SLM STUDENT LN TR 2008 9 STUDENT LOAN BKD NTS CL A FLTG 04-25-2023 REG	**	16,539,661
SLOVENIA(REP OF) 4.125% NTS 18/02/2019	**	1,126,180
SLOVENIA(REP OF) 4.75% SNR MTN 10/05/18 USD	**	404,580
SM ENERGY CO COM	**	244,779
SM INVEST CORP PHP10	**	211,919
SM PRIME HLDGS PHP1	**	143,546
SMALL BUSINESS 5.67999982834% DUE 06-01-2028	**	246,396
SMALL BUSINESS ADMIN GTD DEV DEB SER 1999-20 L 7.19 12-1-2019/6-1-00 BEO	**	12,854
SMALL BUSINESS ADMIN GTD DEV PARTN SER 2017-20L CL 1 01 2.78 12-01-2037	**	140,912
SMALL BUSINESS ADMINISTRATION SER 2016-10A CL 1 2.507% 03-10-2026	**	314,041
SMART & FINAL STORES INC COM	**	56,233
SMC CORP NPV	**	453,064
SMITH & NEPHEW ORD USD0.20	**	991,469
SMITH A O CORP COM	**	1,838,400
SMITHS GROUP ORD GBP0.375	**	2,721,569
SMUCKER J M CO 1.75% DUE 03-15-2018	**	2,345,722
SMUCKER J M CO COM NEW	**	3,681,728
SNYDERS-LANCE INC COM	**	31,150
SOCIETE GENERALE 144A 5.2 DUE 04-15-2021	**	323,110
SOCIETE GENERALE 3.25% DUE 01-12-2022	**	302,748
SOCIETE GENERALE 8.25 DUE 12/31/2049	**	1,569,375
SOCIETE GENERALE EUR1.25	**	875,833
SOCIETE GENERALE NTS BOOK ENTRY 2.625 DUE 10-01-2018	**	652,705
SODEXHO EUR4	**	1,006,717
SOFTBANK GROUP CORP	**	1,272,233
SOLAREDGE TECHNOLOGIES INC COM	**	926,283
SOLVAY SA NPV	**	660,569
SOMPO HOLDINGS INC	**	1,392,103
SONIC AUTOMOTIVE INC CL A	**	69,962
SONIC CORP COM	**	1,183,564
SONOCO PROD CO COM	**	242,212
SONOVA HOLDING AG COMMON STOCK	**	191,095
SONY CORP NPV	**	1,352,362
SOUNDVIEW HOME LN TR 2006-OPT2 MTG PASSTHRU CTF CL A-3 05-25-2036 REG	**	1,880,044
SOUTH AFRICA REP NT 5.375% DUE 07-24-2044 REG	**	200,340

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SOUTH AFRICA REP NT 6.875% DUE 05-27-2019 REG	**	315,860
SOUTH ST CORP COM	**	1,604,954
SOUTH32 LTD NPV	**	1,113,032
SOUTHERN CALIF EDISON CO 3.5 DUE 10-01-2023	**	926,877
SOUTHERN CO 2.35% DUE 07-01-2021	**	397,627
SOUTHERN CO COM STK	**	3,768,909
SOUTHERN CO FIXED 2.75% DUE 06-15-2020	**	756,762
SOUTHERN CO SER 2017-A SR NT FLTG 144A DUE 09-30-2020/09-30-2019 BEO	**	502,920
SOUTHERN MO BANCORP INC COM	**	31,200
SOUTHERN NATL BANCORP VA INC COM	**	19,717
SOUTHERN PWR CO 1.95% DUE 12-15-2019	**	4,440,204
SOUTHERN PWR CO 4.15% DUE 12-01-2025	**	21,077
SOUTHERN PWR CO 5.15% DUE 09-15-2041	**	66,731
SOUTHN CAL EDISON 4% DUE 04-01-2047	**	102,036
SOUTHN CAL EDISON 5.5% DUE 08-15-2018	**	204,419
SOUTHN CAL EDISON CO 5.55 DUE 01-15-2036BEO	**	203,420
SOUTHN CAL GAS CO 1.55% DUE 06-15-2018	**	399,049
SOUTHN COPPER CORP DEL COM	**	135,375
SOUTHN NAT GAS CO 8% DUE 03-01-2032	**	112,527
SOUTHSIDE BANCSHARES INC CMT-COM CMT-COM	**	80,832
SOUTHWEST AIRLS CO 2.65% DUE 11-05-2020	**	1,757,112
SOUTHWEST GAS HLDGS INC COM	**	4,164,920
SOUTHWESTN ELEC 3.9% DUE 04-01-2045	**	98,492
SOUTHWESTN ELEC 6.45% DUE 01-15-2019	**	119,714
SP PLUS CORP COM	**	94,457
SPAIN(KINGDOM OF) 1.5% BDS 30/04/2027 EUR1000	**	241,509
SPAIN(KINGDOM OF) 2.9% BDS 31/10/2046 EUR1000	**	610,057
SPAREBANK 1 SR BK NOK25	**	1,083,936
SPARK INFR GROUP NPV STAPLED	**	590,340
SPARTAN MTRS INC COM	**	54,889
SPARTANNASH CO COM NPV	**	2,176,128
SPARTON CORP COM STK	**	23,637
SPCL1 GEN ELEC CAP CORP 5.875% DUE 01-14-2038	**	310,365
SPECTRA ENERGY CAP 6.2% DUE 04-15-2018	**	262,822
SPECTRA ENERGY PARTNERS LP SR NT FLTG DUE 06-05-2020 REG	**	302,246
SPECTRUM PHARMACEUTICALS INC COM	**	38,772
SPEEDWAY MOTORSPORTS INC COM	**	71,555
SPIRIT AIRLS CL AA 3.375% DUE 08-15-2031	**	60,969
SPIRIT AIRLS INC COM	**	252,371
SPIRIT ISSUER 6.582%-FRN A/BK 12/18GBP'A4	**	1,060,232
SPIRIT RLTY CAP INC NEW COM	**	246,418

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SPLUNK INC COMSTK COM USD0.001	**	5,495,854
SPOK HLDGS INC COM	**	35,291
SPORTON INTERNATIO TWD10	**	64,694
SPRINGLEAF FIN 5.25% DUE 12-15-2019	**	205,750
SPRINGLEAF FIN 8.25% DUE 12-15-2020	**	110,000
SPRINT SPECTRUM CO 3.36% DUE 09-20-2021	**	9,584,531
SPX FLOW INC COM	**	54,968
SRC ENERGY INC COM USD0.001	**	148,141
SSE PLC ORD GBP0.50	**	383,771
ST AUTO FINL CORP COM	**	136,922
ST JAMES'S PLACE ORD GBP0.15	**	1,344,808
*ST STR CORP 3.7 DUE 11-20-2023	**	179,008
*ST STR CORPORATION 3.1% DUE 05-15-2023	**	80,694
STADSHYPOTEK AB 1.5% BDS 15/12/21 SEK100000	**	1,140,502
STADSHYPOTEK AB 4.5% BDS 21/09/22 SEK100000	**	3,440,965
STAG INDL INC COM	**	136,158
STAGE STORES INC COM NEW COM NEW	**	4,822
STANDARD BK GR LTD ZAR0.1	**	449,076
STANDARD CHARTERED BK NEW YORK N Y 08-11-2017 1.6% CTF OF DEP 08-10-2018	**	8,131,709
STANDARD CHARTERED BK NEW YORK N Y CTF OF DEP 06-05-2017 1.62% 06-01-2018	**	12,281,929
STANDARD LIFE ABERDEEN PLC	**	1,644,703
STANDARD MTR PRODS INC COM	**	101,272
STANDEX INTL CORP COM	**	2,694,544
STANLEY BLACK & 2.451% DUE 11-17-2018	**	6,645,014
STANLEY BLACK & DECKER INC COM	**	5,909,794
STANLEY BLACK & STEP CPN 1.622% DUE 11-17-2018	**	2,939,182
STARBUCKS CORP 2.7% DUE 06-15-2022	**	143,438
STARRETT L S CO CL A	**	6,166
START TODAY CO LTD NPV	**	745,235
STARTEK INC COM	**	15,324
STATE BK FINL CORP COM	**	73,824
STATE BK INDIA(LDN FRN SNR MTN 04/20 USD200000	**	200,520
STATE OF QATAR 4.5% 20 JAN 2022	**	6,331,836
*STATE STR CORP COM	**	15,864,553
*STATE STR CORP STEP CPN 4.956% DUE 03-15-2018	**	2,494,188
STATOIL ASA 2.45 DUE 01-17-2023 REG	**	89,465
STATOIL ASA 1.15% DUE 05-15-2018	**	488,813
STATOIL ASA 2.25% DUE 11-08-2019	**	6,199,516
STATOIL ASA 3.15 DUE 01-23-2022	**	98,184
STD CHARTERED PLC 2.1% DUE 08-19-2019	**	3,810,694
STEELCASE INC CL A COM	**	75,301

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
STEIN MART INC COM	**	776
STEPAN CO COM	**	161,889
STERIS PLC NEW STERIS LTD COMSTK	**	2,401,839
STERLING BANCORP DEL COM	**	4,072,063
STERLING CONSTR INC COM	**	30,037
STEWART INFORMATION SVCS CORP COM	**	99,701
STHREE ORD GBP0.01	**	825,119
STICHTING AK RABOBANK CERTIFICATEN 6.5% 31/12/2049	**	596,197
STIFEL FINL CORP COM	**	361,351
STITCH FIX INC CL A CL A	**	326,698
STOCKLAND NPV (STAPLED)	**	125,108
STONE ENERGY CORP COM PAR $ COM PAR $	**	13,153
STONERIDGE INC COM	**	63,254
STORE CAPITAL CORPORATION COM USD0.01	**	267,144
STRATASYS INC SHS	**	112,215
STRATTEC SEC CORP COM	**	27,219
STRATUS PPTYS INC COM NEW COM NEW	**	24,413
STRIP PRINCIPAL ZCPN 02-15-2020	**	1,220,108
STRUCTURED ASSET INVT LN TR 2003-BC2 MTGPASSTHRU CTF CL A2 VAR 04-25-2033 REG	**	219,564
STRUCTURED ASSET INVT LN TR 2004-2 MTG PASSTHRU CTF CL A4 03-25-2034 REG	**	509,561
SUBARU CORPORATION NPV	**	1,307,883
SUL AMERICA SA UNITS (1 COM SHS & 2 PRF)	**	290,234
SUMITOMO CHEMICAL CO. LTD NPV	**	280,537
SUMITOMO ELECTRIC NPV	**	175,531
SUMITOMO HEAVY IND NPV	**	461,805
SUMITOMO MITSUI 2.25 DUE 07-11-2019	**	4,168,417
SUMITOMO MITSUI 2.442% DUE 10-19-2021	**	3,596,709
SUMITOMO MITSUI 2.632% DUE 07-14-2026	**	142,789
SUMITOMO MITSUI 2.84% BNDS 01-11-2022	**	150,298
SUMITOMO MITSUI 2.934% DUE 03-09-2021	**	14,435,392
SUMITOMO MITSUI BANKING 1.966% BNDS 01-11-2019	**	4,997,796
SUMITOMO MITSUI BANKING 2.092% 10-18-2019	**	596,922
SUMITOMO MITSUI BANKING 3.4 07-11-2024	**	6,038,373
SUMITOMO MITSUI BANKING CORP 1.95% DUE 07-23-2018	**	1,015,847
SUMITOMO MITSUI BK 1.5% DUE 01-18-2018	**	249,960
SUMITOMO MITSUI BK CORP 2.45 DUE 01-10-2019 BEO	**	4,091,758
SUMITOMO MITSUI BK CORP 2.45 DUE 01-10-2019 BEO	**	250,562
SUMITOMO MITSUI BKG CORP N Y INSTL CTF DEP DTD 07-17-2017 FLTG 07-11-2019	**	12,191,922
SUMITOMO MITSUI FINANCIAL GROUP NPV	**	332,637
SUMITOMO MITSUI FIXED 2.058% DUE 07-14-2021	**	4,704,067
SUMITOMO MITSUI FIXED 2.45% 10-20-2020	**	1,001,669

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SUMITOMO MITSUI TR 2.05% DUE 03-06-2019	**	1,869,628
SUMITOMO MITSUI TR BK LTD NY BRH CTF DEP06-07-2017 FLTG RT DUE 12-07-2018	**	14,230,490
SUMITOMO REALTY & DEVELOPMENT NPV	**	196,980
SUMMIT FINL GROUP INC COM	**	28,820
SUMMIT HOTEL PROPERTIES INC COM	**	88,974
SUMMIT MATLS INC CL A CL A	**	3,146,075
SUN ART RETAIL GRO NPV	**	411,037
SUN BANCORP INC NEW JERSEY COM USD5.00(POST REV SPLIT)	**	23,255
SUN COMMUNITIES INC COM	**	423,819
SUN HUNG KAI CO NPV	**	454,783
SUN HUNG KAI PROP NPV	**	1,831,319
SUNAC CHINA HLDGS HKD0.10	**	173,030
SUNCOKE ENERGY INC COM USD0.01	**	76,196
SUNCOR ENERGY INC 5.95 DUE12-01-2034 BEO	**	100,579
SUNCOR ENERGY INC COM NPV 'NEW'	**	13,087,196
SUNCORP GROUP LTD NPV	**	788,876
SUNDRUG CO LTD NPV	**	1,563,217
SUNNY OPTICAL TECH HKD0.10	**	531,729
SUNOCO LOGISTICS 4.25% DUE 04-01-2024	**	270,161
SUNOCO LOGISTICS 4.4% DUE 04-01-2021	**	31,198
SUNOCO LOGISTICS 4.65% DUE 02-15-2022	**	83,991
SUNOPTA INC COMSTK	**	1,016,711
SUNSTONE HOTEL INVS INC NEW COM	**	219,783
SUNTRUST BANK INC 2.25% DUE 01-31-2020	**	2,650,903
SUNTRUST BK ATL GA FIXED 2.45% DUE 08-01-2022	**	5,595,822
SUNTRUST BKS INC 2.5% DUE 05-01-2019	**	3,505,099
SUNTRUST BKS INC 2.7% DUE 01-27-2022	**	2,849,900
SUNTRUST BKS INC 2.9% DUE 03-03-2021	**	303,358
SUPER MICRO COMPUTER INC COM	**	105,901
SUPERIOR ENERGY SVCS INC COM	**	147,455
SUPERIOR INDS INTL INC COM	**	29,700
SUPERIOR UNIFORM GROUP INC COM	**	9,268
SUPERNUS PHARMACEUTICALS INC COM STK	**	2,021,232
SUPERVALU INC COM NEW COM NEW	**	74,239
SURGERY PARTNERS INC COM	**	1,200,320
SURGUTNEFTEGAZ ADR-REPR 10 ORD RUB1	**	106,437
SURMODICS INC COM	**	18,900
SURUGA BANK NPV	**	1,375,571
SURYA CITRA MEDIA IDR50	**	597,774

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SVB FINANCIAL GROUP COMMON STOCK	**	604,763
SVENSKA 1.95% DUE 09-08-2020	**	494,651
SVENSKA 2.25% DUE 06-17-2019	**	250,110
SVENSKA 2.5% DUE 01-25-2019	**	1,626,237
SVENSKA HANDELSBANKEN AB PUBL MEDIUM TER 1.875% DUE 09-07-2021	**	488,509
SWEDBANK AB MEDIUM 2.2% DUE 03-04-2020	**	497,939
SWEDBANK MORTGAGE 1% BDS 15/06/22 SEK100000	**	979,221
SWEDBANK MORTGAGE 1% CVD BDS 15/09/2021 SEK	**	398,775
SWEDISH COVERED BD 1.25% CVD BDS 15/06/22 SEK	**	751,112
SWEDISH COVERED BD 2% CVD BDS 17/06/2026SEK	**	126,719
SWEDISH MATCH NPV	**	1,071,274
SWISS LIFE HOLDINGS AG	**	908,499
SWISS RE AG CHF0.10	**	869,001
SWISSCOM AG CHF1(REGD)	**	218,458
SWITCH INC CL A CL A	**	235,324
SYKES ENTERPRISES INC COM	**	147,532
SYMANTEC CORP COM	**	16,371,242
SYN_SWAP 0.0 08 MAR 2018 KMH8 INDEX KM2H18_SW	**	48,273
SYN_SWAP 0.0 26 JAN 2018 TAF8 INDEX TA35F18_SW	**	146,393
SYN_SWAP 0.0 30 JAN 2018 HIF8 INDEX HSIF18_SW	**	151,436
SYN_SWAP 0.0 30 JAN 2018 HIF8 INDEX HSIF18_SW	**	44,485
SYN_SWAP 0.0 30 JAN 2018 TWF8 INDEX TWF18_SW	**	2,469
SYN_SWAP 0.0 30 JAN 2018 TWF8 INDEX TWF18_SW	**	17,346
SYNALLOY CORP COM	**	12,355
SYNAPTICS INC COM	**	84,074
SYNCHRONOSS TECHNOLOGIES INC COM STK	**	33,409
SYNCHRONY BK 3% DUE 06-15-2022	**	5,067,282
SYNCHRONY CR CARD 2.04% DUE 03-15-2022	**	965,677
SYNCHRONY CR CARD 2.37% DUE 03-15-2023	**	9,880,427
SYNCHRONY FINANCIAL 3.0% 08-15-2019 USD1000	**	1,399,666
SYNCHRONY FINL 2.7% DUE 02-03-2020	**	1,037,586
SYNCHRONY FINL 3.7% DUE 08-04-2026	**	131,127
SYNCHRONY FINL 3.75% DUE 08-15-2021	**	533,213
SYNCHRONY FINL 4.5% DUE 07-23-2025	**	1,672,006
SYNNEX CORP COM STK	**	530,885
SYNNEX TECH INTL TWD10	**	35,399
SYNTHOMER PLC ORD GBP0.10	**	1,405,925
SYSCO CORP 3.25% DUE 07-15-2027	**	59,798
SYSTEMAX INC COM	**	126,160
T ROWE PRICE GROUP INC	**	4,858,364
T.K. CORPN KRW500	**	110,798
T4F ENTRETENIMENTO SA	**	563,873
TABULA RASA HEALTHCARE INC COM	**	1,727,571
TAHOE RESOURCES IN COM NPV	**	375,521
TAISEI CORP NPV	**	2,223,879
TAIWAN SEMICONDUCTOR MANUFACTURING ADS EACH CNV INTO 5 ORD	**	14,628,868
TAKARA LEBEN CO NPV	**	828,574

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TAKE-TWO INTERACTIVE SOFTWARE INC COM STK USD0.01	**	21,111,682
TANGER FACTORY OUTLET CTRS INC COM	**	62,484
TARGET CORP 2.3% DUE 06-26-2019	**	120,576
TARGET CORP 2.5% DUE 04-15-2026	**	48,073
TARGET CORP COM STK	**	3,947,625
TARO PHARMACEUTICAL INDUSTRIES ORD ILS1	**	128,689
TATA CONSULTANCY S INR1	**	9,793,162
TATA STEEL LTD INR10	**	678,185
TATE & LYLE ORD GBP0.25	**	1,783,884
TATNEFT PJSC ADS (REPR 6 ORD RUB0.1)	**	264,810
TAUBMAN CTRS INC COM	**	20,087
TAURON POLSKA ENER PLN5.00	**	93,379
TAV HAVALIMANLARI TRY1	**	299,249
TAYLOR MORRISON HOME CORP COM USD0.00001	**	163,019
TAYLOR WIMPEY ORD GBP0.01	**	2,532,810
TC PIPELINES LP 3.9% DUE 05-25-2027	**	110,550
TCF AUTO 1.39% DUE 11-15-2019	**	1,238,268
TCF AUTO 1.93% DUE 06-15-2022	**	1,908,324
TCF FNCL CORP COM	**	292,453
TD AMERITRADE HLDG 5.6% DUE 12-01-2019	**	398,075
TDC DKK 1 COMSTK	**	1,143,598
TDK CORP NPV	**	279,435
TEACHERS INS & 4.27% DUE 05-15-2047	**	158,631
TEAM INC COM STK	**	37,757
TECAN GROUP AG CHF0.10 (REGD)	**	1,394,651
TECH DATA CORP COM	**	371,502
TECH MAHINDRA	**	60,713
TECHTARGET INC COM	**	15,382
TECHTRONIC INDUSTR NPV	**	951,062
TECK RESOURCES LTD CLASS'B'SUB-VTG COM NPV	**	1,655,555
TECNICAS REUNIDAS ORD EUR0.10	**	1,002,388
TECO FIN INC 5.15% DUE 03-15-2020	**	157,871
TEEKAY CORP COM	**	2,610
TEEKAY TANKERS LTD COM STK	**	10,188
TEGMA GESTAO LOGIS COM NPV	**	217,742
TEGNA INC COM	**	271,828
TEJON RANCH CO COM	**	61,989
TELADOC INC COM	**	2,097,587
TELE2 AB SER'B'NPV	**	280,321
TELECOM ITALIA SPA NPV	**	137,222
TELEDYNE TECHNOLOGIES INC COM	**	80,612
TELEFONICA 3.192% DUE 04-27-2018	**	451,598
TELEFONICA 5.134% DUE 04-27-2020	**	91,041
TELEFONICA EMISIONES S A U 5.462 DUE 02-16-2021 REG	**	281,245
TELEFONICA SA 5.877% DUE 07-15-2019	**	105,130
TELEKOMUNIKASI SER'B'IDR50	**	37,624
TELEPERFORMANCE SOCIETE EUROPEENNE	**	794,888

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TELEPHONE & DATA SYS INC COM STK	**	279,251
TEMPUR SEALY INTL INC COM	**	1,958,498
TENCENT HLDGS LIMITED COMMON STOCK	**	21,536,849
TENNESSEE VALLEY AUTH GLOBAL PWR BD SER A 2.875% 09-15-2024 REG	**	10,265,910
TENNESSEE VY AUTH GLOBAL PWR BD SER A 4.25% DUE 09-15-2065 REG	**	138,323
TENNESSEE VY AUTH TENN VALLEY AUTH 4.875% DUE 01-15-2048 REG	**	403,676
TERADYNE INC COM	**	385,874
TEREX CORP NEW COM	**	3,584,675
TERRENO RLTY CORP	**	2,790,496
TERRITORIAL BANCORP INC COM STK	**	31,642
TERUMO CORP NPV	**	11,418,330
TERWIN MTG TR 2003-6HE ASSET BKD CTF CL A-1 FLTG 11-25-2033 REG	**	41,978
TESARO INC COM	**	1,533,095
TESCO 6.125% SNR 24/02/2022 GBP	**	1,094,303
TESCO ORD GBP0.05	**	671,807
TESCO PROP FIN 6 PLC 5.4111% BDS 13/07/2044 GBP100000	**	307,208
TESCO PROPERTY FIN 4 PLC 5.8006% 13/10/2040	**	318,676
TESLA INC COM USD0.001	**	4,381,006
TESSCO TECHNOLOGIES INC COM	**	16,523
TETRA TECH INC NEW COM	**	581,267
TETRA TECHNOLOGIES INC DEL COM	**	51,142
TEVA 1.4% DUE 07-20-2018	**	1,316,179
TEVA 1.7% DUE 07-19-2019	**	5,844,150
TEVA 2.8% DUE 07-21-2023	**	95,789
TEVA 2.95% DUE 12-18-2022	**	393,866
TEVA 3.15% DUE 10-01-2026	**	16,513
TEVA 3.65% DUE 11-10-2021	**	54,224
TEVA 3.65% DUE 11-10-2021	**	380,519
TEXAS INSTRS INC 2.75% DUE 03-12-2021	**	2,056,865
TEXAS INSTRUMENTS INC COM	**	13,141,372
TEXAS ROADHOUSE INC COMMON STOCK	**	2,391,145
TEXAS ST FLTG RT 1.964% 06-01-2018 BEO TAXABLE	**	536,182
TEXTAINER GROUP HLDGS LTD COM STK	**	116,788
TEXTRON INC 3.65% DUE 03-15-2027	**	88,418
TEXTRON INC FLTG 11-10-2020 BEO	**	529,851
TFI INTERNATIONAL COM NPV	**	752,794
TGR INVESTMENT INC REIT	**	612,626
THAI OIL PCL THB10(NVDR)	**	788,262
THALES SA EUR3	**	2,182,786
THE MEET GROUP INC COM	**	33,806
THE PRICELINE GROUP INC	**	8,535,779
THERMO FISHER 2.15% DUE 12-14-2018	**	1,994,735
THERMO FISHER 3% DUE 04-15-2023	**	6,598,437
THERMO FISHER 3.15% DUE 01-15-2023	**	2,627,419
THERMO FISHER 3.3% DUE 02-15-2022	**	7,557,964
THERMO FISHER 3.6% DUE 08-15-2021	**	208,509
THERMO FISHER CORP	**	11,890,286

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
THERMO FISHER SCIENTIFIC INC 2.4 DUE 02-01-2019 REG	**	1,714,169
THERMON GROUP HLDGS INC	**	75,200
THIRD POINT REINSURANCE LTD COM USD0.10	**	66,203
THK CO LTD NPV	**	1,277,582
THOMSON REUTERS FIXED 3.95% DUE 09-30-2021	**	160,438
THOMSON-REUTERS CP COM NPV	**	217,463
THRONES 2014-1 PLC SR 14-1 CL A FLTG 15/11/49	**	562,032
TIAA AST MGMT FIN 2.95% DUE 11-01-2019	**	5,562,681
TIER REIT INC COM NEW COM NEW	**	35,601
TILE SHOP HLDGS INC COM COM	**	29,597
TILLYS INC CL A	**	15,380
TIMAH IDR50	**	64,674
TIMBERLAND BANCORP INC COM	**	27,214
TIME INC NEW COM	**	200,459
TIME WARNER CABLE 4.125% DUE 02-15-2021	**	2,198,587
TIME WARNER CABLE 5% DUE 02-01-2020	**	9,423,771
TIME WARNER CABLE 6.75% DUE 06-15-2039	**	383,961
TIME WARNER CABLE 8.75% DUE 02-14-2019	**	410,497
TIME WARNER CABLE INC 8.25 DUE 04-01-2019 REG	**	3,708,691
TIME WARNER INC 3.8% DUE 02-15-2027	**	1,258,809
TIME WARNER INC 4% DUE 01-15-2022	**	728,869
TIME WARNER INC NEW NT 4.75 DUE 03-29-2021	**	7,823,347
TIME WARNER INC USD0.01	**	6,624,623
TIMKEN CO COM	**	2,959,125
TIMKENSTEEL CORP COM NPV 'WI'	**	85,170
TITAN INTL INC ILL COM	**	104,740
TITAN MACHY INC COM	**	56,947
TIVITY HEALTH INC COM	**	813,347
TIVO CORP COM NPV	**	169,931
TN VY AUTH FED BOOK ENTRY PRIN STRIPS GENERIC PRIN PMT 06-15-2035 (UNDDATE)	**	253,870
TOFAS OTOMOBIL FAB TRY1 (E SHARES)	**	249,361
TOKYO ELECTRON NPV	**	1,863,345
TOKYO METROPOLIS JAPAN BD 144A 2.5% DUE 06-08-2022 BEO	**	3,562,438
TOKYO OHKA KOGYO NPV	**	2,020,435
TOKYO TATEMONO CO NPV	**	37,789
TOKYU FUDOSAN HOLDINGS CORPORATION NPV	**	54,205
TOLL BROS INC COM	**	816,436
TOMPKINS FINL CORP COM USD0.10	**	42,953
TOOTSIE ROLL INDS INC COM	**	35,890
TOPBUILD CORP COM	**	4,134,116
TORONTO DOMINION 1.8% DUE 07-13-2021	**	153,745
TORONTO DOMINION 2.125 DUE 07-02-2019	**	6,901,206
TORONTO DOMINION BANK TRANCHE # TR 29 1.95% DUE 01-22-2019	**	9,599,813
TORONTO DOMINION BANK TRANCHE # TR 30 VAR RT DUE 01-22-2019	**	6,098,781
TORONTO DOMINION BK 1.75% 07-23-2018	**	1,498,782
TORONTO DOMINION BK SR MEDIUM TERM BK NT 2.25% DUE 11-05-2019	**	1,190,719
TORONTO DOMINION BK SR MEDIUM TERM BK NT BOOK ENTRY FLTG 12-14-2020	**	6,724,542

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TORONTO-DOMINION 2.125% DUE 04-07-2021	**	15,014,626
TORONTO-DOMINION COM NPV	**	177,108
TORRENT PHARM INR5	**	903,431
TOSHIBA CORP NPV	**	402,060
TOSOH CORP NPV	**	1,122,824
TOTAL CAP 2.125% DUE 08-10-2018	**	80,200
TOTAL CAP 4.125% DUE 01-28-2021	**	473,840
TOTAL CAP INTL 2.1% DUE 06-19-2019	**	4,948,188
TOTAL CAP INTL 3.7% DUE 01-15-2024	**	326,856
TOTAL ENERGY SVC I COM NPV	**	272,401
TOTAL EUR2.5	**	625,411
TOTAL SYS SVCS INC 4.8% DUE 04-01-2026	**	573,404
TOTAL SYS SVCS INC COM	**	2,029,291
TOTALRTN CHF/1M BOFAUS3N 21/03/2018 EQS-BOEAC-BANA-M7CH-018	**	1,305
TOTALRTN EUR/1M BOFAUS3N 21/03/2018 EQS-BOEAC-BANA-M7NL-008	**	5,234
TOTALRTN HKD BOFAUS3N 21/03/2018 EQS-BOEAC-BANA-M7CN-002	**	3,266
TOTALRTN HKD BOFAUS3N 21/03/2018 EQS-BOEAC-BANA-M7HK-005	**	186,053
TOTALRTN JPY/1M BOFAUS3N 21/03/2018 EQS-BOEAC-BANA-M7JP-014	**	311,629
TOTALRTN SEK BOFAUS3N 21/03/2018 EQS-BOEAC-BANA-M7SE-015	**	32,381
TOTALRTN SEK BOFAUS3N 21/03/2018 EQS-BOEAC-BANA-M7SE-016	**	13,215
TOTALRTN SGD BOFAUS3N 21/03/2018 EQS-BOEAC-BANA-M7SG-004	**	2,255
TOWER INTL INC COM STK	**	52,454
TOWNEBANK PORTSMOUTH VA COM	**	146,063
TOWNGAS CHINA CO HKD0.10	**	898,004
TOWNSQUARE MEDIA INC CL A CL A	**	7,895
TOYOTA AUTO 1.3% DUE 04-15-2020	**	337,967
TOYOTA AUTO 1.47% DUE 09-15-2021	**	2,159,275
TOYOTA AUTO 1.75999999046% DUE 07-15-2021	**	6,000,190
TOYOTA AUTO 1.78% DUE 11-15-2021	**	620,329
TOYOTA AUTO 1.98% DUE 12-15-2022	**	1,387,044
TOYOTA AUTO RECEIVABLES OWNER TR SER 17-D CL A4 2.46% 02-15-2023	**	2,916,522
TOYOTA AUTO RECEIVABLES OWNER TRUST SER 17-A CL A4 2.1% 09-15-2022	**	27,632,451
TOYOTA AUTO RECEIVABLES SER 2017-B CL A4 2.05% DUE 09-15-2022	**	2,885,326
TOYOTA MOTOR CORP NPV	**	2,017,574
TOYOTA MTR CR CORP 2.625 DUE 01-10-2023	**	945,264
TOYOTA MTR CR CORP 1.45% DUE 01-12-2018	**	259,974
TOYOTA MTR CR CORP 1.55% DUE 10-18-2019	**	4,113,152
TOYOTA MTR CR CORP 1.7% DUE 01-09-2019	**	3,113,545
TOYOTA MTR CR CORP 1.9% DUE 04-08-2021	**	3,449,593
TOYOTA MTR CR CORP 2.1% DUE 01-17-2019	**	882,016
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK ENTRY MTN 2.125% DUE 07-18-2019	**	1,300,039
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK TRANCHE # TR 00893 1.375 01-10-2018	**	2,819,800
TRANSCANADA 1.875% DUE 01-12-2018	**	6,205,876
TRANSCANADA 3.125% DUE 01-15-2019	**	504,571
TRANSCANADA 3.8% DUE 10-01-2020	**	145,160
TRANSCANADA 6.5% DUE 08-15-2018	**	364,593
TRANSCANADA 7.25% DUE 08-15-2038	**	138,654

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TRANSCANADA PIPELINES LTD 2.125% DUE 11-15-2019	**	2,840,205
TRANSCANADA TR FLTG RT 5.3% DUE 03-15-2077	**	206,250
TRANSOCEAN LTD	**	118,932
TRANSUNION COM	**	6,485,280
TRAVELERS COS INC 3.9% DUE 11-01-2020	**	207,986
TRAVELERS COS INC 5.8% DUE 05-15-2018	**	1,358,871
TRAVELERS COS INC COM STK	**	27,024,100
TRECORA RES COM	**	31,820
TREDEGAR CORP INC	**	57,062
TREEHOUSE FOODS INC COM	**	211,540
TREND MICRO INC NPV	**	249,259
TRI POINTE GROUP INC COM	**	332,954
TRIBUNE MEDIA COMPANY CLASS A COMMON STOCK	**	78,442
TRICO BANCSHARES COM STK	**	64,551
TRIMAS CORP COM NEW COM NEW	**	18,110
TRINITY IND INC COM	**	491,475
TRINSEO S A COMMON STOCK	**	3,625,571
TRIPADVISOR INC COM USD0.001	**	13,391,845
TRIPLE-S MGMT CORP CL B CL B	**	63,666
TRISTATE CAP HLDGS INC COM	**	64,699
TRITON INTL LTD COM USD0.01 CL A	**	499,845
TRIUMPH BANCORP INC COM	**	78,467
TRIUMPH GROUP INC NEW COM	**	130,451
TRONOX LTD SHS CL A	**	149,005
TRUEBLUE INC COM STK	**	112,750
TRUSTCO BK CORP N Y COM	**	85,808
TRUSTEES OF 2.612% DUE 07-01-2026	**	967,022
TRUSTEES OF 3.627% DUE 07-01-2046	**	2,099,202
TRUSTMARK CORP COM	**	228,054
TSUKUI CORP NPV	**	903,179
TSY INFL IX N/B US GVT NATIONAL 0.125%04-15-2022	**	17,075,677
TSY INFL IX N/B US GVT NATIONAL 0.375%01-15-2027	**	608,263
TTM TECHNOLOGIES INC COM	**	150,291
TTX CO MEDIUM TERM NTS BOOK ENTRY 144A TRANCHE # TR 00059 2.25% DUE 02-01-2019	**	299,263
TUESDAY MORNING CORP COM NEW ISIN US8990355054	**	15,139
TUI AG NPV (REGD)	**	499,567
TULLOW OIL ORD GBP0.10	**	515,554
TURK HAVA YOLLARI TRY1 (A SHARES)	**	732,698
TUTOR PERINI CORP COM	**	109,132
TW COOPERATIVE FIN TWD10	**	175,099
TWIN DISC INC COM	**	27,234
TWITTER INC COM	**	394,340
TYLER TECHNOLOGIES INC COM STK	**	4,727,235
TYSON FOODS INC 2.25% DUE 08-23-2021	**	2,091,524
TYSON FOODS INC 2.65 DUE 08-15-2019	**	944,528
TYSON FOODS INC 4.875% DUE 08-15-2034	**	108,179
TYSON FOODS INC SR NT FLTG RATE DUE 05-30-2019 REG	**	1,727,988

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
U M H PPTYS INC COM STK	**	18,327
U S BANCORP MEDIUM FIXED 3.6% DUE 09-11-2024	**	414,368
U S BANCORP MEDIUM TERM NTS 1.95 11-15-2018	**	8,037,137
U S BANCORP MEDIUM TERM NTS 2.2 04-25-2019	**	1,644,643
U S BANCORP TRANCHE # TR 00175 3.7 01-30-2024	**	122,878
U S BK NATL ASSN CINCINNATI FLTG RT DUE 05-24-2019 REG	**	6,098,781
U S BK NATL ASSN CINCINNATI OHIO MEDIUM 2.05% DUE 10-23-2020	**	496,398
U S CONCRETE INC COMMON STOCK	**	1,004,302
U S SILICA HLDGS INC	**	133,105
U.S AWYS 2011-1 7.125% DUE 04-22-2025	**	143,410
U.S. CELLULAR CORP COM	**	77,142
UBS AG 5.125% 15/05/2024	**	846,048
UBS AG 4.75% DUE 05-22-2023	**	704,801
UBS AG LONDON BRH 2.2% DUE 06-08-2020	**	4,351,898
UBS AG LONDON BRH NT FLTG 144A DUE 12-01-2020/11-01-2020 BEO	**	400,578
UBS AG STAMFORD 7.625% DUE 08-17-2022	**	2,803,680
UBS AG STAMFORD BRH MEDIUM TERM SR 2.37 5 DUE 08-14-2019	**	5,915,197
UBS AG STAMFORD BRH MEDIUM TERM SR 2.37 5 DUE 08-14-2019	**	5,715,700
UBS GROUP CHF0.10 (REGD)	**	13,253,739
UBS GROUP FDG FLTG RT 2.859% DUE 08-15-2023	**	1,329,623
UBS GROUP FDG SWITZ AG NT FLTG 144A DUE 08-15-2023/08-15-2022 BEO	**	13,255,387
UCB NPV	**	3,238,435
UDG HEALTHCARE PLC ORD EUR0.05	**	1,432,546
UDR INC 2.95% DUE 09-01-2026	**	15,377
UDR INC CORP BD 3.75 DUE 07-01-2024 BEO	**	1,542,869
UFP TECHNOLOGIES INC COM	**	11,426
UIL HLDGS CORP 4.625% DUE 10-01-2020	**	518,335
UK(GOVT OF) 0% T-BILL 22/01/2018 GBP1	**	2,705,274
UK(GOVT OF) 0% TSY BILL 29/01/18 GBP1	**	919,729
UK(GOVT OF) 0.125% IDX/LKD SNR 22/03/24	**	2,804,383
UK(GOVT OF) 3.5% GILT SNR 22/01/45 GBP1	**	184,894
UKRAINE AID 1.844 05-16-2019REG	**	12,987,611
ULTIMATE SOFTWARE GROUP INC COM	**	6,786,953
ULTRA CLEAN HLDGS INC COM	**	91,390
UMPQUA HLDGS CORP COM	**	3,510,104
UN BK N A SAN FRAN 2.625% DUE 09-26-2018	**	311,053
UNDER ARMOR INC CL A	**	41,573
UNDER ARMOUR INC CL C COM	**	45,967
UNIBAIL-RODAMCO SE EUR5	**	412,799
UNIFI INC COM	**	53,805
UNIFIRST CORP MASS COM	**	171,166
UNILEVER CAP CORP 4.25% DUE 02-10-2021	**	1,059,856
UNILEVER NV CVA EUR0.16	**	634,767
UNILEVER PLC ORD GBP0.031111	**	1,481,239
UNION BANKSHARES CORP NEW COM	**	148,297
UNION PAC CORP 2.95% DUE 01-15-2023	**	233,893
UNION PAC CORP 3% DUE 04-15-2027	**	90,448

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNION PAC CORP 4% DUE 02-01-2021	**	539,089
UNION PAC CORP 4.163% DUE 07-15-2022	**	728,904
UNION PAC CORP COM	**	7,792,283
UNI-PRESIDENT ENT TWD10	**	217,873
UNIT CORP COM	**	147,290
UNITED BANKSHARES INC W VA COM	**	304,758
UNITED CMNTY BK BLAIRSVILLE GA COM	**	161,102
UNITED CMNTY FINL CORP OHIO COM	**	45,851
UNITED FINANCIAL BANCORP INC	**	95,820
UNITED FIRE GROUP INC COM USD0.001	**	99,820
UNITED INSURANCE HOLDINGS CORP COM	**	23,650
UNITED MEXICAN STS 5.55 01-21-2045	**	168,750
UNITED MEXICAN STS MEDIUM TERM BOOK 3.625% 03-15-2022	**	301,310
UNITED MEXICAN STS MEDIUM TERM BOOK TBOND 4.0% DUE 10-02-2023 REG	**	303,485
UNITED NAT FOODS INC COM	**	252,262
UNITED PARCEL SVC INC CL B	**	6,467,819
UNITED RENTALS INC COM	**	451,779
UNITED STATES 0.0% T-BILL 04-12-2018	**	3,187,645
UNITED STATES OF AMER BDS INDX LNKD 0.875% 02-15-2047	**	180,511
UNITED STATES OF AMER INFL INDXD TREAS NOTES 0.25% TB 01-15-25 USD1000 A-2025	**	619,315
UNITED STATES OF AMER TREAS BD 2.375% 5-15-2027	**	11,267,772
UNITED STATES OF AMER TREAS BONDS 0.625% TIPS INFL IDX 02-15-2043 USD1000	**	976,295
UNITED STATES OF AMER TREAS BONDS 0.75 DEB TIPS 02-15-2042	**	5,786,783
UNITED STATES OF AMER TREAS BONDS 2.75 BDS DUE 08-15-2042 USD100'BONDS 08/42'	**	302,086
UNITED STATES OF AMER TREAS BONDS DTD 05/15/2015 2.125% DUE 05-15-2025 REG	**	72,845,180
UNITED STATES OF AMER TREAS NOTES 1.75% 05-31-2022	**	30,022,671
UNITED STATES OF AMER TREAS NOTES INFLATION INDEX 0.125 NTS 07-15-2024	**	26,609,830
UNITED STATES OF AMER TREAS NOTES 0.125% INFL IDX 04-15-2020	**	1,955,120
UNITED STATES OF AMER TREAS NOTES 1.25 07-15-2020	**	1,156,191
UNITED STATES OF AMER TREAS NOTES DTD 10/15/2017 1.625% DUE 10-15-2020 REG	**	19,426,207
UNITED STATES OF AMER TREAS NOTES NTS 0.125% INFL INDEX 07-15-2026	**	1,709,292
UNITED STATES TREAS 2.25% DUE 02-15-2027 REG	**	1,677,688
UNITED STATES TREAS BD STRIPPED PRIN PMT00098 08-15-2043 (UNDDATE) REG	**	42,123,713
UNITED STATES TREAS BDS 1.5% DUE 08-15-2026 REG	**	6,977,933
UNITED STATES TREAS BDS 2.25% DUE 08-15-2027	**	151,045,702
UNITED STATES TREAS BDS 2.875% DUE 11-15-2046	**	1,436,148
UNITED STATES TREAS BDS 0 DEB 15/02/2040USD1000 4.625 DUE 02-15-2040REG	**	13,298,050
UNITED STATES TREAS BDS 00245 2.875% DUE 08-15-2045 REG	**	723,011
UNITED STATES TREAS BDS 1.375 02-15-2044 REG	**	2,712,461
UNITED STATES TREAS BDS 2.875 DUE DUE 05-15-2043	**	5,655,331
UNITED STATES TREAS BDS 3% DUE 02-15-2047 REG	**	788,760
UNITED STATES TREAS BDS 3% DUE 11-15-2044 REG	**	52,518
UNITED STATES TREAS BDS 3.625 DUE 08-15-2043	**	10,982,496
UNITED STATES TREAS BDS 5.500 DUE 08-15-2028 REG	**	3,744,693
UNITED STATES TREAS BDS BDS 3% DUE 05-15-2042 REG	**	210,508
UNITED STATES TREAS BDS DTD 00210 4.25% DUE 05-15-2039 REG	**	9,732,377
UNITED STATES TREAS BDS DTD 00219 4.25% DUE 11-15-2040 REG	**	30,524,450

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS BDS DTD 02/15/2000 6.25 DUE 05-15-2030 REG	**	2,249,437
UNITED STATES TREAS BDS DTD 02/15/2006 4.5% DUE 02-15-2036 REG	**	849,673
UNITED STATES TREAS BDS DTD 11/15/2012 2.75% DUE 11-15-2042 REG	**	3,320,882
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	**	146,823,300
UNITED STATES TREAS BILLS 02-15-2018 UNITED STATES TREAS BILLS	**	3,944,028
UNITED STATES TREAS BILLS 04-05-2018	**	298,924
UNITED STATES TREAS INFL NTS 0.375% DTD 07/15/2015 07-15-2025	**	1,041,730
UNITED STATES TREAS INFL INDEXED NTS .125% 01-15-2023	**	42,837,362
UNITED STATES TREAS INFL INDEXED NTS .125% 07-15-2022	**	5,463,022
UNITED STATES TREAS INFL INDEXED NTS 0.125C 04-15-2019	**	4,096,229
UNITED STATES TREAS NTS 1.75% 03-31-2022	**	8,596,612
UNITED STATES TREAS NTS 1.875 06-30-2020 REG	**	2,097,293
UNITED STATES TREAS NTS 1.875% 06-30-2024	**	78,272,548
UNITED STATES TREAS NTS 0.125% INDEX LINKED 01-15-2022	**	1,085,430
UNITED STATES TREAS NTS 1.125% DUE 01-31-2019	**	27,712,295
UNITED STATES TREAS NTS 1.25 DUE 11-30-2018 REG	**	12,637,986
UNITED STATES TREAS NTS 1.5% 12-31-2018	**	6,977,852
UNITED STATES TREAS NTS 1.5% DUE 10-31-2019	**	46,577,563
UNITED STATES TREAS NTS 1.625% DUE 07-31-2020 REG	**	24,832,433
UNITED STATES TREAS NTS 1.625% DUE 11-30-2020 REG	**	3,113,427
UNITED STATES TREAS NTS 1.875% 09-30-2022	**	8,828,181
UNITED STATES TREAS NTS 1.875% 12-31-2019	**	5,198,378
UNITED STATES TREAS NTS 1.875% DUE 02-28-2022 REG	**	1,978,360
UNITED STATES TREAS NTS 2.125 DUE 01-31-2021 REG	**	4,089,328
UNITED STATES TREAS NTS 2.375% 12-31-2024	**	26,983,742
UNITED STATES TREAS NTS DTD 2.25% 11-15-2027	**	2,587,982
UNITED STATES TREAS NTS DTD 00388 1.25% DUE 01-31-2019 REG	**	15,005,625
UNITED STATES TREAS NTS DTD 00392 1.375%DUE 02-28-2019 REG	**	26,654,476
UNITED STATES TREAS NTS DTD 00438 1.125%DUE 12-31-2019 REG	**	1,940,834
UNITED STATES TREAS NTS DTD 00470 2% DUE07-31-2020 REG	**	10,016,410
UNITED STATES TREAS NTS DTD 01/15/2015 .875% DUE 01-15-2018 REG	**	60,032,555
UNITED STATES TREAS NTS DTD 01/15/2016 01-15-2026	**	22,676,392
UNITED STATES TREAS NTS DTD 01/31/2013 .875% DUE 01-31-2018 REG	**	7,008,016
UNITED STATES TREAS NTS DTD 01/31/2015 1.25% DUE 01-31-2020 REG	**	10,592,847
UNITED STATES TREAS NTS DTD 01/31/2016 1.375% DUE 01-31-2021 REG	**	21,923,964
UNITED STATES TREAS NTS DTD 02/28/2015 1.375% DUE 02-29-2020 REG	**	4,152,586
UNITED STATES TREAS NTS DTD 03/31/2015 1.375% DUE 03-31-2020 REG	**	2,569,531
UNITED STATES TREAS NTS DTD 03/31/2016 1.25% DUE 03-31-2021 REG	**	10,825,974
UNITED STATES TREAS NTS DTD 03/31/2017 1.875% DUE 03-31-2022 REG	**	19,082,122
UNITED STATES TREAS NTS DTD 04/30/2015 1.375% DUE 04-30-2020 REG	**	17,416,626
UNITED STATES TREAS NTS DTD 04/30/2015 1.75% DUE 04-30-2022 REG	**	2,456,933
UNITED STATES TREAS NTS DTD 04/30/2016 1.375% DUE 04-30-2021 REG	**	12,346,891
UNITED STATES TREAS NTS DTD 04/30/2016 1.625% DUE 04-30-2023 REG	**	50,093,652
UNITED STATES TREAS NTS DTD 05/15/2013 1.75% DUE 05-15-2023 REG	**	117,042
UNITED STATES TREAS NTS DTD 05/31/2013 1% DUE 05-31-2018 REG	**	6,821,118
UNITED STATES TREAS NTS DTD 05/31/2014 1.5% DUE 05-31-2019 REG	**	28,457,000
UNITED STATES TREAS NTS DTD 05/31/2015 1.5% DUE 05-31-2020 REG	**	10,352,081

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS NTS DTD 05/31/2016 1.375% DUE 05-31-2021 REG	**	13,049,625
UNITED STATES TREAS NTS DTD 06/30/2012 1 DUE 06-30-2019	**	2,286,153
UNITED STATES TREAS NTS DTD 06/30/2016 .625% DUE 06-30-2018 REG	**	501,617,371
UNITED STATES TREAS NTS DTD 07/31/2012 .875% DUE 07-31-2019 REG	**	8,948,016
UNITED STATES TREAS NTS DTD 07/31/2014 1.625% DUE 07-31-2019 REG	**	19,029,865
UNITED STATES TREAS NTS DTD 07/31/2016 1.25% DUE 07-31-2023 REG	**	568,617
UNITED STATES TREAS NTS DTD 08/01/2016 .75% DUE 07-31-2018 REG	**	44,779
UNITED STATES TREAS NTS DTD 08/15/2015 2% DUE 08-15-2025 REG	**	4,874,415
UNITED STATES TREAS NTS DTD 09/15/2015 1% DUE 09-15-2018 REG	**	497,578
UNITED STATES TREAS NTS DTD 09/30/2014 1.75% DUE 09-30-2019 REG	**	12,322,015
UNITED STATES TREAS NTS DTD 1.5% 08-15-2020	**	47,963,833
UNITED STATES TREAS NTS DTD 1.5% DUE 01-31-2019 REG	**	24,962,998
UNITED STATES TREAS NTS DTD 1.5% DUE 02-28-2019 REG	**	8,167,331
UNITED STATES TREAS NTS DTD 10/31/2013 1.75% DUE 10-31-2020 REG	**	9,147,891
UNITED STATES TREAS NTS DTD 10/31/2015 1.375% DUE 10-31-2020 REG	**	17,443,962
UNITED STATES TREAS NTS DTD 11/15/2015 1.25% DUE 11-15-2018 REG	**	31,853,760
UNITED STATES TREAS NTS DTD 11/15/2015 2.25% DUE 11-15-2025 REG	**	7,458,863
UNITED STATES TREAS NTS DTD 11/30/2014 1.5% DUE 11-30-2019 REG	**	4,070,369
UNITED STATES TREAS NTS DTD 11/30/2015 2% DUE 11-30-2022 REG	**	68,996,228
UNITED STATES TREAS NTS DTD 12/15/2015 1.25% DUE 12-15-2018 REG	**	39,790,640
UNITED STATES TREAS NTS DTD 12/31/2014 1.625% DUE 12-31-2019 REG	**	1,989,532
UNITED STATES TREAS NTS DTD 12/31/2015 1.75% DUE 12-31-2020 REG	**	8,142,985
UNITED STATES TREAS NTS DTD 12/31/2015 2.125% DUE 12-31-2022 REG	**	8,569,367
UNITED STATES TREAS NTS DTD 658 1.375% DUE 08-31-2020 REG	**	17,860,212
UNITED STATES TREAS NTS FIXED 1.375% DUE 09-30-2020	**	26,751,168
UNITED STATES TREAS NTS INFL INDEXED 0.375% 7-15-2027	**	1,504,487
UNITED STATES TREAS NTS TIPS .375 07-15-2023	**	16,765,793
UNITED STATES TREAS NTS TREAS NTS 2% DUE11-30-2020 REG	**	8,227,710
UNITED STATES TREAS NTS TREASURY NOTE 1.25% DUE 12-31-2018 REG	**	13,067,112
UNITED STATES TREAS NTS TREASURY NOTE 2.25% DUE 12-31-2023 REG	**	20,961,444
UNITED STATES TREAS NTS TREASURY NOTE 2%DUE 12-31-2021 REG	**	1,591,875
UNITED STATES TREAS NTS UNITED STATES TREAS NTS 1.5% DUE 04-15-2020 REG	**	9,213,538
UNITED STATES TREAS NTS US TREASURY N/B 1.75 11-30-2021 1.75 DUE 11-30-2021 REG	**	2,070,716
UNITED STATES TREAS NTS US TREASURY N/B 1.75% DUE 04-30-2022 REG	**	75,184,448
UNITED STATES TREAS NTS WI TREASURY NOTE.75% DUE 10-31-2018 REG	**	14,281,315
UNITED STATES TREAS NTS WI TREASURY NOTE1% DUE 11-30-2018 REG	**	44,680,095
UNITED STATES TREAS SEC STRIPPED INT PMT00264 05-15-2026	**	2,359,370
UNITED STATES TREAS SEC STRIPPED INT PMT00518 08-15-2029 (UNDDATE) REG	**	1,084,187
UNITED STATES TREAS SEC STRIPPED INT PMT00523 05-15-2030 (UNDDATE) REG	**	2,098,996
UNITED STATES TREAS SEC STRIPPED INT PMT00755 05-15-2037 (UNDDATE) REG	**	5,545,445
UNITED STATES TREAS SEC STRIPPED INT PMT00765 02-15-2038 (UNDDATE) REG	**	1,674,567
UNITED STATES TREAS SEC STRIPPED INT PMT00835 08-15-2032 (UNDDATE) BEO	**	1,632,835
UNITED STATES TREAS SEC STRIPPED INT PMT00839 08-15-2034 (UNDDATE) REG	**	1,606,594
UNITED STATES TREAS SEC STRIPPED INT PMT00881 11-15-2030 (UNDDATE) REG	**	2,611,311
UNITED STATES TREAS SEC STRIPPED INT PMT00882 05-15-2031	**	1,097,797
UNITED STATES TREAS SEC STRIPPED INT PMT00886 05-15-2033 (UNDDATE) REG	**	4,352,134
UNITED STATES TREAS SEC STRIPPED INT PMT00888 05-15-2034 (UNDDATE) REG	**	1,086,758

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS SEC STRIPPED INT PMT00889 11-15-2034 (UNDDATE) REG	**	1,231,984
UNITED STATES TREAS SEC STRIPPED INT PMT261 08-15-2025 (UNDDATE) REG	**	2,169,856
UNITED STATES TREAS SEC STRIPPED INT PMT316 05-15-2027 (UNDDATE) REG	**	1,956,640
UNITED STATES TREAS SEC STRIPPED INT PMTSTRIP 02-15-2033 (UNDDATE) REG	**	1,370,380
UNITED STATES TREAS T NOTE 1.25% 08-31-2019	**	32,366,624
UNITED STS LIME & MINERALS INC COM	**	47,417
UNITED STS STL CORP NEW COM	**	391,102
UNITED TECHNOLOGIES CORP COM	**	10,159,547
UNITED THERAPEUTICS CORP DEL COM STK	**	334,367
UNITED URBAN INVES REIT	**	115,062
UNITEDHEALTH GROUP 1.625% DUE 03-15-2019	**	5,281,220
UNITEDHEALTH GROUP 1.9% DUE 07-16-2018	**	1,950,784
UNITEDHEALTH GROUP 2.7% DUE 07-15-2020	**	606,937
UNITEDHEALTH GROUP 2.875% DUE 12-15-2021	**	7,899,302
UNITEDHEALTH GROUP 3.45% DUE 01-15-2027	**	1,541,351
UNITEDHEALTH GROUP 3.75% DUE 07-15-2025	**	316,208
UNITEDHEALTH GROUP 4.7% DUE 02-15-2021	**	547,625
UNITEDHEALTH GROUP 6% DUE 02-15-2018	**	517,541
UNITEDHEALTH GROUP 6.625% DUE 11-15-2037	**	71,025
UNITEDHEALTH GROUP INC 3.375 DUE 11-15-2021	**	1,324,732
UNITEDHEALTH GROUP INC COM	**	8,263,943
UNIVERSAL CORP VA COM	**	141,540
UNIVERSAL FST PRODS INC COM	**	2,752,129
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	6,757,717
UNIVEST CORP PA COM	**	61,373
UNVL DISPLAY CORP COM	**	5,245,625
UNVL ELECTRS INC COM	**	33,075
UNVL STAINLESS & ALLOY PRODS INC COM	**	13,173
UNVL TECH INST INC COM	**	5,904
UOA DEVELOPMENT MYR0.05	**	456,416
UPM-KYMMENE CORP NPV	**	1,194,886
URBAN OUTFITTERS INC COM	**	2,058,618
US AIRWAYS GROUP FIXED 6.75% DUE 12-03-2022	**	3,428,476
US AWYS 2013-1 5.375% DUE 05-15-2023	**	463,839
US BANCORP	**	20,350,702
US BANCORP US BANCORP 2.625% DUE 01-24-2022 2.625% DUE 01-24-2022	**	2,242,805
US BANK NA CINCINNATI 2.0% 01-24-2020	**	6,711,550
US BANK NATL ASSN 1.4% DUE 04-26-2019	**	5,952,996
US FOODS HLDG CORP COM	**	325,462
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG	**	2,560,493
US TREAS BDS 4.375 DUE 05-15-2040 REG	**	644,688
US TREAS BDS 4.75 DUE 02-15-2041 REG	**	3,393,458
US TREAS BDS DTD 05-16-2011 4.375 DUE 05-15-2041 REG	**	258,758
US TREAS BDS INDEX LINKED 2.00 DUE 01-15-2026 REG	**	69,895
US TREAS BDS INDEX LINKED 2.5 DUE 01-15-2029 REG	**	5,895,072
US TREAS INFL INDEXED BONDS 3.375 DUE 04-15-2032 AR12 DUE 04-15-32 REG	**	115,342
US TREAS NTS 1.375 DUE 12-31-2018 REG	**	9,955,860

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
US TREAS NTS DTD 1.625 DUE 03-31-2019 REG	**	73,583,766
US TREAS NTS INDEX LINKED NOTES 1.375 DUE 07-15-2018 REG	**	57,830
US TREAS NTS TIPS DTD 07-15-2011 07-15-2021	**	145,010
US TREAS SEC 4.5 DUE 08-15-2039 REG	**	44,884,090
US TREAS SEC STRIPPED INT PMT 0 15/2/2022 USD1000 02-15-2022 REG	**	3,575,245
US TREAS SEC STRIPPED INT PMT 015/8/2021 USD1000 08-15-2021	**	848,195
US TREAS SEC STRIPPED INT PMT GENERIC TINT PMT 05-15-2022 REG	**	2,773,554
US TREAS SEC STRIPPED INT PMT GENERIC TINT PMT 05-15-2023 REG	**	3,566,508
US TREAS SEC STRIPPED INT PMT STRIPPED IN PMT 15/5/2021 USD1000 05-15-2021 REG	**	2,125,753
US TREASURY DTD 02/15/2010 02-15-2040	**	44,550
US TREASURY N/B 1.0% 12-31-2017	**	13,720,000
US TREASURY N/B US GOVT NATIONAL 1.5% DUE 07-15-2020 REG	**	114,857,382
US TSY INFL IX TREAS BD 0.625 01-15-2024	**	9,046,215
USA TRUCK INC COM	**	18,583
UTAH ST 3.539% 07-01-2025 BEO TAXABLE	**	7,192,215
UTAH ST BRD REGENTS REV FLTG RT 01-25-2057	**	2,156,067
UTAH ST BRD REGENTS REV FLTG RT 1.28067%09-25-2056 BEO TAXABLE	**	21,158,974
UTD AIRLS 2014-2 PASS THRU 4.625 09-03-2022	**	3,718,697
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	4,384,013
UTD AIRLS PASS THRU TR 2013-1B-O 5.375 DUE 02-15-2023	**	669,314
UTD AUTO CR 3.35% DUE 01-10-2022	**	640,037
UTD MEXICAN STS UTD MEXICAN STATES4.35 01-15-2047 REG 4.35 DUE 01-15-2047 REG	**	573,000
UTD PARCEL SVC INC 2.05% DUE 04-01-2021	**	5,669,853
UTD PARCEL SVC INC 2.45% DUE 10-01-2022	**	114,723
UTD PARCEL SVC INC 3.125% DUE 01-15-2021	**	3,355,611
UTD PARCEL SVC INC 5.125% DUE 04-01-2019	**	1,540,214
UTD STATES TREAS 1% DUE 08-31-2019	**	13,802,026
UTD STATES TREAS 1% DUE 11-30-2019	**	3,639,154
UTD STATES TREAS 1.125% DUE 02-28-2021	**	1,944,922
UTD STATES TREAS 1.125% DUE 08-31-2021	**	10,819,379
UTD STATES TREAS 1.625% DUE 04-30-2019	**	18,143,835
UTD STATES TREAS 1.625% DUE 06-30-2019	**	4,783,310
UTD STATES TREAS 1.75% 11-30-2019	**	107,736,983
UTD STATES TREAS 1.75% DUE 06-30-2022	**	3,043,933
UTD STATES TREAS 1.75% DUE 11-15-2020	**	76,060,737
UTD STATES TREAS 1.875% 12-15-2020	**	182,053,158
UTD STATES TREAS 2% 10-31-2022	**	136,302,238
UTD STATES TREAS 2% DUE 10-31-2021	**	3,096,636
UTD STATES TREAS 2.125% 11-30-2024	**	15,686,378
UTD STATES TREAS 2.125% DUE 06-30-2021	**	2,304,492
UTD STATES TREAS 2.125% DUE 09-30-2021	**	81,926,172
UTD STATES TREAS 2.25% DUE 07-31-2021	**	6,034,920
UTD STATES TREAS 3% DUE 05-15-2047	**	1,855,663
UTD STATES TREAS ZERO CPN .00001% DUE 08-15-2023	**	789,790
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2030	**	3,076,615
UTD TECHNOLOGIES 1.95% DUE 11-01-2021	**	254,017
UTD TECHNOLOGIES STEP CPN 1.778% DUE 05-04-2018	**	4,083,746

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UTD TRACTORS IDR250	**	528,251
V F CORP 3.5% DUE 09-01-2021	**	258,046
VA ELEC & PWR CO 4.45 02-15-2044	**	132,002
VA ELEC & PWR CO 3.15% DUE 01-15-2026	**	4,038,388
VAIL RESORTS INC COM	**	257,726
VAL NATL BANCORP COM	**	263,165
VALEANT PH INT INC COM NPV	**	106,644
VALEO EUR1	**	144,090
VALERO ENERGY CORP 9.375% DUE 03-15-2019	**	3,601,121
VALIDUS HOLDING LTD COM STK USD0.175	**	317,601
VALUE PARTNERS GP HKD0.10	**	744,582
VALVOLINE INC COM	**	2,580,478
VAR SWP USD CHASUS33 07-08-2019 SWU0397Y4	**	12,407
VAR SWP USD CHASUS33 08-01-2018 SWU0A7126	**	178
VAR SWP USD CHASUS33 11-23-2018 SWU074820	**	863
VAR SWP USD GSILGB2X 03-26-2018 SWU0Y5835	**	11,727
VAR SWP USD GSILGB2X 06-22-2018 SWU076171	**	358
VAR SWP USD GSILGB2X 08-01-2018 7547754	**	85
VAR SWP USD MSCSUS33 04-12-2018 SWU073970	**	1,555
VAR SWP USD MSCSUS33 07-17-2019 SWU071180	**	17,953
VAR SWP USD MSCSUS33 07-26-2019 SWU071727	**	16,994
VAR SWP USD MSCSUS33 10-08-2019 SWU0Y5272	**	14,587
VAR SWP USD MSCSUS33 10-25-2018 SWU0Y5934	**	4,291
VAR SWP USD MSCSUS33 10-31-2018 SWU074499	**	1,022
VAR SWP USD SOGEFRPPHCM 06-22-2018 SWU074671	**	932
VAR SWP USD SOGEFRPPHCM 06-22-2018 SWU074762	**	1,601
VAR SWP USD SOGEFRPPHCM 06-22-2018 SWU074770	**	621
VAR SWP USD SOGEFRPPHCM 10-26-2018 SWU074309	**	4,391
VAR SWP USD SOGEFRPPHCM 10-26-2018 SWU076197	**	1,366
VAR SWP USD SOGEFRPPHCM 10-26-2018 SWU0Y6080	**	3,147
VAR SWP USD SOGEFRPPHCM 10-26-2018 SWU0Y6122	**	2,374
VASCO DATA SEC INTL INC COM	**	55,614
VECTRUS INC COM	**	33,627
VEECO INSTRS INC DEL COM	**	60,261
VENTAS RLTY LTD PARTNERSHIP 3.75 DUE 05-01-2024	**	302,889
VERA BRADLEY INC COM STK	**	38,927
VERICREST OPPORTUNITY LOAN TRANSFEREE SER 17-NPL8 CL A1 STEP 144A 06-25-47	**	141,188
VERIFONE SYSTEMS INC COM	**	154,892
VERINT SYS INC COM	**	207,995
VERITEX HLDGS INC COM	**	1,095,599
VERITIV CORP COM	**	47,396
VERIZON 2.946% DUE 03-15-2022	**	14,685,910
VERIZON 3.125% DUE 03-16-2022	**	111,530
VERIZON 4.15% DUE 03-15-2024	**	13,994,093
VERIZON 4.5% DUE 08-10-2033	**	7,551,576
VERIZON 4.6% DUE 04-01-2021	**	3,223,484

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VERIZON 4.672% DUE 03-15-2055	**	133,231
VERIZON 4.812% DUE 03-15-2039	**	44,987
VERIZON COMMUNICATIONS 4.125% DUE 03-16-2027	**	1,564,070
VERIZON COMMUNICATIONS 4.4% DUE 11-01-2034 REG	**	117,189
VERIZON COMMUNICATIONS BNDS 5.25% DUE 03-16-2037 REG	**	879,746
VERIZON COMMUNICATIONS COM	**	7,489,277
VERSO CORP CL A CL A	**	50,145
VERTEX PHARMACEUTICALS INC COM	**	6,838,711
VESTAS WIND SYSTEM DKK1	**	2,610,203
VIACOM INC NEW 3.125 DUE 06-15-2022	**	390,759
VIACOM INC NEW 3.875% DUE 04-01-2024	**	229,476
VIACOM INC NEW 5.625% DUE 09-15-2019	**	842,308
VIACOM INC SR NT 6.875% DUE 04-30-2036/10-18-2006	**	130,486
VIAD CORP COM NEW	**	113,570
VIASAT INC COM	**	350,448
VIAVI SOLUTIONS INC COM NPV	**	150,809
VICINITY CENTRES NPV	**	158,976
VILLAGE SUPER MKT INC CL A NEW CL A NEW	**	23,503
VIRGIN MEDIA SEC F 5% GTD SNR SEC 15/04/27 GBP	**	827,883
VIRGIN MONEY PLC MTN 2.25% 21/04/2020	**	1,102,358
VIRGINIA ELEC & PWR CO 1.2 DUE 01-15-2018	**	286,918
VIRGINIA ELEC & PWR CO 3.45 02-15-2024	**	25,814
VIRTUS INVT PARTNERS INC COM	**	78,464
VIRTUSA CORP COM	**	92,524
VISA INC 2.15% DUE 09-15-2022	**	690,267
VISA INC 3.15% DUE 12-14-2025	**	1,410,770
VISA INC 4.3% DUE 12-14-2045	**	421,034
VISA INC BNDS 2.2% DUE 12-14-2020	**	3,557,195
VISA INC COM CL A STK	**	59,403,850
VISHAY INTERTECHNOLOGY INC COM STK	**	261,346
VISHAY PRECISION GROUP INC COM	**	33,500
VISTA OUTDOOR INC COM	**	87,537
VISTEON CORP COM NEW COM NEW	**	353,020
VITAMIN SHOPPE INC COM	**	13,077
VITERRA INC 5.95% DUE 08-01-2020	**	215,970
VMWARE INC 2.3% BNDS DUE 08-21-2020 REG	**	4,345,222
VMWARE INC 2.95% DUE 08-21-2022	**	1,081,967
VMWARE INC 3.9% 08-21-2027	**	8,681,545
VNDO 2012-6AVE MTG TR SER 2012-6AVE CL A2.9950 144A DUE 11-15-2030	**	2,898,424
VOCERA COMMUNICATIONS INC	**	658,524
VODAFONE GROUP ORD USD0.2095238	**	1,329,684
VODAFONE GROUP PLC 5.45% DUE 06-10-2019	**	2,374,397
VOL SWP CHF DEUTGB2L 26 JUN 2019 SWU0AQ819	**	657
VOLKSWAGEN GROUP 2.4% DUE 05-22-2020	**	2,193,578
VOLVO AB SER'B'NPV	**	1,613,959
VONOVIA SE NPV	**	393,739
VORNADO RLTY L P 3.5% DUE 01-15-2025	**	399,008

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VOXX INTL CORP CL A CL A	**	10,903
VSD 2017-PLT1 LLC 3.95% DUE 12-25-2043	**	1,419,367
VSE CORP COM	**	49,592
VULCAN MATERIALS CO COM	**	151,348
W BANCORPORATION INC CDT-CAP STK	**	15,090
W P CAREY INC COM	**	453,707
WABASH NATL CORP COM	**	129,007
WABCO HLDGS INC COM STK	**	4,235,977
WABTEC CORP COM	**	1,807,420
WACHOVIA CAP TR III FXD-FLTG RATE BD DUE12-31-2049 REG	**	2,518,750
WADDELL & REED FINL INC CL A COM	**	142,283
WAGEWORKS INC COM USD0.001	**	8,624,200
WALDORF ASTORIA BOCA RATON TRUST 2016-BOCA SER 2016-BOCA CLS A FLT 144A 06-15-29	**	1,101,698
WALGREENS BOOTS 3.45% DUE 06-01-2026	**	1,938,156
WALKER & DUNLOP INC COM .	**	62,273
WAL-MART DE MEX COM NPV	**	1,879,768
WAL-MART STORES 1.75% DUE 10-09-2019	**	5,701,241
WAL-MART STORES 5.8% DUE 02-15-2018	**	1,978,703
WAL-MART STORES INC COM	**	3,130,375
WALT DISNEY COMPANY (THE) MTN 1.95% 03-04-2020	**	3,563,381
WASH FED INC COM	**	254,889
WASHINGTON PRIME GROUP NEW COM	**	80,969
WASHINGTON REAL ESTATE INVT TR SH BEN INT SH BEN INT	**	91,119
WASHINGTON TR BANCORP INC COM	**	38,553
WASTE MANAGEMENT INC 4.6 DUE 03-01-2021 BEO	**	350,432
WASTE MGMT INC DEL 3.5% DUE 05-15-2024	**	1,025,030
WASTE MGMT INC DEL 4.75% DUE 06-30-2020	**	243,444
WATERSTONE FINL INC MD COM	**	59,419
WATSCO INC COM	**	2,431,572
WATTS WTR TECHNOLOGIES INC	**	124,482
WAYFAIR INC CL A CL A	**	2,492,464
WEA FIN LLC / 3.75% DUE 09-17-2024	**	5,157,050
WEBSTER FNCL CORP WATERBURY CONN COM	**	2,302,055
WEICHAI POWER CO 'H'CNY1	**	281,362
WEINGARTEN RLTY INVS COM	**	225,751
WEIS MKT INC COM	**	110,304
WELLPOINT INC 1.875% DUE 01-15-2018	**	299,980
WELLS FARGO & CO 1.5% 01-16-2018	**	969,896
WELLS FARGO & CO 2.1% DUE 07-26-2021	**	1,444,405
WELLS FARGO & CO 2.15 DUE 01-15-2019	**	5,997,023
WELLS FARGO & CO 2.15 DUE 01-15-2019	**	2,038,266
WELLS FARGO & CO 2.5% DUE 03-04-2021	**	445,796
WELLS FARGO & CO 2.55% DUE 12-07-2020	**	1,104,456
WELLS FARGO & CO 2.625% DUE 07-22-2022	**	3,635,340
WELLS FARGO & CO 3% DUE 04-22-2026	**	490,550
WELLS FARGO & CO 3% DUE 10-23-2026	**	2,469,996
WELLS FARGO & CO 3.069% DUE 01-24-2023	**	372,777

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLS FARGO & CO 3.3 09-09-2024	**	2,741,880
WELLS FARGO & CO 3.5 DUE 03-08-2022	**	242,652
WELLS FARGO & CO 4.1% DUE 06-03-2026	**	369,115
WELLS FARGO & CO 4.48% DUE 01-16-2024	**	11,149,809
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	494,589
WELLS FARGO & CO FLTG RT 2.34289% DUE 02-11-2022	**	1,619,954
WELLS FARGO & CO FLTG RT 2.39564% DUE 07-26-2021	**	4,594,766
WELLS FARGO & CO FLTG RT 2.8513% DUE 01-24-2023	**	611,920
WELLS FARGO & CO FLTG RT 3.584% DUE 05-22-2028	**	14,782,127
WELLS FARGO & CO MTN 2.15% 01-30-2020	**	9,194,792
WELLS FARGO & CO NEW COM STK	**	54,575,881
WELLS FARGO & CO NEW MEDIUM TERM SR NTS FLTG RT DUE 01-30-2020	**	504,136
WELLS FARGO & CO NEW MEDIUM TERM SR NTS TRANCHE # TR 00155 4.3% DUE 07-22-2027	**	3,045,342
WELLS FARGO & CO NEW NT FLTG DUE 10-31-2023/10-31-2022 REG	**	513,294
WELLS FARGO & CO TRANCHE # SR 00129 3.45DUE 02-13-2023	**	3,159,043
WELLS FARGO & COMPANY 2.125 04-22-2019	**	5,499,137
WELLS FARGO & COMPANY 4.6 MTN TRANCHE # SR 00116 DUE 04-01-2021 USD1000	**	5,313,520
WELLS FARGO BK N A 2.15% DUE 12-06-2019	**	26,958,366
WELLS FARGO BK N A FLTG RT 0% DUE 11-28-2018	**	8,131,709
WELLS FARGO COML 2.573% DUE 09-17-2058	**	1,002,554
WELLS FARGO COML 3.247% DUE 07-15-2058	**	5,231,611
WELLS FARGO COML FLTG RT 4.43616% DUE 12-15-2059	**	2,030,973
WELLS FARGO COML MTG TR 2017-C40 CL A-SB 3.395% 10-15-2050 10-15-2050	**	2,868,090
WELLS FARGO COML MTG TR 2017-C41 CL A-SB 3.39% 11-15-2050	**	14,847,261
WELLTOWER INC 4.25% DUE 04-01-2026	**	2,721,883
WERNER ENTERPRISES INC COM	**	269,391
WESBANCO INC COM	**	190,120
WESCO AIRCRAFT HOLDINGS INC	**	68,272
WESCO INTL INC COM	**	278,597
WESFARMERS LTD NPV	**	285,330
WEST CHINA CEM LTD COMSTK	**	691,745
WEST FRASER TIMBER COM NPV	**	2,282,246
WEST PHARMACEUTICAL SVCS INC COM	**	2,979,933
WESTAR ENERGY INC 3.1% DUE 04-01-2027	**	181,000
WESTERN ALLIANCE BANCORPORATION COM	**	8,692,246
WESTERN ENERGY SVCS CORP COM NO PAR	**	180,600
WESTERN GAS PARTNERS LP 4 DUE 07-01-2022 REG	**	382,566
WESTERN NEW ENG BANCORP INC COM	**	39,665
WESTERN UN CO 3.6% DUE 03-15-2022	**	784,571
WESTFIELD CORP NPV STAPLED UNITS	**	239,779
WESTGATE RESORTS 2.15% DUE 12-20-2026	**	303,166
WESTLAKE 1.57% DUE 06-17-2019	**	226,446
WESTLAKE 1.78% DUE 04-15-2020	**	752,495
WESTLAKE 2.7% DUE 10-17-2022	**	59,004
WESTLAKE CHEM CORP 4.375% 11-15-2047	**	76,851
WESTN GAS PARTNERS 2.6% DUE 08-15-2018	**	280,477
WESTN GAS PARTNERS 3.95% DUE 06-01-2025	**	79,991

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WESTN GAS PARTNERS 5.375% DUE 06-01-2021	**	71,046
WESTPAC BKG CORP 1.6% DUE 08-19-2019	**	8,233,572
WESTPAC BKG CORP 1.65% DUE 05-13-2019	**	693,315
WESTPAC BKG CORP 1.95% DUE 11-23-2018	**	499,396
WESTPAC BKG CORP 2.1% DUE 05-13-2021	**	592,957
WESTPAC BKG CORP 2.25% DUE 07-30-2018	**	1,539,109
WESTPAC BKG CORP 2.5% DUE 06-28-2022	**	3,507,952
WESTPAC BKG CORP 2.75% DUE 01-11-2023	**	997,962
WESTPAC BKG CORP 4.322% DUE 11-23-2031	**	298,790
WESTPAC BKG CORP 4.875% DUE 11-19-2019	**	314,494
WESTPAC BKG CORP N Y BRH CTF DEP 10-20-2017 1.71% 10-19-2018	**	10,571,221
WESTROCK CO COM	**	2,698,245
WEX INC COM	**	7,668,789
WEYCO GROUP INC COM	**	33,494
WEYERHAEUSER CO 7.375% DUE 10-01-2019	**	5,418,525
WFRBS COML MTG TR 3.311% DUE 03-15-2045	**	578,068
WFRBS COML MTG TR FLTG RT 4.069% DUE 09-15-2057	**	4,839,365
WFRBS COML MTG TR MTG PASS SER 2014-C20 CL C 4.513 05-15-2047	**	1,882,701
WFRBS COML MTG TR SER 2013-C12 CL A-3 3.07 03-15-2048	**	4,773,299
WFRBS COML MTG TR SER 2014-C23 CL A-S FLTG RT 10-15-2057	**	4,557,616
WHARF REAL ESTATE HKD0.1	**	319,292
WHEELOCK & COMPANY NPV	**	749,790
WHITBREAD ORD GBP0.76797385	**	290,191
WHITE MOUNTAINS INSURANCE GROUP COM STOCK	**	306,461
WHITECAP RESOURCES INC COMMON STOCK	**	1,021,491
WHITESTONE REIT COMMON SHARES	**	30,794
WHITING PETE CORP COM NEW COM USD0.001(POST REV SPLIT)	**	223,941
WI ELEC PWR CO 2.95% DUE 09-15-2021	**	111,552
WI PUB SVC CORP 1.65% DUE 12-04-2018	**	164,461
WI PWR & LT CO 5% DUE 07-15-2019	**	138,472
WI TREASURY SEC 3% DUE 05-15-2045 REG	**	23,771,164
WIDEOPENWEST INC COM	**	1,504,111
WIENERBERGER AG NPV	**	1,581,117
WILDHORSE RESOURCE DEV CORP COM	**	3,223,775
WILEY JOHN & SONS INC CL A	**	144,782
WILLBROS GROUP INC COM	**	4,987
WILLDAN GROUP INC COM	**	11,395
WILLIAMS PARTNERS 3.9% DUE 01-15-2025	**	43,825
WILLIAMS PARTNERS 4.3% DUE 03-04-2024	**	2,545,070
WIND TRE SPA 3.125% GTD 20/01/2025 EUR	**	820,101
WINDSTREAM HLDGS INC COM NEW COM NEW	**	17,951
WINNEBAGO INDS INC COM	**	108,086
WINTRUST FINL CORP COM	**	236,731
WIPRO INR2	**	100,372
WISCONSIN ELEC PWR CO 1.7 DUE 06-15-2018	**	49,979
WISCONSIN ST GEN FD ANNUAL APPROPRIATIONREV 2.483% 05-01-2027 BEO TAXABLE	**	1,909,920
WISDOMTREE INVTS INC COM	**	3,150,050

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WISTRON CORP TWD10	**	104,155
WISTRON NEWEB CORP TWD10	**	1,008,946
WOLTERS KLUWER EUR0.12	**	1,364,579
WOLVERINE WORLD WIDE INC COM	**	4,112,265
WOOD GROUP (JOHN) ORD GBP0.0428571	**	888,258
WOODSIDE PETROLEUM NPV	**	127,030
WOODWARD INC COM	**	2,007,950
WOOLWORTHS HLDGS NPV	**	94,496
WORKDAY INC CL A COM USD0.001	**	6,433,732
WORLD ACCEP CORP S C NEW COM	**	85,482
WORLD FINL NETWORK 2.03% DUE 04-15-2025	**	782,640
WORLD FINL NETWORK 2.25% DUE 04-17-2023	**	2,497,645
WORLD FINL NETWORK 2.55% DUE 06-17-2024	**	1,003,777
WORLD FINL NETWORK CR CARD MASTER NT TR 2017-B NT CL A 1.98% 06-15-2023 REG	**	2,144,556
WORLD FUEL SERVICE COM STK USD0.01	**	179,983
WORLD OMNI 1.45% DUE 08-15-2019	**	1,405,280
WORLD OMNI 1.54% DUE 10-15-2018	**	508,165
WORLD OMNI AUTO 1.14% DUE 01-15-2020	**	378,754
WORLD OMNI AUTO 1.3% DUE 02-15-2022	**	5,410,660
WORLD OMNI AUTO 1.84% DUE 01-17-2022	**	1,530,543
WORLD OMNI AUTOMOBILE LEASE SER 17-A CLS A3 2.13% DUE 04-15-2020	**	2,213,792
WORLD OMNI AUTOMOBILE LEASESER 17-A CLS A4 2.32% DUE 08-15-2022	**	1,099,182
WORTHINGTON INDS INC COM	**	113,455
WPP PLC ORD GBP0.10	**	10,886,212
WPX ENERGY INC COM SHS	**	521,040
WSFS FINANCIAL CORP COM	**	3,541,905
WYNN RESORTS LTD COM	**	388,263
XCEL ENERGY INC 2.6% DUE 03-15-2022	**	89,777
XCEL ENERGY INC 6.5 DUE 07-01-2036 BEO	**	81,055
XCEL ENERGY INC COM	**	3,756,188
XCERRA CORP COM	**	56,185
XEBIO HOLDINGS CO NPV	**	348,162
XENIA HOTELS & RESORTS INC COM	**	126,669
XEROX CORP COM NEW COM NEW	**	506,510
XEROX CORP FIXED 2.75% DUE 09-01-2020	**	1,457,692
XO GROUP INC COM	**	52,426
XPERI CORP COM	**	85,937
XPO LOGISTICS INC COM	**	7,755,475
XYLEM INC 3.25% DUE 11-01-2026	**	49,737
XYLEM INC SR NT 4.875 DUE 10-01-2021	**	868,219
YAMAHA MOTOR CO NPV	**	294,768
YANGZIJIANG SHIPBU NPV (SGD)	**	1,318,980
YOKOGAWA ELECTRIC NPV	**	162,528
YOOX NET-A-PORTER NPV	**	839,712
YUASA TRADING CO NPV	**	957,927
YUE YUEN INDL HLDG HKD0.25	**	139,221
YUM CHINA HLDGS INC COM	**	7,580,869

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
YUME INC COM	**	14,206
YUNG TAY ENGINEER TWD10	**	601,957
ZAFGEN INC COM	**	21,719
ZAYO GROUP HLDGS INC COM	**	3,450,957
ZEDGE INC CL B CL B	**	1,003
ZIMMER BIOMET 2% DUE 04-01-2018	**	1,630,592
ZIMMER BIOMET 3.15% DUE 04-01-2022	**	2,335,706
ZIMMER BIOMET 3.55% DUE 04-01-2025	**	3,097,942
ZIMMER BIOMET 4.625% DUE 11-30-2019	**	311,499
ZIMMER BIOMET HLDGS INC COM	**	5,249,145
ZOES KITCHEN INC COM	**	17,021
ZOETIS INC 3.45% DUE 11-13-2020	**	1,023,613
ZOGENIX INC COM NEW COM NEW	**	530,302
ZUMIEZ INC COM	**	64,412
ZUMTOBEL GROUP AG	**	467,970
ZURICH INSURANCE GROUP AG CHF0.10	**	6,650,941
Bank of Tokyo (wrap contract)	**	539,164
Metropolitan Life (wrap contract)	**	(29,109,879)
Prudential (wrap contract)	**	(14,673,421)
Royal Bank of Canada (wrap contract)	**	(29,964,511)
Voya (wrap contract)	**	(43,448,298)
TOTAL		$59,721,198,243

*PARTICIPANT LOANS (Interest from 3.25% to 9.50% maturing through January 2038)	**	$731,641,645

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
		(Concluded)

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(a) - SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2017

Participant Contributions Transferred Late to Plan	Total That Constitute Nonexempt Prohibited Transactions
Check here if Late Participant Loan Repayments are included:	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under VFCP and PTE 2002-51
	$—	$—	$212	$134,537

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE G, PART III - SCHEDULE OF NONEXEMPT TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2017

Party Involved	Relationship to Plan	Description of Transaction	Cost of Asset	Current Value of Asset	Net Gain on Each Transaction
State Street Bank and Trust Company	Former trustee	Plan assets were inadvertently used to make an overpayment to the former trustee.	$376	$823	$447
Dimensional Fund Advisors	Service provider	Plan assets were inadvertently used to make an overpayment to a third-party provider.	$7	$8	$1
J.P. Morgan	Service provider	Plan assets were inadvertently received by a third-party provider.	$13,229	$15,042	$1,813
J.P. Morgan	Service provider	Plan assets were inadvertently used to make an overpayment to a third-party provider.	$200	$385	$185
J.P. Morgan	Service provider	Plan assets were inadvertently received by a third-party provider.	$303	$336	$33

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN

June 14, 2018	/s/ Michael Cleary
Date	Michael Cleary
Vice President of Accounting
and Financial Reporting